UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

SCHEDULE 14A

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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Filed by a party other than the Registrant	☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

CARROLS RESTAURANT GROUP, INC.

(Name of Registrant as Specified In Its Charter)

_________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CARROLS RESTAURANT GROUP, INC.

968 James Street

Syracuse, New York 13203

To the Stockholders of Carrols Restaurant Group, Inc.:

You are cordially invited to attend a special meeting of stockholders (together with any adjournment, postponement, or other delay thereof, the “Special Meeting”) of Carrols Restaurant Group, Inc., a Delaware corporation (“Carrols”). The Special Meeting will be held via live webcast on May 14, 2024, at 9:00 a.m. Eastern time. Stockholders who hold shares as of April 8, 2024 will be able to participate in the virtual meeting by visiting www.virtualshareholdermeeting.com/TAST2024SM.

At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended, supplemented or modified from time to time), dated as of January 16, 2024 (the “Merger Agreement”), among Restaurant Brands International Inc. (“Parent”), BK Cheshire Corp. (“Merger Sub”) and Carrols. Pursuant to the Merger Agreement, Merger Sub will merge with and into Carrols, with Carrols surviving such merger as a subsidiary of Parent (the “Merger”). At the Special Meeting, you will also be asked to consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Carrols to its named executive officers in connection with the Merger.

If the Merger is completed, at the effective time of the Merger, each share of Carrols’ common stock that is outstanding as of immediately prior to the effective time of the Merger (the “Carrols Common Stock”), subject to certain exceptions specified in the Merger Agreement, will be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to $9.55 per share, without interest thereon and subject to any applicable withholding taxes. This amount represents an approximately 23.1% premium to Carrols 30-day volume-weighted average price as of January 12, 2024 of $7.76 per share and an approximately 13.4% premium to the closing price of Carrols Common Stock of $8.42 per share on January 12, 2024, the last full trading day before public announcement of the Merger Agreement.

The proposed Merger is a “going private transaction” under the rules of the Securities and Exchange Commission. If the Merger is completed, Carrols will become a privately held company and a subsidiary of Parent.

Carrols’ Board of Directors (the “Carrols Board”) formed a Special Committee of the Carrols Board comprised solely of independent and disinterested directors (the “Special Committee”) to engage with Parent with respect to the Merger proposal, to consider other potential value creation opportunities and to take other actions that the Special Committee deemed appropriate. The Special Committee, as more fully described in the enclosed proxy statement, evaluated the Merger with the assistance of its own independent financial and legal advisors. At the conclusion of its review, the Special Committee, among other things, unanimously (1) determined that it is fair to and in the best interests of Carrols and Carrols Stockholders (including the Unaffiliated Company Stockholders), and declared it advisable, to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated therein, (2) recommended that the Carrols Board approve and adopt the execution and delivery of the Merger Agreement by Carrols, the performance by Carrols of its covenants and other obligations thereunder, and the consummation of the Merger and the transactions contemplated therein upon the terms and conditions set forth therein, in accordance with General Corporation Law of the State of Delaware (the “DGCL”), and determine that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Carrols and the Carrols Stockholders (including the Unaffiliated Company Stockholders), and (3) resolved to recommend to the Carrols Board that it recommend that the Carrols Stockholders adopt the Merger Agreement in accordance with the DGCL. In addition, the Special Committee believes that the Merger is fair to Carrols’ “unaffiliated security holders,” as such term is defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Carrols Board, acting upon the recommendation of the Special Committee, (1) determined that it is fair to and in the best interests of Carrols and Carrols Stockholders (including the Unaffiliated Company Stockholders), and declared it advisable, to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated therein, (2) approved and adopted the execution and delivery of the Merger Agreement by Carrols, the performance by Carrols of its covenants and other obligations thereunder, and the consummation of the Merger and the transactions contemplated therein, upon the terms and conditions set forth therein, in accordance with the DGCL, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Carrols and the Carrols Stockholders (including the Unaffiliated Company Stockholders), and (3) resolved to recommend that the Carrols Stockholders adopt the Merger Agreement in accordance with the DGCL. In addition, the Carrols Board, on behalf of Carrols, believes that the Merger is fair to Carrols’ “unaffiliated security holders,” as such term is defined in Rule 13e-3 under the Exchange Act.

The Carrols Board recommends that you vote: (1) “FOR” the adoption of the Merger Agreement and (2) “FOR” the compensation that will or may become payable by Carrols to its named executive officers in connection with the Merger.

Your vote is very important, regardless of the number of shares you own. The approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of (1) a majority of the voting power of the outstanding Carrols Common Stock and Carrols preferred stock entitled to vote thereon, voting together as a single class and (2) a majority of the outstanding Carrols Common Stock held by the Unaffiliated Company Stockholders (as defined below).

The “Unaffiliated Company Stockholders” means the Company stockholders other than (i) Parent, Merger Sub and their affiliates, (ii) any members of the Carrols Board who are employees of Parent or its affiliates, (iii) any officer of the Company and (iv) any member of any of the foregoing’s “immediate family” (as defined in Rule 16a-1 of the Exchange Act), or any “affiliate” or “associate” (as defined in Rule 12b-2 of the Exchange Act) of any of the foregoing. Each record holder of Carrols Common Stock is entitled to one (1) vote for each share of Carrols Common Stock owned of record as of the close of business on April 8, 2024 (the “Record Date”). If you fail to vote on the proposal to adopt the Merger Agreement, the effect will be the same as a vote against such proposal.

The accompanying proxy statement provides detailed information about the Special Meeting, the Merger Agreement, the Merger and the other proposals to be considered at the Special Meeting. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The accompanying proxy statement also describes the actions and determinations of the Carrols Board and the Special Committee in connection with their evaluation of, among other things, the Merger Agreement and the Merger. Please read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information.

In connection with execution of the Merger Agreement, certain of Carrols’ existing stockholders entered into a voting agreement, pursuant to which the applicable stockholders agreed to vote all of their respective shares of Carrols Common Stock in favor of the adoption of the Merger Agreement, subject to certain terms and conditions contained in the voting agreement. A copy of the voting agreement is attached as Annex C to the accompanying proxy statement.

Even if you plan to attend the Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you attend the Special Meeting and vote at the Special Meeting, your vote will revoke any proxy that you have previously submitted. If you fail to return your proxy or to attend the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against the adoption of the Merger Agreement.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the Special Meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting without your instructions. As a result, if you do not provide your bank, broker or other nominee with any voting instructions, your shares will not be counted for purposes of a quorum and will not be voted at the Special Meeting, which will have the same effect as a vote against the adoption of the Merger Agreement. If you give voting instructions to your bank, broker or other nominee with respect to one of the proposals, but give no instruction as to the other proposal, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to the proposal as to which instructions were given, and will not be voted with respect to any other proposal.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders call: (877) 717-3922 (toll-free from the U.S. and Canada) or
+1 (412) 232-3651 (from other countries)
Banks and brokers call collect: (212) 750-5833

Thank you for your support.

Sincerely,
/s/ David S. Harris
David S. Harris Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated April 12, 2024 and, together with the enclosed form of proxy card, is first being sent to stockholders on or about April 12, 2024.

CARROLS RESTAURANT GROUP, INC.

968 James Street

Syracuse, New York 13203

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 14, 2024

Notice is given that a special meeting of stockholders (together with any adjournment, postponement or other delay thereof, the “Special Meeting”) of Carrols Restaurant Group, Inc., a Delaware corporation (“Carrols”), will be held on May 14, 2024, at 9:00 a.m. Eastern time, for the following purposes:

1.      To consider and vote on the proposal to adopt the Agreement and Plan of Merger (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), dated as of January 16, 2024, among Restaurant Brands International Inc. (“Parent”), BK Cheshire Corp. (“Merger Sub”), and Carrols (the “Merger Proposal”);

2.      To consider and vote on the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Carrols to its named executive officers in connection with the merger (the “Merger”) of BK Cheshire Corp., a subsidiary of Restaurant Brands International Inc., with and into Carrols (the “Compensation Proposal”); and

3.      To transact any other business that may properly come before the Special Meeting.

Approval of the Merger Proposal requires the affirmative vote of the holders of (1) a majority of the voting power of the outstanding Carrols common stock and preferred stock entitled to vote thereon, voting together as a single class and (2) a majority of the outstanding Carrols common stock held by the Unaffiliated Company Stockholders. The “Unaffiliated Company Stockholders” means the Carrols stockholders other than (i) Parent, Merger Sub and their affiliates, (ii) any members of the Carrols Board of Directors who are employees of Parent or its affiliates, (iii) any officer of Carrols and (iv) any member of any of the foregoing’s “immediate family” (as defined in Rule 16a-1 of the Exchange Act), or any “affiliate” or “associate” (as defined in Rule 12b-2 of the Exchange Act) of any of the foregoing. Approval of the Compensation Proposal requires the affirmative vote of a majority of the voting power of the Carrols capital stock present at the Special Meeting in person or represented by proxy and entitled to vote thereon.

The Special Meeting will be held by means of a live interactive webcast on the internet at www.virtualshareholdermeeting.com/TAST2024SM. The Special Meeting will begin promptly at 9:00 a.m. Eastern time. Online check-in will begin at 8:45 a.m. Eastern time, and you should allow ample time for the check-in procedures. You will need the control number found on your proxy card or voting instruction form in order to participate in the Special Meeting (including voting your shares).

Only Carrols stockholders as of the close of business on April 8, 2024 are entitled to notice of, and to vote at, the Special Meeting. A list of stockholders of record entitled to vote at the Special Meeting will be available at Carrols’ corporate offices located at 968 James Street, Syracuse, New York 13203 during regular business hours for a period of no less than 10 days before the Special Meeting and on the virtual meeting website during the Special Meeting.

Carrols’ Board of Directors, acting upon the recommendation of the Special Committee of Carrols’ Board of Directors, recommends that you vote: (1) “FOR” the adoption of the Merger Agreement and (2) “FOR” the compensation that will or may become payable by Carrols to its named executive officers in connection with the Merger.

Holders of Carrols common stock who do not vote in favor of the proposal to adopt the Merger Agreement and otherwise comply with the requirements under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will have the right to seek appraisal of the “fair value” of their shares of Carrols common stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger and together with interest (as described in the accompanying proxy statement) to be paid on the amount determined to be “fair value”) in lieu of receiving $9.55 per share in cash if the Merger is completed, as determined in accordance with Section 262 of the DGCL. To do so, a Carrols stockholder must properly demand appraisal before the vote is taken on the Merger Agreement and comply with all other requirements of the DGCL, including Section 262 of the DGCL, which are summarized in the accompanying proxy statement, and certain conditions set forth in Section 262(g) of the DGCL must be satisfied. Section 262 of the DGCL may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and is incorporated in this notice by reference.

Even if you plan to attend the Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you attend the Special Meeting and vote at the Special Meeting, your vote will revoke any proxy that you have previously submitted. If you fail to return your proxy or to attend the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against the Merger Proposal.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the Special Meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting without your instructions. As a result, if you do not provide your bank, broker or other nominee with any voting instructions, your shares will not be counted for purposes of a quorum and will not be voted at the Special Meeting, which will have the same effect as a vote against the Merger Proposal. If you give voting instructions to your bank, broker or other nominee with respect to one of the proposals, but give no instruction as to the other proposal, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to the proposal as to which instructions were given, and will not be voted with respect to any other proposal.

By Order of the Board of Directors,
/s/ Jared L. Landaw
Jared L. Landaw Senior Vice President, General Counsel and Secretary Syracuse, New York

CARROLS RESTAURANT GROUP, INC.

PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 14, 2024

This proxy statement is dated April 12, 2024 and, together with the enclosed form of proxy card, is first being sent to stockholders on or about April 12, 2024.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

i

ii

iii

DEFINED TERMS

Unless stated otherwise, whenever used in this proxy statement, the following terms have the meanings set forth below:

2029 Notes means Carrols’ 5.875% senior notes due 2029.

Buyer Parties means Parent and Merger Sub.

Cambridge Holdings means Cambridge Franchise Holdings, LLC.

Cambridge Shares means the shares of Carrols Common Stock beneficially owned by the Cambridge Stockholders.

Cambridge Stockholders means Cambridge Franchise Holdings, LLC, Matthew Perelman and Alexander Sloane.

Carrols means Carrols Restaurant Group, Inc. In addition, the terms “we,” “us” and “our” refer to Carrols Restaurant Group, Inc.

Carrols Board means the board of directors of Carrols Restaurant Group, Inc.

Carrols Bylaws means the bylaws of Carrols Restaurant Group, Inc.

Carrols Capital Stock means Carrols Common Stock and Carrols Preferred Stock.

Carrols Common Stock means Carrols’ common stock, par value $0.01 per share.

Carrols Preferred Stock means the preferred stock, par value $0.01 per share, of the Company, including the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and the Series D Convertible Preferred Stock.

Carrols Stockholders means the holders of shares of Carrols Capital Stock.

Certificate of Merger means a certificate of merger in such form as required by and in accordance with the applicable provisions of the DGCL.

Closing means the consummation of the Merger.

Code means the Internal Revenue Code of 1986, as amended.

Commitment Letter means the Commitment Letter, dated January 16, 2024, by and among the Buyer Parties, JPMorgan Chase Bank, N.A. and the other parties joined to the Commitment Letter from time to time.

Commitment Parties means JPMCB and the other parties joined to the Commitment Letter from time to time.

Company means Carrols Restaurant Group, Inc.

Company Equity Awards means the Company Options, Company RSAs, Company RSUs, Company PSAs and Company PSUs.

Company Equity Plans means the Carrols Restaurant Group, Inc. 2016 Stock Incentive Plan, as amended and restated effective June 16, 2023, and the Carrols Restaurant Group, Inc. 2006 Stock Incentive Plan (as amended from time to time), in each case, that provide for the issuance of any Company Equity Awards.

Company Option means each option to purchase shares of Carrols Common Stock granted under the Company Equity Plans.

Company PSA means each award of restricted stock of the Company issued under the Company Equity Plans whose vesting is conditioned in full or in part based on achievement of performance goals or metrics.

Company PSU means each restricted sock unit award granted under the Company Equity Plans whose vesting is conditioned in full or in part based on achievement of performance goals or metrics.

Company RSA means each award of restricted stock of the Company issue under the Company Equity Plans, other than a Company PSA.

Company RSU means each restricted stock unit award granted under the Company Equity Plans, other than a Company PSU.

Compensation Proposal means the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Carrols to its named executive officers in connection with the Merger.

DGCL means the General Corporation Law of the State of Delaware.

Dissenting Company Shares means all shares of Carrols Common Stock that are issued and outstanding as of immediately prior to the Effective Time of the Merger and held by Carrols Stockholders who have neither voted in favor of the Merger nor consented thereto in writing and who have properly and validly exercised and not withdrawn their statutory rights of appraisal in respect of such shares of Carrols Common Stock in accordance with Section 262 of the DGCL.

DOJ means the United States Department of Justice or any successor thereto.

Exchange Act means the Securities Exchange Act of 1934.

Existing Company Credit Agreement means the Credit Agreement, dated as of April 30, 2019, among Carrols, as Borrower, certain subsidiaries of Carrols, as Guarantors, Wells Fargo Bank, National Association, as Administrative Agent, and the lenders party thereto, as amended.

Existing RBI Credit Agreement means the Credit Agreement, dated October 27, 2014, among 1011778 B.C. Unlimited Liability Company, as the Parent Borrower, New Red Finance, Inc., as the Subsidiary Borrower, 1013421 B.C. Unlimited Liability Company, as Holdings, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the lenders party thereto, as amended, pursuant to the terms thereof.

Franchise Agreements means any and all franchise agreements, development agreements, master franchise agreements and any bailment, advertising, master program or other similar agreements (excluding, for the avoidance of doubt, (i) agreements relating to Parent’s or its affiliates’ ownership of securities of the Company and (ii) the Merger Agreement), by and between Parent or any of its affiliates, on the one hand, and the Company or any of its subsidiaries, on the other hand.

FTC means the United States Federal Trade Commission or any successor thereto.

GAAP means generally accepted accounting principles, consistently applied, in the United States.

Go-Shop Period means the period beginning on the date of the Merger Agreement and continuing until 11:59 p.m., Eastern time, on February 15, 2024.

HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Incremental Term Facility means the senior secured term facility arranged under the Existing RBI Credit Agreement and denominated in U.S. dollars in an aggregate principal amount of $750 million.

IRS means the United States Internal Revenue Service or any successor thereto.

Jefferies means Jefferies LLC, the Special Committee’s financial advisor.

JPMCB means JPMorgan Chase Bank, N.A.

Merger means the merger of Merger Sub with and into Carrols pursuant to the Merger Agreement in accordance with the applicable provisions of the DGCL, with Carrols surviving the Merger as a subsidiary of Parent.

Merger Agreement means the Agreement and Plan of Merger, dated as of January 16, 2024, by and among Carrols, Parent, and Merger Sub, as it may be amended, supplemented or modified from time to time.

Merger Proposal means the proposal to adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into Carrols, with Carrols continuing as the Surviving Corporation and becoming a subsidiary of Parent.

Merger Sub means BK Cheshire Corp., a subsidiary of Parent.

Milbank means Milbank LLP, counsel to the Special Committee.

NASDAQ means the Nasdaq Global Select Market and any successor stock exchange.

Owned Company Shares means each share of Carrols Common Stock that is (1) held by Carrols or its subsidiaries, (2) owned by Parent or Merger Sub, or (3) owned by any direct or indirect subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time.

Parent means Restaurant Brands International Inc.

Per Share Price means $9.55 in cash per share of Carrols Common Stock.

Record Date means April 8, 2024.

SEC means the United States Securities and Exchange Commission or any successor thereto.

Securities Act means the Securities Act of 1933.

Series A Convertible Preferred Stock means Carrols’ Series A Convertible Preferred Stock, par value $0.01 per share.

Series B Convertible Preferred Stock means Carrols’ Series B Convertible Preferred Stock, par value $0.01 per share.

Series C Convertible Preferred Stock means Carrols’ Series C Convertible Preferred Stock, par value $0.01 per share.

Series D Convertible Preferred Stock means Carrols’ Series D Convertible Preferred Stock, par value $0.01 per share.

Series D Convertible Preferred Stock Certificate of Designation means the Certificate of Designation of the Series D Convertible Preferred Stock of the Surviving Corporation.

Special Committee means the special transaction committee established by the Carrols Board comprised solely of independent and disinterested members of the Carrols Board.

Special Meeting means the special meeting of the stockholders of Carrols to be held on May 14, 2024 at 9:00 a.m. Eastern time, and any adjournment, postponement or other delay thereof.

Surviving Corporation means the Company after the consummation of the Merger.

Termination Date means November 30, 2024.

Unaffiliated Company Stockholders means the Carrols Stockholders other than (i) Parent, Merger Sub and their affiliates, (ii) any members of the Carrols Board who are employees of Parent or its affiliates, (iii) any officer of the Company and (iv) any member of any of the foregoing’s “immediate family” (as defined in Rule 16a-1 of the Exchange Act), or any “affiliate” or “associate” (as defined in Rule 12b-2 of the Exchange Act) of any of the foregoing.

Voting Agreement means the voting agreement, dated January 16, 2024, among Parent and the Cambridge Stockholders.

SUMMARY TERM SHEET

This summary term sheet discusses the material terms contained in this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement in their entirety.

Introduction

On January 16, 2024, Carrols entered into the Merger Agreement, pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into Carrols, with Carrols surviving the Merger as a subsidiary of Parent. If the Merger is completed, each outstanding share of Carrols Common Stock (other than as described below) will be converted into the right to receive the Per Share Price, without interest and subject to any applicable withholding taxes, and Carrols will become a privately held company. Carrols is asking its stockholders to consider and vote on the adoption of the Merger Agreement.

The Carrols Board formed the Special Committee to evaluate and negotiate a possible sale transaction involving Carrols and other strategic alternatives and provide a recommendation to the Carrols Board as to whether or not to approve any such transaction. As more fully described below, the Special Committee evaluated among other things, the Merger, with the assistance of its own independent financial and legal advisors and, where appropriate, Carrols management. At the conclusion of its review, the Special Committee, among other things, unanimously (1) determined that it is fair to and in the best interests of Carrols and Carrols Stockholders (including the Unaffiliated Company Stockholders), and declared it advisable, to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated therein, (2) recommended that the Carrols Board approve and adopt the execution and delivery of the Merger Agreement by Carrols, the performance by Carrols of its covenants and other obligations thereunder, and the consummation of the Merger and the transactions contemplated therein upon the terms and conditions set forth therein, in accordance with the DGCL, and determine that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Carrols and the Carrols Stockholders (including the Unaffiliated Company Stockholders), and (3) resolved to recommend to the Carrols Board that it recommend that the Carrols Stockholders adopt the Merger Agreement in accordance with the DGCL. In addition, the Special Committee believes that the Merger is fair to Carrols’ “unaffiliated security holders,” as such term is defined in Rule 13e-3 under the Exchange Act (the “unaffiliated security holders”). The Carrols Board, acting upon the recommendation of the Special Committee, (1) determined that it is fair to and in the best interests of Carrols and Carrols Stockholders (including the Unaffiliated Company Stockholders), and declared it advisable, to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated therein, (2) approved and adopted the execution and delivery of the Merger Agreement by Carrols, the performance by Carrols of its covenants and other obligations thereunder, and the consummation of the Merger and the transactions contemplated therein, upon the terms and conditions set forth therein, in accordance with the DGCL, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Carrols and the Carrols Stockholders (including the Unaffiliated Company Stockholders), and (3) resolved to recommend that the Carrols Stockholders adopt the Merger Agreement in accordance with the DGCL. In addition, the Carrols Board, on behalf of Carrols, believes that the Merger is fair to Carrols’ unaffiliated security holders.

Because the transactions contemplated by the Merger Agreement constitute a “going private” transaction under the rules of the SEC, Carrols and the Buyer Parties have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to such transactions. You may obtain additional information about the Transaction Statement on Schedule 13E-3 under the caption “Where You Can Find Additional Information.”

The Parties to the Merger

•        Carrols.    Carrols, which was founded in 1960, is one of the largest restaurant franchisees in the United States. With over 60 years of experience operating restaurants, Carrols is the largest Burger King® (“Burger King”) franchisee in the U.S., currently operating 1,023 Burger King restaurants in 23 states as well as 59 Popeyes® (“Popeyes”) restaurants in six states. Carrols’ Common Stock is listed on NASDAQ under the symbol “TAST.” Carrols’ corporate offices are located at 968 James Street, Syracuse, New York 13203. For more information about Carrols, see the sections of this proxy statement captioned “The Parties to the Merger — Carrols” and “Important Information Regarding Carrols.”

•        Parent.    Restaurant Brands International Inc. is a Canadian corporation. Parent’s subsidiaries franchise and operate quick service restaurants serving premium coffee and other beverage and food products under the Tim Hortons® brand, fast food hamburgers principally under the Burger King® brand, chicken principally under the Popeyes® brand and sandwiches under the Firehouse Subs® brand. Parent is one of the world’s largest quick service restaurant, or QSR, companies as measured by total number of restaurants. Parent’s address is 130 King Street West, Suite 300, Toronto, Ontario M5X 1E1, and its telephone number is (905) 845-6511. Parent indirectly beneficially owns 100 shares of the Company’s Series D Convertible Preferred Stock, which entitles it to vote 9,414,580 shares of Carrols Common Stock on an as-converted basis. Pursuant to the Merger Agreement, Parent agreed to vote or cause to be voted any shares of Carrols Capital Stock beneficially owned by it or any of its subsidiaries in favor of the Merger Proposal. For more information about Parent, see the sections of this proxy statement captioned “The Parties to the Merger — Buyer Parties” and “Important Information Regarding the Buyer Parties — Buyer Parties.”

•        Merger Sub.    BK Cheshire Corp. is a Delaware corporation and subsidiary of Parent formed on January 11, 2024 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Merger Sub’s address is 5707 Blue Lagoon Drive, Miami, Florida 33126, and its telephone number is (305) 378-3000. For more information about Merger Sub, see the sections of this proxy statement captioned “The Parties to the Merger — Buyer Parties” and “Important Information Regarding the Buyer Parties — Buyer Parties.”

The Special Meeting

•        Date, Time and Place.    The Special Meeting will be held on May 14, 2024 at 9:00 a.m. Eastern time. You may attend the Special Meeting solely via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/TAST2024SM. You will be able to listen to the Special Meeting live and vote online. You will need the control number found on your proxy card or voting instruction form in order to participate in the Special Meeting (including voting your shares). Carrols believes that a virtual meeting provides expanded access, improved communication and cost savings for its stockholders.

•        Purpose.    At the Special Meeting, Carrols will ask stockholders to vote on the following proposals:

•        The Merger Proposal:    the proposal to adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into Carrols, with Carrols continuing as the Surviving Corporation and becoming a subsidiary of Parent; and

•        The Compensation Proposal:    the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Carrols to its named executive officers in connection with the Merger.

•        Record Date; Shares Entitled to Vote.    You are entitled to vote at the Special Meeting if you owned shares of Carrols Capital Stock as of the close of business on the Record Date. As of the Record Date, there were 54,928,578 shares of Carrols Common Stock outstanding and entitled to vote at the Special Meeting (on a fully diluted basis with respect to shares entitled to vote and without giving effect to the conversion of the Series D Convertible Preferred Stock). For each share of Carrols Common Stock that you owned as of the close of business on the Record Date, you will have one vote on each matter submitted for a vote at the Special Meeting. Series D Convertible Preferred Stock vote with Carrols Common Stock on an as-converted basis. Each share of Series D Convertible Preferred Stock is convertible into 94,145.80 shares of Carrols Common Stock, or an aggregate of 9,414,580 shares of Carrols Common Stock, as of the Record Date. As of the Record Date, 100 outstanding shares of Series D Convertible Preferred Stock are owned by Burger King Company LLC (together with its predecessor, Burger King Corporation, “BKC”) or its affiliate, Burger King International, LLC (together with BKC, the “BKC Stockholders”). As the owners of all of our outstanding shares of Series D Convertible Preferred Stock, the BKC Stockholders will be entitled to vote in the aggregate a total of 9,414,580 shares of Carrols Common Stock. The BKC Stockholders are indirect subsidiaries and affiliates of Parent. Pursuant to the Merger Agreement, Parent agreed to vote or cause to be voted any shares of Carrols Capital Stock beneficially owned by it or any of its subsidiaries in favor of the Merger Proposal.

•        Quorum.    A majority of the outstanding shares of Carrols Common Stock and shares of Carrols Common Stock issuable upon conversion of the Series D Convertible Preferred Stock, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Special Meeting. Abstentions will be counted as present or represented for purposes of determining the presence or absence of a quorum for this meeting. Broker non-votes will not be counted as present or represented for purposes of determining the presence or absence of a quorum.

Votes Required

•        The Merger Proposal.    Approval of the Merger Proposal requires the affirmative vote of the holders of (1) a majority of the voting power of the outstanding Carrols Capital Stock entitled to vote thereon, voting together as a single class, and (2) a majority of the outstanding Carrols Common Stock held by the Unaffiliated Company Stockholders (the “Requisite Stockholder Approval”).

•        The Compensation Proposal.    Approval of the Compensation Proposal requires the affirmative vote of a majority of the voting power of the Carrols Capital Stock present at the Special Meeting in person or represented by proxy and entitled to vote thereon, voting together as a single class. This vote will be on a non-binding, advisory basis.

Intent of Carrols’ Directors and Executive Officers and Certain Stockholders to Vote in Favor of the Merger

•        Intent of Carrols’ Directors and Executive Officers to Vote in Favor of the Merger.    Carrols’ directors and executive officers have informed Carrols that, as of the date of this proxy statement, they intend to vote all of the shares of Carrols Common Stock owned directly by them in favor of the Merger Proposal and the Compensation Proposal. As of the Record Date, Carrols’ directors and executive officers beneficially owned and were entitled to vote, in the aggregate, approximately 20.1% of the voting power of the shares of Carrols Common Stock outstanding as of the Record Date (on a fully diluted basis with respect to shares entitled to vote). For more information, see the section of this proxy statement captioned “Special Factors — Intent of Carrols’ Directors and Executive Officers to Vote in Favor of the Merger.”

•        Intent of Certain Stockholders to Vote in Favor of the Merger.    The Cambridge Stockholders, who beneficially owned approximately 16.7% of the voting power of the outstanding shares of Carrols Common Stock as of the Record Date, entered into the Voting Agreement, pursuant to which the Cambridge Stockholders agreed to vote all of the Cambridge Shares in favor of the Merger Proposal, subject to the terms and conditions contained in the Voting Agreement. For more information, see the sections of this proxy statement captioned “Special Factors — Intent of Carrols’ Directors and Executive Officers to Vote in Favor of the Merger” and “The Voting Agreement,” as well as the full text of the Voting Agreement, attached as Annex C, which is incorporated by reference in this proxy statement in its entirety.

Reasons for the Merger; Recommendations of the Special Committee and the Carrols Board

•        Special Committee’s Recommendation.    The Special Committee, pursuant to resolutions adopted at a meeting of the Special Committee held on January 15, 2024, unanimously (1) determined that it is fair to and in the best interests of Carrols and Carrols Stockholders (including the Unaffiliated Company Stockholders), and declared it advisable, to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated therein, (2) recommended that the Carrols Board approve and adopt the execution and delivery of the Merger Agreement by Carrols, the performance by Carrols of its covenants and other obligations thereunder, and the consummation of the Merger and the transactions contemplated therein upon the terms and conditions set forth therein, in accordance with the

DGCL, and determine that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Carrols and the Carrols Stockholders (including the Unaffiliated Company Stockholders), and (3) resolved to recommend to the Carrols Board that it recommend that the Carrols Stockholders adopt the Merger Agreement in accordance with the DGCL. In reviewing the Merger, the Special Committee consulted with its independent financial and legal advisors and, where appropriate, with Carrols management and considered other potential value creation opportunities. In addition, the Special Committee believes that the Merger is fair to Carrols’ unaffiliated security holders. For a description of the reasons considered by the Special Committee, see the section of this proxy statement captioned “Special Factors — Reasons for the Merger; Recommendations of the Special Committee and the Carrols Board.”

•        Carrols Board’s Recommendation.    The Carrols Board (with the exception of the Class D Directors, who recused themselves), acting upon the unanimous recommendation of the Special Committee, unanimously (1) determined that it is fair to and in the best interests of Carrols and Carrols Stockholders (including the Unaffiliated Company Stockholders), and declared it advisable, to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated therein, (2) approved and adopted the execution and delivery of the Merger Agreement by Carrols, the performance by Carrols of its covenants and other obligations thereunder, and the consummation of the Merger and the transactions contemplated therein, upon the terms and conditions set forth therein, in accordance with the DGCL, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Carrols and the Carrols Stockholders (including the Unaffiliated Company Stockholders), and (3) resolved to recommend that the Carrols Stockholders adopt the Merger Agreement in accordance with the DGCL. In addition, the Carrols Board, on behalf of Carrols, believes that the Merger is fair to Carrols’ unaffiliated security holders. For a description of the reasons considered by the Carrols Board, see the section of this proxy statement captioned “Special Factors — Reasons for the Merger; Recommendations of the Special Committee and the Carrols Board.”

The Carrols Board, acting upon the unanimous recommendation of the Special Committee, recommends that you vote: (1) “FOR” the approval of the Merger Proposal and (2) “FOR” the approval of the Compensation Proposal.

Opinion of the Special Committee’s Financial Advisor

•        The Special Committee retained Jefferies as its financial advisor in connection with a possible sale, disposition, or other business transaction involving Carrols. In connection with this engagement, the Special Committee requested that Jefferies evaluate the fairness, from a financial point of view, of the Per Share Price to be received by the Unaffiliated Company Stockholders pursuant to the Merger Agreement. At a meeting of the Special Committee held on January 15, 2024, Jefferies rendered its opinion to the Special Committee to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Per Share Price to be received by the Unaffiliated Company Stockholders pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

•        The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex B to this proxy statement and is incorporated herein by reference. The Company encourages you to read the opinion carefully and in its entirety. Jefferies’ opinion was provided for the use and benefit of the Special Committee (in its capacity as such) in its evaluation of the Per Share Price from a financial point of view and did not address any other aspect of the Merger or any other matter. Jefferies’ opinion did not address the relative merits of the Merger or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Carrols, nor did it address the underlying business decision by Carrols or the Special Committee to engage in the Merger or any term, aspect or implication of any other agreement (or amendment thereto or related arrangements) entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Jefferies’ opinion did not constitute a recommendation as to how the Special Committee or any holder of shares of Carrols Common Stock should act or vote on the Merger or any other matter. The summary of the Jefferies’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Jefferies’ opinion, which is attached hereto as Annex B.

•        For more information, see the section of this proxy statement entitled “— Opinion of the Special Committee’s Financial Advisor.”

Position of the Buyer Parties as to the Fairness of the Merger

•        The Buyer Parties believe that the Merger is substantively and procedurally fair to Carrols’ unaffiliated security holders. However, none of the Buyer Parties has undertaken any formal evaluation of the fairness of the Merger to the Company’s unaffiliated security holders or engaged a financial advisor for such purpose. Moreover, none of the Buyer Parties participated in the deliberation of the Special Committee or received advice from the Special Committee’s legal or financial advisors in connection with the Merger. The belief of the Buyer Parties as to the fairness of the Merger is based on the factors discussed in the section of this proxy statement captioned “Special Factors — Reasons for the Merger; Recommendations of the Special Committee and the Carrols Board.”

Certain Effects of the Merger

•        If the conditions to the completion of the Merger are either satisfied or waived, at the effective time of the Merger (the “Effective Time”): (1) Merger Sub will merge with and into Carrols, (2) the separate existence of Merger Sub will cease, and (3) Carrols will continue as the Surviving Corporation in the Merger and as a subsidiary of Parent. As a result of the Merger, Carrols will cease to be a publicly traded company. If the Merger is completed, you will not own any shares of capital stock of the Surviving Corporation as a result of the Merger.

•        The time at which the Merger becomes effective will occur upon the filing of the Certificate of Merger with, and its acceptance by, the Secretary of State of the State of Delaware (or at a later time as Carrols, Parent and Merger Sub may agree and specify in the Certificate of Merger).

Treatment of Shares and Equity Awards

•        Each Company RSA, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will fully vest, be cancelled, and automatically convert into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Carrols Common Stock subject to such Company RSA, multiplied by (ii) the Per Share Price, subject to any applicable withholding taxes payable in respect thereof.

•        Each Company PSA, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will fully vest, be cancelled, and automatically convert into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Carrols Common Stock subject to such Company PSA (with any performance conditions deemed to be earned at “target” level performance), multiplied by (ii) the Per Share Price, subject to any applicable withholding taxes payable in respect thereof.

•        Each Company RSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will fully vest, be cancelled, and automatically convert into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Carrols Common Stock subject to such Company RSU (together with any accrued and unpaid dividends or dividend equivalents corresponding to such Company RSU), multiplied by (ii) the Per Share Price, subject to any applicable withholding taxes payable in respect thereof.

•        Each Company PSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will fully vest, be cancelled, and automatically converted, into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Carrols Common Stock subject to such Company PSU (together with any accrued and unpaid dividend or dividend equivalents corresponding to such Company PSU) (with any performance conditions deemed to be earned based on the greater of “target” level or “actual” performance, as measured through the Effective Time and extrapolated over the full performance period; provided, that, if the Effective Time occurs on or prior to December 31, 2024, the performance conditions for the Company PSUs granted in 2024 shall be deemed to be earned based on “target” level performance), multiplied by (ii) the Per Share Price, subject to any applicable withholding taxes payable in respect thereof.

•        Each Company Option, whether vested or unvested, that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time will fully vest, be cancelled, and automatically convert into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Carrols Common Stock subject to such Company Option, multiplied by (ii) the excess, if any, of the Price Per Share over the applicable exercise price per share applicable to such Company Option, subject to any applicable withholding taxes payable in respect thereof. Each Company Option with an exercise price per share that is equal to or greater than the Per Share Price will be cancelled immediately upon the Effective Time for no consideration.

Certain Effects on Carrols if the Merger is Not Completed

•        If the Merger Agreement is not adopted as a result of the failure to obtain the Requisite Stockholder Approval, or if the Merger is not completed for any other reason, holders of Carrols Common Stock will not receive any payment for their shares of Carrols Common Stock in connection with the Merger. Instead, (1) Carrols will remain an independent public company, (2) Carrols Common Stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act, and (3) Carrols will continue to file periodic reports with the SEC. For more information, see the section of this proxy statement captioned “Special Factors — Certain Effects on Carrols if the Merger is Not Completed.”

Interests of Carrols’ Directors and Executive Officers in the Merger

•        In considering the recommendations of the Special Committee and the Carrols Board with respect to the Merger, you should be aware that, aside from their interests as holders of Carrols Common Stock, Carrols’ directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. In particular:

•        David S. Harris, Hannah Stone Craven, Alexander Sloane, Matthew Perelman, Lawrence E. Hyatt and John D. Smith are entitled to receive a fee in connection with their service on the Special Committee;

•        Carrols’ directors and officers are entitled to continued indemnification and insurance coverage under the Merger Agreement and indemnification agreements between such individuals and Carrols;

•        Deborah M. Derby, our President and Chief Executive Officer, is party to an employment agreement with Carrols that provides for “double-trigger” severance payments and benefits in the event of a termination by Carrols, or any successor, without “cause” or by Ms. Derby for “good reason” (an “Involuntary Termination”) on or within 12 months following the Closing;

•        Anthony E. Hull, Jared L. Landaw, Nathan Mucher, Joseph W. Hoffman, Gretta B. Miles, Gary McQuillan, and Richard G. Cross, our current executive officers, are all party to change in control and severance agreements with Carrols which provide for “double-trigger” severance payments and benefits in the event of an Involuntary Termination on or within 12 months following the Closing; and

•        Carrols’ executive officers and directors hold Company Equity Awards which will be accelerated and cancelled as of immediately prior to the Effective Time based on the Per Share Price.

The Voting Agreement

•        Concurrently with the execution and delivery of the Merger Agreement on January 16, 2024, and as a condition and inducement to Parent’s and Carrols’ willingness to enter into the Merger Agreement, the Cambridge Stockholders entered into the Voting Agreement with Parent. As of the Record Date, the Cambridge Stockholders beneficially owned 10,737,421 shares of Carrols Common Stock, in the aggregate, and approximately 16.7% of the outstanding voting power of Carrols’ Capital Stock as of such date after giving effect to the conversion of Series D Convertible Preferred Stock. For more information, see the sections of this proxy statement captioned “Special Factors — Intent of Carrols’ Directors and Executive Officers to Vote in Favor of the Merger” and “The Voting Agreement,” as well as the full text of the Voting Agreement, attached as Annex C, which is incorporated by reference in this proxy statement in its entirety.

U.S. Federal Income Tax Consequences of the Merger

•        The receipt of cash by holders of Carrols Common Stock in exchange for shares of Carrols Common Stock in the Merger will be a taxable transaction to U.S. Holders (as defined in the section of this proxy statement captioned, “Special Factors — Certain U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes. Such receipt of cash by a Carrols Stockholder that is a U.S. Holder generally will result in the recognition of gain or loss by such U.S. Holder in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Carrols Common Stock surrendered in the Merger.

•        Holders of Carrols Common Stock that are Non-U.S. Holders (as defined in the section of this proxy statement captioned, “Special Factors — Certain U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Carrols Common Stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

•        For a more complete description of the U.S. federal income tax consequences of the Merger, see the section of this proxy statement captioned “Special Factors — Certain U.S. Federal Income Tax Consequences of the Merger.” This description does not address any non-income tax consequences, nor does it address state, local, non-U.S. or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal income tax law. Consequently, you are urged to consult your tax advisor to determine the particular tax consequences to you of the Merger.

Restrictions on Solicitation of Other Acquisition Offers

•        For purposes of this proxy statement, “Acceptable Confidentiality Agreement” is defined in the section of this proxy statement captioned “The Merger Agreement — Solicitation of Other Offers.”

•        During the period beginning on January 16, 2024 and continuing until 11:59 p.m., Eastern time, on February 15, 2024 (the “No-Shop Period Start Date”), Carrols and its affiliates and their representatives have the right to (1) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal (as defined below), (2) subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement, furnish to any person (and its representatives and financing sources subject to the terms and obligations of such Acceptable Confidentiality Agreement applicable to such person) any non-public information relating to Carrols and its subsidiaries or afford to any such person (and such representatives and financing sources) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Carrols and its subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to an Acquisition Proposal, provided that Carrols must promptly (and in any event within 24 hours) provide Parent with any such non-public information concerning Carrols and its subsidiaries that is provided to any such person or its representatives that was not previously provided to Parent or its representatives, and (3) participate or engage in discussions or negotiations with any such person (and such representatives and financing sources) with respect to an Acquisition Proposal.

•        From the No-Shop Period Start Date until the earlier to occur of the valid termination of the Merger Agreement and the Effective Time, Carrols is subject to customary “no-shop” restrictions on its ability to solicit alternative Acquisition Proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding any alternative Acquisition Proposals, subject to a customary “fiduciary out” provision that allows Carrols, under certain specified circumstances and after entry into an Acceptable Confidentiality Agreement, to provide information to, and participate in discussions and engage in negotiations with, third parties with respect to an Acquisition Proposal if the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal or is reasonably expected to lead to a Superior Proposal, and the failure to take such actions would be inconsistent with its fiduciary duties pursuant to applicable law. For more information, see the section of this proxy statement captioned “The Merger Agreement — Solicitation of Other Offers.”

•        Carrols is not entitled to terminate the Merger Agreement in order to enter into an agreement for a Superior Proposal unless it complies with certain procedures in the Merger Agreement, including engaging in good faith negotiations with Parent during a specified period. If Carrols terminates the Merger Agreement in order to accept a Superior Proposal from a third party, it must pay a termination fee to Parent. For more information, see the section of this proxy statement captioned “The Merger Agreement — Recommendation Changes.”

Change in the Carrols Board’s Recommendation

•        The Carrols Board (or a committee thereof, including the Special Committee) may not withhold, amend, qualify, modify or withdraw its recommendation that Carrols Stockholders adopt the Merger Agreement or take certain similar actions other than, under certain circumstances, if the Carrols Board, acting upon the recommendation of the Special Committee, or the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties pursuant to applicable law and Carrols otherwise complies with the relevant terms of the Merger Agreement.

•        Moreover, neither the Carrols Board, acting upon the recommendation of the Special Committee, nor the Special Committee may withdraw the Carrols Board’s recommendation that Carrols Stockholders adopt the Merger Agreement or take certain similar actions unless the Carrols Board complies with certain procedures in the Merger Agreement, including engaging in good faith negotiations with Parent during a specified period. If Carrols or Parent terminates the Merger Agreement under certain circumstances, including because the Carrols Board, acting upon the recommendation of the Special Committee, withholds, amends, qualifies, modifies or withdraws the Carrols Board’s recommendation that Carrols Stockholders adopt the Merger Agreement, then Carrols must pay to Parent a termination fee.

•        For more information, see the section of this proxy statement captioned “The Merger Agreement — Recommendation Changes.”

Financing of the Merger

•        The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. In connection with the financing of the Merger, the Commitment Letter, pursuant to which, among other things, the Commitment Parties or their respective affiliates will provide the Buyer Parties with the Incremental Term Facility. The Incremental Term Facility will be available to Parent, together with available cash on hand of the companies identified in the Commitment Letter, amounts available under Parent’s revolving credit facility and any other third party financing obtained by Parent or its affiliates as of the closing of the Merger, to fund (i) the consideration in connection with the Merger, (ii) the fees and expenses incurred in connection with the closing of the Merger and (iii) (x) the repayment of all outstanding debt of Carrols the Existing Company Credit Agreement, and to terminate the commitments thereunder and (y) a “change of control” offer made by Carrols, the Buyer Parties or any of their respective affiliates in accordance with the requirements of the indenture governing the 2029 Notes to purchase or repurchase any and all notes validly tendered in such offer (the transactions described in clauses (x) and (y), collectively, the “Refinancing”) (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”).

•        For more information, please see the section of this proxy statement captioned “Special Factors — Financing of the Merger.”

Conditions to the Closing of the Merger

•        Obligations of Parent, Merger Sub and Carrols.    The obligations of Parent, Merger Sub and Carrols, as applicable, to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including:

•        the adoption of the Merger Agreement by the Requisite Stockholder Approval;

•        the expiration or termination of the waiting periods applicable to the Merger pursuant to the HSR Act (which waiting period expired at 11:59 p.m. Eastern time on February 29, 2024); and

•        the absence of any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction in the United States or other legal or regulatory restraint or prohibition in the United States preventing the consummation of the Merger, and the absence of any action by any governmental authority of competent jurisdiction in the United States, statute, rule, regulation or order in the United States that prohibits, makes illegal, or enjoins the consummation of the Merger.

•        Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions:

•        the accuracy of the representations and warranties of Carrols in the Merger Agreement, subject to applicable materiality or other qualifiers, as of certain dates set forth in the Merger Agreement;

•        Carrols having performed and complied in all material respects with all covenants under the Merger Agreement required to be performed and complied with by it at or prior to the Closing of the Merger;

•        receipt by Parent and Merger Sub of a customary Closing certificate of Carrols; and

•        the absence of any Company Material Adverse Effect (as defined in the section of this proxy statement captioned “The Merger Agreement — Representations and Warranties”) having occurred after the date of the Merger Agreement.

•        Obligations of Carrols.    The obligations of Carrols to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions:

•        the accuracy of the representations and warranties of Parent and Merger Sub in the Merger Agreement, subject to applicable materiality or other qualifiers, as of certain dates set forth in the Merger Agreement;

•        Parent and Merger Sub having performed and complied in all material respects with all covenants under the Merger Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing of the Merger; and

•        the receipt by Carrols of a customary Closing certificate of Parent and Merger Sub.

•        For more information, see the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger.”

Termination of the Merger Agreement

•        The Merger Agreement contains certain termination rights for Carrols, on the one hand, and Parent, on the other hand, including but not limited to, Parent and Carrols each having the right to terminate the Merger Agreement at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by (1) mutual written agreement or (2) if the Merger is not consummated by 11:59 p.m., Eastern Time, on November 30, 2024. Additional termination rights are further described in the section of this proxy statement captioned “The Merger Agreement — Termination of the Merger Agreement.”

Termination Fees and Remedies

•        Payment of Termination Fee by Carrols.    Upon termination of the Merger Agreement, and as further described in the section of this proxy statement captioned “The Merger Agreement — Company Termination Fee,” under specified circumstances, including Carrols terminating the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal or Parent terminating the Merger Agreement due to a Recommendation Change, in each case, pursuant to and in accordance with the “fiduciary out” provisions of the Merger Agreement, Carrols will be required to pay Parent the Company Termination Fee of $19,000,000 (which may be reduced to $9,500,000 in certain circumstances if such termination occurs prior to the No-Shop Period Start Date and if Carrols enters into an Alternative Acquisition Agreement at the time of such termination). The Company Termination Fee will also be payable by Carrols if the Merger Agreement is terminated under certain circumstances and prior to such termination, an Acquisition Proposal for an Acquisition Transaction has been made to Carrols or has been publicly announced or disclosed and not irrevocably withdrawn and any Acquisition Transaction is consummated or Carrols enters into an agreement providing for the consummation of any Acquisition Transaction within one year after the termination.

•        Specific Performance.    Parent, Merger Sub and Carrols are entitled, in addition to any other remedy to which they are entitled at law or equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce the terms of the Merger Agreement.

•        For more information, see the section of this proxy statement captioned “The Merger Agreement — Company Termination Fee.”

Appraisal Rights

•        If the Merger is consummated, holders of record or beneficial owners of Carrols Common Stock who (1) do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (2) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their applicable shares of Carrols Common Stock through the effective date of the Merger, (3) properly demand appraisal of their applicable shares, (4) meet certain statutory requirements described in this proxy statement, and (5) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL if certain conditions set forth in Section 262(g) of the DGCL are satisfied. The requirements under Section 262 of the DGCL for perfecting and exercising appraisal rights are described in further detail the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights, a copy of which is attached to this proxy statement as Annex D and may also be accessed without subscription or cost at the Delaware Code Online (available at: https://delcode.delaware.gov/title8/c001/sc09/index.html#262).

•        This means that these holders of record and beneficial owners may be entitled to have their shares of Carrols Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Carrols Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the Merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to persons entitled to appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time). The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, any persons who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. Persons considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. For more information, see the section of this proxy statement captioned “Appraisal Rights — Determination of Fair Value.”

•        To exercise appraisal rights, a holder of record or a beneficial owner of Carrols Common Stock must (1) submit a written demand for appraisal of such holder’s shares or such beneficial owner’s shares of Carrols Common Stock to Carrols before the vote is taken on the Merger Proposal, (2) not vote in favor of, or consent in writing to, the Merger Proposal (whether by voting against, abstaining or not voting its shares with respect to the Merger Proposal), (3) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) the subject shares of Carrols Common Stock through the effective date of the Merger, and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. If you are a beneficial owner of shares of Carrols Common Stock and you wish to exercise your appraisal rights in such capacity, in addition to the foregoing requirements, your written demand for appraisal must also (1) reasonably identify the holder of record of the shares of Carrols Common Stock for which the demand is made, (2) be accompanied by documentary evidence of your beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which you consent to receive notices given by the Surviving Corporation hereunder and to be set forth on the verified list required by Section 262(f) of DGCL. The failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. The requirements under Section 262 of the DGCL for perfecting and exercising appraisal rights are described in further detail in the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights, a copy of which may be accessed without subscription or cost at the Delaware Code Online (available at: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 https://delcode.delaware.gov/title8/c00).

Litigation Related to the Merger

On March 12, 2024, a purported stockholder of Carrols filed a complaint against Carrols and its directors in the United States District Court for the Southern District of New York, captioned Andrew Sasser v. Carrols Restaurant Group, Inc., et al., No. 1:24-cv-01869 (S.D.N.Y.) (the “Sasser Action”). The Sasser Action alleges, among other things, that Carrols and the Carrols Board filed or caused to be filed a materially false and misleading preliminary proxy statement with the SEC in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The Sasser Action seeks, among other things, an injunction enjoining the consummation of the Merger, rescission of the Merger in the event the Merger is consummated or awarding of rescissory damages, an order for the directors of Carrols to exercise their fiduciary duties to disseminate a preliminary proxy statement that is not materially false or misleading and an award of costs, including reasonable attorneys’ and experts’ fees. Carrols believes the claims asserted in the Sasser Action are without merit. Additional lawsuits relating to the Merger may also be filed in the future.

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. Carrols encourages you to carefully read the more detailed information contained elsewhere in this proxy statement, including the annexes to this proxy statement and the other documents to which Carrols refers in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find Additional Information.”

Q:     Why am I receiving these materials?

A:     On January 16, 2024, Carrols entered into the Merger Agreement. Under the Merger Agreement, Parent will acquire Carrols for the Per Share Price. In order to complete the Merger, Carrols Stockholders must vote to approve the adoption of the Merger Agreement at the Special Meeting pursuant to the Requisite Stockholder Approval. This approval is a condition to the consummation of the Merger. See the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger.” The Carrols Board is furnishing this proxy statement and form of proxy card to the Carrols Stockholders as of the Record Date in connection with the solicitation of proxies of Carrols Stockholders to be voted at the Special Meeting.

This proxy statement, which you should read carefully, contains important information about the Merger, the Merger Agreement, the Special Meeting and the matters to be voted on at the Special Meeting. The enclosed materials allow you to submit a proxy to vote your shares of Carrols Capital Stock without attending the Special Meeting and to ensure that your shares of Carrols Capital Stock are represented and voted at the Special Meeting.

Your vote is very important. Even if you plan to attend the Special Meeting, Carrols encourages you to submit a proxy as soon as possible.

Q:     What is the Merger and what effects will it have on Carrols?

A:     The Merger is the acquisition of Carrols by Parent. If the Merger Proposal is approved by Carrols Stockholders pursuant to the Requisite Stockholder Approval and the other closing conditions under the Merger Agreement are satisfied or waived, Merger Sub will merge with and into Carrols, with Carrols continuing as the Surviving Corporation. As a result of the Merger, Carrols will become a subsidiary of Parent, and Carrols Common Stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, Carrols Common Stock will be deregistered under the Exchange Act, and Carrols will no longer file periodic reports with the SEC.

Q:     What will I receive if the Merger is completed?

A:     Upon completion of the Merger, you will be entitled to receive the Per Share Price, without interest and less any applicable withholding taxes, for each share of Carrols Common Stock that you own, unless you have properly perfected and exercised, and not validly withdrawn or subsequently lost, your appraisal rights under the DGCL, and certain other conditions under the DGCL are satisfied. For example, if you own 100 shares of Carrols Common Stock, you will receive $955.00 in cash in exchange for your shares of Carrols Common Stock, without interest and less applicable withholding taxes (if any).

Q:     How does the Per Share Price compare to the market price of Carrols Common Stock?

A:     This amount constitutes an approximately 23.1% premium to Carrols 30-day volume-weighted average price as of January 12, 2024 of $7.76 per share and an approximately 13.4% premium to the closing price of Carrols Common Stock of $8.42 per share on January 12, 2024, the last full trading day before public announcement of the Merger Agreement.

Q:     What will happen to Company Equity Awards?

A:     The Company Equity Awards will be treated as follows:

•        Each Company RSA, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will fully vest, be cancelled, and automatically convert into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Carrols Common Stock subject to such Company RSA, multiplied by (ii) the Per Share Price, subject to any applicable withholding taxes payable in respect thereof.

•        Each Company PSA, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will fully vest, be cancelled, and automatically convert into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Carrols Common Stock subject to such Company PSA (with any performance conditions deemed to be earned at “target” level performance), multiplied by (ii) the Per Share Price, subject to any applicable withholding taxes payable in respect thereof.

•        Each Company RSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will fully vest, be cancelled, and automatically convert into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Carrols Common Stock subject to such Company RSU (together with any accrued and unpaid dividends or dividend equivalents corresponding to such Company RSU), multiplied by (ii) the Per Share Price, subject to any applicable withholding taxes payable in respect thereof.

•        Each Company PSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will fully vest, be cancelled, and automatically converted, into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Carrols Common Stock subject to such Company PSU (together with any accrued and unpaid dividend or dividend equivalents corresponding to such Company PSU) (with any performance conditions deemed to be earned based on the greater of “target” level or “actual” performance, as measured through the Effective Time and extrapolated over the full performance period; provided, that, if the Effective Time occurs on or prior to December 31, 2024, the performance conditions for the Company PSUs granted in 2024 shall be deemed to be earned based on “target” level performance), multiplied by (ii) the Per Share Price, subject to any applicable withholding taxes payable in respect thereof.

•        Each Company Option, whether vested or unvested, that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time will fully vest, be cancelled, and automatically convert into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Carrols Common Stock subject to such Company Option, multiplied by (ii) the excess, if any, of the Price Per Share over the applicable exercise price per share applicable to such Company Option, subject to any applicable withholding taxes payable in respect thereof. Each Company Option with an exercise price per share that is equal to or greater than the Per Share Price will be cancelled immediately upon the Effective Time for no consideration.

Q:     What am I being asked to vote on at the Special Meeting?

A:     You are being asked to vote on the following proposals:

•        The Merger Proposal:    the proposal to adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into Carrols, with Carrols continuing as the Surviving Corporation and becoming a subsidiary of Parent; and

•        The Compensation Proposal:    the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Carrols to its named executive officers in connection with the Merger.

Q:     When will the Special Meeting be held and how can I attend?

A:     The meeting is scheduled to be held at 9:00 a.m. Eastern time on May 14, 2024. Only Carrols Stockholders or their duly authorized proxies may attend the meeting. To facilitate Carrols Stockholders’ attendance, the meeting will be held exclusively via live webcast at www.virtualshareholdermeeting.com/TAST2024SM. This format permits Carrols Stockholders to participate from any location, without the cost of travel. The meeting will only be conducted via webcast; there will be no physical meeting location. To participate in the virtual annual meeting, Carrols Stockholders will need the 16-digit control number that appears on their proxy card or the instructions that accompanied the proxy materials. If you would like to attend the virtual meeting and you have your control number, please go to www.virtualshareholdermeeting.com/TAST2024SM prior to the start of the meeting to log in. Online access to the webcast will open approximately 15 minutes prior to the start of the meeting to allow time for Carrols Stockholders to log in and test their devices’ audio system.

Q:     Who is entitled to vote at the Special Meeting?

A:     All Carrols Stockholders as of the close of business on April 8, 2024, which is the Record Date for the Special Meeting, are entitled to vote at the Special Meeting. For each share of Carrols Common Stock that you owned as of the close of business on the Record Date, you will have one vote on each matter submitted for a vote at the Special Meeting. In addition, Series D Convertible Preferred Stock vote with Carrols Common Stock on an as-converted basis. As of the Record Date, there were 54,928,578 shares of Carrols Common Stock outstanding and entitled to vote at the Special Meeting (on a fully diluted basis with respect to shares entitled to vote and without giving effect to the conversion of the Series D Convertible Preferred Stock). Each share of Series D Convertible Preferred Stock is convertible into 94,145.80 shares of Carrols Common Stock, or an aggregate of 9,414,580 shares of Carrols Common Stock, as of the Record Date.

Q:     What vote is required to approve the Merger Proposal?

A:     Approval of the Merger Proposal requires the affirmative vote of the holders of (1) a majority of the voting power of the outstanding Carrols Capital Stock entitled to vote thereon, voting together as a single class, and (2) a majority of the outstanding Carrols Common Stock held by the Unaffiliated Company Stockholders.

Q:     What vote is required to approve the Compensation Proposal?

A:     Approval of the Compensation Proposal requires the affirmative vote of a majority of the voting power of the Carrols Capital Stock present at the Special Meeting in person or represented by proxy and entitled to vote thereon, voting together as a single class. This vote will be on a non-binding, advisory basis.

Q:     What happens if I fail to vote or abstain from voting on a proposal?

A:     If you (1) are a stockholder of record and fail to submit a signed proxy card, grant a proxy over the internet or by telephone, or vote your shares at the Special Meeting, or if you (2) hold in “street name” and you fail to instruct your broker, bank or other nominee on how to vote your shares, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting, and such failure to vote will have the same effect as voting “AGAINST” the Merger Proposal, but will not have any effect on the outcome of the vote on the Compensation Proposal (assuming a quorum is present).

With respect to the Merger Proposal and the Compensation Proposal, if you abstain from voting, your shares will be counted as present for purposes of determining the presence of a quorum, and such abstention will have the same effect as voting “AGAINST” the proposals.

Q:     How will Carrols’ directors and executive officers and certain other stockholders vote on the Special Meeting proposals?

A:     Carrols’ directors and executive officers have informed Carrols that, as of the date of this proxy statement, they intend to vote all of the shares of Carrols Common Stock owned directly by them in favor of the Merger Proposal and the Compensation Proposal. As of the Record Date, Carrols’ directors and executive officers beneficially owned and were entitled to vote, in the aggregate, approximately 20.1% of the voting power of the shares of Carrols Common Stock outstanding as of the Record Date (on a fully diluted basis with respect to shares entitled to vote). For more information, see the section of this proxy statement captioned “Special Factors — Intent of Carrols’ Directors and Executive Officers to Vote in Favor of the Merger.”

The Cambridge Stockholders, who beneficially owned approximately 16.7% of the outstanding shares of Carrols Common Stock as of the Record Date, entered into the Voting Agreement, pursuant to which the Cambridge Stockholders agreed to vote the Cambridge Shares in favor of the Merger Proposal, subject to the terms and conditions contained in the Voting Agreement. For more information, see the sections of this proxy statement captioned “Special Factors — Intent of Carrols’ Directors and Executive Officers to Vote in Favor of the Merger” and “The Voting Agreement,” as well as the full text of the Voting Agreement, attached as Annex C, which is incorporated by reference in this proxy statement in its entirety.

Q:     What do I need to do now?

A:     We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that Carrols refers to in this proxy statement carefully and consider how the Merger affects you. Then, even if you expect to attend the Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience), or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card), so that your shares can be voted at the Special Meeting. If you hold your shares in “street name,” please refer to the voting instruction form provided by your bank, broker or other nominee for information on how to vote your shares. Please do not send your Certificates with your proxy card.

Q:     What is the Special Committee, and what role did it play in evaluating the Merger?

A:     The Carrols Board formed the Special Committee to evaluate and negotiate a possible sale of Carrols and other strategic alternatives involving Carrols and provide a recommendation to the Carrols Board as to whether or not to approve any such transaction. The Special Committee is comprised solely of members of the Carrols Board who were determined by the Carrols Board to be independent of Parent. As more fully described in the section of this proxy statement captioned “Special Factors — Reasons for the Merger; Recommendation of the Special Committee and the Carrols Board,” the Special Committee evaluated the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement, including the Merger, with the assistance of its own independent financial and legal advisors and, where appropriate, Carrols management. At the conclusion of its review, the Special Committee, among other things, unanimously (1) determined that it is fair to and in the best interests of Carrols and Carrols Stockholders (including the Unaffiliated Company Stockholders), and declared it advisable, to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated therein, (2) recommended that the Carrols Board approve and adopt the execution and delivery of the Merger Agreement by Carrols, the performance by Carrols of its covenants and other obligations thereunder, and the consummation of the Merger and the transactions contemplated therein upon the terms and conditions set forth therein, in accordance with the DGCL, and determine that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Carrols and the Carrols Stockholders (including the Unaffiliated Company Stockholders), and (3) resolved to recommend to the Carrols Board that it recommend that the Carrols Stockholders adopt the Merger Agreement in accordance with the DGCL. The Special Committee also recommended that the Carrols Board submit the Merger Agreement to the stockholders of Carrols for their adoption and approval and recommend that Carrols Stockholders vote in favor of the adoption of the Merger Agreement and approve the Merger in accordance with the DGCL. The Carrols Board, acting upon the recommendation of the Special Committee, (1) determined that it is fair to and in the best interests of Carrols and Carrols Stockholders (including the Unaffiliated Company Stockholders), and declared it advisable, to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated therein, (2) approved and adopted the execution and delivery of the Merger Agreement by Carrols, the performance by Carrols of its covenants and other obligations thereunder, and the consummation of the Merger and the transactions contemplated therein, upon the terms and conditions set forth therein, in accordance with the DGCL, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Carrols and the Carrols Stockholders (including the Unaffiliated Company Stockholders), and (3) resolved to recommend that the Carrols Stockholders adopt the Merger Agreement in accordance with the DGCL.

Q:     How does the Carrols Board recommend that I vote?

A:     The Carrols Board, acting upon the unanimous recommendation of the Special Committee, recommends that you vote:

•        “FOR” the approval of the Merger Proposal; and

•        “FOR” the approval of the Compensation Proposal.

You should read the section of this proxy statement captioned “Special Factors — Reasons for the Merger; Recommendation of the Special Committee and the Carrols Board” for a discussion of the factors that the Special Committee and the Carrols Board considered in deciding to recommend and/or approve, as applicable, the approval of the adoption of the Merger Agreement.

Q:     What happens if the Merger is not completed?

A:     If the Merger Agreement is not adopted as a result of the failure to obtain the Requisite Stockholder Approval, or if the Merger is not completed for any other reason, Carrols Stockholders will not receive any payment for their shares of Carrols Common Stock. Instead: (1) Carrols will remain an independent public company, (2) Carrols Common Stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act, and (3) Carrols will continue to file periodic reports with the SEC.

In specified circumstances in which the Merger Agreement is terminated, Carrols has agreed to pay Parent a termination fee. For more information, see the section of this proxy statement captioned “The Merger Agreement — Company Termination Fee.”

Q:     What is the compensation that will or may become payable by Carrols to its named executive officers in connection with the Merger?

A:     The compensation that will or may become payable by Carrols to Carrols’ named executive officers in connection with the Merger is certain compensation that is based on or otherwise relates to the Merger and payable to certain of Carrols’ named executive officers pursuant to underlying plans and arrangements. For further information, see the section of this proxy statement captioned “Proposal 2: The Compensation Proposal.”

Q:     Why am I being asked to cast a vote to approve the compensation that will or may become payable by Carrols to its named executive officers in connection with the Merger?

A:     Carrols is required by SEC rules to seek approval, on a non-binding, advisory basis, of compensation that will or may become payable by Carrols to its named executive officers that is based on or otherwise relates to the Merger. Approval of these compensation arrangements is not required to consummate the Merger.

Q:     What will happen if Carrols Stockholders do not approve the Compensation Proposal?

A:     Approval of the compensation that will or may become payable by Carrols to its named executive officers that is based on or otherwise relates to the Merger is not a condition to consummation of the Merger. The vote is an advisory vote and will not be binding on Carrols or Parent. The underlying plans and arrangements providing for such compensation are contractual in nature and are not, by their terms, subject to stockholder approval.

Accordingly, if the Merger Agreement is adopted by Carrols Stockholders and the Merger is consummated, such compensation will or may be paid to Carrols’ named executive officers regardless of the outcome of this advisory vote.

Q:     What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:     If your shares are registered directly in your name with Carrols’ transfer agent, Equiniti Trust Company, LLC (formerly American Stock Transfer & Trust Company, LLC), you are considered, with respect to those shares, to be the “stockholder of record.” If you are a stockholder of record, this proxy statement and your proxy card have been sent directly to you by or on behalf of Carrols. As a stockholder of record, you may attend the Special Meeting and vote your shares at the Special Meeting using the control number on the enclosed proxy card.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Carrols Common Stock held in “street name.” If you are a beneficial owner of shares of Carrols Common Stock held in “street name,” this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares at the Special Meeting unless you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting.

Q:     If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:     No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares.

If you do not provide your bank, broker or other nominee with voting instructions, your shares will not be voted on any of the proposals, which will have the same effect as if you voted “AGAINST” the Merger Proposal but will have no effect on the outcome of the vote on the Compensation Proposal, except to the extent affecting the obtaining of a quorum at the meeting. If you give voting instructions to your bank, broker or other nominee with respect to one of the proposals, but give no instruction as to the other proposal, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to the proposal as to which instructions were given, and will not be voted with respect to any other proposal.

Q:     How may I vote?

A:     If you are a stockholder of record (that is, if your shares of Carrols Capital Stock are registered in your name with Equiniti Trust Company, LLC, Carrols’ transfer agent), there are four ways to vote:

•        by signing, dating and returning the enclosed proxy card (a prepaid reply envelope is provided for your convenience);

•        by visiting the internet address on your proxy card;

•        by calling the toll-free (within the United States or Canada) phone number on your proxy card; or

•        by attending the Special Meeting and voting at the Special Meeting using the control number on the enclosed proxy card.

The control number located on your proxy card is designed to verify your identity and allow you to vote your shares of Carrols Capital Stock and to confirm that your voting instructions have been properly recorded when voting electronically over the internet or by telephone. Although there is no charge for voting your shares, if you vote electronically over the internet or by telephone, you may incur costs such as internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting, you are strongly encouraged to vote your shares of Carrols Capital Stock by proxy. If you are a stockholder of record or if you provide a “legal proxy” to vote shares that you beneficially own, you may vote your shares of Carrols Common Stock at the Special Meeting even if you have previously voted by proxy. If you attend the Special Meeting and vote at the Special Meeting, your vote will revoke any previously submitted proxy.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the internet or by telephone. To vote over the internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting instruction form provided by your bank, broker or nominee. However, because you are not the stockholder of record, you may not vote your shares at the Special Meeting unless you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting.

Q:     May I attend the Special Meeting and vote at the Special Meeting?

A:     Yes. You may attend the Special Meeting via live interactive webcast on the internet at www.virtualshareholdermeeting.com/TAST2024SM. You will be able to listen to the Special Meeting live and vote at that time. The Special Meeting will begin at 9:00 a.m. Eastern time, on May 14, 2024. Online check-in will begin a few minutes prior to the Special Meeting. You will need the control number found on your proxy card or voting instruction form in order to participate in the Special Meeting (including voting your shares). As the Special Meeting is virtual, there will be no physical meeting location.

Even if you plan to attend the Special Meeting, to ensure that your shares will be represented at the Special Meeting, Carrols encourages you to promptly sign, date and return the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you attend the Special Meeting and vote at the Special Meeting, your vote will revoke any proxy previously submitted.

If, as of the Record Date, you are a beneficial owner of shares held in “street name,” you may not vote your shares at the Special Meeting unless you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting. Otherwise, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form provided by your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting without your instructions.

Q:     Why did Carrols choose to hold a virtual Special Meeting?

A:     The Carrols Board decided to hold the Special Meeting virtually in order to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from virtually any location around the world, at no cost. However, you will bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Q:     What is a proxy?

A:     A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Carrols Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Carrols Common Stock is called a “proxy card.” You may follow the instructions on the proxy card to designate a proxy by telephone or by the Internet in the same manner as if you had signed, dated and returned a proxy card. David S. Harris and Jared L. Landaw, each with full power of substitution and re-substitution, have been designated as proxy holders for the Special Meeting by the Carrols Board.

Q:     May I change my vote after I have mailed my signed and dated proxy card?

A:     Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•        signing another proxy card with a later date and returning it to Carrols prior to the Special Meeting;

•        submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;

•        delivering a written notice of revocation to Carrols’ Secretary; or

•        attending the Special Meeting and voting at the Special Meeting using the control number on the enclosed proxy card.

If you hold your shares of Carrols Common Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting.

Q:     If a stockholder gives a proxy, how are the shares voted?

A:     Regardless of the method you choose to grant your proxy, the individuals named on the enclosed proxy card, with full power of substitution and re-substitution, will vote your shares in the way that you direct.

If you sign and date your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted as recommended by the Carrols Board with respect to each proposal. This means that they will be voted: (1) “FOR” the approval of the Merger Proposal and (2) “FOR” the approval of the Compensation Proposal, and in the proxyholders’ discretion with respect to any other business that may properly come before the Special Meeting.

Q:     Should I send in my Carrols Common Stock Certificates now?

A:     No. After the Merger is completed, any holders of physical Certificates will receive a letter of transmittal containing instructions for how to send your Certificates to the Payment Agent in order to receive the appropriate cash payment for the shares of Carrols Common Stock represented by your Certificates. Unless you are seeking appraisal, you should use the letter of transmittal to exchange your Certificates for the cash payment to which you are entitled. Please do not send your Certificates with your proxy card. If you hold your shares of Carrols Common Stock in book-entry form, the Payment Agent will pay you the appropriate portion of the aggregate Per Share Price (subject to any applicable withholding taxes) upon receipt of a customary “agent’s message” (or such other evidence of transfer as the Payment Agent may reasonably request) and any other items specified by the Payment Agent.

Q:     What happens if I sell or transfer my shares of Carrols Common Stock after the Record Date but before the Special Meeting?

A:     The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the expected effective date of the Merger. If you sell or transfer your shares of Carrols Common Stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or transfer your shares and each of you notifies Carrols in writing of such special arrangements, you will transfer the right to receive the Per Share Price with respect to such shares, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or transfer your shares of Carrols Common Stock after the Record Date, Carrols encourages you to sign, date and return the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card).

Q:     What should I do if I receive more than one set of voting materials?

A:     Please sign, date and return (or grant your proxy electronically over the internet or by telephone for) each proxy card and voting instruction form that you receive to ensure that all of your shares are voted.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction forms, if your shares are registered differently or are held in more than one account. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote all voting materials that you receive.

Q:     Where can I find the voting results of the Special Meeting?

A:     Carrols intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Special Meeting. All reports that Carrols files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find Additional Information.”

Q:     Will I be subject to U.S. federal income tax upon the exchange of common stock for cash pursuant to the Merger?

A:     The exchange of Carrols Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section of this proxy statement captioned “Special Factors — Certain U.S. Federal Income Tax Consequences of the Merger”) who exchanges shares of Carrols Common Stock for cash in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives with respect to such shares and the U.S. Holder’s adjusted tax basis in such shares. If you are a Non-U.S. Holder (as defined in the section of this proxy statement captioned “Special Factors — Certain U.S. Federal Income Tax Consequences of the Merger”), the Merger will generally not result in U.S. federal income tax to you unless you have certain connections to the United States.

For a more complete description of the U.S. federal income tax consequences of the Merger, see the section of this proxy statement captioned “Special Factors — Certain U.S. Federal Income Tax Consequences of the Merger.” This description does not address any non-income tax consequences, nor does it address state, local, non-U.S. or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal income tax law. Consequently, you are urged to consult your tax advisor to determine the particular tax consequences to you of the Merger.

Q:     When do you expect the Merger to be completed?

A:     Carrols currently expects to complete the Merger in the second quarter of 2024. However, the exact timing of completion of the Merger, if at all, cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of Carrols’ control.

Q:     What governmental and regulatory approvals are required?

A:     Under the terms of the Merger Agreement, the Merger cannot be completed until the waiting period applicable to the Merger under the HSR Act has expired or been terminated. The waiting period under the HSR Act expired at 11:59 p.m. Eastern time on February 29, 2024.

Q:     Am I entitled to appraisal rights under the DGCL?

A:     If the Merger is consummated and certain conditions set forth in Section 262(g) of the DGCL are satisfied, holders of record and beneficial owners of Carrols Common Stock who (1) do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (2) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their applicable shares of Carrols Common Stock through the effective date of the Merger, (3) properly demand appraisal of their applicable shares, (4) meet certain statutory requirements as described in this proxy statement, and (5) do not withdraw their demands or otherwise lose their rights to appraisal, will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that such holders of record and beneficial owners will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Carrols Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the Merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to each person seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time). The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Persons who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for perfecting and exercising appraisal rights are described in additional detail in the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by Section 262 of the DGCL regarding appraisal rights, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Q:     Do any of Carrols’ directors or officers have interests in the Merger that may differ from those of Carrols Stockholders generally?

A:     Yes. In considering the recommendations of the Special Committee and the Carrols Board with respect to the Merger, you should be aware that Carrols’ directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders more generally. The Special Committee and the Carrols Board were aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “Special Factors — Interests of Carrols’ Directors and Executive Officers in the Merger.”

Q:     Who can help answer my questions?

A:     If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of the accompanying proxy statement or need help submitting your proxy or voting your shares of Carrols Common Stock, please contact Carrols’ proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders call: (877) 717-3922 (toll-free from the U.S. and Canada) or
+1 (412) 232-3651 (from other countries)
Banks and brokers call collect: (212) 750-5833

SPECIAL FACTORS

Background of the Merger

The following chronology summarizes the key meetings and events that led to and immediately followed the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation of or among the members of the Carrols Board, the members of the Special Committee, the representatives of Carrols or the Special Committee, or other parties, including Parent.

The Carrols Board and senior management regularly evaluate Carrols’ strategic direction, ongoing business plans, performance and prospects in the context of the restaurant and franchising industry with a view toward strengthening Carrols’ business and financial performance and enhancing long-term stockholder value.

As part of its regular evaluation, the Carrols Board takes into consideration Carrols’ relationship with Parent, including the fact that (a) Carrols is party to numerous franchise agreements with Parent’s affiliates pursuant to which Carrols operates its Burger King and Popeyes restaurants, (b) such franchise agreements, among other things, require Carrols to make capital expenditures to remodel restaurant locations and provide Parent’s affiliates party to such agreements a consent right, as franchisor, to the acquisition of additional Burger King or Popeyes franchise locations by Carrols, and (c) there is a possibility that Parent may not provide Carrols with consent to acquire additional restaurants, which could limit Carrols’ growth prospects. The Board has also considered that the BKC Stockholders have the right to elect up to two members of the Carrols Board as Class D members (the “Class D Directors”) — currently Tom Curtis, President of BKC, and also formerly, Matthew Dunnigan, the former Chief Financial Officer of Parent, who served as a Class D Director from December 20, 2022 through March 14, 2024. The BKC Stockholders also have consent rights over certain actions taken by Carrols under the Series D Certificate of Designation, including the Series D Consent Right (as defined in the section entitled “Important Information Regarding Carrols — Transactions in Carrols Common Stock) and a consent right over entry by Carrols into any line of business other than ownership of Burger King and Popeyes franchise locations (see “Important Information Regarding Carrols — Security Ownership of Certain Beneficial Owners and Management”). Given the relationship between Carrols and Parent as franchisee and franchisor, respectively, members of Carrols senior management interact with representatives of Parent on a regular basis in the ordinary course of business.

Beginning in April 2023, and concluding in November 2023, Carrols and Parent negotiated an agreement related to the Burger King Reclaim the Flame program, pursuant to which Carrols agreed to remodel sixty-four (64) restaurants between 2023 and 2024 and BKC agreed to contribute toward the cost of remodeling the restaurants, as further described under “Transactions by Carrols and the Buyer Parties in the Last Two Years” (the “Reclaim the Flame Agreement”).

In late September 2023, members of the Carrols Board began conversations with potential financial advisors in connection with an exploration of Carrols’ potential strategic alternatives, including a potential sale of Carrols. A subset of the Carrols Board subsequently met with and interviewed potential financial advisors. Prior to the first meeting with potential financial advisors, the Class D Directors were informed of the process and requested to participate. At that time, the Class D Directors informed the Carrols Board that while Parent evaluates its investment in Carrols from time to time, Parent had not determined what it would do in connection with a potential acquisition of Carrols by a third party, but Parent was not at that time interested in pursuing an acquisition of the company. During the months of September and October of 2023, Carrols entered into confidentiality agreements (“NDAs”) with six (6) different potential financial advisors, which included two investment banks recommended by the Class D Directors. Each of the financial advisors presented their initial assessment of Carrols’ strategic alternatives, including a potential sale of Carrols, based on their review of Carrols’ public filings and information provided by Carrols.

During the course of the fall of 2023, Parent monitored and evaluated Carrols’ progress in implementing the refreshing and remodeling of its restaurants under the Reclaim the Flame program, in light of Parent’s view that remodeling and upgrading existing restaurants was critical for maximizing the value of Carrols’ business. During this time, the Class D Directors discussed with other members of the Carrols Board Parent’s view that remodeling and upgrading Carrols’ existing restaurant portfolio should be Carrols’ priority use of capital in the near term, rather than large acquisitions of new restaurants, but that Parent was prepared to consider any request for its consent to the acquisition of small numbers of restaurants on a case-by-case basis.

Because Parent believed that maximizing the long-term value of Carrols and the Burger King brand as a whole would require more rapid refreshing and remodeling of restaurants than the Company was then prepared to implement, and that reinvestment in the business should take priority over other uses of cash at that time, Parent’s representatives informed representatives of Carrols that Parent planned to evaluate whether Parent was interested in pursuing a potential acquisition of Carrols. As a result, the Carrols Board was informed that the Class D Directors would refrain from participating in or attending any discussions by the Carrols Board of potential strategic alternatives, pending Parent’s completion of this evaluation.

On November 6, 2023, the Carrols Board, other than the Class D Directors (who refrained from participating in or attending the related discussion), determined not to move forward with retaining a financial advisor or exploring a potential sale of Carrols at that time. In making this decision, the Carrols Board considered, among other things, the belief, based in part on their conversations with prospective financial advisors, that there would likely be few, if any, potential buyers for Carrols at that time due to Carrols’ ongoing and substantial remodel investment requirements and Parent’s contractual consent rights over the acquisition of additional Burger King or Popeyes franchise locations and restaurants outside the Burger King or Popeyes brands going forward. The Carrols Board also believed it could be beneficial to assess the impact of the anticipated capital expenditures under the Reclaim the Flame Agreement, including its return on investment, and Carrols’ recent strong financial performance, before making a decision regarding whether to retain a financial advisor.

On November 9, 2023, Carrols announced its financial results for the third quarter of 2023 as well as its entry into the Reclaim the Flame Agreement.

On December 3, 2023, David Harris, Chairman of the Carrols Board, and Deborah Derby, President and Chief Executive Officer of Carrols and a member of the Carrols Board, received a letter from Parent (the “December 3 Letter”) stating that Parent was “exploring a possible proposal to combine” Carrols and Parent. The December 3 Letter included a request that Carrols form a special committee of independent directors to consider and oversee a process for evaluating a potential transaction, noting that Parent would “only undertake a transaction if it [was] conditioned on the approval of a special committee of independent directors and a ‘majority-of-the-minority’ vote of unaffiliated shareholders.” Additionally, Parent proposed that Parent and Carrols execute an NDA to facilitate the provision of due diligence information to Parent. The December 3 Letter further stated that there were no assurances that Parent would make any offers or proposals in respect of a potential transaction with Carrols.

On December 5, 2023, in furtherance of the December 3 Letter, Joshua Kobza, Chief Executive Officer of Parent, called Ms. Derby to inform her that Parent planned to send Carrols a proposed form of NDA and a preliminary due diligence request list.

Following the call between Ms. Derby and Mr. Kobza on December 5, 2023, Parent sent Carrols a proposed NDA and an initial due diligence request list. No action was taken by Carrols with respect to the NDA or the proposed due diligence request list, pending instructions from a properly formed and authorized special committee of independent directors.

Also on December 5, 2023, Matthew Perelman and Alexander Sloane, members of the Carrols Board and managing principals of Cambridge Franchise Partners, LLC (“CFP”) (which in turn is the sole member and manager of Cambridge Holdings, Carrols’ largest stockholder (see “Important Information Regarding Carrols — Security Ownership of Certain Beneficial Owners and Management”)) informed Mr. Harris that a meeting between Messrs. Perelman and Sloane and Patrick Doyle, Executive Chairman of Parent, had been scheduled for December 6, 2023 prior to the receipt of the December 3 Letter. Given that such parties had met several times in the past and discussions were typically focused on general industry matters, Messrs. Perelman and Sloane determined to not cancel the meeting in the interest of continuing a good working relationship between Parent, Carrols and CFP if no transaction were to occur; however, they confirmed with Mr. Harris that they would not have any discussion at the meeting regarding any potential transaction between Carrols and Parent.

On December 6, 2023, Messrs. Perelman and Sloane attended the previously scheduled meeting with Mr. Doyle at the offices of Garnett Station Partners. Mr. Kobza attended for a portion of the meeting via videoconference. At the outset of the meeting, Messrs. Perelman and Sloane acknowledged that the Carrols Board was in receipt of the December 3 Letter and stated that they would not discuss the December 3 Letter or any potential transaction between Carrols and Parent. Topics of discussion during the meeting were limited to the general performance of the Burger King system in the United States and other industry matters. There was no further discussion of the December 3 Letter or of any potential transaction between Carrols and Parent.

On December 10, 2023, the Carrols Board held a special meeting, with members of the Carrols senior management team and representatives of Milbank LLP (“Milbank”), anticipated counsel to a special committee of the Carrols Board, in attendance, to consider and approve the formation of a special committee of independent and disinterested directors in connection with the December 3 Letter and the possibility that Parent would submit a proposal for a potential transaction with Carrols. Mr. Dunnigan and Mr. Curtis, the Class D Directors, did not attend the meeting and thereafter refrained from participating in the remainder of the transaction process. The Carrols Board discussed the December 3 Letter and determined that any future engagement or negotiation with Parent in connection with a potential transaction with Parent should take place exclusively between Parent and a special committee of independent and disinterested directors of the Carrols Board. The representatives of Milbank discussed with the Carrols Board its fiduciary duties in connection with the review and evaluation of a potential transaction with Parent as well as the formation of a special committee empowered to negotiate, recommend or reject any potential transaction on behalf of Carrols. The representatives of Milbank then discussed with the Carrols Board information relevant to assessing whether the proposed members of such a committee (Mr. Harris, Ms. Craven, Mr. Hyatt and Mr. Perelman) were independent and disinterested with respect to a potential transaction. In assessing the foregoing with respect to Mr. Perelman, it was discussed that he is a managing principal of CFP, which is the sole member and manager of Cambridge Holdings (together with CFP, the “Cambridge Entities”), Carrols’ largest stockholder, and that the Cambridge Entities had recently sold Carrols Common Stock pursuant to a forward confirmation agreement (see “Important Information Regarding Carrols — Security Ownership of Certain Beneficial Owners and Management”). Mr. Perelman confirmed that he/Cambridge would not have interests in a potential transaction that differed from those of other stockholders of Carrols. Following discussion of these considerations with representatives of Milbank and after noting that each of the independent directors of the Carrols Board had been previously found to be independent as that term is defined by applicable standards promulgated by Nasdaq and/or the SEC, the Carrols Board determined that each of the proposed members of the special committee was independent from Parent and disinterested with respect to a potential transaction. The Carrols Board then voted to form a special committee (the “Special Committee”), comprised of Mr. Harris, Ms. Craven, Mr. Hyatt and Mr. Perelman, to evaluate and negotiate a possible transaction involving Carrols and other strategic alternatives and provide a recommendation to the Carrols Board as to whether or not to approve any such transaction. The Carrols Board adopted the charter of the Special Committee, which appointed Mr. Harris as the chairperson of the Special Committee and provided, among other matters, that the Special Committee would be empowered to retain its own independent financial and legal advisors and to definitively reject any transaction on behalf of Carrols and the Carrols Board. Ms. Derby recused herself from each vote.

Also on December 10, 2023, immediately following adjournment of the special meeting of the Carrols Board, the Special Committee held its first meeting, with representatives of Milbank in attendance. The representatives of Milbank provided an overview of the purpose and authority of and best practices for independent special committees as well as enhanced disclosure obligations under Rule 13e-3 that would apply to Carrols in a potential transaction with Parent. After confirming that Milbank was disinterested in any potential transaction with Parent, the Special Committee engaged Milbank as its counsel and discussed potential financial advisors to be engaged by the Special Committee. After discussion, the Special Committee determined that there were no additional financial advisors beyond the six investment banks the subset of the Carrols Board met with in the fall of 2023 with superior expertise in the franchise space. The Special Committee further determined that, of the six investment banks previously met, two were best positioned to provide advice on a potential sale of Carrols based on the quality of their presentations in the fall of 2023, as well as their reputation, experience and knowledge of the franchise space. Among them was Jefferies, which was not one of the investment banks recommended by the Class D Directors in the fall of 2023. The Special Committee noted that the Class D Directors had participated in the initial meetings in the fall of 2023 with all of these potential financial advisors. However, after further discussion, the Special Committee concluded that, given the significant changes in Carrols’ stock price, earnings and outlook since the fall of 2023, as well as the fact that at the time of the fall 2023 meetings the banks were not provided with a copy of Carrols’ long term business plan, Parent would not have an advantage by virtue of the fact that its two director designees had attended the meetings with those financial advisors in the fall of 2023. Further, it was noted that the Carrols Board, other than the Class D Directors (who refrained from participating or attending), had determined that it would not move forward with any transaction at the time following those earlier meetings. At the close of the meeting, the Special Committee authorized Messrs. Harris and Perelman to reach out to the two identified financial advisors to determine if either had conflicts with Parent and to discuss a possible engagement. The Special Committee then authorized Milbank to work with management to finalize the proposed NDA and procedures for Parent to conduct diligence.

On December 11, 2023, representatives of Milbank shared a revised draft of the NDA with representatives of Paul, Weiss, Rifkind, Wharton and Garrison LLP, counsel to Parent (“Paul Weiss”). Milbank’s draft contained, among other provisions, a standstill provision and a requirement that any requests for information from Carrols be directed to the Special Committee or persons designated in writing by the Special Committee.

Later on December 11, 2023, Mr. Harris and members of Carrols management held a call with representatives of Parent. During this call, the parties discussed the proposed scope of due diligence materials to be provided to Parent following the execution of an NDA between Carrols and Parent. No terms of a potential transaction were discussed.

Representatives of Milbank and representatives of Paul Weiss discussed certain open items in the NDA on December 12, 2023, including Parent’s rejection of any standstill.

On December 15, 2023, the Carrols Board held a special meeting, with members of Carrols management and representatives of Milbank in attendance. The Class D Directors, Mr. Dunnigan and Mr. Curtis did not attend this meeting. During the meeting, the Carrols Board discussed appointing Mr. Sloane and John Smith, both independent directors of the Carrols Board, to the Special Committee. In particular, the Carrols Board noted that Mr. Smith’s operating experience and business expertise in the franchising space and Mr. Sloane’s experience with and knowledge relating to similar transactions, including transactions in the restaurant industry, would enrich the Special Committee’s evaluation process. The Carrols Board also noted that having all of the independent directors of Carrols serve on the Special Committee would improve the efficiency of the Special Committee’s evaluation process. Representatives of Milbank then provided an overview of the purpose and authority of the Special Committee and discussed with the Carrols Board information relevant to assessing whether Messrs. Sloane and Smith were independent and disinterested with respect to a potential transaction. In assessing the foregoing with respect to Mr. Sloane, it was discussed that he is a managing principal of CFP, which is the sole member and manager of Cambridge Holdings, Carrols’ largest stockholder, and that the Cambridge Entities had recently sold Carrols Common Stock pursuant to a forward confirmation agreement (see “Important Information Regarding Carrols — Security Ownership of Certain Beneficial Owners and Management”). Mr. Sloane confirmed that he/Cambridge would not have interests in a potential transaction that differed from those of other stockholders of Carrols. Following discussion of these considerations with representatives of Milbank and after determining that Mr. Sloane and Mr. Smith were independent from Parent and disinterested with respect to a potential transaction, the Carrols Board voted to appoint Mr. Sloane and Mr. Smith to the Special Committee. Ms. Derby recused herself from voting.

Later on December 15, 2023, the Special Committee held a meeting, with representatives of Milbank in attendance. The Special Committee discussed the NDA being negotiated with Parent in connection with the December 3 Letter, including the fact that Parent indicated it was unwilling to agree to a standstill provision in the NDA. Messrs. Harris and Perelman provided an update on the outreach to the two identified potential financial advisors and reported that one of the financial advisors they contacted disclosed having significant ties to Parent, but that representatives of Jefferies had stated that Jefferies had no significant current or prior engagements with Parent. Following discussion, the Special Committee determined to ask representatives of Jefferies to make a presentation to the Special Committee at a subsequent meeting to provide an overview of their services. From this date until the execution of the Merger Agreement, representatives of Jefferies were provided with access to Carrols’ information and management as appropriate to complete their diligence of Carrols and were given the Company Projections to use in their analysis.

On December 16 2023, Mr. Harris had a call with Mr. Kobza to discuss the process and timing for Parent’s due diligence review. Mr. Harris relayed that the Special Committee had been formed and was working to formally engage a financial advisor, and that this financial advisor would also require some time to complete its work for the Special Committee. No terms of a potential transaction were discussed.

On December 18, 2023, Carrols entered into an NDA with Parent to facilitate the provision of certain confidential and proprietary information as part of Parent’s due diligence review. The NDA did not contain a standstill provision. Following execution of the NDA, Parent was granted access to an electronic data room (the “VDR”) containing certain confidential due diligence materials on December 20, 2023. From this date until execution of the Merger Agreement, Parent continued to conduct due diligence on the Company.

On December 21, 2023, the Special Committee held a meeting, with representatives of Milbank and Jefferies in attendance. Representatives of Jefferies provided an overview of the services Jefferies could offer as financial advisor to the Special Committee in connection with a potential transaction with Parent. Representatives of Jefferies also provided customary relationship disclosures to the Special Committee, which included disclosure of the open market sale agreement between Jefferies, Carrols and Cambridge Holdings, pursuant to which Cambridge Holdings may sell shares of Carrols Common Stock from time to time and enter into forward purchase transactions with Jefferies in Jefferies’ capacity as forward purchaser. After answering questions from the Special Committee, the representatives of Jefferies exited the meeting. Following further discussion among the Special Committee, the Special Committee approved the engagement of Jefferies as its independent financial advisor subject to negotiation of acceptable terms of engagement and directed Messrs. Harris and Perelman to work with Milbank to negotiate an engagement letter with Jefferies on behalf of the Special Committee. The Special Committee selected Jefferies based on its reputation, experience and knowledge of the franchise industry as well as its experience with public M&A transactions.

On December 27, 2023, the Special Committee held a meeting, with representatives of Milbank in attendance. Messrs. Harris and Perelman and representatives of Milbank discussed the proposed terms of the engagement letter with Jefferies. After discussion of the remaining open points, the Special Committee directed Messrs. Harris and Perelman, working with Milbank, to finalize the engagement letter on terms consistent with the Special Committee’s discussions. From this date until its execution on January 8, 2024, the representatives of the Special Committee with the assistance of Milbank negotiated the engagement letter with representatives of Jefferies.

On December 29, 2023, Mr. Harris had a call with Mr. Kobza to discuss the ongoing due diligence process. Mr. Kobza noted that Parent’s due diligence review continued apace, and that Parent would potentially be in a position to determine whether Parent would be interested in pursuing a potential acquisition of Carrols as early as the first week of January. Mr. Harris indicated that the Special Committee was continuing to work to formally engage a financial advisor. No terms of a potential transaction were discussed. Following this conversation, Mr. Harris updated members of the Special Committee on this discussion and noted that, since Carrols expected to announce sales results for the fourth quarter and full year of 2023 in early January, if the Special Committee was going to engage with Parent regarding a potential transaction, it might be in Carrols’ best interests to do so following that announcement.

On January 5, 2024, Mr. Harris had another call with Mr. Kobza to discuss Parent’s ongoing due diligence process. Mr. Kobza stated that Parent’s review of the information provided in response to its higher-priority due diligence requests was substantially complete, and Parent was continuing to evaluate whether Parent would be interested in pursuing a potential transaction involving Carrols. Mr. Harris noted that the Special Committee was still in the process of formally engaging Jefferies as its financial advisor and anticipated Jefferies being up to speed the following week.

On January 8, 2024, Carrols reported its preliminary sales results for the fourth quarter and full year of 2023. Carrols outperformed its previously announced guidance for the fourth quarter and full year of 2023, with Burger King comparable restaurant sales growth of 7.2% and Popeye’s comparable restaurant sales growth of 7.6% in the fourth quarter.

On January 9, 2024, representatives of a financial sponsor contacted Mr. Sloane and expressed preliminary interest in exploring a transaction involving Carrols. After discussion with members of the Special Committee, Mr. Sloane indicated to the representatives of the financial sponsor that, if the financial sponsor was interested in exploring further with Carrols, the financial sponsor could enter into an NDA to access additional information about Carrols. Representatives of the financial sponsor did not re-engage with Mr. Sloane regarding Carrols and did not request to sign an NDA.

On January 11, 2024, Mr. Harris had a call with Mr. Kobza during which Mr. Kobza indicated an offer letter was being sent by Parent to Mr. Harris and Ms. Derby. Later the same day, Mr. Harris and Ms. Derby received a letter from Parent (the “January 11 Letter”) proposing to acquire all of the issued and outstanding shares of Carrols capital stock not held by Parent or its controlled affiliates at a price of $8.75 in cash per share, such transaction to be “irrevocably conditioned on both (i) the approval of a Special Committee of independent directors of Carrols, and (ii) the affirmative vote of the holders of Carrols’ [C]ommon [S]tock not affiliated with Parent (i.e., a ‘majority-of-the-minority’ vote).”. The letter noted that Parent had substantially completed due diligence prior to making its offer and, further, that the offer would expire if the parties did not reach a definitive agreement by 5 p.m. Eastern Time on January 16, 2024. The proposed $8.75 per share consideration represented a premium of approximately 6% over the $8.24 closing stock price of Carrols Common Stock on January 10, 2024 and a premium of approximately 13% over the thirty (30) trading-day volume weight average price (“VWAP”) as of January 10, 2024 of $7.74. The January 11 Letter noted that the proposed price also represented a 23% premium to the ninety (90) trading-day VWAP as of January 10, 2024 of $7.11 and was higher than the price per share at any point in the last four years.

Later on January 11, 2024, representatives of Paul Weiss sent to representatives of Milbank a draft Merger Agreement, an outline of draft disclosure schedules and a draft voting agreement that Parent proposed to enter into with Cambridge in connection with the proposed transaction.

On January 11, 2024, the Special Committee held a meeting, with representatives of Milbank and Jefferies in attendance. Representatives of Jefferies reviewed with the Special Committee a summary of the proposed transaction terms and Jefferies’ preliminary financial analyses of Carrols. The Special Committee discussed the analysis, including sensitivities relating to key assumptions relevant to Carrols’ valuation. The Special Committee noted that it believed the then current price of Carrols Common Stock, rather than an average of the historical trading prices, was a more relevant reference point for assessing a potential M&A premium. Representatives of Milbank noted that they had received earlier in the day a draft merger agreement from Paul Weiss, as well as a proposed form of voting agreement to be entered into by affiliates of Cambridge in connection with the proposed transaction. Representatives of Milbank noted that the draft merger agreement did not contain a go-shop provision. The Special Committee also discussed Carrols’ alternatives with representatives of Jefferies and Milbank. As part of this discussion the Special Committee discussed, among other things, the challenges of pursuing an alternative sale transaction in light of Parent’s Series D Consent Right and the extensive franchisee/franchisor relationship with Parent. The Special Committee also discussed Carrols’ recent strong performance and the challenges of Carrols continuing to operate on a standalone basis, including the capital expenditures required under the Reclaim the Flame Agreement and the requirement for Carrols to obtain consent from Parent to acquire additional Burger King or Popeyes franchise locations or engage in another line of business. Following further discussion, the Special Committee directed representatives of Jefferies to communicate to Parent that the proposed price of $8.75 per share was not of interest to the Special Committee without offering a counterproposal.

Later on January 11, 2024, representatives of Jefferies, as directed by the Special Committee, had a call with representatives of Parent and informed them that, while the Special Committee might be open to a potential transaction, the proposed price of $8.75 per share was not of interest to the Special Committee.

On January 12, 2024, representatives of Parent reached out to representatives of Jefferies to discuss price, noting that Parent was analyzing the price of Carrols Common Stock on the basis of an average historical trading price. Representatives of Jefferies declined to provide specific pricing guidance but indicated that the Special Committee believed the current price of Carrols Common Stock, rather than average historical trading prices, was a more relevant reference point for assessing a potential M&A premium. Representatives of Parent advised the representatives of Jefferies that Parent was willing to consider a higher purchase price than the proposed price of $8.75 per share, but that Parent would not offer a price per share in the range of $10.00 or more.

On January 13, 2024, Mr. Harris and Ms. Derby received a letter from Parent (the “January 13 Letter”) including a revised offer to acquire all of the issued and outstanding shares of Carrols capital stock not already held by Parent or its controlled affiliates for $9.20 in cash per share, which represented a premium of approximately 9% over the $8.42 closing stock price of Carrols Common Stock on January 12, 2024 and a premium of approximately 18% over the thirty (30) trading-day VWAP as of January 12, 2024 of $7.80. The January 13 Letter also noted that the proposed price represented a 29% premium to the ninety (90) trading-day VWAP as of January 12, 2024 of $7.13. Later that same day, the Special Committee held a meeting, in which representatives of Jefferies and Milbank participated. Representatives of Jefferies communicated the January 13 Letter and provided an overview of their prior discussions with the representatives of Parent. The Special Committee and its advisors then discussed Carrols’ alternatives and other factors deemed relevant by the Special Committee, including Carrols’ recent strong financial performance, the lack of other likely buyers and the premium represented by the proposed merger consideration of $9.20 per share. The Special Committee also discussed its belief, based on Parent’s previously expressed view that Carrols’ priority use of capital in the near term should be the remodeling and upgrading of Carrols’ existing restaurant portfolio, that Parent was unlikely to consent to a significant number of acquisitions of additional Burger King or Popeyes franchise locations, which the Special Committee believed would likely limit Carrols’ growth prospects. The representatives of Jefferies then exited the meeting. After further discussion, the Special Committee determined to direct representatives of Jefferies to propose a price of $9.80 in cash per share to Parent. The Special Committee then discussed with the representatives of Milbank certain key issues in the draft merger agreement received from Paul Weiss, including the lack of a go-shop provision that would permit the Special Committee to solicit alternative offers to acquire Carrols, the size of the proposed termination fee and the absence of restrictions on Parent’s right to make additional acquisitions during the pendency of the proposed transaction that could adversely affect obtaining antitrust approval. After asking questions of the representatives of Milbank, the Special Committee directed Milbank to revise the Merger Agreement to include a go-shop provision, a waiver of Parent’s Series D Consent Right and consent rights under other agreements in connection with an alternative acquisition agreement for a Superior Proposal, an ability for Carrols to pay its regular quarterly dividend in a manner consistent with Carrols’ past practice between signing and closing of the transaction without Parent’s consent, and a requirement that Parent not make acquisitions between signing and closing that could adversely affect obtaining antitrust approval.

Following the Special Committee meeting held on January 13, 2024, representatives of Jefferies, as directed by the Special Committee, communicated to Parent the counterproposal of $9.80 in cash per share, which represented a premium of approximately 16% over the $8.42 closing stock price of Carrols Common Stock on January 12, 2024 and a premium of approximately 26% over the thirty (30) trading-day VWAP as of January 12, 2024 of $7.80.

On the evening of January 13, 2024, Parent communicated to representatives of Jefferies that in order to consider the requested further increase in price, Parent needed an understanding of open issues on the draft merger agreement. A call was set up between representatives of Milbank and Paul Weiss for later in the evening on January 13, 2024.

Later in the evening on January 13, 2024, representatives of Milbank held a call with representatives of Paul Weiss to discuss the draft merger agreement received from Paul Weiss, including the lack of a go-shop and the absence of restrictions on Parent’s right to make additional acquisitions during the pendency of this proposed transaction that could adversely affect obtaining antitrust approval.

On January 14, 2024, representatives of Parent contacted representatives of Jefferies and indicated that following a constructive call between Milbank and Paul Weiss regarding the terms of the merger agreement, Parent was willing to move higher on price and indicated Parent would provide a revised offer and that the price indicated in that revised offer letter would be Parent’s best and final offer.

Later on January 14, 2024, the Special Committee received a revised offer letter (the “January 14 Letter”) from Parent proposing a price of $9.55 in cash per share which represented a premium of approximately 13% over the $8.42 closing stock price of Carrols Common Stock on January 12, 2024 and a premium of approximately 23% over the thirty (30) trading-day VWAP as of January 12, 2024 of $7.80. The January 14 Letter also noted that the proposed price represented a 34% premium to the ninety (90) trading-day VWAP, as of January 12, 2024 of $7.13. The Special Committee then held a meeting that same day to discuss the latest offer, with representatives of Milbank and Jefferies in attendance. Representatives of Jefferies updated the Special Committee on their January 13 conversation with representatives of Parent. Representatives of Milbank then provided an overview of the revised draft of the merger agreement that was planned to be shared with Paul Weiss, noting in particular that the draft would include a 45-day go-shop period, a 3% termination fee, a waiver of Parent’s Series D Consent Right and consent rights under other agreements in connection with an alternative acquisition agreement for a Superior Proposal and restrictions on Parent’s right to make additional acquisitions during the pendency of this proposed transaction that could adversely affect obtaining antitrust approval. The Special Committee also discussed Carrols’ alternatives and other relevant factors previously discussed in light of Parent’s latest offer as well as the implied premium on the latest closing stock price of Carrols Common Stock. Following discussion, the Special Committee directed representatives of Jefferies to propose to Parent a price of $9.65 per share. Mr. Sloane and Mr. Perelman then exited the meeting, and the remaining members of the Special Committee and representatives of Milbank discussed the draft voting agreement received from Parent, as revised by Kirkland & Ellis LLP, counsel to Mr. Perelman and Mr. Sloane, that would require Mr. Perelman, Mr. Sloane and Cambridge Holdings, as shareholders of Carrols, to vote for the adoption of the merger agreement with Parent (see Summary Term Sheet — The Voting Agreement). After discussion, the Special Committee instructed Milbank to request an additional change to make the voting agreement terminate upon a change of recommendation with respect to the transaction by the Carrols Board or the Special Committee.

Following the Special Committee meeting on January 14, 2024, Milbank shared a revised draft of the merger agreement with Paul Weiss that, as directed by the Special Committee, included a 45-day go-shop period, a 3% termination fee, a waiver of Parent’s Series D Consent Right and consent rights under other agreements in connection with an alternative acquisition agreement for a Superior Proposal, and a covenant restricting Parent’s right to make additional acquisitions during the pendency of this proposed transaction that could adversely affect obtaining antitrust approval.

On January 14, 2024, representatives of Jefferies, at the direction of the Special Committee, communicated to Parent a counterproposal of $9.65 in cash per share of Carrols capital stock. The representatives of Parent reiterated that Parent’s offer of $9.55 in cash per share as communicated to the Special Committee in the January 14 Letter was Parent’s best and final offer.

On January 15, 2024, Paul Weiss shared a revised draft of the Merger Agreement with Milbank, including agreement to a 30-day go-shop and the 3% termination fee but rejecting the automatic waiver of the Series D Consent Right and consent rights under other agreements in connection with an alternative acquisition agreement for a superior proposal and any restriction on Parent’s right to make acquisitions between signing and closing. The revised merger agreement also restricted Carrols from paying its regular quarterly dividend between signing and closing of the transaction without Parent’s consent. Representatives of Milbank then held a call with Paul Weiss that same day to discuss the foregoing open issues.

Later on January 15, 2024, representatives of Milbank held a call with representatives of the Special Committee and Jefferies to discuss the revised merger agreement, including the go-shop period, Parent’s position that Carrols be restricted from paying its regular quarterly dividend between signing and closing without Parent’s consent and the importance of restrictions on Parents right to make acquisitions that could have adverse effects on antitrust approval. The representatives of the Special Committee directed representatives of Jefferies to immediately contact representatives of Parent to emphasize the importance of these points. Representatives of Jefferies, as directed by the Special Committee, then raised these points with representatives of Parent.

In the evening of January 15, 2024, the Special Committee held a meeting, with representatives of Milbank and Jefferies in attendance. The representatives of Milbank provided an update on the merger agreement negotiations, including that Parent, after discussions between representatives of Jefferies and Parent, had conceded that Carrols could continue to pay its regular quarterly dividend between signing and closing of the transaction. The representatives of Milbank noted that the remaining open items in the merger agreement included Parent’s refusal to waive its Series D Consent Right and consent rights under other agreements in connection with an alternative acquisition agreement for a Superior Proposal, and its rejection of any restriction on its ability to enter into any transactions between signing and closing that could adversely affect its ability to obtain antitrust approval. During the meeting, Milbank received a proposal from Paul Weiss with respect to Parent’s antitrust efforts. The Special Committee ended the meeting so that Milbank could discuss the proposal with Paul Weiss. The Special Committee also authorized Mr. Perelman to discuss the proposal with representatives of Parent.

Following the adjournment of the Special Committee meeting, representatives of Paul Weiss and Milbank discussed the scope of the proposed restriction on Parent’s activity between signing and closing and, concurrently, representatives of Parent spoke about the proposed scope of the restriction to Mr. Perelman, as a representative of the Special Committee.

Following the foregoing discussions, the Special Committee meeting was reconvened on January 15, 2024, with representatives of Milbank and Jefferies in attendance. Representatives of Milbank explained that Parent had agreed, except for certain limited exceptions (including with respect to other Burger King franchises), that they would not, between signing and closing, enter into any acquisitions of other burger restaurant brands that require HSR filings. Following a discussion with the representatives of Milbank, the Special Committee agreed to Parent’s proposed language. The Special Committee also considered that even if Carrols had sought to terminate discussions with Parent and engage in an auction process, Parent would retain its consent rights, and determined that Parent’s consistent refusal to waive its Series D Consent Right and consent rights under other agreements in connection with an alternative acquisition agreement for a superior proposal was not an issue that should prevent Parent and the Special Committee from reaching an agreement that provided a significant premium to Carrols Stockholders and that the remaining material open items in the Merger Agreement were substantially resolved. Thereafter, at the request of the Special Committee, representatives of Jefferies reviewed with the Special Committee Jefferies’ financial analysis of the proposed transaction and rendered Jefferies’ opinion to the Special Committee to the effect that, as of January 15, 2024, and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Per Share Price to be received by the Unaffiliated Company Stockholders pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. For more information, see “The Merger — Opinion of the Special Committee’s Financial Advisor.” After the representatives of Jefferies exited the meeting, the representatives of Milbank provided an overview of the Special Committee’s fiduciary duties in considering whether to recommend that the Carrols Board adopt and approve the merger agreement. The representatives of Milbank then reviewed with the Special Committee a detailed summary of the proposed terms of the Merger Agreement, and the proposed transaction generally. The Special Committee then asked questions of the representatives of Milbank regarding key points in the Merger Agreement, to which representatives of Milbank responded to the satisfaction of the members of the Special Committee. The representatives of Milbank also noted that the voting agreement among Messrs. Perelman and Sloane, Cambridge Holdings and Parent was in agreed form. After further discussion and deliberation by the Special Committee, including as to the matters described in the section of this proxy statement entitled “Special Factors — Reasons for the Merger”, the Special Committee determined unanimously that it was advisable, fair to and in the best interests of the holders of Carrols Common Stock that Carrols enter into the Merger Agreement and unanimously resolved to recommend to the Carrols Board that the Carrols Board adopt and approve the Merger Agreement and the transactions contemplated thereby and recommend that Carrols’ stockholders adopt and approve the Merger Agreement and the transactions contemplated thereby.

Immediately following the Special Committee meeting, the Carrols Board met in its entirety, with the exception of the Class D Directors who did not participate in or attend the Carrols Board meeting, along with representatives of Milbank in their capacity as outside counsel to the Special Committee. Consistent with the Special Committee’s recommendation, the members of the Carrols Board other than the Class D Directors who had recused themselves, unanimously determined that the transactions contemplated by the Merger Agreement were advisable, fair to and in the best interests of Carrols and Carrols’ stockholders, unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and unanimously resolved to recommend that Carrols’ stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby.

Through the night the parties and their respective financial and legal advisors finalized the transaction documents. On January 16, 2024, the parties executed the transaction documents, including the merger agreement and voting agreement, and the proposed transaction was announced by press release prior to the market opening.

On January 19, 2024, in accordance with the directions of the Special Committee, representatives of Jefferies and members of the Special Committee began outreach to persons potentially interested in exploring a transaction involving Carrols during the Go-Shop Period, contacting forty (40) potential parties, comprised of thirty-five (35) financial sponsors and five (5) strategic parties. Of the forty (40) parties contacted, three (3) entered into NDAs with Carrols, each of which did not include a standstill provision, and were provided with due diligence materials previously shared with Parent in the VDR. All three (3) of the parties that entered into NDAs with Carrols declined to submit an alternative Acquisition Proposal (as defined in the section entitled “The Merger Agreement — Solicitation of Other Offers”). The Go-Shop Period expired at 11:59 p.m., Eastern time, on February 15, 2024. On February 16, 2024, representatives of Milbank sent requests to each of the three parties that entered into NDAs with Carrols to return or destroy any confidential materials in their possession.

Reasons for the Merger; Recommendation of the Special Committee and the Carrols Board

Recommendation of the Special Committee

In evaluating the Merger Agreement, the Voting Agreement, and the transactions contemplated thereby, including the Merger, the Special Committee consulted with its independent financial advisor, Jefferies, and its independent legal advisor, Milbank, and, where appropriate, with members of Carrols management. At the conclusion of its review, the Special Committee unanimously (1) determined that it is fair to and in the best interests of Carrols and Carrols Stockholders (including the Unaffiliated Company Stockholders), and declared it advisable, to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated therein, (2) recommended that the Carrols Board approve and adopt the execution and delivery of the Merger Agreement by Carrols, the performance by Carrols of its covenants and other obligations thereunder, and the consummation of the Merger and the transactions contemplated therein upon the terms and conditions set forth therein, in accordance with the DGCL, and determine that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Carrols and the Carrols Stockholders (including the Unaffiliated Company Stockholders), and (3) resolved to recommend to the Carrols Board that it recommend that the Carrols Stockholders adopt the Merger Agreement in accordance with the DGCL. In addition, the Special Committee believes that the Merger is fair to Carrols’ unaffiliated security holders.

In the course of reaching its determination and making its recommendations, the Special Committee considered the following non-exhaustive list of material factors, which are not presented in any relative order of importance and each of which the Special Committee viewed as being generally supportive of its determination and recommendations to the Carrols Board:

•        Potential Strategic Alternatives.    The assessment of the Special Committee that none of the possible alternatives to the Merger (including continuing to operate Carrols as an independent company or pursuing a different transaction, and the desirability and perceived risks of those alternatives, as well as the potential benefits and risks to the unaffiliated security holders of those alternatives and the timing and likelihood of effecting such alternatives) was reasonably likely to present superior opportunities for Carrols to create greater value for the unaffiliated security holders, taking into account execution risks as well as business, financial, industry, competitive and regulatory risks. In consultation with its legal and financial advisors, the Special Committee assessed the potential benefits of soliciting additional parties to determine interest in a transaction for control of Carrols and determined that the benefits of doing so were outweighed by the risks, including the risk that Parent would no longer engage with Carrols in connection with a transaction. The Special Committee also considered the fact that the Merger Agreement contains a go-shop provision, which allowed the Special Committee to solicit additional parties to determine interest in a transaction for control of Carrols during the Go-Shop Period (as described in the section of this proxy statement captioned “The Merger Agreement — Solicitation of Other Offers”).

•        Certainty of Value.    The fact that the consideration to be received by the holders of Carrols Common Stock in the Merger consists entirely of cash, which provides certainty of value and immediate liquidity at an attractive price measured against the ongoing business and financial execution risks of Carrols’ business plan and its continued operations as an independent company and allows the unaffiliated security holders to realize that value immediately upon the consummation of the Merger. In that regard, the Special Committee noted that the amount of cash to be received for each outstanding share of Carrols Common Stock is fixed and will not be reduced if the share price of Carrols Common Stock declines prior to the Effective Time.

•        Best Value Reasonably Obtainable.    The belief of the Special Committee that the Per Share Price represented Parent’s best and final offer and the best value that Carrols could reasonably obtain from Parent for the shares of Carrols Common Stock, taking into account (1) Parent’s statements and reputation as a bidder, and (2) the Special Committee’s familiarity with the business, operations, prospects, business strategy, assets, liabilities and general financial condition of Carrols on a historical and prospective basis and its assessment of associated risks, including execution risks with respect to Carrols’ business plan. The Special Committee believed that, after negotiations with the assistance of experienced independent legal and financial advisors, the Special Committee obtained the best terms and highest price that Parent was willing to pay for Carrols, and that further negotiations would have created a risk of causing Parent to abandon the Merger altogether or materially delay the entry into definitive transaction agreements with respect to the Merger. In addition, the Special Committee believed that, measured against the longer-term execution risks described below, the Per Share Price reflects a fair and favorable price for the shares of Carrols Common Stock held by the unaffiliated security holders. The Special Committee also considered that the Per Share Price constitutes an approximately 23.1% premium to Carrols 30-day volume-weighted average price as of January 12, 2024 of $7.76 per share and an approximately 13.4% premium to the closing price of Carrols Common Stock of $8.42 per share on January 12, 2024, the last full trading day before public announcement of the Merger Agreement.

•        Loss of Opportunity.    The possibility that, if the Special Committee declined to recommend that the Carrols Board approve the Merger Agreement, there may not be another opportunity for Carrols Stockholders (including the unaffiliated security holders) to receive a comparably priced offer with a comparable level of closing certainty. The Special Committee also considered that Parent’s offer would expire if the parties did not finalize a definitive agreement on the timeline proposed in the January 11 Parent Proposal (as described in the section of this proxy statement captioned “— Background of the Merger”).

•        Financial Condition, Results of Operations and Prospects of Carrols; Risks of Execution.    The current, historical and projected financial condition, results of operations and business of Carrols, as well as Carrols’ prospects and risks if it were to remain an independent company. In particular, the Special Committee considered Carrols’ then-current business plan, including management’s then-current estimated projections of Carrols’ financial prospects, as reflected in the Company Projections. As part of this, the Special Committee considered Carrols’ current business plan and the potential opportunities and risks that it presented against, among other things, various execution, operational and other risks to achieving the business plan and related uncertainties, including: (1) the impact of market, customer and competitive trends on Carrols, (2) the likelihood that the business plan could be achieved in the face of potential operational and execution risks, including loss of market share, changing consumer preferences, customer dissatisfaction with the Burger King or Popeyes brands or employee attrition and (3) general risks related to market conditions that could negatively impact valuation or reduce the price of Carrols Common Stock. In particular, the Special Committee considered the likelihood and timing of, and risks to, achieving the operational improvements, objectives and share improvement assumptions underlying the business plan, as well as the estimated projections of Carrols’ financial prospects, all as reflected in the section of this proxy captioned “— Unaudited Prospective Financial Information.”

Among the potential risks of staying independent identified by the Special Committee were consideration of (1) Carrols’ ability to sustain growth and to manage infrastructure to support such growth, (2) Carrols’ ability to introduce new franchise locations successfully and to make enhancements to customer experience, (3) Carrols’ and the Burger King and Popeyes brands’ ability to navigate the competitive industry landscape and to maintain or improve share within its industry, (4) the fact that Parent’s consent, as franchisor, would be required in order for Carrols to acquire additional Burger King franchise locations and the likelihood that Parent may not permit Carrols to acquire a significant number of additional Burger King franchise locations, which the Special Committee believed would limit Carrols’ growth prospects, (5) the substantial ongoing capital requirements to develop and remodel Carrols restaurants and (6) the contractual limitation on the ability of Carrols to engage in any business other than the acquisition and operation of Burger King and Popeyes restaurants as set forth in the Series D Convertible Preferred Stock Certificate of Designation.

The Special Committee was also aware that the price of Carrols Common Stock could be negatively affected if Carrols failed to meet investor expectations, including if Carrols failed to meet its growth and profitability objectives.

•        Opinion of the Special Committee’s Financial Advisor.    The financial analysis of the Per Share Price reviewed by representatives of Jefferies with the Special Committee as well as the opinion of Jefferies rendered to the Special Committee on January 15, 2024, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Per Share Price to be received by the Unaffiliated Company Stockholders pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in the section of this proxy statement captioned “— Opinion of the Special Committee’s Financial Advisor” and the full text of the written opinion of Jefferies attached as Annex B to this proxy statement.

•        Negotiations with Parent and Terms of the Merger Agreement.    The terms and conditions of the Merger Agreement, which was the product of arm’s-length negotiations, including:

•        The requirement that approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Carrols Common Stock held by the Unaffiliated Company Stockholders (the “Unaffiliated Stockholder Approval”).

•        Carrols’ ability during the Go-Shop Period to solicit alternative Acquisition Proposals from, and participate in discussions and negotiations with, third parties.

•        Carrols’ ability, under certain circumstances, to furnish information to, and conduct negotiations with, third parties submitting unsolicited alternative Acquisition Proposals.

•        The Special Committee’s belief that the terms of the Merger Agreement would be unlikely to unduly deter third parties from making a Superior Proposal.

•        The ability of the Carrols Board, acting upon the recommendation of the Special Committee, and the Special Committee’s ability, in each case under certain circumstances, to change, withdraw or modify the recommendation that our stockholders (including the unaffiliated security holders) vote in favor of the adoption of the Merger Agreement.

•        The Carrols Board’s ability, acting upon the recommendation of the Special Committee, under certain circumstances, to terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal. In that regard, the Special Committee believed that the termination fee payable by Carrols in such instance in accordance with the terms of the Merger Agreement was reasonable, consistent with or below similar fees payable in comparable transactions, and not preclusive of other offers.

•        The remedies available to Carrols under the Merger Agreement in the event the Merger is not consummated.

•        The terms of the Merger Agreement provide Carrols with sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the Merger or the termination of the Merger Agreement.

•        Reasonable Likelihood of Consummation.    The belief of the Special Committee that an acquisition by Parent has a reasonable likelihood of closing, based on, among other matters:

•        the limited conditions to Parent’s obligation to consummate the Merger as provided by the Merger Agreement, including the absence of a financing condition;

•        no anticipated substantive issues expected in connection with the required regulatory approvals and the meaningful obligation of Parent to obtain such regulatory approval; and

•        the fact that Cambridge Stockholders, who hold approximately 16.7% of the voting power of Carrols’ outstanding share capital, have duly executed and entered into the Voting Agreement and have agreed to vote their respective shares in favor of the Merger Agreement, subject to, and in accordance with, the terms and conditions of the Voting Agreement.

•        Appraisal Rights.    The holders of Carrols Common Stock have the right to exercise their statutory appraisal rights under Section 262 of the DGCL and receive payment of the fair value of their shares of the Carrols Common Stock in lieu of the Per Share Price, subject to and in accordance with the terms and conditions of the Merger Agreement and the DGCL, unless and until any such holder fails to perfect or effectively withdraws or loses such holder’s rights to appraisal and payment under the DGCL.

•        Current and Historical Market Prices.    The current and historical market prices of Carrols’ Common Stock, including as set forth in the table under “Important Information Regarding Carrols — Market Price of Carrols’ Common Stock” and “Special Factors — Opinion of the Financial Advisor to the Special Committee” taking into account the market performance of Carrols’ Common Stock relative to the capital stock of other participants in the industries in which Carrols operates and general market indices.

The Special Committee also considered a number of factors relating to the procedural safeguards that it believes were and are present to ensure the fairness of the Merger and to permit the Special Committee to represent effectively the interests of the Unaffiliated Company Stockholders and the unaffiliated security holders of Carrols. In light of such procedural safeguards, the Special Committee did not consider it necessary to retain an unaffiliated representative to act solely on behalf of the Unaffiliated Company Stockholders and the unaffiliated security holders of Carrols for purposes of negotiating the terms of the Merger Agreement or preparing a report concerning the fairness of the Merger Agreement and the Merger. The Special Committee believes these factors support its determinations and recommendations and provide assurance of the procedural fairness of the Merger to the Unaffiliated Company Stockholders and the unaffiliated security holders of Carrols.

•        Independence.    The Special Committee has consisted solely of independent (for purposes of serving on the Special Committee) and disinterested directors that are not affiliated with, and are independent of, any of the potential counterparties to a potential acquisition of Carrols and were otherwise disinterested and independent with respect to a potential acquisition of Carrols (including a potential acquisition of Carrols that has a transaction or series of transactions in which one or more significant stockholders of Carrols have an interest that is in addition to, and/or different from, the interests of Carrols Stockholders as a whole), other than as discussed in the section of this proxy statement captioned “Special Factors — Interests of Carrols’ Directors and Executive Officers in the Merger.”

•        Negotiating Authority and Procedural Safeguards.    The fact that any potential transaction with Parent was conditioned, from the outset of discussions regarding a potential transaction, on (1) the Special Committee being empowered to freely select its own independent legal and financial advisors and to consider (including the ability to reject) any proposal by Parent regarding a potential transaction, and (2) the transaction being subject to a non-waivable condition requiring approval of a majority of the shares of common stock of Carrols not owned by Parent and such approval actually being obtained before consummation of the Merger.

•        Prior Special Committee Action.    The Carrols Board was not permitted to approve any potential acquisition of Carrols (including a potential acquisition of Carrols that also included a transaction or series of transactions in which one or more significant stockholders of Carrols had an interest that was in addition to, and/or different from, the interests of Carrols’ stockholders as a whole) or recommend for approval any such transactions by Carrols Stockholders without a prior favorable recommendation of the transaction by the Special Committee.

•        Active Involvement and Oversight.    The numerous meetings held by the Special Committee over an approximately one-month period (with its legal and financial advisors present) to discuss and evaluate, among other things, the process for exploring a potential strategic transaction and the proposals from Parent, and the Special Committee’s active oversight of the negotiation process. The Special Committee was actively engaged in this process on a regular basis and was provided with full access to Carrols management and its advisors in connection with the evaluation process.

•        Independent Advice.    The Special Committee selected and engaged its own independent legal and financial advisors and received the advice of such advisors throughout its review, evaluation and negotiation of a potential acquisition of Carrols, which independent financial advisor delivered a fairness opinion to the Special Committee.

•        Full Knowledge.    The Special Committee made its evaluation of a potential acquisition of Carrols by Parent based upon the factors discussed in this proxy statement.

•        No Obligation to Recommend.    The recognition by the Special Committee that it had no obligation to recommend to the Carrols Board the approval of the Merger or any other transaction and had the authority to reject any proposals made.

•        Majority of the Minority Approval.    The consummation of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Carrols Common Stock held by the Unaffiliated Company Stockholders to adopt the Merger Agreement.

In the course of reaching its determinations and making its recommendations, the Special Committee also considered the following non-exhaustive list of countervailing factors concerning the Merger Agreement and the Merger, which are not presented in any relative order of importance:

•        No Stockholder Participation in Future Growth or Earnings.    The nature of the Merger as a cash transaction means that holders of Carrols Common Stock (including the unaffiliated security holders) will not participate in Carrols’ future earnings or growth and will not benefit from any appreciation in value of the Surviving Corporation.

•        No-Shop Restrictions after the Go-Shop Period.    The restrictions in the Merger Agreement on Carrols’ ability to solicit competing transactions following the Go-Shop Period (subject to certain exceptions to allow the Carrols Board, acting upon the recommendation of the Special Committee, or the Special

Committee, to exercise their respective fiduciary duties and, in the case of Carrols Board, acting upon the recommendation of the Special Committee, to accept a Superior Proposal, and then only upon the payment of a termination fee by Carrols to Parent).

•        Risk Associated with Failure to Consummate the Merger.    The possibility that the Merger might not be consummated, and if it is not consummated, that: (1) Carrols’ directors, management team and other employees will have expended extensive time and effort and will have experienced significant distractions from their work on behalf of Carrols during the pendency of the Merger, (2) Carrols will have incurred significant transaction and other costs, (3) Carrols’ continuing business relationships with business partners and employees may be adversely affected, which could include the loss of key personnel, (4) the trading price of Carrols Common Stock could be adversely affected, (5) the contractual and legal remedies available to Carrols in the event of the breach or termination of the Merger Agreement may be insufficient, costly to pursue, or both and (6) the failure of the Merger to be consummated could result in an adverse perception among our employees, business partners and investors about Carrols’ prospects.

•        Regulatory Risks.    The possibility that regulatory agencies may delay, object to, challenge or seek to enjoin the Merger, or may seek to impose terms and conditions on their approvals that are not acceptable to Parent, notwithstanding its obligations under the Merger Agreement.

•        Impact of Interim Restrictions on Carrols’ Business Pending the Completion of the Merger.    The restrictions on the conduct of Carrols’ business prior to the consummation of the Merger, which may delay or prevent us from undertaking strategic initiatives before the completion of the Merger that, absent the Merger Agreement, we might have pursued, or from taking certain actions aimed at incentivizing and retaining our employees.

•        Effects of the Merger Announcement.    The effects of the public announcement of the Merger, including the: (1) effects on our employees, operating results and stock price, (2) impact on our ability to attract and retain key management, sales and marketing, and technical personnel, and (3) potential for litigation in connection with the Merger.

•        Termination Fee Payable by Carrols.    The requirement that Carrols pay Parent a termination fee of $19,000,000 under certain circumstances following termination of the Merger Agreement, including if Carrols terminates the Merger Agreement to accept a Superior Proposal or if Parent terminates the Merger Agreement because the Special Committee and/or the Carrols Board changes its recommendation (as further described under “The Merger Agreement — Termination Fees and Expenses”). The Special Committee considered the potentially discouraging impact that this termination fee could have on a third party’s interest in making a competing proposal to acquire Carrols; noting, however, that the Merger Agreement was negotiated to ameliorate such potential deterrence by reducing the amount of the termination fee to $9,500,000 if the termination fee is payable in connection with entering into the Alternative Acquisition Agreement during the Go-Shop Period.

•        Interests of Carrols’ Directors and Executive Officers.    The interests that Carrols’ directors and executive officers may have in the Merger, which may be different from, or in addition to, those of the other unaffiliated security holders.

•        Voting Obligations of Certain Significant Stockholders.    Certain significant stockholders of Carrols are parties to the Voting Agreement with Parent, which, under certain circumstances, obligates such holders to vote in favor of the adoption of the Merger Agreement and that those obligations do not automatically terminate in the event that the Special Committee, or the Carrols Board, acting upon the recommendation of the Special Committee, modifies, changes or withdraws Carrols’ recommendation with respect to the transaction.

•        Transaction Costs.    Carrols has incurred and will incur substantial costs in connection with the transactions contemplated by the Merger Agreement, even if the Merger is not consummated.

The Special Committee concluded that the uncertainties, risks and potentially negative factors relevant to the Merger Agreement and the Merger were outweighed by the potential benefits of the Merger Agreement and the Merger.

Recommendation of the Carrols Board

Based on the unanimous recommendation of the Special Committee and on the basis of the other factors described above, the Carrols Board (with the exception of the Class D Directors, who recused themselves) unanimously (1) determined that it is fair to and in the best interests of Carrols and Carrols Stockholders (including the Unaffiliated Company Stockholders), and declared it advisable, to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated therein, (2) approved and adopted the execution and delivery of the Merger Agreement by Carrols, the performance by Carrols of its covenants and other obligations thereunder, and the consummation of the Merger and the transactions contemplated therein, upon the terms and conditions set forth therein, in accordance with the DGCL, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Carrols and the Carrols Stockholders (including the Unaffiliated Company Stockholders), and (3) resolved to recommend that the Carrols Stockholders adopt the Merger Agreement in accordance with the DGCL.

In addition, the Carrols Board, on behalf of Carrols, believes, based on the factors described below, that the Merger is fair to the unaffiliated security holders.

In the course of reaching its determination and making its recommendations, the Carrols Board considered the following non-exhaustive list of material factors and countervailing factors, which are not presented in any relative order of importance:

•        Determinations of the Special Committee.    The Special Committee’s analysis (as to both substantive and procedural aspects of the Merger), conclusions and unanimous determination, which the Carrols Board adopted, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Carrols and the Unaffiliated Company Stockholders. The Carrols Board also considered the Special Committee’s unanimous recommendation that the Carrols Board approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

•        Procedural Protections.    The procedural fairness of the Merger, including that (1) it was negotiated by a Special Committee consisting solely of non-management independent members of the Carrols Board not affiliated with Parent, which was formed at the outset of discussions regarding exploration of a potential transaction between Carrols and Parent, and (2) the Special Committee had the authority to select and engage, and was advised by, its own independent legal and financial advisors.

•        Unaffiliated Stockholder Vote.    Although consummation of the Merger pursuant to the DGCL does not require that the Merger Agreement be adopted by Carrols’ unaffiliated security holders, the Merger Agreement provides that consummation of the Merger is conditioned upon Carrols obtaining the Unaffiliated Stockholder Approval. The directors who hold shares of Carrols Common Stock, other than those who are employees of Parent or its affiliates and other than those who are employees of Carrols (the “Stockholder Directors”), are deemed to be Unaffiliated Company Stockholders; accordingly, the shares they beneficially own will be counted toward the vote for the Unaffiliated Stockholder Approval. While the Stockholder Directors are not deemed to be unaffiliated security holders for purposes of Rule 13e-3 under the Exchange Act, the Carrols Board and the Special Committee included the Stockholder Directors in the Unaffiliated Stockholder Approval because such directors will not retain any equity interest in Carrols, will receive the same Per Share Price as the unaffiliated security holders upon consummation of the Merger, and have not received any consideration beyond the Per Share Price from any Buyer Party in connection with the Merger. Accordingly, the Carrols Board and the Special Committee considered the Unaffiliated Stockholder Approval as a factor in support of their belief that the Merger is fair to Carrols’ unaffiliated security holders.

•        Other Factors Considered by the Special Committee.    The other material factors and countervailing factors considered by the Special Committee and listed above.

The Carrols Board concluded that the uncertainties, risks and potentially negative factors relevant to the Merger Agreement and the Merger were outweighed by the potential benefits of the Merger Agreement and the Merger.

The foregoing discussion of the information and factors considered by the Special Committee and by the Carrols Board is not intended to be exhaustive and includes only the material factors considered. In light of the variety of factors considered by the Special Committee and by the Carrols Board and the complexity of these factors, neither the Special Committee nor the Carrols Board found it practicable to, and did not, quantify or otherwise assign relative weights, ranks or values to the foregoing factors in reaching their respective determinations and recommendations. Moreover, each member of the Special Committee and of the Carrols Board applied his or her own personal business judgment to the process and may have assigned different relative weights, ranks or values to the different factors, and the recommendations, determinations and approvals, where applicable, by the Special Committee and the Carrols Board were based upon the totality of the information presented to, and considered by, the Special Committee and the Carrols Board, respectively.

In the course of evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, and making the decisions, determinations and recommendations described above (as applicable), the Carrols Board and the Special Committee did not consider the liquidation value of Carrols because (1) they considered Carrols to be a viable, going concern, (2) they believed that liquidation sales generally result in proceeds substantially less than sales of a going concern, and (3) they considered determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of Carrols. For the foregoing reasons, the Carrols Board and the Special Committee did not consider liquidation value to be a relevant factor. Further, the Carrols Board and the Special Committee did not consider Carrols’ net book value, which is an accounting concept, as a factor because they believed (1) that net book value is not a material indicator of the value of Carrols as a going concern but rather is indicative of historical costs and (2) net book value does not take into account the prospects of Carrols, market conditions, trends in the industry in which Carrols operates or the business risks inherent in the industry. In addition, the Carrols Board and the Special Committee did not view the purchase prices paid in the transactions described in the section of this proxy statement captioned “Important Information Regarding Carrols — Transactions in Carrols Common Stock” (all of which were below the Per Share Price) to be relevant except to the extent that those prices indicated the trading price of the Carrols Common Stock during the applicable periods. The Carrols Board and the Special Committee believe that the trading price of the shares of Carrols Common Stock at any given time represents the best available indicator of Carrols’ going concern value at that time so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction. In addition, the Carrols Board and the Special Committee implicitly considered the value of Carrols as a going concern by taking into account the value of Carrols’ current and anticipated business, financial condition, results of operations, prospects, and other forward-looking matters.

Other than as described in this proxy statement, the Carrols Board is not aware of any firm offer by any other person during the prior two years for (1) a merger or consolidation of Carrols with another company, (2) the sale or transfer of all or substantially all of Carrols’ assets, or (3) a purchase of Carrols’ securities that would enable such person to exercise control of Carrols.

Opinion of the Special Committee’s Financial Advisor

The Special Committee retained Jefferies as its financial advisor in connection with a possible sale, disposition, or other business transaction involving Carrols. In connection with this engagement, the Special Committee requested that Jefferies evaluate the fairness, from a financial point of view, of the Per Share Price to be received by the Unaffiliated Company Stockholders pursuant to the Merger Agreement. At a meeting of the Special Committee held on January 15, 2024, Jefferies rendered its opinion to the Special Committee to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Per Share Price to be received by the Unaffiliated Company Stockholders pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex B to this proxy statement and is incorporated herein by reference. The Company encourages you to read the opinion carefully and in its entirety. Jefferies’ opinion was provided for the use and benefit of the Special Committee (in its capacity as such) in its evaluation of the Per Share Price from a financial point of view and did not address any other aspect of the Merger or any other matter. Jefferies’ opinion did not address the relative merits of the Merger or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Carrols, nor did it address the underlying business decision by Carrols or the Special Committee to engage in the Merger or any term, aspect or implication of any other agreement (or amendment thereto or related arrangements) entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Jefferies’ opinion did not constitute a recommendation as to how the Special Committee or any holder of shares of Carrols Common Stock should act or vote on the Merger or any other matter. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.

In arriving at its opinion, Jefferies, among other things:

•        reviewed a draft dated January 15, 2024 of the Merger Agreement;

•        reviewed certain publicly available financial and other information about Carrols;

•        reviewed certain information furnished to Jefferies by Carrols’ management and approved for Jefferies’ use by the Special Committee, including financial forecasts and analyses, relating to the business, operations and prospects of Carrols (the “Company Projections”);

•        held discussions with members of senior management of Carrols concerning the matters described in the second and third bullets above;

•        reviewed the share trading price history and valuation multiples for Carrols Common Stock and compared them with those of certain publicly traded companies that Jefferies deemed relevant;

•        compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Jefferies deemed relevant; and

•        conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to Jefferies by Carrols or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of Carrols that it was not aware of any facts or circumstances that would make any of the foregoing information incomplete, inaccurate or misleading. In Jefferies’ review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did Jefferies conduct a physical inspection of any of the properties or facilities of, Carrols, and Jefferies was not furnished with and assumed no responsibility to obtain, any such evaluations, appraisals or physical inspections. Jefferies did not evaluate the solvency or fair value of Carrols or any other entity under any laws relating to bankruptcy, insolvency or similar matters.

With respect to the Company Projections provided to and reviewed by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. However, Jefferies was advised, and Jefferies assumed, that the Company Projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Carrols as to the future financial performance of Carrols and the other matters covered thereby. Jefferies expressed no opinion as to the Company Projections or the assumptions on which they were based.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date thereof. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies become aware after the date thereof.

Jefferies made no independent investigation of, and expressed no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to Carrols, and Jefferies assumed the correctness in all respects material to its analyses and opinion of all legal, regulatory, accounting and tax advice given to Carrols, the Carrols Board or the Special Committee including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Carrols or the Merger and legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement and related documents to Carrols and its stockholders. In addition, in preparing its opinion,

Jefferies did not take into account any tax consequences of the transaction to any holder of Carrols Common Stock. Jefferies assumed that the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by Jefferies. Jefferies also assumed that in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition would be imposed or occur that would have an adverse effect on Carrols, Parent or the contemplated benefits of the Merger or that otherwise would be material in any respect to Jefferies’ analyses or opinion.

Jefferies’ opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Carrols, nor did it address the underlying business decision by Carrols or the Special Committee to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein, including the form or structure of the Merger or any term, aspect or implication of any other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from the Merger or otherwise. Jefferies’ opinion did not constitute a recommendation as to how any holder of shares of Carrols Common Stock should vote on the Merger or any matter related thereto. At the direction of the Special Committee, Jefferies was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Carrols or any other alternative transaction. Jefferies expressed no opinion as to whether any alternative transaction might result in consideration more favorable to Carrols’ stockholders than that contemplated by the Merger Agreement. Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Carrols or any other party, other than the Unaffiliated Company Stockholders. Jefferies expressed no view or opinion as to the price at which shares of Carrols Common Stock would trade or otherwise be transferrable at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any of Carrols’ officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Per Share Price to be received by the Unaffiliated Company Stockholders or otherwise. Jefferies opinion was authorized by the Fairness Committee of Jefferies LLC.

In connection with rendering its opinion to the Special Committee, Jefferies performed certain financial and comparative analyses, including those described below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analysis summarized below, no company used as a comparison was identical or directly comparable to Carrols. These analyses necessarily involved complex considerations and judgments concerning financing characteristics and other factors that could affect the public trading or other values of the companies concerned.

Jefferies believes that its analyses and the summary below must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of Carrols in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Carrols. Estimates of the financial value of companies or businesses do not purport to be appraisals or necessarily reflect the prices at which companies, businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of Carrols or its businesses or securities.

The terms of the Merger were determined through negotiations between the Special Committee and Carrols and Parent, and the decision by Carrols to enter into the Merger Agreement was solely that of the Carrols Board, acting upon the recommendation of the Special Committee. Jefferies’ opinion and financial analyses were only one of many factors considered by the Special Committee in its evaluation of the Per Share Price and should not be viewed as determinative of the views of the Special Committee, the Carrols Board or Company management with respect to the Merger or the Per Share Price payable in the Merger.

A copy of the discussion materials Jefferies provided to the Special Committee on January 15, 2024 has been attached as an exhibit to the Transaction Statement on Schedule 13E-3 related to the Merger.

Financial Analyses

The summary of the financial analyses described in this section is a summary of the material financial analyses reviewed with the Special Committee and performed by Jefferies in connection with its analyses and opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary.

The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 12, 2024, and is not necessarily indicative of current or future market conditions.

Selected Public Companies Analysis

Jefferies reviewed publicly available financial, stock market and operating information of Carrols and the following eight selected publicly traded U.S. listed restaurant franchisee, small-cap limited-service and small-cap full-service restaurant companies that Jefferies considered generally relevant for purposes of its analysis, which are collectively referred to as the “selected companies.”

The selected companies reviewed included the following:

Public Franchisees

•        Arcos Dorados Holdings Inc.

Limited Service Restaurants

•        El Pollo Loco Holdings, Inc.

•        Noodles & Company

•        Potbelly Corporation

Full Service Restaurants

•        BJ’s Restaurants, Inc.

•        Chuy’s Holdings, Inc.

•        Red Robin Gourmet Burgers, Inc.

•        The ONE Group Hospitality, Inc.

Additionally, the following companies were evaluated for informational purposes only:

Non-U.S. Listed Restaurants and RBI

•        Alsea S.A.B. de C.V.

•        Domino’s Pizza Enterprises Limited

•        Jubilant FoodWorks Limited

•        Restaurant Brands International Inc.

Jefferies reviewed, among other information and to the extent publicly available, enterprise values (“EVs”) of the selected companies, calculated as fully diluted equity values based on closing stock prices on January 12, 2024, plus total debt, preferred equity and non-controlling interests, minus cash and cash equivalents, as a multiple of each such company’s estimated adjusted earnings before interest, taxes, depreciation and amortization, burdened by stock based compensation expense and pre-opening expenses (“Adjusted EBITDA”), for the calendar years 2023 and 2024, which we refer to as FY 2023E and FY 2024E, respectively. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information.

The financial data reviewed included the following:

Selected Public Companies Analysis

Company Sector	EV/FY 2023E Adjusted EBITDA Multiples			EV/FY 2024E Adjusted EBITDA Multiples
	High	Low	Median	High	Low	Median
Public Franchisees	6.5x	6.5x	6.5x	5.8x	5.8x	5.8x
Limited-Service Restaurants	15.5x	5.3x	6.6x	14.0x	4.5x	6.7x
Full-Service Restaurants	8.9x	4.4x	7.5x	8.7x	4.2x	6.0x

Jefferies applied a selected range of enterprise value to estimated Adjusted EBITDA multiples of 6.25x to 7.25x and 6.0x to 7.0x to corresponding data of Carrols based on the Company Projections for estimated Adjusted EBITDA for FY 2023E and FY 2024E, respectively, to determine ranges of implied enterprise values for Carrols. Jefferies then subtracted Carrols’ net debt as of December 31, 2023, as provided by Company management, to calculate a range of implied equity values, and divided the result by the number of fully diluted shares of Carrols Common Stock outstanding to calculate a range of implied per share equity values for Carrols. This analysis indicated reference ranges of implied per share equity values of $7.80 to $10.00 and $8.35 to $10.70 (each rounded to the nearest $0.05) based on estimated Adjusted EBITDA for FY 2023E and FY 2024E, respectively, as compared to the Per Share Price of $9.55 per share.

No company utilized in the selected public companies analysis is identical to Carrols. In evaluating the selected public companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Carrols’ and Jefferies’ control.

Discounted Cash Flow Analysis

Jefferies performed a discounted cash flow analysis of Carrols by calculating the estimated present value of the stand-alone unlevered, after-tax free cash flows that Carrols was forecasted to generate during the calendar years ending December 31, 2024 through December 31, 2028 based on the Company Projections. The terminal values of Carrols were calculated by applying a selected range of perpetuity growth rates of 2.5% to 3.5% to Carrols’ estimated unlevered free cash flows for the calendar year ending December 31, 2028 (including normalized levels of capital expenditures, working capital and depreciation and amortization), based on the Company Projections. The present values of the unlevered free cash flows and terminal values were then calculated using a selected discount rate range of 11.0% to 13.0%, based on an estimate of Carrols’ weighted average cost of capital, and added to the present value of Carrols’ net operating losses and work opportunity and tax credits, calculated using a discount rate of 15.5% based on an estimate of Carrols’ cost of equity, to determine a range of implied enterprise values for Carrols. Jefferies then subtracted Carrols’ net debt as of December 31, 2023, as provided by Company management, to calculate a range of implied equity values, and divided the result by the number of fully diluted shares of Carrols Common Stock outstanding to calculate a range of implied per share equity values for Carrols. This analysis indicated a reference range of implied per share equity values of $6.10 to $10.35 (rounded to the nearest $0.05), as compared to the Per Share Price of $9.55 per share.

Other Factors

Jefferies reviewed certain additional information that was not considered part of Jefferies’ financial analysis with respect to its opinion but was noted for informational purposes, including the following:

Selected Transactions Analysis

Jefferies reviewed, for informational purposes only, publicly available financial, stock market and operating information of Carrols and nineteen historical M&A transactions, announced since December 2016, involving franchisee restaurant companies that have financial and operating characteristics that Jefferies, in its professional judgment, considered generally relevant for purposes of its analysis, which are collectively referred to as the “selected transactions.” Because all but one of the selected transactions did not have publicly disclosed enterprise value to latest twelve month Adjusted EBITDA multiples, Jefferies did not rely upon the selected transactions analysis for purposes of its opinion.

Premiums Paid Analysis.

Jefferies reviewed, for informational purposes only, the implied premiums paid in 294 selected all-cash transactions across all industries, excluding financial targets, with implied equity values ranging from $500 million to $2.0 billion, and 20 all-cash restaurant transactions involving U.S. domiciled and listed publicly traded targets closed since January 1, 2012.

Miscellaneous

The Company has agreed to pay Jefferies for its financial advisory services in connection with the Merger an aggregate fee based upon a percentage of the transaction value of the Merger, which fee is estimated as of the date of this proxy statement to be approximately $12.3 million, $2 million of which became payable upon delivery of Jefferies’ opinion to the Special Committee and the remainder of which is payable contingent upon the closing of the Merger. In addition, Carrols agreed to reimburse Jefferies for expenses, including fees and expenses of counsel, incurred in connection with Jefferies’ engagement and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

During the two-year period prior to the date of Jefferies’ opinion, Jefferies and its affiliates have provided financial advisory or financing services to Cambridge Holdings for which Jefferies or its affiliates received fees of approximately $1 million in connection with Jefferies’ role as sales agent and forward purchaser in “at-the-market” programs involving shares of Carrols Common Stock sold by Cambridge Holdings. During the two-year period prior to the date of Jefferies’ opinion, Jefferies and its affiliates have not provided financial advisory or financing services to Carrols, Parent or their respective affiliates (other than as described in the immediately preceding sentence) for which Jefferies or its affiliates received fees. Jefferies and its affiliates may provide financial advisory and/or financing services to Carrols, Parent and/or their respective affiliates in the future, for which services Jefferies and its affiliates would expect to receive compensation. In the ordinary course of business, Jefferies and its affiliates may trade or hold securities or financial instruments (including loans and other obligations) of Carrols, Parent and/or their respective affiliates for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions in those securities.

Jefferies was selected as the Special Committee’s financial advisor in connection with the Merger because, among other things, Jefferies is an internationally recognized investment banking firm with substantial experience in mergers and acquisition transactions and based on its familiarity with Carrols’ business and industry. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Other Preliminary Discussion Materials

In addition to the presentation made to the Special Committee on January 15, 2024, the date on which Jefferies delivered its opinion, as described above, Jefferies made a preliminary presentation to the Special Committee on January 11, 2024, which is referred to as the preliminary Jefferies presentation. A copy of the preliminary Jefferies presentation provided to the Special Committee by Jefferies has been attached as an exhibit to the Transaction Statement on Schedule 13E-3 related to the Merger. The preliminary Jefferies presentation does not constitute an opinion of Jefferies with respect to the Per Share Price.

January 11, 2024 Discussion Materials

The January 11, 2024 discussion materials included preliminary financial analyses that were substantially similar to those contained in the January 15, 2024 presentation based on the Company Projections, the then-current market information and the then-current terms of the draft Merger Agreement. The preliminary selected public companies analysis, using the selected ranges of EV / Adjusted EBITDA multiples described above under “— Selected Public Companies Analysis”, indicated reference ranges of implied per share equity values of $7.90 to $10.10 and $8.45 to $10.80 (each rounded to the nearest $0.05), based on estimated Adjusted EBITDA for FY 2023E and FY 2024E, respectively. The preliminary discounted cash flow analysis, using the selected ranges of perpetuity growth rates and discount rates described above under “— Discounted Cash Flow Analysis”, indicated reference ranges of implied per shares equity values of approximately $6.20 to $10.50 (rounded to the nearest $0.05). The preliminary Jefferies presentation also included, for informational purposes only, a preliminary selected transactions analysis, a preliminary premiums paid analysis, each as described above under “— Selected Transactions Analysis” and “— Premiums Paid Analysis,” as well as a preliminary illustrative theoretical future stock price analysis.

Position of the Buyer Parties as to the Fairness of the Merger

Under the SEC rules governing “going private” transactions, each Buyer Party may be deemed to be an affiliate of Carrols, and, therefore, required to express its belief as to the fairness of the proposed Merger to Carrols’ unaffiliated security holders. The Merger is a Rule 13e-3 transaction for which a Transaction Statement on Schedule 13E-3 has been filed with the SEC. The Buyer Parties are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. However, the view of the Buyer Parties as to the fairness of the Merger is not intended to be and should not be construed as a recommendation to any Carrols Stockholder as to how that stockholder should vote on the Merger Proposal. The Buyer Parties have interests in the Merger that are different from, and/or in addition to, the unaffiliated security holders of Carrols.

The Buyer Parties believe that, as a subsidiary of Parent, Carrols will be able to improve its ability to execute initiatives such as accelerating remodels faster than it could as a standalone public company. Over time this will create additional enterprise value for Carrols and Parent as the brand owner. The Buyer Parties believe that this, along with the ability to refranchise restaurants to smaller, locally-owned operators over time, will allow the Buyer Parties’ investment in Carrols to achieve returns consistent with its investment objectives, which are in some cases more difficult for businesses to achieve as a standalone public company. Further, absent the reporting and associated costs and burdens placed on public companies, the Buyer Parties believe that the Company’s management and employees will be able to execute more effectively on future strategic plans.

The Buyer Parties believe that the interests of the unaffiliated security holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Buyer Parties did not participate in the deliberation of the Special Committee regarding, and did not receive advice from the respective legal or other advisors of the Special Committee as to, the fairness of the Merger. In addition, the Buyer Parties did not participate in the deliberations of the Carrols Board regarding, and did not receive advice from any advisors of the Carrols Board as to, the fairness of the Merger. The Buyer Parties have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the Merger to the unaffiliated security holders of Carrols. Based on, among other things, their knowledge and analysis of available information regarding Carrols, as well as discussions with the Company’s senior management regarding Carrols and its business and the factors considered by, and the analysis and resulting conclusions of, the Carrols Board and the Special Committee discussed in the section of this proxy statement entitled “Special Factors — Reasons for the Merger; Recommendation of the Special Committee and the Carrols Board” (which analysis and resulting conclusions the Buyer Parties adopt), the Buyer Parties believe that the Merger is substantively fair to the unaffiliated security holders of Carrols. In particular, the Buyer Parties considered the following (which are not listed in any relative order of importance):

•        the current and historical market prices of Carrols Common Stock, including the market performance of Carrols Common Stock relative to those of other participants in the Company’s industry and general market indices; the fact that the Per Share Price represents a 23.1% premium to Carrols 30-day volume-weighted average price as of January 12, 2024 of $7.76 per share and a 13.4% premium to the January 12, 2024 closing price; and the fact that Carrols Common Stock traded as low as $1.85 per share during the 52-week period prior to the announcement of the Merger;

•        the fact that the Special Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, Carrols and the Unaffiliated Company Stockholders and, accordingly, the Company’s unaffiliated security holders, as defined in Rule 13e-3 under the Exchange Act;

•        the fact that the Carrols Board (with the exception of the Class D Directors, who recused themselves), acting upon the recommendation of the Special Committee, unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, Carrols and its stockholders;

•        the fact that the members of the Special Committee are not officers or employees of Carrols, are not affiliated with any Buyer Party and do not have any interests in the Merger different from, or in addition to, those of the unaffiliated security holders, other than the members’ receipt of Carrols Board compensation and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Carrols Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective indemnification agreements entered into with Carrols and under the Merger Agreement;

•        the fact that the Per Share Price will be paid to the unaffiliated security holders in all cash, thus allowing the unaffiliated security holders of Carrols to immediately realize a certain and fair value for their shares, which value represents a significant premium to the closing price of Carrols Common Stock as noted above;

•        the fact that the Merger will provide liquidity for the unaffiliated security holders of Carrols without incurring brokerage and other costs typically associated with market sales or delays that may be involved for the liquidation of larger positions in Carrols Common Stock;

•        the fact that the Merger is not conditioned on any financing being obtained by Parent, increasing the likelihood that the Merger will be consummated and that the consideration to be paid to the unaffiliated security holders of Carrols in the Merger will be received;

•        the potential risks to stockholders of Carrols continuing to have publicly traded common stock, including the risks of market volatility and global uncertainty;

•        the fact that Carrols has the ability to seek specific performance under the Merger Agreement to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement; and

•        the fact that, notwithstanding that the Buyer Parties are not entitled to, and did not, rely on the opinion provided by Jefferies to the Special Committee on January 15, 2024, the Special Committee received an opinion from Jefferies stating that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in the written opinion of Jefferies, the Per Share Price to be received by the Unaffiliated Company Stockholders pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The Buyer Parties did not consider the liquidation value of Carrols in determining their view as to fairness of the Merger to the unaffiliated security holders because the Buyer Parties considered Carrols to be a viable going concern, viewed the trading history of Carrols Common Stock as an indication of the Company’s going concern value and believed that liquidation sales generally result in proceeds substantially less than sales of a going concern. For the foregoing reasons, the Buyer Parties did not consider liquidation value to be a relevant factor.

The Buyer Parties did not consider net book value, which is an accounting concept, in determining their view as to fairness of the Merger to the unaffiliated security holders because they believed that net book value is not a material indicator of the value of Carrols as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger. The Buyer Parties note, however, that the Per Share Price of $9.55 is substantially higher than the net book value per share of Carrols Common Stock as of October 1, 2023 of $0.0104 (based on 51,602,340 issued and outstanding shares as of that date). See the section of this proxy statement captioned “Where You Can Find Additional Information” for a description of how to obtain copies of the Company’s periodic reports.

The Buyer Parties were not aware of, and thus did not consider, any other firm offers made by any unaffiliated person during the past two years for (i) a merger or consolidation of Carrols with another company, (ii) the sale or transfer of all or substantially all of the Company’s assets or (iii) the purchase of all or a substantial portion of the shares that would enable such person to exercise control of or significant influence over Carrols.

The Buyer Parties did not receive any reports, opinions or appraisals from any outside party materially related to the fairness of the Merger or the Per Share Price, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to unaffiliated security holders.

The Buyer Parties further believe that the Merger is procedurally fair to the unaffiliated security holders of Carrols based upon, among other things, the following factors, which are not listed in any relative order of importance:

•        the fact that the Special Committee and the Carrols Board were fully informed about the extent to which the interests of the Buyer Parties in the Merger differed from those of the unaffiliated security holders of Carrols;

•        the fact that consideration and negotiation of the Merger Agreement were conducted under the control and supervision of the Special Committee, which consists solely of independent directors, each of whom is an outside, non-employee director not affiliated with any of the Buyer Parties;

•        the fact that, since the outset of the strategic process that resulted in execution of the Merger Agreement, the Buyer Parties have conditioned the potential transaction upon (i) the approval of the Special Committee and (ii) a non-waivable condition requiring the Merger to be approved by a majority of the shares of Carrols Common Stock held by the Unaffiliated Company Stockholders, and such approval in fact being obtained prior to consummation of the Merger;

•        the fact that none of the members of the Special Committee is or ever was an employee of Carrols or any of its subsidiaries or affiliates and none of such directors has any financial interest in the Merger that is different from that of the unaffiliated security holders, other than the Special Committee members’ receipt of Carrols Board compensation and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Carrols Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective indemnification agreements entered into with Carrols and under the Merger Agreement;

•        the fact that, in considering the transaction with the Buyer Parties, the Special Committee acted solely to represent the interests of the unaffiliated security holders, and the Special Committee had independent control of the extensive negotiations with the members of the Buyer Parties and their respective advisors on behalf of the unaffiliated security holders;

•        the fact that the Special Committee retained, and had the benefit of advice from, nationally recognized legal and financial advisors;

•        the fact that the Per Share Price, and the terms and conditions of the Merger, were the result of the Special Committee’s extensive arm’s length negotiations with Parent, during which Parent raised the value of the per share merger consideration offered twice, from $8.75, to $9.20 and finally to $9.55;

•        the fact that the Special Committee had the full power and authority to negotiate the terms and conditions of any strategic transaction involving Carrols (including the Merger), including to reject any proposals made by Parent or any other person;

•        the Company’s ability to, for a period of 30 days after entering into the Merger Agreement, solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to an Acquisition Proposal;

•        the Company’s ability, under certain circumstances as set out in the Merger Agreement, to provide information to, or participate in discussions or negotiations with, third parties regarding any alternative acquisition proposal that constitutes, or is reasonably likely to lead to, a Superior Proposal;

•        the Company’s ability, under certain circumstances as set out in the Merger Agreement, to terminate the Merger Agreement to enter into a definitive agreement related to a Superior Proposal, subject to paying Parent a termination fee of $19,000,000 in cash (which could have been reduced to $9,500,000 in certain circumstances if such termination occurred prior to the No-Shop Period Start Date and if Carrols entered into an definitive Alternative Acquisition Agreement at the time of such termination), subject to and in accordance with the terms and conditions of the Merger Agreement;

•        the recognition by the Special Committee that it had no obligation to recommend to the Carrols Board that it approve the Merger Agreement, and the recognition by the Carrols Board that it had no obligation to approve the Merger Agreement;

•        the availability of appraisal rights to the Company’s stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their shares; and

•        the fact that, in certain circumstances under the terms of the Merger Agreement, the Special Committee and the Carrols Board are able to change, withhold, withdraw, qualify or modify their recommendation that Carrols Stockholders vote in favor of the proposal to adopt the Merger Agreement.

The Buyer Parties also considered a variety of risks and other countervailing factors related to the substantive and procedural fairness of the proposed Merger, including:

•        the fact that the unaffiliated security holders of Carrols will not participate in any future earnings, appreciation in value or growth of the Company’s business and will not benefit from any potential sale of Carrols or its assets to a third party in the future;

•        the risk that the Merger might not be completed in a timely manner or at all;

•        the restrictions on the conduct of the Company’s business prior to the completion of the Merger set forth in the Merger Agreement, which may delay or prevent Carrols from undertaking business opportunities that may arise and certain other actions it might otherwise take with respect to the operations of Carrols pending completion of the Merger;

•        the negative effect that the pendency of the Merger, or a failure to complete the Merger, could potentially have on the Company’s business and relationships with its employees, vendors and customers;

•        the fact that, subject to the terms and conditions of the Merger Agreement, beginning on the No-Shop Period Start Date, Carrols and its subsidiaries are restricted from soliciting, proposing, initiating or knowingly encouraging the submission of acquisition proposals from third parties or the making of any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•        the possibility that the amounts that may be payable by Carrols upon the termination of the Merger Agreement, including payment to Parent of a termination fee of $19,000,000 in cash, and the processes required to terminate the Merger Agreement, including the opportunity for Parent to negotiate to make adjustments to the Merger Agreement, could discourage other potential acquirors from making a competing bid to acquire Carrols;

•        the fact that the receipt of cash by a U.S. Holder in exchange for shares of Carrols Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes; and

•        the risk of potential litigation relating to the Merger that could be instituted against Carrols and/or its directors and officers, and the potential effects of any outcomes related thereto, including potential management distraction and expenses that could result from such litigation.

The foregoing discussion of the information and factors considered and given weight by the Buyer Parties in connection with the fairness of the Merger is not intended to be exhaustive but is believed to include all material factors considered by them. The Buyer Parties did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their conclusion as to the fairness of the Merger. Rather, the Buyer Parties reached their position as to the fairness of the Merger after considering all of the foregoing as a whole.

The Buyer Parties believe these factors provide a reasonable basis upon which to form their position regarding the fairness of the Merger to the unaffiliated security holders of Carrols. This position, however, is not intended to be and should not be construed as a recommendation to any Carrols Stockholder to approve the Merger Agreement. The Buyer Parties make no recommendation as to how stockholders of Carrols should vote their shares relating to the Merger.

Litigation Related to the Merger

On March 12, 2024, a purported stockholder of Carrols filed a complaint against Carrols and its directors in the United States District Court for the Southern District of New York, captioned Andrew Sasser v. Carrols Restaurant Group, Inc., et al., No. 1:24-cv-01869 (S.D.N.Y.) (the “Sasser Action”). The Sasser Action alleges, among other things, that Carrols and the Carrols Board filed or caused to be filed a materially false and misleading preliminary proxy statement with the SEC in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The Sasser Action seeks, among other things, an injunction enjoining the consummation of the Merger, rescission of the Merger in the event the Merger is consummated or awarding of rescissory damages, an order for the directors of Carrols to exercise their fiduciary duties to disseminate a preliminary proxy statement that is not materially false or misleading and an award of costs, including reasonable attorneys’ and experts’ fees. Carrols believes the claims asserted in the Sasser Action are without merit. Additional lawsuits relating to the Merger may also be filed in the future.

Plans for Carrols After the Merger

Following completion of the Merger, Merger Sub will have been merged with and into Carrols, with Carrols surviving the Merger as a subsidiary of Parent. The shares of Carrols Common Stock are currently listed on NASDAQ and registered under the Exchange Act. Following completion of the Merger, there will be no further market for the shares of Carrols Common Stock and, as promptly as practicable following the Effective Time and in compliance with applicable law, Carrols Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act.

At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time will become the initial directors of the Surviving Corporation, and the officers of Carrols immediately prior to the Effective Time will become the officers of the Surviving Corporation, in each case until their successor is duly elected and qualified or until the earlier of his or her death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. At the Effective Time, the certificate of incorporation of Carrols as the Surviving Corporation will be amended and restated in its entirety to read as set forth in an exhibit to the Merger Agreement, and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation and such bylaws.

The Merger furthers the Burger King brand’s Reclaim the Flame plan to accelerate sales growth and drive franchisee profitability. This plan includes the $400 million investment announced in September 2022 to drive high quality remodels, improve operations, enhance marketing, and support ongoing technology and digital priorities. The Buyer Parties expect to significantly accelerate Carrols’ current rate of remodels to bring the acquired portfolio to modern image over the next five years, by investing Carrols’ operating cash flow to remodel acquired restaurants that are not currently considered modern image. In addition, the Buyer Parties expect to refranchise the restaurants to smaller, local operators over time, leveraging the operational strength and experience of the Carrols team.

The Buyer Parties will continue to assess the Company’s assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what additional changes, if any, would be desirable following the Merger to enhance the business and operations of Carrols. From and after the Effective Time, Parent may seek to acquire target companies or assets that operate in the Company’s industry or combine Carrols with target companies that provide earnings and growth synergies; however, no definitive contracts, arrangements, plans, proposals, commitments or understandings with respect thereto currently exist.

Certain Effects of the Merger

If the Requisite Stockholder Approval is obtained and all other conditions to Closing of the Merger are satisfied or waived, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, (1) Merger Sub will merge with and into Carrols, (2) the separate existence of Merger Sub will cease, and (3) Carrols will continue as the Surviving Corporation in the Merger and a subsidiary of Parent. As a result of the Merger, Carrols will cease to be a publicly traded company, Carrols Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act and Carrols will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of a Certificate of Merger with, and acceptance of that certificate by, the Secretary of State of the State of Delaware (or at a later time as Carrols, Parent and Merger Sub may agree and specify in such Certificate of Merger).

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time:

•        Each share of Carrols Common Stock outstanding as of immediately prior to the Effective Time (other than the Owned Company Shares or the Dissenting Company Shares, and other than Company RSAs and Company PSAs, which will be treated as described below) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Per Share Price, without interest thereon (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the Merger Agreement).

•        Each Owned Company Share shall remain issued and outstanding as a share of common stock of the Surviving Corporation.

•        Each share of Series D Convertible Preferred Stock that is outstanding as of immediately prior to the Effective Time shall remain issued and outstanding as a share of Series D Convertible Preferred Stock of the Surviving Corporation, on the terms set forth in the Series D Convertible Preferred Stock Certificate of Designation.

•        Each Company RSA, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will fully vest, be cancelled, and automatically convert into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Carrols Common Stock subject to such Company RSA, multiplied by (ii) the Per Share Price, subject to any applicable withholding taxes payable in respect thereof.

•        Each Company PSA, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will fully vest, be cancelled, and automatically convert into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Carrols Common Stock subject to such Company PSA (with any performance conditions deemed to be earned at “target” level performance), multiplied by (ii) the Per Share Price, subject to any applicable withholding taxes payable in respect thereof.

•        Each Company RSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will fully vest, be cancelled, and automatically convert into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Carrols Common Stock subject to such Company RSU (together with any accrued and unpaid dividends or dividend equivalents corresponding to such Company RSU), multiplied by (ii) the Per Share Price, subject to any applicable withholding taxes payable in respect thereof.

•        Each Company PSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will fully vest, be cancelled, and automatically converted, into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Carrols Common Stock subject to such Company PSU (together with any accrued and unpaid dividend or dividend equivalents corresponding to such Company PSU) (with any performance conditions deemed to be earned based on the greater of “target” level or “actual” performance, as measured through the Effective Time and extrapolated over the full performance period; provided, that, if the Effective Time occurs on or prior to December 31, 2024, the performance conditions for the Company PSUs granted in 2024 shall be deemed to be earned based on “target” level performance), multiplied by (ii) the Per Share Price, subject to any applicable withholding taxes payable in respect thereof.

•        Each Company Option, whether vested or unvested, that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time will fully vest, be cancelled, and automatically convert into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Carrols Common Stock subject to such Company Option, multiplied by (ii) the excess, if any, of the Price Per Share over the applicable exercise price per share applicable to such Company Option, subject to any applicable withholding taxes payable in respect thereof. Each Company Option with an exercise price per share that is equal to or greater than the Per Share Price will be cancelled immediately upon the Effective Time for no consideration.

At or prior to the Closing, Parent will deposit (or cause to be deposited), on behalf of Merger Sub, with the Payment Agent an amount of cash sufficient to pay the aggregate consideration to which holders become entitled pursuant to the Merger Agreement. Promptly following the Closing (and in any event within three business days following Closing), the Payment Agent will send to each holder of record of shares of Carrols Common Stock as of immediately prior to the Effective Time (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the certificates representing such shares (the “Certificates”) will pass, only upon delivery of the Certificates to the Payment Agent) and (B) instructions for use in effecting the surrender of the Certificates and book-entry shares, as applicable, in exchange for the Per Share Price. For more information, see the section of this proxy statement captioned “The Merger Agreement — Exchange and Payment Procedures.”

Following the Merger, the Surviving Corporation will become a subsidiary of Parent. If the Merger is completed, Parent and its affiliates will be the sole beneficiaries of Carrols’ future earnings and growth, if any, and will be entitled to vote on corporate matters affecting Carrols following the Merger. Similarly, Parent will also bear the risks of ongoing operations, including the risks of any decrease in Carrols’ value after the Merger.

In connection with the Merger, certain members of Carrols’ management will receive benefits and be subject to obligations that are different from, or in addition to, the benefits and obligations of Carrols Stockholders generally, as described in more detail under “— Interests of Carrols’ Directors and Executive Officers in the Merger.”

Benefits and Detriments of the Merger for the Unaffiliated Security Holders

The primary benefit of the Merger to the unaffiliated security holders will be their right to receive the Per Share Price for each share of Carrols Common Stock held by such stockholders as described above. This amount represents an approximately 23.1% premium to Carrols 30-day volume-weighted average price as of January 12, 2024 of $7.76 per share and an approximately 13.4% premium to the closing price of Carrols Common Stock of $8.42 per share on January 12, 2024, the last full trading day before public announcement of the Merger Agreement. Additionally, such stockholders will avoid the risk after the Merger of any possible decrease in Carrols’ future earnings, growth or value.

The primary detriment of the Merger to the unaffiliated security holders is the lack of an interest of such stockholders in the potential future earnings, growth, or value realized by Carrols after the Merger, including as a result of any sale of Carrols or its assets to a third party in the future. Additionally, the receipt of cash in exchange for Carrols Common Stock pursuant to the Merger will generally be a taxable sale transaction for U.S. federal income tax purposes to U.S. Holders (as defined in the section of this proxy statement captioned, “Special Factors — Certain U.S. Federal Income Tax Consequences of the Merger”) who surrender their Carrols Common Stock in the Merger to the extent that such stockholders have any gain on their shares of Carrols Common Stock.

Benefits and Detriments of the Merger for Carrols’ Directors and Executive Officers

In connection with the Merger, certain members of Carrols’ management will receive benefits and be subject to obligations that are different from, or in addition to, the benefits and obligations of Carrols Stockholders generally, as described in more detail under “— Interests of Carrols’ Directors and Executive Officers in the Merger.” The primary benefits of the Merger to Carrols’ directors and executive officers include the continued indemnification rights, rights to advancement of fees and directors and officers liability insurance. Members of the Special Committee, other than the Chairperson of the Special Committee, are entitled to compensation of $5,000 per month until the consummation of the transactions contemplated by the Merger Agreement in exchange for their services on the Special Committee. The Chairperson of the Special Committee is entitled to compensation of $10,000 per month until the consummation of the transactions contemplated by the Merger Agreement in exchange for his service on the Special Committee.

The primary detriments of the Merger to Carrols’ directors and executive officers include, without limitation, the fact that such directors and executive officers will no longer participate in the Company’s potential growth or value, if any, and that the receipt of cash in exchange for Carrols Common Stock pursuant to the Merger will generally be a taxable sale transaction for U.S. federal income tax purposes to U.S. Holders (as defined in the section of this proxy statement captioned, “Special Factors — Certain U.S. Federal Income Tax Consequences of the Merger”) who surrender their Carrols Common Stock in the Merger to the extent that such stockholders have any gain on their shares of Carrols Common Stock.

Benefits and Detriments of the Merger for the Buyer Parties

The primary benefits of the Merger to the Buyer Parties include the fact that the Surviving Corporation will become a subsidiary of Parent. If the Merger is completed, Parent and its affiliates will be the sole beneficiaries of Carrols’ future earnings and growth, if any, and will be entitled to vote on corporate matters affecting Carrols following the Merger. Additionally, Carrols Common Stock will no longer be traded on NASDAQ and will be deregistered under the Exchange Act. Accordingly, there will be a reduction of the costs and administrative burden associated with operating Carrols as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements and Carrols will no longer have continued pressure to meet quarterly forecasts set by analysts.

The primary detriments of the Merger to the Buyer Parties include the fact that Parent will bear the risks of ongoing operations, including the risks of any decrease in Carrols’ value after the Merger. Additionally, the Buyer Parties’ ownership of Carrols will be illiquid, with no public trading market for such securities.

Certain Effects on Carrols if the Merger is Not Completed

If the Merger Agreement is not adopted as a result of the failure to obtain the Requisite Stockholder Approval, or if the Merger is not completed for any other reason, Carrols Stockholders will not receive any payment for their shares of Carrols Common Stock in connection with the Merger. Instead, (1) Carrols will remain an independent public company, (2) Carrols Common Stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act, and (3) Carrols will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, Carrols expects that: (x) our management will continue to operate the business as it is currently being operated, and (y) Carrols Stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which Carrols operates and adverse economic conditions.

Furthermore, if the Merger is not completed, and depending on the circumstances that cause the Merger not to be completed, the price of Carrols Common Stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of Carrols Common Stock would return to the price at which Carrols Common Stock trades as of the date of this proxy statement. Accordingly, there can be no assurance as to the effect of the Merger not being completed on the future value of your shares of Carrols Common Stock. If the Merger is not completed, the Carrols Board will continue to evaluate and review, among other things, Carrols’ business, operations, strategic direction and capitalization, and will make whatever changes it deems appropriate. If the Merger Agreement is not adopted as a result of the failure to obtain the Requisite Stockholder Approval, or if the Merger is not completed for any other reason, Carrols’ business, prospects or results of operation may be adversely impacted.

In addition, in specified circumstances in which the Merger Agreement is terminated, Carrols has agreed to pay Parent a termination fee of $19,000,000, as more fully described in “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Company Termination Fee.”

Unaudited Prospective Financial Information

Other than in connection with our regular earnings press releases and related investor materials, we do not, as a matter of course, make public projections as to our long-term future financial performance, due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, Carrols management regularly prepares projections as to our future financial performance for internal use.

Certain Financial Projections

Except for quarterly guidance, Carrols does not, as a matter of course, publicly disclose internal projections as to future performance, earnings, or other results beyond the then-current annual period due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty, unpredictability and subjectivity of underlying assumptions and estimates. In connection with the proposed Merger, Carrols is including in this proxy statement a summary of certain limited unaudited prospective financial information of Carrols, on a standalone basis, without giving effect to the Merger, prepared by Carrols management, solely because, as described below, certain financial information was given to the Carrols Board in connection with its consideration and evaluation of the Merger and reviewed and approved by the Special Committee for Jefferies’ use in connection its financial analyses and opinion.

In January 2024, in connection with the Carrols Board’s evaluation of Parent’s proposals to acquire Carrols, Carrols management prepared the Company Projections for fiscal years 2023 through 2028. Carrols is including a summary of those Company Projections to provide Carrols Stockholders with access to information that was made available to the Carrols Board in connection with its evaluation of the Merger and the Merger consideration.

Unaudited Company Projections

Carrols management prepared the Company Projections with respect to Carrols’ business, as a standalone company, for the fiscal year 2023 through fiscal year 2028. Carrols’ management initially prepared Company projections in connection with discussions concerning the Company’s capital allocation strategy in November 2023. In addition, the Company Projections were reviewed and approved by the Special Committee for Jefferies’ use in connection with its financial analysis and opinion.

The following table summarizes the Company Projections, with dollars in millions:

	2023E	2024E	2025E	2026E	2027E	2028E
UNAUDITED COMPANY PROJECTIONS:
Revenue	$1,871	$1,964	$2,045	$2,133	$2,228	$2,329
Adjusted EBITDA(1)	$145	$157	$162	$172	$184	$197
Capital Expenditures	$(52)	$(85)	$(81)	$(72)	$(77)	$(77)
Change in Net Working Capital	$6.2	$(10)	$(3)	$2	$2	$2
Free Cash Flow(2)	$100	$62	$78	$102	$109	$121

____________

(1)      Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted to deduct stock-based compensation and pre-opening expenses. Adjusted EBITDA before giving effect to such deductions was $151 million, $163 million, $167 million, $177 million, $189 million and $202 million for the years 2023E through 2028E, respectively.

(2)      Free Cash Flow is defined as Adjusted EBITDA less capital expenditure and change in net working capital.

Important Information Regarding the Unaudited Company Projections

The inclusion of the Company Projections or of this summary does not constitute an admission or representation by Carrols or any other person that the information is material, should not be regarded as an indication that the Carrols Board, Carrols or its management or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results, and they should not be relied on as such. This information is not fact and should not be relied upon as indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on the Company Projections.

The Company Projections include non-GAAP financial measures, including Adjusted EBITDA and Unlevered Free Cash Flow. Please see the tables above for a description of how Carrols defines these non-GAAP financial measures for purposes of the Company Projections in this section. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, and non-GAAP financial measures used by Carrols may not be comparable to similarly titled measures used by other companies.

The Company Projections and the underlying assumptions upon which the Company Projections were based are subjective in many respects and subject to multiple interpretations and frequent revisions attributable to the dynamics of Carrols’ industry and based on actual experience and business developments. The Company Projections, while presented with numerical specificity, reflect numerous assumptions with respect to Company performance, industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond Carrols’ control. The Company Projections constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties, including those described in the section of this proxy statement entitled “Forward-Looking Statements,” that could cause the Company Projections or the underlying assumptions to be inaccurate and for actual results to differ materially from the Company Projections. As a result, there can be no assurance that the Company Projections will be realized or that actual results will not be significantly higher or lower than projected, and the Company Projections cannot be considered a guarantee of future operating results and should not be relied upon as such. Because the Company Projections cover multiple years, such information by its nature becomes less reliable with each successive year. The Company Projections do not take into account any circumstances or events occurring after the date on which they were prepared, including the Merger, and some or all of the assumptions that have been made in connection with the preparation of the Company Projections may have changed since the date the Company Projections were prepared. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the Company Projections will be achieved.

In addition, the Company Projections have not been updated or revised to reflect information or results after the date the Company Projections were prepared or as of the date of this proxy statement. None of Carrols, Parent or any of our or their respective affiliates intends to, and each of them disclaims any obligation to, update or otherwise revise the Company Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error (except, in the case of Carrols, as required by applicable securities laws). These considerations should be taken into account in reviewing the Company Projections, which were prepared as of an earlier date.

For the foregoing reasons, and considering that the Special Meeting will be held several months after the Company Projections were prepared, as well as the uncertainties inherent in any forecasting information, readers of this proxy statement are cautioned not to place unwarranted reliance on the Company Projections set forth above. The summary of the Company Projections is not provided to influence Carrols Stockholders’ decisions regarding whether to vote for the Merger Agreement Proposal or any other proposal. The Company Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in Carrols’ public filings with the SEC. Carrols urges all of its stockholders to review its most recent SEC filings for a description of its reported financial results. See the section of this proxy statement entitled “Where You Can Find More Information.”

The Company Projections were not prepared with the purpose of, or with a view toward, public disclosure or toward compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Company’s independent auditors, Deloitte & Touche LLP (herein referred to as “Deloitte”) nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The Deloitte report incorporated by reference in this proxy statement relates to Carrols’ historical financial information. It does not extend to the prospective financial information contained herein and should not be read to do so. None of Carrols or its affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Carrols Stockholder or to Parent or Merger Sub in the Merger Agreement or otherwise concerning the Company Projections or regarding Carrols’ ultimate performance compared to the information contained in the Company Projections or that the projected results will be achieved.

Interests of Carrols’ Directors and Executive Officers in the Merger

In considering the recommendations of the Special Committee and the Carrols Board with respect to the Merger, you should be aware that, aside from their interests as holders of Carrols Common Stock, our directors and executive officers have interests in the Merger that may be different from, or in addition to, your interests as a stockholder generally. The Special Committee and the Carrols Board were aware of and considered these interests to the extent that they existed at the time, in evaluating, negotiating and approving the Merger Agreement and in determining to recommend to Carrols Stockholders to approve the Merger Proposal. For more information, see the sections of this proxy statement titled “Special Factors — Background of the Merger” and “Special Factors — Reasons for the Merger; Recommendation of the Special Committee and the Carrols Board.” Such interests are described in more detail below.

Carrols’ named executive officers (the “NEOs”) included in the summary below are:

•        Deborah M. Derby — President and Chief Executive Officer;

•        Richard G. Cross — Senior Vice President, Chief Development Officer;

•        Joseph H. Hoffman — Executive Vice President and Chief Restaurant Officer;

•        Anthony E. Hull — Executive Vice President, Chief Financial Officer and Treasurer; and

•        Jared L. Landaw — Senior Vice President, General Counsel and Corporate Secretary.

In addition, Carrols’ executive officers, who are not named executive officers, but are included in the summary below are:

•        Ahmad Filsoof — Former Senior Vice President, Strategy & Business Transformation*;

•        Gary McQuillan — Vice President of Strategic Procurement & Operations Support;

•        Gretta B. Miles — Vice President, Controller and Assistant Treasurer;

•        Nathan Mucher — Senior Vice President, Chief Information Officer; and

•        Gerald J. DiGenova — Former Vice President, Human Resources.

____________

*        As of April 5, 2024, Mr. Filsoof no longer serves as Carrols’ Senior Vice President, Strategy & Business Transformation.

Special Committee Fees

David S. Harris, Hannah S. Craven, Alexander Sloane, Matthew Perelman, Lawrence E. Hyatt and John D. Smith are entitled to receive a fee in connection with their service on the Special Committee. Carrols will pay to David S. Harris a monthly fee equal to $10,000 per month, and Hannah S. Craven, Alexander Sloane, Matthew Perelman, Lawrence E. Hyatt and John D. Smith, a monthly fee equal to $5,000 per month, from and including December 2023 through the month in which the Closing occurs. Such fees are in addition to the regular compensation received as a member of the Carrols Board.

Insurance and Indemnification of Directors and Executive Officers

Pursuant to the terms of the Merger Agreement, directors and officers of Carrols will be entitled to certain ongoing indemnification and insurance coverage, including under directors’ and officers’ liability insurance policies. For more information, see the section of this proxy statement captioned “The Merger Agreement — Indemnification and Insurance.”

Treatment of Carrols Equity Awards

•        Each Company RSA, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will fully vest, be cancelled, and automatically convert into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Carrols Common Stock subject to such Company RSA, multiplied by (ii) the Per Share Price, subject to any applicable withholding taxes payable in respect thereof.

•        Each Company PSA, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will fully vest, be cancelled, and automatically convert into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Carrols Common Stock subject to such Company PSA (with any performance conditions deemed to be earned at “target” level performance), multiplied by (ii) the Per Share Price, subject to any applicable withholding taxes payable in respect thereof.

•        Each Company RSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will fully vest, be cancelled, and automatically convert into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Carrols Common Stock subject to such Company RSU (together with any accrued and unpaid dividends or dividend equivalents corresponding to such Company RSU), multiplied by (ii) the Per Share Price, subject to any applicable withholding taxes payable in respect thereof.

•        Each Company PSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will fully vest, be cancelled, and automatically converted, into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Carrols Common Stock subject to such Company PSU (together with any accrued and unpaid dividend or dividend equivalents corresponding to such Company PSU) (with any performance conditions deemed to be earned based on the greater of “target” level or “actual” performance, as measured through the Effective Time and extrapolated over the full performance period; provided, that, if the Effective Time occurs on or prior to December 31, 2024, the performance conditions for the Company PSUs granted in 2024 shall be deemed to be earned based on “target” level performance), multiplied by (ii) the Per Share Price, subject to any applicable withholding taxes payable in respect thereof.

•        Each Company Option, whether vested or unvested, that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time will fully vest, be cancelled, and automatically convert into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Carrols Common Stock subject to such Company Option, multiplied by (ii) the excess, if any, of the Price Per Share over the applicable exercise price per share applicable to such Company Option, subject to any applicable withholding taxes payable in respect thereof. Each Company Option with an exercise price per share that is equal to or greater than the Per Share Price will be cancelled immediately upon the Effective Time for no consideration.

Equity Interests of Carrols’ Directors and Executive Officers

The following table sets forth for each of Carrols’ executive officers and directors, as applicable (1) the number of shares of Carrols Common Stock beneficially owned, (2) the number of shares of Carrols Common Stock subject to his or her Company RSU and Company RSA awards, (3) the number of shares of Carrols Common Stock subject to his or her Company PSU and Company PSA awards and (4) the number of shares of Carrols Common Stock subject to Company Option awards with a per share exercise price less than the Per Share Price, in each case expected to be held on the date of Closing, assuming the following and such additional assumptions set forth in the footnotes to the table:

•        April 1, 2024 as the date of the Closing of the Merger (which is the assumed date solely for purposes of this proxy statement).

•        The number of outstanding shares of Carrols Common Stock and equity awards for each executive officer and director on the date of Closing is equal to the number of shares of Carrols Common Stock and equity awards that were outstanding as of April 1, 2024 and do not forecast any vesting, deferrals or forfeitures of equity-based awards following such date.

•        For purposes of this disclosure, our executive officers include Deborah M. Derby, Anthony E. Hull, Joseph W. Hoffman, Richard G. Cross, Ahmad Filsoof, Jared L. Landaw, Nathan Mucher, Gary McQuillan, Gretta B. Miles and Gerald J. DiGenova.

•        Although Gerald J. DiGenova, our former Vice President, Human Resources, is no longer an executive officer of Carrols as of the date of this filing, he served as an executive officer for a period of time during fiscal year 2023 and, therefore, is included in the summary below.

•        Although Ahmad Filsoof no longer serves as Carrols’ Senior Vice President, Strategy & Business Transformation as of April 5, 2024, he served as an executive officer for a period of time during fiscal years 2023 and 2024 and, therefore, is included in the summary below.

•        For purposes of this disclosure, non-employee directors include David S. Harris, Hannah Stone Craven, Thomas B. Curtis, Matthew Dunnigan, Lawrence E. Hyatt, Matthew Perelman, Alexander Sloane, and John D. Smith.

Name	Carrols Common Shares (#)	Value of Carrols Common Stock ($)	Company Options (#)	Value of Company Options ($)	Company RSAs and RSUs (#)(1)	Value of Company RSAs and RSUs ($)(1)	Company PSAs and PSUs (#)(2)	Value of Company PSAs and PSUs ($)(2)	Total Value ($)
Deborah M. Derby	89,149	851,373	—	—	583,819	5,575,471	1,023,636	9,775,724	16,202,568
Anthony E. Hull	372,788	3,560,125	100,000	243,000	194,493	1,857,408	313,615	2,995,023	8,655,557
Joseph H. Hoffman	128,345	1,225,695	75,000	182,250	72,898	696,176	130,448	1,245,778	3,349,899
Richard G. Cross	222,586	2,125,696	75,000	182,250	54,552	520,972	84,950	811,273	3,640,190
Ahmad Filsoof(3)	24,234	231,435	—	—	53,162	507,697	67,905	648,493	1,387,625
Jared L. Landaw	100,734	962,010	—	—	76,148	727,213	125,448	1,198,028	2,887,252
Nathan Mucher	64,907	619,862	25,000	60,750	37,312	356,330	66,905	638,943	1,675,884
Gary McQuillan	—	—	—	—	14,000	133,700	20,016	191,153	324,853
Gretta B. Miles	47,690	455,440	25,000	60,750	48,600	464,130	9,000	85,950	1,066,270
Gerald J. DiGenova(4)	—	—	—	—	—	—	—	—	—
David S. Harris	192,024	1,833,829	—	—	75,763	723,537	—	—	2,557,365
Hannah S. Craven	114,417	1,092,682	—	—	55,976	534,571	—	—	1,627,253
Thomas B. Curtis	—	—	—	—	—	—	—	—	—
Matthew Dunnigan(5)	—	—	—	—	—	—	—	—	—
Lawrence E. Hyatt	91,423	873,090	—	—	55,976	534,571	—	—	1,407,661
Matthew Perelman	239,135	2,283,739	—	—	55,976	534,571	—	—	2,818,310
Alexander Sloane	108,185	1,033,167	—	—	55,976	534,571	—	—	1,567,738
John D. Smith	25,000	238,750	—	—	60,407	576,887	—	—	815,637

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(1)      For Company RSUs, includes dividend equivalents accrued through April 1, 2024.

(2)      For Company PSUs, includes dividend equivalents accrued through April 1, 2024. For Company PSAs and Company PSUs granted during 2024, reflects the target number of such awards. For Company PSUs granted during 2023, reflects the maximum number of Company PSUs (i.e., 200% of the target).

(3)      Although Ahmad Filsoof, our former Senior Vice President, Strategy & Business Transformation, is no longer an executive officer of Carrols as of April 5, 2024, he served as an executive officer for a period of time during fiscal years 2023 and 2024. Pursuant to the terms of a Separation and Release of Claims Agreement entered into with Mr. Filsoof in connection with his separation from Carrols, all unvested Company RSAs and Company RSUs awarded to Mr. Filsoof and shown in the table were forfeited as of April 5, 2024 for no consideration.

(4)      Although Gerald J. DiGenova, our former Vice President, Human Resources, is no longer an executive officer of Carrols as of the date of this filing, he served as an executive officer for a period of time during fiscal year 2023.

(5)      Although Mr. Dunnigan resigned as a non-employee director on March 14, 2024, he served as a non-employee director for a period of time during fiscal years 2023 and 2024.

Change in Control and Severance Benefits Under Existing Agreements

Employment Agreement with Chief Executive Officer

On April 12, 2023, the Company entered into an employment agreement with Deborah M. Derby, the Company’s President and CEO (the “Employment Agreement”), which provides for severance payments in the event of a change in control and Ms. Derby’s Involuntary Termination. If within one year following a change in control, Ms. Derby experiences an Involuntary Termination, she will be entitled to receive (i) her accrued but unpaid base salary, any unreimbursed businesses expenses, and any unused vacation time which has accrued during the year of termination as of the date of termination, (ii) any accrued and unpaid annual bonus under the Carrols Executive Bonus Plan, (iii) any other amounts or benefits owed under the terms of any employee benefit plan or under the terms of an equity award plan or applicable award agreement, (iv) any amounts she may be entitled to pursuant to the Carrols Corporation and Subsidiaries Amended and Restated Deferred Compensation Plan (collectively, the “Accrued Benefits”), (v) a lump sum payment in an amount equal to the product of 18 and her monthly base salary, payable on the 5th business day following the six month anniversary of her date of termination and (vi) an amount equal to the aggregate annual bonus payment under the Carrols Executive Bonus Plan payable for the year in which the termination occurs, based on the greater of target level or actual performance, and with all individual performance goals being deemed achieved at target level.

If Ms. Derby experiences an Involuntary Termination outside of the one-year period following a change in control, she will be entitled to receive (i) the Accrued Benefits, (ii) a payment in an amount equal to 12 months’ base salary and (iii) an amount equal to the pro rata portion of the actual annual bonus payment under the Carrols Executive Bonus Plan that would have otherwise been paid for the year in which the termination occurs (with any individual goals being deemed achieved at target level).

In addition, the Employment Agreement provides that if Ms. Derby’s employment terminates for any reason other than “cause,” she will be entitled to elect to receive continued medical, dental and vision benefits under the same benefit plans as in effect for active executive officers of Carrols for Ms. Derby and her eligible dependents for a period of eighteen (18) months, subject to payment by Ms. Derby of the premiums charged to former employees of the Company pursuant to Section 4980B of the Code for continued benefit coverage. Thereafter, Carrols will pay Ms. Derby an amount necessary for her to acquire such benefits under equivalent plans from an independent provider, net of the amount she would otherwise be required to pay. The continued medical, dental and vision benefits do not extend beyond December 31 of the year in which Ms. Derby turns 65 years old and will terminate if, at any time after the date of termination of her employment, Ms. Derby is employed by or is otherwise affiliated with a party that offers her substantially comparable medical, dental and vision benefits.

Any severance benefits payable under Ms. Derby’s employment agreement are conditioned on her executing and not revoking a general release of claims in favor of Carrols and certain of its affiliates. Ms. Derby is also subject to a 12-month post-termination non-compete under the Employment Agreement as consideration for her receipt of the payments and benefits provided for under the Employment Agreement. If any of the payments or benefits provided for under an agreement with Ms. Derby would constitute “excess parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the Employment Agreement provides that Ms. Derby will receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to her.

Change in Control Severance Agreements with Other Executive Officers

Carrols and each of its current executive officers (except Ms. Derby and Mr. DiGenova) are currently party to change of control and severance agreements, each of which provide for substantially similar terms and conditions (the “CIC Severance Agreements”). Prior to his separation of employment with Carrols on April 5, 2024, Mr. Filsoof was also party to a CIC Severance Agreement. The CIC Severance Agreements with Messrs. Cross, Hull, Landaw, Mucher, Hoffman, Filsoof and McQuillan, and Ms. Miles, provide (or, with respect to Mr. Filsoof, formerly provided) that if within one year following a change of control, such executive experiences an Involuntary Termination, such executive will be entitled to receive (i) a lump sum payment in the amount equal to the product of 18 and the executive’s monthly base salary, payable on the 5th business day following the six month anniversary of the executive’s date of termination, (ii) an amount equal to the aggregate annual bonus payment under the Carrols Executive Bonus Plan payable for the year in which the termination occurs, based on the greater of target level or actual performance, and with all individual performance goals being deemed achieved at target level, and (iii) continued coverage under Carrols’ welfare and benefits plans for such executive and his or her eligible dependents for a period of up to 12 months (18 months for Mr. Cross).

Each CIC Severance Agreement provides that if an Involuntary Termination occurs prior to a change of control, or more than one year after a change of control, the executive will instead be entitled to receive (i) a payment in the amount equal to 12 months’ base salary, (ii) an amount equal to the pro rata portion of the aggregate bonus payment under the Carrols Executive Bonus Plan for the year in which the executive incurs a termination of employment to which the executive would otherwise have been entitled had his or her employment not been terminated payable in a lump sum, and (iii) continued coverage under the Carrols’ welfare and benefits plans for such executive and his or her eligible dependents for a period of up to 12 months (18 months for Mr. Cross).

Pursuant to the terms of a Separation and Release of Claims Agreement entered into with Mr. Filsoof in connection with his separation from Carrols on April 5, 2024, Mr. Filsoof will receive (i) a separation payment equal to $375,000, payable in two equal installments (50% within 10 business days following his separation date of April 5, 2024 and 50% within 90 days following such separation date) and (ii) payment of Mr. Filsoof’s accrued but unused vacation. These amounts will be paid in full satisfaction of any obligations under his CIC Severance Agreement.

Any severance benefits payable under the CIC Severance Agreements are conditioned on the applicable executive officer executing and not revoking a general release of claims in favor of Carrols and certain of its affiliates. The CIC Severance Agreements provide that the executive’s right to receive outstanding severance payments in connection with certain terminations of employment will terminate if the executive commences employment with a competitor. If any of the payments or benefits provided for under an agreement with the applicable executive officer or otherwise payable to the applicable executive officer would constitute “excess parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the applicable executive officer will receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the applicable executive officer.

For an estimate of the value of the payments and benefits described above that would be payable to Carrols’ NEOs upon an Involuntary Termination in connection with the Merger, see “— Quantification of Potential Payments and Benefits to Carrols’ Named Executive Officers in Connection with the Merger” below. The estimated aggregate amount that would be payable to all Carrols’ executive officers (except Mr. DiGenova, who is not entitled to any cash severance payments in connection with the Merger) if the Merger were to be completed and they were to experience an Involuntary Termination on April 1, 2024 is $5,993,313.

Non-Qualified Deferred Compensation Plan

Certain executive officers participate in the Carrols Corporation and Subsidiaries Amended and Restated Deferred Compensation Plan (the “Deferred Compensation Plan”). The consummation of the Merger will constitute a payment event under the Deferred Compensation Plan, and each participant will receive his or her entire deferred benefit payable in the form of one lump sum, no later than five days after the Closing. The estimated aggregate amount that would be payable to all Carrols’ executive officers and directors under the Deferred Compensation Plan if the Merger were to be completed on April 1, 2024, is $209,614.

Quantification of Potential Payments and Benefits to Carrols’ Named Executive Officers in Connection with the Merger

The information set forth in the tables below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of Carrols’ NEOs that is based on or otherwise relates to the Merger and assumes, among other things, that the Merger is consummated on April 1, 2024 and that the NEOs will experience an Involuntary Termination immediately following consummation of the Merger. The Merger-related compensation payable to these individuals is subject to a non-binding advisory vote of Carrols Stockholders, as described below in “Proposal 2: The Compensation Proposal.”

Under the applicable SEC rules, Carrols’ NEOs for this purpose are required to consist of the NEOs for whom executive compensation disclosures were required in Carrols’ most recent filing with the SEC disclosing information pursuant to Item 402 of Regulation S-K.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions that may occur before the consummation of the Merger. For purposes of calculating such amounts, on a pre-tax basis, we have made the following assumptions:

•        April 1, 2024, which is the latest practicable date prior to this filing, as the date of the Closing of the Merger (which is the assumed Closing date solely for purposes of the calculations in this section);

•        each NEO experiences an Involuntary Termination on April 1, 2024, based on the terms of his or her respective agreement(s) (as described above in “— Change in Control and Severance Benefits under Existing Agreements”);

•        each NEO’s base salary rate and annual target bonus remain unchanged from those in effect as of April 1, 2024;

•        equity awards are valued based upon the Per Share Price, and do not forecast any vesting, deferrals or forfeitures of equity-based awards following April 1, 2024; and

•        no reductions or other setoffs to payment amounts are implemented on account of Section 280G and 4999 of the Code.

The calculations in the table below do not include amounts that each NEO was already vested in as of the date of this proxy statement. These amounts also do not reflect compensation actions that may occur after the date of this proxy statement but before the Effective Time. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by an NEO may materially differ from the amounts set forth below. “Single trigger” refers to payments and benefits that arise solely as a result of the completion of the Merger and “double trigger” refers to payments and benefits that require two conditions, which are the completion of the Merger and an Involuntary Termination.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Nonqualified Deferred Compensation ($)(4)	Total ($)
Deborah M. Derby	1,625,000	15,351,195	28,037	—	17,004,232
Anthony E. Hull	1,681,063	4,852,431	54,161	82,059	6,669,714
Jared L. Landaw	874,500	1,925,242	3,965	90,934	2,894,641
Richard G. Cross	819,844	1,332,244	30,814	—	2,182,902
Joseph W. Hoffman	992,906	1,194,954	28,490	—	2,963,350
Paulo A. Pena	—	1,432,500	—	—	1,432,500
Daniel T. Accordino	—	1,518,750	—	—	1,518,750

____________

(1)      These severance amounts are double-trigger benefits. For Ms. Derby, represents the cash value of severance payments she would be entitled to receive upon an Involuntary Termination immediately following the consummation of the Merger, consisting of (i) a lump sum payment in an amount equal to the product of 18 and her monthly base salary, payable on the 5th business day following the six month anniversary of her date of termination, and (ii) an amount equal to the aggregate annual bonus payment under the Carrols Executive Bonus Plan payable for the year in which the termination occurs, based on the greater of target or actual performance (and for the purpose of these calculations only, assuming target performance), and with all individual performance goals being deemed achieved at target. For the other executive officers (other than Messrs. Pena and Accordino, who are former executive officers and will not receive additional severance amounts in connection with the Merger), represents the cash value of severance payments such executive would be entitled to receive upon an Involuntary Termination immediately following the consummation of the Merger, consisting of (i) a lump sum payment in an amount equal to the product of 18 and the executive’s monthly base salary, payable on the 5th business day following the six month anniversary of the executive’s date of termination, and (ii) an amount equal to the aggregate annual bonus payment under the Carrols Executive Bonus Plan payable for the year in which the termination occurs, based on the greater of target or actual performance (and for the purpose of these calculations only, assuming target performance), and with all individual performance goals being deemed achieved at target. For Messrs. Hull, Landaw, Cross and Hoffman, the base salary severance amount includes an interest amount of 11.50% per annum (determined as the prime commercial rate established by the principal lending bank at December 31, 2023 of 8.50% plus 3%) until the time of payment.

Name	Base Salary Severance ($)(a)	Bonus Severance ($)	Total ($)
Deborah M. Derby	975,000	650,000	1,625,000
Anthony E. Hull	1,031,063	650,000	1,681,063
Jared L. Landaw	634,500	240,000	874,500
Richard G. Cross	594,844	225,000	819,844
Joseph W. Hoffman	674,156	318,750	992,906
Paulo A. Pena	—	—	—
Daniel T. Accordino	—	—	—

____________

(a)      For Messrs. Hull, Landaw, Cross and Hoffman, the base salary severance amount shown above includes an interest amount of approximately $56,063, $34,500, $32,344 and $36,656, respectively, calculated based on a rate of 11.50% per annum (determined as the prime commercial rate established by the principal lending bank at December 31, 2023 of 8.50% plus 3%) until the time of payment.

(2)      Acceleration of Company Equity Awards is a single-trigger benefit. As described above in the section of this proxy statement titled “— Treatment of Carrols Equity Awards,” the amounts reflected in this column represent the value of the unvested or unexercisable Company Equity Awards that, at the Effective Time, will be fully vested, cancelled and automatically converted into the right to receive an amount in cash based on the Per Share Price of $9.55 in per share (less any applicable exercise price), without interest, subject to any required withholding of taxes. For more information, see the section of this proxy statement captioned “Special Factors — Interests of Carrols’ Directors and Executive Officers in the Merger — Equity Interests of Carrols’ Directors and Executive Officers.”

Name	Company RSAs and RSUs (#)(*)	Value of Company RSAs and RSUs ($)(*)	Company PSAs and PSUs (#)(**)	Value of Company PSAs and PSUs ($)(**)	Company Options (#)	Value of Company Options ($)	Total ($)
Deborah M. Derby	583,819	5,575,471	1,023,636	9,775,724	—	—	15,351,195
Anthony E. Hull	194,493	1,857,408	313,615	2,995,023	100,000	243,000	5,095,431
Jared L. Landaw	76,148	727,213	125,448	1,198,028	—	—	1,925,242
Richard G. Cross	54,552	520,972	84,950	811,273	75,000	182,250	1,514,494
Joseph W. Hoffman	72,898	696,176	130,448	1,245,778	75,000	182,250	2,124,204
Paulo A. Pena	—	—	150,000	1,432,500	—	—	1,432,500
Daniel T. Accordino	—	—	—	—	625,000	1,518,750	1,518,750

____________

*        For Company RSUs, includes dividend equivalents accrued through April 1, 2024.

**      For Company PSUs, includes dividend equivalents accrued through April 1, 2024. For Company PSAs and Company PSUs granted during 2024, reflects the target number of such awards. For Company PSUs granted during 2023, reflects the maximum number of Company PSUs (i.e., 200% of the target).

(3)      For each NEO (other than Messrs. Pena and Accordino, who are former executive officers and will not receive additional severance amounts in connection with the Merger), reflects the cost of continued coverage of group term life and disability insurance and group health and dental plan coverage for such NEO and his or her eligible dependents for a period of 12 months (18 months for Ms. Derby and 18 months for Mr. Cross), based on rates in effect at January 1, 2024 and calculated using assumptions used for financial reporting purposes under GAAP. The amount for Ms. Derby does not reflect any value in respect of her right to receive continued healthcare benefits at Carrols’ cost until the age of 65, because this is considered a vested benefit.

(4)      For each NEO, reflects the aggregate value of deferred benefits that will become payable under the Deferred Compensation Plan upon the consummation of the Merger. Amounts payable under the Deferred Compensation Plan are single-trigger benefits.

Employment Arrangements Following the Merger

As of the date of this proxy statement, none of Carrols’ executive officers have (i) reached an understanding on potential employment or other retention terms with the Surviving Corporation or with Parent or Merger Sub (or any of their respective affiliates), or (ii) entered into any definitive agreements or arrangements regarding employment or other retention with the Surviving Corporation or with Parent or Merger Sub (or any of their respective affiliates) to be effective following the consummation of the Merger. However, prior to the Effective Time, Parent or Merger Sub (or their respective affiliates) and certain of the Company’s employees (including certain of its executive officers) may reach such understandings, definitive agreements or arrangements regarding those matters or regarding the right to purchase or participate in the equity of the Surviving Corporation or one or more of its affiliates in connection with the Merger.

Intent of Carrols’ Directors and Executive Officers to Vote in Favor of the Merger

Carrols’ directors and executive officers have informed Carrols that, as of the date of this proxy statement, they intend to vote all of the shares of Carrols Common Stock owned directly by them in favor of the Merger Proposal and the Compensation Proposal. As of the Record Date, Carrols’ directors and executive officers beneficially owned and were entitled to vote, in the aggregate, approximately 20.1% of the voting power of the shares of Carrols Common Stock outstanding as of the Record Date (on a fully diluted basis with respect to shares entitled to vote).

For purposes of clarity, the shares of Carrols Common Stock that the directors and executive officers are entitled to vote shall be included in determining whether the Merger Proposal has been approved by the affirmative vote of the holders of a majority of the outstanding shares of Carrols Common Stock entitled to vote thereon, but the shares held by Carrols’ officers or held by directors who are employees of Parent or any of its affiliates will be excluded from determining whether the Merger Proposal has been approved by the affirmative vote of the holders of a majority of the outstanding shares of Carrols Common Stock held by the Unaffiliated Company Stockholders and entitled to vote thereon.

Intent of Certain Stockholders to Vote in Favor of the Merger

On January 16, 2024, the Cambridge Holdings stockholders, who beneficially owned, in the aggregate, approximately 16.7% of the voting power of the outstanding shares of Carrols Common Stock as of the Record Date, entered into the Voting Agreement, pursuant to which the Cambridge Holdings stockholders agreed to vote all of the shares held by Cambridge Holdings in favor of the Merger Proposal, subject to the terms and conditions contained in the Voting Agreement.

For more information, see the section of this proxy statement captioned “The Voting Agreement” and the full text of the Voting Agreement, attached as Annex C, which are incorporated by reference in this proxy statement in its entirety.

Closing and Effective Time of the Merger

The Closing of the Merger will take place on a date to be agreed upon by Parent and the Company that is no later than (1) the second business day after the satisfaction or waiver (to the extent permitted under the Merger Agreement) of the last to be satisfied or waived of the closing conditions of the Merger Agreement (described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the Closing of the Merger, but subject to the satisfaction or waiver (to the extent permitted under the Merger Agreement) of each of such conditions or (2) at such other time agreed to in writing by Carrols and Parent. On the date of Closing of the Merger, the parties will file a Certificate of Merger with the Secretary of State of the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing and acceptance of such Certificate of Merger, or at a later time agreed to in writing by the parties and specified in such Certificate of Merger in accordance with the DGCL.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Certain U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of certain U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) whose shares of Carrols Common Stock are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Code, Treasury Department regulations promulgated under the Code (the “Treasury Regulations”), court decisions, published positions of the IRS, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion is limited to holders of Carrols Common Stock who hold their shares of Carrols Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes) and does not address any tax consequences applicable to holders of Company Equity Awards or Company Equity Plans. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction and does not consider any aspects of the alternative minimum tax, the Medicare tax on net investment income, or other U.S. federal non-income tax law (e.g., estate or gift taxation) that may be relevant or applicable to a particular holder in connection with the Merger. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.

This discussion is for general information purposes only and does not address all of the income tax consequences that may be relevant to holders in light of their particular circumstances, nor does it address any consequences to holders subject to special rules under U.S. federal income tax law, including, for example:

•        banks or other financial institutions;

•        mutual funds;

•        insurance companies;

•        tax-exempt organizations (including private foundations), governmental agencies, instrumentalities or other governmental organizations and pension funds;

•        retirement plans, individual retirement or other tax deferred accounts;

•        S corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (or investors in such entities or arrangements);

•        controlled foreign corporations, passive foreign investment companies or corporations that accumulates earnings to avoid U.S. federal income tax;

•        dealers or brokers in securities, currencies or commodities;

•        traders in securities subject to the mark-to-market method of accounting for their securities;

•        regulated investment companies or real estate investment trusts, or entities subject to the U.S. anti-inversion rules;

•        U.S. expatriates or certain former citizens or long-term residents of the United States;

•        holders that own or have owned (directly, indirectly or constructively) five percent (5%) or more of Carrols Common Stock (by vote or value);

•        holders holding their Carrols Common Stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•        holders holding the shares as part of a wash sale for tax purposes;

•        holders that received their shares of Carrols Common Stock in a compensatory transaction, through a tax qualified retirement plan or pursuant to the exercise of options or warrants;

•        holders that hold their common stock as “qualified small business stock” for purposes of Sections 1045 and 1202 of the Code or “Section 1244 stock”;

•        holders who own an equity interest, actually or constructively, in Parent or the Surviving Corporation following the Merger;

•        U.S. Holders whose “functional currency” is not the U.S. dollar;

•        holders subject to any applicable minimum tax;

•        persons required to accelerate the recognition of any item of gross income with respect to their Carrols Common Stock as a result of such income being taken into account on an applicable financial statement; or

•        holders that do not vote in favor of the Merger and properly demand appraisal of their shares under Section 262 of the DGCL.

If a partnership (including an entity or arrangement, domestic or non-U.S., treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Carrols Common Stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. This summary does not address tax considerations for partnerships (or entities or arrangements treated as such) holding shares of Carrols Common Stock and partners therein are urged to consult their tax advisors regarding the consequences of the Merger.

No ruling has been or will be sought from the IRS regarding the U.S. federal income tax consequences of the Merger described herein. No assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY HOLDER. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Carrols Common Stock who or that is for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation, or other entity or arrangement taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust (1) that is subject to the primary supervision of a court within the United States and one or more United States persons as defined in Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person as defined in section 7701(a)(30) of the Code.

The receipt of cash by a U.S. Holder in exchange for shares of Carrols Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Such U.S. Holder’s gain or loss generally will be equal to the difference, if any, between the amount of cash received by such U.S. Holder and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of Carrols Common Stock. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one (1) year at the time of the completion of the Merger. A reduced tax rate on capital gain generally applies to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Carrols Common Stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis, holding period and gain or loss separately with respect to each block of Carrols Common Stock.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of Carrols Common Stock that is neither a U.S. Holder nor a partnership (nor an entity or arrangement treated as such) for U.S. federal income tax purposes.

Subject to the discussion under the sections entitled “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger — Information Reporting and Backup Withholding,” any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with the conduct of a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax, net of certain deductions, at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to an additional “branch profits tax” at a rate of thirty percent (30%) (or a lower rate under an applicable income tax treaty);

•        such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger, and certain other specified conditions are met, in which case such gain generally will be subject to U.S. federal income tax at a rate of thirty percent (30%) (or a lower rate under an applicable income tax treaty), which gain may be offset by certain U.S. source capital losses of such Non-U.S. Holder; or

•        Carrols is or has been a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code (a “USRPHC”), at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of Carrols Common Stock (the “Relevant Period”) and, if shares of Carrols Common Stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than five percent (5%) of Carrols Common Stock at any time during the Relevant Period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Although there can be no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger. Moreover, shares of Carrols Common Stock are, prior to the Merger, expected to be treated as regularly traded on an established securities market.

Non-U.S. Holders are urged to consult their tax advisors regarding the tax consequences to them of the Merger.

Information Reporting and Backup Withholding

Information reporting will apply to the Merger and backup withholding (currently, at a rate of twenty-four percent (24%)) may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (2) a Non-U.S. Holder that (i) provides a certification of such Non-U.S. Holder’s foreign status on an applicable IRS Form W-8 (or a substitute or successor form) or (ii) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, if any; provided that the required information is timely furnished to the IRS.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES OF COMMON STOCK PURSUANT TO THE MERGER UNDER ANY U.S. FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Regulatory Approvals Required for the Merger

General Efforts

Under the Merger Agreement, Parent, Merger Sub and Carrols agreed to use reasonable best efforts to take, or cause to be taken, all actions, do, or cause to be done, all things and assist and cooperate with the other parties in doing, or causing to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate the Merger, including: (1) obtaining all consents, waivers, approvals, orders and authorizations from governmental authorities, and (2) making all registrations, declarations and filings with governmental authorities, in each case that are necessary or advisable to consummate the Merger. Additionally, Parent, Merger Sub and Carrols have agreed not to take any action, or omit to take any action, which action or omission is intended to or that has (or would reasonably be expected to have) the effect of preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger or the ability of the parties to fully perform their obligations under the Merger Agreement, with the exception of actions or omissions by Carrols taken in compliance with the special provisions during the Go-Shop Period.

HSR Act; Competition Laws

Under the HSR Act, the Merger cannot be completed until Parent and Carrols file a Notification and Report Form with the FTC and the DOJ and the applicable waiting period has expired or been terminated. The parties filed a notification and report form with the FTC and DOJ on January 30, 2024. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. The waiting period under the HSR Act expired at 11:59 p.m. Eastern time on February 29, 2024.

Carrols and Parent have each agreed to (1) use its respective reasonable efforts to supply (or cause the other to be supplied) any additional information that may be required or requested by the FTC, the DOJ or the governmental authorities of any other applicable jurisdiction in which any such filing is made, and (2) use its respective reasonable efforts to take all action necessary to, as soon as practicable, (a) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other antitrust laws applicable to the Merger and (b) obtain any required consents pursuant to any antitrust laws applicable to the Merger.

At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under its antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of Carrols or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Carrols and Parent have further agreed that Parent has the right, having taken into consideration in good faith all comments, proposals and suggestions made by Carrols, to control and direct the process, strategy and determinations with respect to obtaining antitrust approvals in connection with the Merger. Neither Carrols nor Parent will (and will cause their subsidiaries and affiliates not to) agree to stay, toll, or extend any applicable waiting period under antitrust laws or enter into any timing agreement with any governmental authority without the prior consent of the other party.

Parent, Merger Sub and their respective affiliates shall not be required to or agree to, and without the prior written consent of Parent, Carrols and Carrols’ subsidiaries shall not, (1) offer, negotiate, commit to or effect the sale, divestiture, license or other disposition, by consent decree, hold separate order or otherwise, of any and all of the assets, properties or businesses of Parent or Merger Sub (or their respective affiliates) or any assets, properties or businesses of Carrols or its subsidiaries, (2) terminate, modify, or assign any existing relationships, joint ventures, contracts, or obligations of Parent or Merger Sub (or their respective affiliates) or of Carrols or its subsidiaries, (3) modify any course of conduct regarding future operations of Parent or Merger Sub (or their respective affiliates) or of Carrols or its subsidiaries, (4) undertake or agree to any requirement or obligation to provide prior notice to, or obtain prior approval from, any governmental authority with respect to any transaction or (5) offer, negotiate or commit to any other restrictions on the activities of Parent or Merger Sub (or their respective affiliates) or of Carrols or its subsidiaries, including the freedom of action with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to the Merger Agreement. Subject to the terms of the Merger Agreement, Carrols shall, and shall cause its affiliates and representatives to, reasonably cooperate with Parent and its affiliates on any sale, divestiture, license, hold separate, or other action undertaken or proposed to be undertaken by Parent or Merger Sub which Parent and Merger Sub reasonably conclude, in good faith, may be necessary to consummate and make effective the Merger, unless such action is not conditioned on the Closing of the Merger.

Financing of the Merger

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. In connection with the financing of the Merger, the Buyer Parties entered into the Commitment Letter, pursuant to which, among other things, the Commitment Parties or their respective affiliates will provide the Buyer Parties with the Incremental Term Facility. The Incremental Term Facility will be available to Parent, together with available cash on hand of Parent, the Company and their respective subsidiaries, to fund the Acquisition Costs.

The obligations of the Commitment Parties or their respective affiliates to provide the debt financing under the Commitment Letter are subject to certain customary conditions, including the following:

•        the prior consummation or substantially simultaneous consummation of the Merger in all material respects in accordance with the Merger Agreement, without any amendments, consents, waivers or other modifications that would be materially adverse to the interests of the debt financing sources in their capacity as such without the approval thereof;

•        the prior consummation or substantially simultaneous consummation of the Refinancing, and the prior notice of Parent to the debt financing sources of the aggregate principal amount of the outstanding balance (as of the Closing Date) on the 2029 Notes for which Parent intends to issue a notice of redemption pursuant to the indenture governing the 2029 Notes;

•        that there has been no Company Material Adverse Effect (as defined in the Merger Agreement) since January 16, 2024 that is continuing;

•        the execution and delivery at least two business days prior to the Closing Date of all documentation and other information about the borrowers and guarantors party to the Existing RBI Credit Agreement, as reasonably requested in writing by the debt financing sources at least 10 business days prior to the Closing Date and that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001));

•        the execution and delivery at least two business days prior to the Closing Date of customary closing documents (subject to the restrictions set forth in the Commitment Letter);

•        the delivery of customary financial information, including customary pro forma financial information;

•        the payment upon the initial borrowing under the Incremental Term Facility of all required fees and reasonable out-of-pocket expenses to be paid on the Closing Date, to the extent invoiced at least three business days prior to the Closing Date (which amounts may be offset against the proceeds of the Incremental Term Facility); and

•        the accuracy of representations and warranties in the Existing RBI Credit Agreement in all material respects (subject to the restrictions set forth in the Commitment Letter).

Delisting and Deregistration of Carrols Common Stock

If the Merger is completed, Carrols Common Stock will no longer be traded on NASDAQ and will be deregistered under the Exchange Act. Carrols will no longer be required to file periodic reports, current reports and proxy and information statements with the SEC on account of Carrols Common Stock.

Fees and Expenses

Except (1) for the fees and expenses of the Payment Agent and (2) as described under “The Merger Agreement — Company Termination Fee,” all fees and expenses incurred in connection with the Merger will be paid by the party incurring those fees and expenses whether or not the Merger is consummated. Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Total fees and expenses incurred or to be incurred by Carrols (including the Special Committee) are estimated at this time to be as follows:

Description	Amount ($)
Financial advisory fees and expenses	12,500,000
Legal fees and expenses	5,000,000
SEC filing fees	80,438
EDGAR filing expenses	25,000
Printing expenses	28,000
Mailing expenses	47,000
Total	17,680,438

It is also expected that Merger Sub and/or Parent will incur approximately $20,000,000 of financing costs, legal fees, filing fees, exchange agent fees, and other advisory fees.

FORWARD-LOOKING STATEMENTS

This proxy statement, the documents to which Carrols refers you in this proxy statement and information included in oral statements or other written statements made or to be made by Carrols or on Carrols’ behalf contain “forward-looking statements” that do not directly or exclusively relate to historical facts, including, without limitation, statements relating to the completion of the Merger. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast,” “intend,” “target,” “possible,” “contemplate,” “predict,” “continue” and other words of similar import, or the negative versions of such words. Carrols Stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in Carrols’ filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•        uncertainties related to the consummation of the Merger;

•        our ability to complete the Merger, if at all, on the anticipated terms and timing, including obtaining the Requisite Stockholder Approval and regulatory approvals, and the satisfaction of other conditions to the completion of the Merger;

•        our obligation to pay a termination fee under certain circumstances if the Merger is terminated;

•        uncertainties about the pendency of the Merger and the effect of the Merger on employees, customers and other third parties who deal with Carrols;

•        the impact of certain interim covenants that we are subject to under the Merger Agreement;

•        provisions in the Merger Agreement that limit our ability to pursue alternatives to the Merger, which might discourage a third party that has an interest in acquiring all or a significant part of Carrols from considering or proposing that acquisition;

•        the fact that we and our directors and officers may be subject to lawsuits relating to the Merger;

•        the substantial transaction-related costs we will continue to incur in connection with the Merger;

•        our efforts to complete the Merger could disrupt our relationships with third parties and employees, divert management’s attention, or result in negative publicity or legal proceedings;

•        the inability of stockholders to participate in any further upside of Carrols’ business if the Merger is consummated;

•        our ability to retain and hire key personnel;

•        competitive responses to the Merger;

•        continued availability of capital and financing and rating agency actions;

•        legislative, regulatory and economic developments affecting our business;

•        general economic and market developments and conditions;

•        unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as our response to any of the aforementioned factors;

•        the fact that receipt of the all-cash Per Share Price will be taxable to holders of Carrols Common Stock that are treated as U.S. Holders for U.S. federal income tax purposes; and

•        the risk that Carrols’ stock price may fluctuate during the pendency of the Merger and may decline significantly if the Merger is not completed.

Consequently, all of the forward-looking statements that Carrols makes in this proxy statement are qualified by the information contained or incorporated by reference in this proxy statement, including: (1) the information contained under this caption, and (2) information in Carrols’ most recent filings on Form 10-K and Form 10-Q, including the information contained under the caption “Risk Factors,” and information in its consolidated financial statements and notes thereto. While the list of factors presented here is considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on our financial condition, results of operations, credit rating or liquidity.

The forward-looking statements in this proxy statement are based upon information available to us as of the date of this proxy statement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this proxy statement and the documents that we reference and have filed as exhibits to this proxy statement with the understanding that our actual future results, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date of this proxy statement. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this proxy statement, whether as a result of any new information, future events or otherwise. Carrols Stockholders are advised to consult any future disclosures that Carrols makes on related subjects as may be detailed in its other filings made from time to time with the SEC.

THE PARTIES TO THE MERGER

Carrols

Carrols, which was founded in 1960, is one of the largest restaurant franchisees in the United States. With over 60 years of experience operating restaurants, Carrols has become the largest Burger King franchisee in the U.S., currently operating 1,023 Burger King restaurants in 23 states as well as 59 Popeyes restaurants in six states. For more information on Carrols, see the section of this proxy statement captioned “Where You Can Find Additional Information.”

Carrols Common Stock is listed on NASDAQ under the symbol “TAST.” Carrols’ corporate offices are located at 968 James Street, Syracuse, NY 13203.

Buyer Parties

Parent

Restaurant Brands International Inc. is a Canadian corporation. Parent’s subsidiaries franchise and operate quick service restaurants serving premium coffee and other beverage and food products under the Tim Hortons® brand, fast food hamburgers principally under the Burger King® brand, chicken principally under the Popeyes® brand and sandwiches under the Firehouse Subs® brand. Parent is one of the world’s largest quick service restaurant, or QSR, companies as measured by total number of restaurants. As of December 31, 2023, Parent franchised or owned a total of 31,070 restaurants in more than 120 countries and territories. Nearly all of Parent’s current system-wide restaurants are franchised.

Parent indirectly beneficially owns 100 shares of Series D Convertible Preferred Stock. Each share of Series D Convertible Preferred Stock is convertible, at the option of the holder of such shares, into 94,145.8 shares of Carrols Common Stock and votes with the Carrols Common Stock on an as-converted basis. Holders of the Series D Convertible Preferred Stock are entitled to receive dividends payable on the Carrols Common Stock on an as-converted basis, are entitled to a liquidation preference of $0.01 per share and thereafter will be entitled to share ratably (on an as-converted basis) with the Carrols Common Stock in the distribution of any remaining assets.

Parent’s address is 130 King Street West, Suite 300, Toronto, Ontario M5X 1E1, and its telephone number is (905) 845-6511.

Merger Sub

BK Cheshire Corp. is a Delaware corporation and subsidiary of Parent formed on January 11, 2024 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Prior to the Effective Time, Merger Sub will be joined as a party under the Existing RBI Credit Agreement.

Merger Sub’s address is 5707 Blue Lagoon Drive, Miami, Florida 33126, and its telephone number is (305) 378-3000.

THE SPECIAL MEETING

Date, Time and Place

Carrols will hold the Special Meeting on May 14, 2024, at 9:00 a.m. Eastern time. You may attend the Special Meeting via a live interactive webcast on the Internet at www.virtualshareholdermeeting.com/TAST2024SM. You will be able to listen to the Special Meeting live and vote online. You will need the control number found on your proxy card or voting instruction form in order to participate in the Special Meeting (including voting your shares). Carrols believes that a virtual meeting provides expanded access, improved communication and cost savings for its stockholders.

If you encounter technical difficulties accessing the Special Meeting or during the Special Meeting, a support line will be available on the login page of the Special Meeting website.

Purpose of the Special Meeting

At the Special Meeting, Carrols will ask stockholders to vote on the Merger Proposal and the Compensation Proposal.

Carrols Stockholders must approve the Merger Proposal in order for the Merger to be consummated. Approval of the Compensation Proposal is not a condition to completion of the Merger. A copy of the Merger Agreement is attached as Annex A to this proxy statement and is incorporated by reference in this proxy statement in its entirety. Carrols encourages you to read the Merger Agreement carefully in its entirety.

Attending the Special Meeting

The Special Meeting will begin at 9:00 a.m. Eastern time. Online check-in will begin a few minutes prior to the Special Meeting. Carrols encourages you to access the meeting prior to the start time.

As the Special Meeting is virtual, there will be no physical meeting location. To attend the Special Meeting, log in at www.virtualshareholdermeeting.com/TAST2024SM. You will need the control number found on your proxy card or voting instruction form in order to participate in the Special Meeting (including voting your shares). If you encounter technical difficulties accessing the Special Meeting or during the Special Meeting, a support line will be available on the login page of the Special Meeting website.

Once online access to the Special Meeting is open, shareholders may submit questions pertinent to meeting matters, if any, through the Special Meeting website. You will need the control number found on your proxy card or voting instruction form in order to submit questions. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

Record Date; Shares Entitled to Vote; Quorum

Only Carrols Stockholders as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. A list of stockholders of record entitled to vote at the Special Meeting will be available at Carrols’ corporate offices located at 968 James Street, Syracuse, New York 13203, during regular business hours for a period of no less than 10 days before the Special Meeting and on the virtual meeting website during the Special Meeting.

As of the Record Date, there were 54,928,578 shares of Carrols Common Stock outstanding and entitled to vote at the Special Meeting (on a fully diluted basis with respect to shares entitled to vote and without giving effect to the conversion of the Series D Convertible Preferred Stock). For each share of Carrols Common Stock that you owned as of the close of business on the Record Date, you will have one vote on each matter submitted for a vote at the Special Meeting. In addition, Series D Convertible Preferred Stock vote with Carrols Common Stock on an as-converted basis. Each share of Series D Convertible Preferred Stock is convertible into 94,145.80 shares of Carrols Common Stock, or an aggregate of 9,414,580 shares of Carrols Common Stock, as of the Record Date. As of the Record Date, 100 shares of Series D Convertible Preferred Stock are owned by the BKC Stockholders. The BKC Stockholders are indirect subsidiaries and affiliates of Parent. All of such shares of common stock issuable upon conversion of the Series D Convertible Preferred Stock are included in the determination of the number of shares present at the meeting for quorum purposes. Pursuant to the Merger Agreement, Parent agreed to vote or cause to be voted any shares of Carrols Capital Stock beneficially owned by it or any of its subsidiaries in favor of the Merger Proposal.

The holders of a majority in voting power of the issued and outstanding Carrols Capital Stock entitled to vote at the Special Meeting, present by attending the meeting in person via live webcast or represented by proxy, will constitute a quorum at the Special Meeting.

Votes Required

Approval of the Merger Proposal requires the affirmative vote of (1) a majority of the voting power of the outstanding Carrols Capital Stock entitled to vote thereon, voting together as a single class, and (2) a majority of the outstanding Carrols Common Stock held by the Unaffiliated Company Stockholders.

Approval of the Compensation Proposal requires the affirmative vote of a majority of the voting power of the Carrols Capital Stock present at the Special Meeting in person or represented by proxy and entitled to vote thereon, voting as a single class. This vote will be on a non-binding, advisory basis.

Abstentions

Abstentions are included in the determination of the number of shares present at the Special Meeting for quorum purposes. If a stockholder abstains from voting on the Merger Proposal or the Compensation Proposal, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposals.

Broker Non-Votes

Broker “non-votes” are not included in the determination of the number of shares present at the Special Meeting for quorum purposes. Broker “non-votes” will have the same effect as voting “AGAINST” the Merger Proposal and will have no effect on the outcome of the Compensation Proposal, except to the extent affecting the obtaining of a quorum at the Special Meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received instructions from the beneficial owner and does not have discretionary voting power with respect to that proposal because the proposal is not a “routine” proposal under applicable rules. The proposals being considered at the Special Meeting are non-routine proposals, and your broker, bank or nominee may not vote your shares on these proposals in the absence of voting instructions. We therefore encourage you to provide voting instructions on a proxy card or a provided voting instruction form to the broker, bank or nominee that holds your shares by carefully following the instructions provided in their notice to you. If you give voting instructions to your bank, broker or other nominee with respect to one of the proposals, but give no instruction as to the other proposal, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to the proposal as to which instructions were given, and will not be voted with respect to any other proposal.

Shares Held by Carrols’ Directors and Executive Officers

As of the Record Date, Carrols’ directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 12,930,849 shares of Carrols Common Stock, collectively representing approximately 20.1% of the voting power of the shares of Carrols Common Stock outstanding as of the Record Date (on a fully diluted basis with respect to shares entitled to vote). Carrols’ directors and executive officers have informed Carrols that they intend to vote all of their shares of Carrols Common Stock: (1) “FOR” the Merger Proposal and (2) “FOR” the Compensation Proposal. For more information, please see the section of this proxy statement captioned “The Voting Agreement.”

Voting of Proxies

If you are a stockholder of record (that is, your shares are registered in your name with Carrols’ transfer agent, Equiniti Trust Company, LLC), you may vote your shares by returning a signed and dated proxy card (a proxy card and a prepaid reply envelope is provided for your convenience), or you may vote at the Special Meeting using the control number located on the enclosed proxy card. Additionally, you may grant a proxy electronically over the internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the internet or by telephone. Based on your proxy cards or internet and telephone proxy, the proxy holders will vote your shares according to your direction.

If you attend the Special Meeting and wish to vote at the Special Meeting, you will need the control number located on the enclosed proxy card. Beneficial owners of shares held in “street name” must also provide a “legal proxy” from their bank or broker in order to vote at the Special Meeting. You are encouraged to vote by proxy even if you plan to attend the Special Meeting. If you attend the Special Meeting and vote at the Special Meeting, your vote will revoke any previously submitted proxy.

All shares represented by properly signed and dated proxies (or proxies granted electronically over the internet or by telephone) will, if received before the Special Meeting, be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies (or proxies granted electronically over the internet or by telephone) that do not contain voting instructions will be voted (1) “FOR” the Merger Proposal and (2) “FOR” the Compensation Proposal.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee. You may also attend the Special Meeting and vote at the Special Meeting if you have a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting. If available from your bank, broker or other nominee, you may vote over the internet or telephone through your bank, broker or other nominee by following the instructions on the voting instruction form provided by your bank, broker or other nominee. If you do not (1) return your bank’s, broker’s or other nominee’s voting instruction form, (2) vote over the internet or by telephone through your bank, broker or other nominee, or (3) attend the Special Meeting and vote at the Special Meeting with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the Merger Proposal. It will not, however, have any effect on the Compensation Proposal, except to the extent affecting the obtaining of a quorum at the Special Meeting. If you give voting instructions to your bank, broker or other nominee with respect to one of the proposals, but give no instruction as to the other proposal, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to the proposal as to which instructions were given, and will not be voted with respect to any other proposal.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•        signing another proxy card with a later date and returning it to Carrols prior to the Special Meeting;

•        submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy; or

•        attending the Special Meeting and voting at the Special Meeting using the control number on the enclosed proxy card.

If you have submitted a proxy, your attendance at the Special Meeting, in the absence of voting at the Special Meeting or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of Carrols Common Stock in “street name” through a bank, broker or other nominee, you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow Carrols Stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Adjournment

If a quorum is not present, the chairperson of the Special Meeting or the stockholders entitled to vote at the Special Meeting, present in person by attending via live webcast or represented by proxy, may adjourn the Special Meeting, from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. The chairperson may also adjourn the meeting to another place, date or time, even if a quorum is present. In addition, the Special Meeting could be postponed before it commences, subject to the terms of the Merger Agreement. If the Special Meeting is adjourned or postponed, Carrols Stockholders who have already submitted their proxies will be able to revoke them at any time before they are voted at the Special Meeting.

Solicitation of Proxies

Carrols, on behalf of the Carrols Board, is soliciting proxies from Carrols Stockholders for the Special Meeting. Under applicable SEC rules and regulations, the members of the Carrols Board are “participants” with respect to the solicitation of proxies in connection with the Special Meeting.

The expense of soliciting proxies will be borne by Carrols. Carrols has retained Innisfree M&A Incorporated, a professional proxy solicitation firm, to assist in the solicitation of proxies, and provide related advice and informational support during the solicitation process, for a fee of up to $30,000. Carrols will indemnify this firm against losses arising out of its provisions of these services on its behalf. In addition, Carrols may reimburse banks, brokers and other nominees representing beneficial owners of shares of Carrols Capital Stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by Carrols’ directors, officers and employees, personally or by telephone, email, fax or over the internet. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Carrols currently expects to complete the Merger in the second quarter of 2024. However, the exact timing of completion of the Merger, if at all, cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of Carrols’ control.

Appraisal Rights

If the Merger is consummated, holders of record or beneficial owners of Carrols Common Stock who (1) do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (2) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their applicable shares of Carrols Common Stock through the effective date of the Merger, (3) validly and properly demand appraisal of their applicable shares, (4) meet certain statutory requirements described in this proxy statement, and (5) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL if certain conditions set forth in Section 262(g) of the DGCL are satisfied. The requirements under Section 262 of the DGCL for perfecting and exercising appraisal rights are described in further detail in the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights, a copy of which may be accessed without subscription or cost at the Delaware Code Online (available at: https://delcode.delaware.gov/title8/c001/sc09/index.html#262).

Holders of record and beneficial owners of Carrols Common Stock who are entitled to have their shares appraised by the Delaware Court of Chancery may receive payment in cash of the “fair value” of their shares of Carrols Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger as determined by the Delaware Court of Chancery, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the Merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to persons entitled to appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time). The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, any persons who wish to seek appraisal of their shares are encouraged to review Section 262 of the DGCL carefully and seek the advice of legal counsel with respect to the exercise of appraisal rights.

Persons considering seeking appraisal should be aware that the fair value of their shares of Carrols Common Stock as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Carrols Common Stock.    For more information, see the section of this proxy statement captioned “Appraisal Rights — Determination of Fair Value.”

To exercise appraisal rights, a holder of record or a beneficial owner of Carrols Common Stock must (1) submit a written demand for appraisal of such holder’s shares or such beneficial owner’s shares of Carrols Common Stock to Carrols before the vote is taken on the Merger Proposal, (2) not vote, whether in person by attending via live webcast or by proxy, in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (3) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) the subject shares of Carrols Common Stock through the effective date of the Merger, and (4) strictly comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. If you are a beneficial owner of shares of Carrols Common Stock and you wish to exercise appraisal rights in such capacity, in addition to the foregoing requirements, your written demand for appraisal must also (1) reasonably identify the holder of record of the shares of Carrols Common Stock for which the demand is made, (2) be accompanied by documentary evidence of your beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which you consent to receive notices given by the Surviving Corporation under Section 262 of the DGCL and to be set forth on the verified list required by Section 262(f) of DGCL. The failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights. The requirements under Section 262 of the DGCL for perfecting and exercising appraisal rights are described in further detail in the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights, a copy of which may be accessed without subscription or cost at the Delaware Code Online (available at: https://delcode.delaware.gov/title8/c001/sc09/index.html#262) and is herein incorporated by reference.

Other Matters

At this time, Carrols knows of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting and you deliver a proxy to Carrols, your shares of Carrols Common Stock will be voted in accordance with the discretion of the appointed proxy holders, with full power of substitution and re-substitution.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 14, 2024

This proxy statement is available on the “Investor Relations” section of Carrols’ website located at https://investor.carrols.com/financial-information.

Householding of Special Meeting Materials

Carrols has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address will receive only one copy of this proxy statement unless one or more of these stockholders notifies Carrols that they wish to continue receiving individual copies. This procedure reduces printing costs, postage fees and the use of natural resources. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card upon request. If you wish to receive a separate set of Carrols’ disclosure documents at this time, please contact Broadridge Financial Solutions, Inc. at 1 (866) 540-7095 or in writing at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge Financial Solutions, Inc. at the above phone number or address.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help submitting your proxy or voting your shares of Carrols Common Stock, please contact Carrols’ proxy solicitor at:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders call: (877) 717-3922 (toll-free from the U.S. and Canada) or
+1 (412) 232-3651 (from other countries)
Banks and brokers call collect: (212) 750-5833

THE MERGER AGREEMENT

The discussion of the terms of the Merger Agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is included as Annex A hereto. The Merger Agreement has been included to provide Carrols Stockholders with information regarding its terms. It is not intended to provide any other factual information about Carrols, Parent, Merger Sub or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to Carrols Stockholders. Carrols Stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in Carrols’ public disclosures. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Carrols and its business. Please see the section of this proxy statement captioned “Where You Can Find More Information.”

Effect of the Merger

The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and the applicable provisions of the DGCL, at the Effective Time, Merger Sub will be merged with and into Carrols, whereupon the separate corporate existence of Merger Sub will thereupon cease, and Carrols will continue as the Surviving Corporation of the Merger. As a result of the Merger, the Surviving Corporation will become a subsidiary of Parent, and Carrols Common Stock will no longer be publicly traded. In addition, Carrols Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act, in each case, in accordance with applicable laws, rules and regulations, and Carrols will no longer file periodic reports with the SEC on account of Carrols Common Stock. If the Merger is consummated, those that owned Carrols Common Stock before the Merger will not own any shares of capital stock of the Surviving Corporation. The Effective Time will occur upon the filing of a Certificate of Merger with, and the acceptance for record of such filing by, the Secretary of State of the State of Delaware (or at such later time as Carrols, Parent and Merger Sub may agree and specify in the Certificate of Merger).

Closing and Effective Time

The Closing of the Merger will take place on a date to be agreed upon by Parent and the Company that is no later than (1) the second business day after the satisfaction or waiver (to the extent permitted under the Merger Agreement) of the last to be satisfied or waived of the closing conditions of the Merger Agreement (described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the Closing of the Merger, but subject to the satisfaction or waiver (to the extent permitted under the Merger Agreement) of each of such conditions, or (2) such other time agreed to in writing by Carrols and Parent. On the date of Closing of the Merger, the parties will file a Certificate of Merger with the Secretary of State of the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing and acceptance of such Certificate of Merger, or at a later time agreed to in writing by the parties and specified in such Certificate of Merger in accordance with the DGCL.

Directors and Officers; Certificate of Incorporation; Bylaws

From and after the Effective Time, Carrols, as the Surviving Corporation in the Merger, will possess all properties, rights, privileges, powers and franchises of Carrols and Merger Sub, and all of the debts, liabilities and duties of Carrols and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

At the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal, and the officers of Carrols as of immediately prior to the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed or until their earlier death, resignation or removal.

At the Effective Time, the Amended and Restated Certificate of Incorporation of Carrols as the Surviving Corporation will be amended and restated in its entirety to read as set forth in Exhibit A to the Merger Agreement, and the bylaws of the Surviving Corporation will be amended and restated in their entirety to read as the bylaws of Merger Sub, until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation of the Surviving Corporation and such bylaws.

Merger Consideration

Carrols Capital Stock

At the Effective Time, each share of Carrols Common Stock outstanding as of immediately prior to the Effective Time (other than the Owned Company Shares or the Dissenting Company Shares, and other than Company RSAs and Company PSAs, which will be treated as described below) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Per Share Price, without interest thereon (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the Merger Agreement).

At the Effective Time, each Owned Company Share will remain issued and outstanding as a share of common stock of the Surviving Corporation.

At the Effective Time, each share of Series D Convertible Preferred Stock that is outstanding as of immediately prior to the Effective Time will remain issued and outstanding as a share of Series D Convertible Preferred Stock of the Surviving Corporation, on the terms set forth in the Series D Convertible Preferred Stock Certificate of Designation.

After the Merger is completed, holders of Carrols Common Stock will have the right to receive the Per Share Price, but will no longer have any rights as a stockholder of Carrols (except that holders of Carrols Common Stock who properly exercise their appraisal rights may have the right to receive payment for the “fair value” of their shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “Appraisal Rights.”

Equity Awards

•        Each Company RSA, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will fully vest, be cancelled, and automatically convert into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Carrols Common Stock subject to such Company RSA, multiplied by (ii) the Per Share Price, subject to any applicable withholding taxes payable in respect thereof.

•        Each Company PSA, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will fully vest, be cancelled, and automatically convert into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Carrols Common Stock subject to such Company PSA (with any performance conditions deemed to be earned at “target” level performance), multiplied by (ii) the Per Share Price, subject to any applicable withholding taxes payable in respect thereof.

•        Each Company RSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will fully vest, be cancelled, and automatically convert into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Carrols Common Stock subject to such Company RSU (together with any accrued and unpaid dividends or dividend equivalents corresponding to such Company RSU), multiplied by (ii) the Per Share Price, subject to any applicable withholding taxes payable in respect thereof.

•        Each Company PSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will fully vest, be cancelled, and automatically converted, into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Carrols Common Stock subject to such Company PSU (together with any accrued and unpaid dividend or dividend equivalents corresponding to such Company PSU) (with any performance conditions deemed to be earned based on the greater of “target” level or “actual” performance, as measured through the Effective Time and extrapolated over the full performance period; provided, that, if the Effective Time occurs on or prior to December 31, 2024, the performance conditions for the Company PSUs granted in 2024 shall be deemed to be earned based on “target” level performance), multiplied by (ii) the Per Share Price, subject to any applicable withholding taxes payable in respect thereof.

•        Each Company Option, whether vested or unvested, that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time will fully vest, be cancelled, and automatically convert into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Carrols Common Stock subject to such Company Option, multiplied by (ii) the excess, if any, of the Price Per Share over the applicable exercise price per share applicable to such Company Option, subject to any applicable withholding taxes payable in respect thereof. Each Company Option with an exercise price per share that is equal to or greater than the Per Share Price will be cancelled immediately upon the Effective Time for no consideration.

Exchange and Payment Procedures

Prior to the Closing, Parent will designate a bank or trust company reasonably acceptable to Carrols to act as the paying agent for the Merger (the “Payment Agent”) and to make payments of the Per Share Price to holders of Carrols Common Stock. At or prior to the Closing, Parent will deposit (or cause to be deposited), on behalf of Merger Sub, with the Payment Agent an amount of cash sufficient to pay the aggregate consideration to which holders become entitled pursuant to the Merger Agreement.

Promptly following the Closing (and in any event within three business days following Closing), the Payment Agent will send to each holder of record of shares of Carrols Common Stock as of immediately prior to the Effective Time (1) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the certificates representing such shares Certificates will pass, only upon delivery of the Certificates to the Payment Agent) and (2) instructions for use in effecting the surrender of the Certificates and book-entry shares, as applicable, in exchange for the Per Share Price.

If any cash deposited with the Payment Agent is not claimed within one year following the date of Closing, such cash will be returned to the Surviving Corporation, upon demand, and any holders of Carrols Capital Stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to the Surviving Corporation as general creditor for payment of the Per Share Price (subject to applicable law). Any cash deposited with the Payment Agent that remains unclaimed two years following the date of Closing will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

Representations and Warranties

The Merger Agreement contains representations and warranties of Carrols and Parent and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by Carrols are qualified as to materiality or Company Material Adverse Effect. For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to Carrols, any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Company Material Adverse Effect is or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Carrols and its subsidiaries, taken as a whole; provided however, that none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

•        changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

•        changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country, (2) changes in exchange rates for the currencies of any country, or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•        changes in conditions in the industries in which Carrols and its subsidiaries generally conduct business;

•        changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;

•        any geopolitical conditions, outbreak of hostilities, acts or declarations of war, sabotage, terrorism (including cyberterrorism) or military actions, or any other similar event (including any escalation or general worsening of any of the foregoing) in the United States or any other country or region in the world;

•        earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, any acts of God, epidemics, pandemics or disease outbreaks and other force majeure events (including any escalation or general worsening of any of the foregoing) in the United States or any other country or region in the world;

•        any Effect resulting from the announcement of the Merger Agreement or the pendency of the Merger and the transactions contemplated thereby (including the identity of Parent, Merger Sub or their affiliates), including the impact thereof on the relationships, contractual or otherwise, of Carrols and its subsidiaries with employees, labor unions, suppliers, customers, partners, vendors or any other third person or other business relationships (other than for purposes of certain representations or warranties contained in the Merger Agreement that relate to consequences of the Merger and the related conditions to Closing);

•        the compliance by any party with the terms of the Merger Agreement, including any action taken or refrained from being taken pursuant to or in accordance with the terms of the Merger Agreement (other than for purposes of certain representations or warranties contained in the Merger Agreement that relate to consequences of the Merger and the related conditions to Closing);

•        any action taken or refrained from being taken, in each case which Parent has expressly approved, consented to or requested in writing following the signing of the Merger Agreement;

•        changes or proposed changes in GAAP or other accounting standards or in any applicable laws or regulations (or the enforcement or interpretation of any of the foregoing);

•        changes in the price or trading volume of Carrols Common Stock or any change in the credit rating of the Company or any of its securities, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

•        any failure, in and of itself, by Carrols and its subsidiaries to meet (1) any public estimates or expectations of Carrols’ revenue, earnings or other financial performance or results of operations for any period, or (2) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

•        the availability or cost of equity, debt or other financing to the Buyer Parties;

•        any breach by Parent or Merger Sub of the Merger Agreement;

•        any action taken or refrained from being taken pursuant to the express terms of any Franchise Agreement in the ordinary course of business (excluding any incurrence of capital expenditures, other than capital expenditures for necessary maintenance costs with respect to any restaurants operated by Carrols and its subsidiaries), and any action taken by Parent or its Affiliates in connection with the Franchise Agreements (in each case, it being understood that any cause of any such action by Parent may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); and

•        any transaction litigation or other legal proceeding threatened, made or brought by any of the current or former stockholders of Carrols (on their own behalf or on behalf of Carrols) against Carrols, any of its executive officers or other employees or any member of the Carrols Board arising out of the Merger or any other transaction contemplated by the Merger Agreement;

except, with respect to preceding bullets 1, 2, 5, 6, and 10, to the extent that such Effect has had a disproportionate adverse effect on Carrols relative to other companies operating in the industries in which Carrols and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.

In the Merger Agreement, Carrols made customary representations and warranties to the Buyer Parties that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•        due organization, valid existence, good standing and authority and qualification to conduct business with respect to Carrols;

•        Carrols’ corporate power and authority to enter into and perform the Merger Agreement and the enforceability of the Merger Agreement;

•        the necessary approval of the Carrols Board and the Special Committee;

•        the rendering of Jefferies’ fairness opinion to the Special Committee;

•        the inapplicability of anti-takeover statutes to the Merger, the Voting Agreement or the other transactions contemplated thereby;

•        the necessary vote of Carrols Stockholders and Unaffiliated Company Stockholders in connection with the Merger Agreement;

•        the absence of any conflict or violation of any organizational documents of Carrols, certain existing contracts of Carrols and its subsidiaries, applicable laws to Carrols or its subsidiaries or the resulting creation of any lien upon the properties or assets of Carrols or its subsidiaries due to the execution and delivery of the Merger Agreement and performance thereof;

•        required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•        the capital structure of Carrols as well as the ownership and capital structure of its subsidiaries;

•        the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of Carrols’ securities;

•        the absence of any undisclosed exchangeable security, option, warrant or other right convertible into shares of capital stock, or other equity or voting interest in Carrols or any of Carrols’ subsidiaries;

•        the accuracy and completeness of Carrols’ SEC filings and financial statements;

•        Carrols’ disclosure controls and procedures;

•        Carrols’ internal accounting controls and procedures;

•        the absence of specified undisclosed liabilities;

•        the conduct of the business of Carrols and its subsidiaries in the ordinary course consistent with past practices and the absence of any Company Material Adverse Effect, in each case, since January 1, 2023;

•        the existence and enforceability of specified categories of Carrols’ and its subsidiaries’ material contracts, including the absence of contracts restricting the business of Carrols and its subsidiaries (other than the Franchise Agreements and real estate leases), and any notices with respect to termination or intent not to renew those material contracts therefrom;

•        real property owned, leased or subleased by Carrols and its subsidiaries;

•        environmental matters;

•        intellectual property matters;

•        data security and privacy matters;

•        tax matters;

•        employee benefit plans;

•        labor matters;

•        Carrols’ and its subsidiaries’ compliance with laws and possession of necessary permits;

•        litigation matters;

•        insurance matters;

•        the absence of any contract, transactions, arrangements or understandings between Carrols or any of its subsidiaries and any affiliate or related person;

•        payment of fees to brokers in connection with the Merger Agreement; and

•        the absence of foreign business operations or activities.

In the Merger Agreement, the Buyer Parties made customary representations and warranties to Carrols that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•        due organization, good standing and authority and qualification to conduct business with respect to the Buyer Parties and availability of the organizational documents of the Buyer Parties;

•        the Buyer Parties’ authority to enter into and perform the Merger Agreement;

•        the absence of any conflict or violation of the Buyer Parties’ organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon the Buyer Parties’ properties or assets due to the execution and delivery of the Merger Agreement and performance thereof;

•        required consents and regulatory filings in connection with the Merger Agreement and performance thereof;

•        the absence of litigation and orders;

•        ownership of Carrols Capital Stock;

•        payment of fees to brokers in connection with the Merger Agreement;

•        operations of the Merger Sub;

•        the absence of any required consent of holders of voting interests in Parent;

•        the absence of agreements between Parent and its affiliates, and members of the Carrols Board or Carrols and its subsidiaries’ management;

•        the absence of any stockholder or management arrangements related to the Merger;

•        matters with respect to Parent’s financing and sufficiency of funds; and

•        the exclusivity and terms of the representations and warranties made by Carrols.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except (1) as expressly contemplated by the Merger Agreement or required by applicable law or the express terms of the Franchise Agreements (excluding any incurrence of capital expenditures, other than capital expenditures for necessary maintenance costs with respect to any restaurants operated by Carrols and its subsidiaries in an aggregate amount not to exceed $17,000 per restaurant on an annual basis), (2) as disclosed in the confidential disclosure letter to the Merger Agreement, or (3) as requested or approved by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), during the period of time between the date of the signing of the Merger Agreement and the Effective Time, Carrols will, and will cause each of its subsidiaries to:

•        use reasonable best efforts to maintain its existence in good standing (to the extent applicable) pursuant to applicable law;

•        subject to the restrictions and exceptions set forth in the Merger Agreement, conduct its business and operations in the ordinary course of business; and

•        use its respective commercially reasonable efforts to (1) preserve intact its material assets, properties, contracts or other legally binding understandings, licenses and business organizations, (2) keep available the services of its current officers and key employees, and (3) preserve the current relationships with customers, vendors, distributors, partners (including system integrators, platform partners, referral partners, consulting and implementation partners), lessors, licensors, licensees, creditors, contractors and other persons with which Carrols and its subsidiaries have material business relations (other than Parent and its affiliates).

In addition, Carrols has also agreed that, except as (1) disclosed in the confidential disclosure letter to the Merger Agreement, (2) approved by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), or (3) expressly contemplated by the Merger Agreement or required by applicable law or the express terms of the Franchise Agreements (excluding any incurrence of capital expenditures, other than capital expenditures for necessary maintenance costs with respect to any restaurants operated by Carrols and its subsidiaries in an aggregate amount not to exceed $17,000 per restaurant on an annual basis), during the period of time between the date of the signing of the Merger Agreement and the Effective Time, Carrols will not, and will not permit any of its subsidiaries to:

•        amend the organizational documents;

•        liquidate, dissolve, merge, consolidate, restructure, recapitalize or reorganize;

•        issue, sell, deliver or grant any shares of capital stock or any options, warrants, commitments, subscriptions or rights to purchase any similar capital stock or securities of Carrols or any of its subsidiaries, except (1) for the issuance or sale of shares of Carrols Common Stock in connection with the exercise or settlement of the Company Equity Awards outstanding as of January 16, 2024, in accordance with their terms as in effect on such date, or (2) in connection with agreements in effect on January 16, 2024 and made available to Parent (or the form of such agreement has been made available to Parent and any agreement is substantially identical to such form), including the maximum amount of securities to be issued pursuant to those agreements;

•        directly or indirectly acquire, repurchase or redeem any securities, except for (1) repurchases, withholdings or cancellations of securities in connection with the exercise or settlement or other disposition or issuance of Company Equity Awards outstanding on or prior to January 16, 2024, in accordance with their terms as in effect on such date, or (2) transactions between Carrols and any of its subsidiaries;

•        adjust, split, combine, pledge, encumber or modify the terms of Carrols Capital Stock or any of its subsidiaries capital stock;

•        declare, set aside or pay any dividend or other distribution;

•        incur or assume any indebtedness or issue any debt securities, except (1) for trade payables incurred in the ordinary course of business, consistent with past practices, (2) obligations incurred pursuant to business credit cards in the ordinary course of business, consistent with past practices, (3) intercompany loans or advances between or among Carrols and its subsidiaries, and (4) borrowings under Carrols’ existing credit agreement in the ordinary course of business in an outstanding principal amount not in excess of $10,000,000 in the aggregate;

•        assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, except with respect to obligations of any subsidiaries of Carrols;

•        mortgage, pledge or incur any lien upon any assets other than in connection with financing transactions permitted by the Merger Agreement or consented to by Parent;

•        make any loans, advances or capital contributions to, or investments in, any other person except for (1) advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with Carrols and its subsidiaries’ policies related thereto, and (2) loans, advances or capital contributions to, or other extensions of credit or investments in Carrols or any of its subsidiaries;

•        acquire, lease, license, sell, sell and leaseback, abandon, transfer, assign, guarantee or exchange any assets, tangible or intangible, in each case in excess of $150,000 individually, and other than (1) the sale of products or services of Carrols and its subsidiaries in the ordinary course of business, (2) the acquisition, lease or license of products or services by Carrols and its subsidiaries in the ordinary course of business, and (3) any capital expenditures permitted by (or consented to by Parent under) the confidential disclosure letter to the Merger Agreement;

•        encumber, dispose of or acquire a fee interest in any real property;

•        close any restaurants operated by Carrols and its subsidiaries as of January 16, 2024, other than the restaurants disclosed in the confidential disclosure letter to the Merger Agreement;

•        (A) enter into, adopt, or amend (including accelerating the vesting, payment or funding), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, phantom equity, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefits plan in any manner (other than in connection with at-will offer letters entered into in the ordinary course of business with new hires permitted pursuant to clause (D) below, provided that the terms do not include the granting of any equity or equity-based awards); (B) increase or decrease the compensation of any director, officer, employee, individual consultant, former employee, individual independent contractor, or other individual service provider of Carrols and its subsidiaries with an annual base salary of $150,000 or more, provided that any compensation increase to an individual with an annual base salary below $150,000 shall be made in connection with the Company’s annual performance review and shall not exceed fifteen percent (15%) for any individual or four percent (4%) in the aggregate, in each case, with respect to the annual base salary levels in effect for calendar year 2023; (C) enter into any change in control, severance or similar agreement or any retention or similar agreement with any officer, employee, director, individual independent contractor, individual consultant, or other individual service provider of Carrols and its subsidiaries, or (D) hire, terminate (other than for “cause”), furlough or temporarily lay off any officer, employee, director, individual independent contractor, individual consultant, or other individual service provider of Carrols and its subsidiaries with an annual base salary or wages (or, in the case of non-employee service providers, equivalent compensation) of $150,000 or more;

•        settle, release, waive or compromise any material litigation involving Carrols and its subsidiaries, except for the settlement of any legal proceeding or other claim that is (A) reflected or reserved against in the consolidated financial statements of Carrols and its subsidiaries with a reserve of at least $100,000 as of the end of the most recently completed fiscal quarter of Carrols and its subsidiaries included in Carrols’ SEC filings prior to January 16, 2024; (B) for solely monetary payments of, net of insurance recovery, no more than $100,000 individually and $500,000 in the aggregate; or (C) settled in compliance with the terms of the Merger Agreement;

•        revalue in any material respect any assets or change accounting practices;

•        make or change material tax elections or settle any tax claims, except in the ordinary course of business;

•        make any capital expenditures;

•        (1) modify, amend or terminate any material contract, (2) enter into any contract that would have been a material contract if it was in existence as of January 16, 2024, (3) enter into, modify, amend or extend any contract with any key technology vendor, (4) enter into, modify, amend or extend any real property lease or contract providing for the purchase of real property, (5) enter into any contract containing any covenant or other provision (i) limiting the right of Carrols or its subsidiaries to engage in any material line of business or to compete with any business that is material to Carrols and its subsidiaries; (ii) prohibiting Carrols and its subsidiaries from engaging in any business or levying a fine, charge or other payment for doing so; or (iii) containing and limiting the right of Carrols and its subsidiaries pursuant to any “most favored nation” or “exclusivity” provisions, in each case other than any such contracts that (1) may be cancelled without material liability to Carrols and its subsidiaries upon notice of 90 days or less, or (2) are not material to Carrols and its subsidiaries, taken as a whole; or (6) enter into any sale leaseback contract or arrangement relating to any real property;

•        fail to maintain insurance at current levels;

•        engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of Carrols or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

•        effect certain employee layoffs without complying with applicable laws;

•        make any acquisitions by merger, consolidation or acquisition of stock or assets or enter into any joint ventures or similar corporate arrangements, but not including reseller agreements and similar commercial relationships that do not include the formation of any entity with any third person;

•        (A) enter into any collective bargaining agreement with any labor union or other labor organization or works council (provided that where such agreement is required by law, Carrols and its subsidiaries must provide Parent and its counsel notice of and the opportunity to review and comment upon any agreement); or (B) recognize any labor union, works council or other labor organization;

•        waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

•        adopt or implement any stockholder rights plan applicable to the Merger or any transaction consummated pursuant to the Merger Agreement; or

•        enter into, authorize any of or agree or commit to enter into a contract to do any of the foregoing.

Solicitation of Other Offers

For purposes of this proxy statement and the Merger Agreement:

“Acceptable Confidentiality Agreement” means an agreement with Carrols that is either (i) in effect as of the execution and delivery of the Merger Agreement or (ii) executed, delivered and effective after the execution and delivery of the Merger Agreement, in either case containing provisions that require any counterparty thereto (and any of its affiliates and representatives) that receives non-public information of or with respect to Carrols and its subsidiaries to keep such information confidential; provided, however, that, in each case, the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its affiliates and representatives named therein) than the terms of the confidentiality agreement entered into between Carrols and Parent, it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by the Buyer Parties) to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

•        any direct or indirect purchase or other acquisition by any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons (in each case, other than the Buyer Parties, their affiliates or any group that includes the Buyer Parties or their affiliates), whether from Carrols or any other person(s), of securities representing more than 15% of the total outstanding equity securities of Carrols (by vote or economic interests) after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or “group” of persons that, if consummated in accordance with its terms, would result in such person or “group” of persons beneficially owning more than 15% of the total outstanding equity securities of Carrols (by vote or economic interests) after giving effect to the consummation of such tender or exchange offer;

•        any direct or indirect purchase, license or other acquisition by any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons (in each case, other than the Buyer Parties or their affiliates or any group that includes the Buyer Parties or their affiliates) of assets constituting or accounting for more than 15% of the consolidated assets, revenue or net income of Carrols and its subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

•        any merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving Carrols pursuant to which (A) any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons (in each case, other than the Buyer Parties or their affiliates or any group that includes the Buyer Parties or their affiliates) would hold securities representing more than 15% of the total outstanding equity securities of Carrols (by vote or economic interests) after giving effect to the consummation of such transaction.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement.

“Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Special Committee has determined in good faith, after consultation with its financial advisor and outside legal counsel, (1) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of Closing) and the identity of the person making the proposal and other aspects of the Acquisition Proposal that the Special Committee deems relevant, and (2) if consummated, would be more favorable, from a financial point of view, to the Carrols Stockholders (including the Unaffiliated Company Stockholders) (in their capacity as such) than the Merger (taking into account any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

Go-Shop Period

Under the Merger Agreement, during the Go-Shop Period until the No-Shop Period Start Date, Carrols and its affiliates and their respective representatives have the right to:

•        solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal;

•        subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement, furnish to any person (and its representatives and financing sources subject to the terms and obligations of such Acceptable Confidentiality Agreement applicable to such person) any non-public information relating to Carrols or its subsidiaries or afford to any such person (and such representatives and financing sources) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Carrols or its subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal, provided that Carrols must promptly (and in any event within 24 hours) provide to Parent, or provide Parent access to, any such non-public information concerning Carrols or its subsidiaries that is provided to any such person or its representatives that was not previously provided to Parent or its representatives; and

•        participate or engage in discussions or negotiations with any such person (and such representatives and financing sources) with respect to an Acquisition Proposal.

No-Shop Period

From the No-Shop Period Start Date until the earlier to occur of the valid termination of the Merger Agreement and the Effective Time, Carrols and its subsidiaries will not, will cause its directors, officers and employees not to, and will instruct its other representatives not to, and will not knowingly permit its other representatives to, directly or indirectly:

•        solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist any proposal or inquiry that constitutes or could reasonably be expected to lead to an Acquisition Proposal;

•        furnish to any person (other than to Parent or any designees of Parent) any non-public information relating to Carrols or its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Carrols or its subsidiaries (other than to Parent or any designees of Parent), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

•        participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal other than to inform such persons of the provisions relating to Acquisition Proposals in the Merger Agreement or to clarify terms of an Acquisition Proposal to the extent necessary;

•        approve, endorse or recommend any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; or

•        enter into any Alternative Acquisition Agreement.

Carrols will immediately cease, and will cause its directors, officers and employees to immediately cease, and will use its reasonable best efforts to cause its other representatives to immediately cease, any and all discussions or negotiations that existed on or prior to January 16, 2024 with any parties conducted before entering the Merger Agreement with respect to any Acquisition Proposal.

In addition, Carrols will (1) promptly request the return or destruction of all non-public information concerning Carrols and its subsidiaries furnished to any person that has executed a confidentiality agreement since January 16, 2023 in connection with any Acquisition Proposal; (2) cease providing any further information with respect to Carrols and its subsidiaries or any Acquisition Proposal to any such person or its representatives; and (3) promptly terminate all access granted to any such person and its representatives to any physical or electronic data room.

Carrols will not be required to enforce, and will be permitted to grant a waiver, amendment or release under any provision of any standstill or confidentiality agreement solely to the extent that (x) such waiver, amendment or release would allow a confidential proposal (or amendment to a confidential proposal) being made to Carrols or the Special Committee or would otherwise allow a person to engage with Carrols and its representatives in discussions regarding a confidential proposal, Acquisition Proposal or other proposal that would be reasonably likely to lead to an Acquisition Proposal or (y) the Special Committee has determined that the failure to do so would be inconsistent with its fiduciary duties.

Notwithstanding these restrictions, at any time from January 16, 2024 until the time the Requisite Stockholder Approval is obtained, Carrols and the Special Committee may, among other things, directly or indirectly, contact the person or group of persons making an Acquisition Proposal to clarify the terms and conditions of the Acquisition Proposal to determine whether it constitutes or could reasonably be expected to result in a Superior Proposal, participate or engage in discussions or negotiations with those persons, furnish any non-public information relating to Carrols and its subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Carrols and its subsidiaries pursuant to an Acceptable Confidentiality Agreement to any person or its representatives that has made or delivered to Carrols an Acquisition Proposal after January 16, 2024, provided that the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (i) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably expected to lead to a Superior Proposal, and (ii) the failure to take the actions contemplated by the above would be inconsistent with its fiduciary duties pursuant to applicable law. Carrols must promptly (and in any event within 24 hours) make available to Parent any non-public information concerning Carrols and its subsidiaries that is provided to any such person or its affiliates or representatives that was not previously made available to Parent; however if such person or its representatives is a competitor of Carrols and its subsidiaries, Carrols and its subsidiaries will only provide commercially sensitive non-public information in accordance with “clean room” procedures.

Carrols will not authorize, direct or knowingly permit any consultant or employee of Carrols to breach the “no solicitation” provisions of the Merger Agreement, and upon becoming aware of any breach or threatened breach of such provisions by a consultant or employee of Carrols will use its reasonable best efforts to stop such breach or threatened breach.

Carrols is not entitled to terminate the Merger Agreement for the purpose of entering into an Alternative Acquisition Agreement unless it complies with certain procedures in the Merger Agreement and pays a termination fee to Parent, as described in the subsection below captioned “— Company Termination Fee.”

Recommendation Changes

As described above, and subject to the provisions described below, the Carrols Board and Special Committee have made the recommendation that Carrols Stockholders vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement prohibits the Carrols Board (or a committee thereof, including the Special Committee) from effecting a Recommendation Change (as defined below) except as described below.

Prior to obtaining the Requisite Stockholder Approval, the Carrols Board (or a committee thereof, including the Special Committee) may not take any of the following actions (any such action, a “Recommendation Change”):

•        withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Carrols Board’s recommendation in a manner adverse to Parent in any material respect;

•        adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal;

•        fail to publicly reaffirm Carrols Board’s recommendation within ten business days after Parent so requests in writing or in connection with the public disclosure by Carrols of an Acquisition Proposal by any person other than Parent and Merger Sub, except that Carrols will not be required to make such reaffirmation more than once in respect of such public disclosure of an Acquisition Proposal except in connection with any material amendment of such Acquisition Proposal;

•        take any formal action or make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Carrols Board (or a committee thereof, including the Special Committee) to Carrols Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), or fail to recommend against any tender or exchange offer within ten business days after commencement thereof; or

•        fail to include the Carrols Board’s recommendation in this proxy statement.

Notwithstanding the restrictions described above, prior to obtaining the Requisite Stockholder Approval, other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal, the Carrols Board, upon the recommendation of the Special Committee, may effect a Recommendation Change if (1) there has been an Intervening Event (as defined below) and (2) the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law and only if:

•        Carrols has provided prior written notice to Parent at least five business days in advance to the effect that the Carrols Board, upon the recommendation of the Special Committee, has (1) so determined, and (2) resolved to effect a Recommendation Change pursuant to the Merger Agreement, which notice must specify the applicable Intervening Event in reasonable detail; and

•        prior to effecting such Recommendation Change, Carrols and its affiliates and representatives, during such five business day period, must have negotiated with Parent and its representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that the Special Committee no longer determines that the failure to make a Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable law.

In addition, prior to obtaining the Requisite Stockholder Approval, if Carrols has received a bona fide Acquisition Proposal after January 16, 2024 that the Special Committee has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Carrols Board, upon the recommendation of the Special Committee may (1) effect a Recommendation Change with respect to such Acquisition Proposal or (2) authorize Carrols to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, but only if:

•        the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law;

•        Carrols and its subsidiaries and their representatives have complied in all material respects with their obligations pursuant to the Merger Agreement with respect to such Acquisition Proposal;

•        Carrols has provided prior written notice to Parent at least five business days in advance to the effect that the Carrols Board, upon the recommendation of the Special Committee, has (1) received a bona fide Acquisition Proposal that has not been withdrawn, (2) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal, and (3) resolved to effect a Recommendation Change or to terminate the Merger Agreement absent any revision to the terms and conditions of the Merger Agreement, which notice will include the identity of the person or “group” of persons making such Acquisition Proposal, the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal;

•        prior to effecting such Recommendation Change or termination, Carrols and its affiliates and representatives at least five business days in advance, have negotiated with Parent and its affiliates and representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided that in the event of any material revisions to such Acquisition Proposal, Carrols must deliver a new written notice at least three business days in advance that complies with the foregoing notice requirements; and

•        in the event of any termination of the Merger Agreement in order to cause or permit Carrols and its subsidiaries to enter into an Alternative Acquisition Agreement, Carrols has validly terminated the Merger Agreement in accordance with the terms of the Merger Agreement, including paying to Parent the Company Termination Fee (as defined in the Merger Agreement and described below).

If the Carrols Board (or a committee thereof, including the Special Committee) has effected a Recommendation Change, and Parent terminates the Merger Agreement prior to the adoption of the Merger Agreement by Carrols Stockholders, then Carrols must promptly (and in any event within two business days) pay or cause to be paid to Parent (as directed by Parent) a Company Termination Fee of $19,000,000. If Carrols terminates the Merger Agreement prior to the adoption of the Merger Agreement by Carrols Stockholders to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by a Superior Proposal (and Carrols has complied in all material respects with the terms of the Merger Agreement with respect to such Superior Proposal), Carrols must pay or cause to be paid to Parent (as directed by Parent) the Company Termination Fee of $19,000,000, provided that if (1) such termination occurs prior to the No-Shop Period Start Date and (2) Carrols has entered into a definitive Alternative Acquisition Agreement to consummate an Acquisition Transaction in connection with such termination, then the Company Termination Fee will be reduced to $9,500,000.

For purposes of this proxy statement and the Merger Agreement, an “Intervening Event” means any material event, occurrence or development or material change in circumstances with respect to Carrols and its subsidiaries, taken as a whole (other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal) that (1) was not actually known to, or reasonably expected by, the Special Committee or the Carrols Board as of the date of the Merger Agreement, and (2) does not relate to (a) any Acquisition Proposal, or (b) the mere fact, in and of itself, that Carrols meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement, or changes after the date of the Merger Agreement in the market price or trading volume of Carrols Common Stock or Carrols’ credit rating, except that the underlying cause of any of the foregoing in clause (b) may be considered and taken into account.

Employee Benefits

From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Employee Plans (as defined in the Merger Agreement) in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing will prohibit the Surviving Corporation from in any way amending, modifying or terminating any such Employee Plans in accordance with their terms or if otherwise permitted pursuant to applicable law.

As of the Closing, the Surviving Corporation or one of its subsidiaries will continue to employ the employees of Carrols as of the Effective Time (the “Continuing Employees”). From and after the Effective Time until the first anniversary of the Effective Time (or, if earlier, the termination date of an applicable Continuing Employee), the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) provide each Continuing Employee with an annual base salary or hourly wage rate (as applicable) and annual (or quarterly, if applicable) cash incentive compensation opportunities, in each case, that, in the aggregate for such Continuing Employee are no less favorable than the annual base salary or hourly wage rate (as applicable) and annual (or quarterly, if applicable) cash incentive compensation opportunities, in the aggregate of such Continuing Employee provided to such Continuing Employee immediately prior to the Effective Time. From and after the Effective Time until December 31, 2024 (or, if earlier, the termination date of an applicable Continuing Employee), the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) provide each Continuing Employee with all other employee compensation and benefits (other than defined benefit pension, nonqualified deferred compensation, post-employment or retiree health or welfare, or change in control, retention or equity-based benefits) that are substantially comparable in the aggregate to those provided to such Continuing Employees immediately prior to the Effective Time (subject to the same foregoing exclusions). From and after the Effective Time until the first anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) provide severance benefits to eligible employees in accordance with the Company’s severance plans, guidelines and practices as in effect on the date hereof that have been made available to Parent prior to the date hereof. However, the Surviving Corporation and its subsidiaries are not required to continue the employment of any Continuing Employee for any specific period.

To the extent that a benefit plan of Parent is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) cause to be granted to such Continuing Employee credit for all service with Carrols and its subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and for purposes of future vacation accrual and determining severance amounts, except that (i) such service need not be credited to the extent that it would result in duplication of coverage or benefits, (ii) such service shall only be credited to the same extent and for the same purpose as such service was credited under an analogous Employee Plan, and (iii) no service shall be required to be credited under any plan that provides for equity or equity-based defined benefit pension, deferred compensation or post-employment or retiree welfare benefits. In addition, and without limiting the generality of the foregoing, the Surviving Corporation shall use commercially reasonable efforts to ensure that (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its subsidiaries to the extent that coverage pursuant to any such plans (the “New Plan”) replaces coverage previously provided under a comparable Employee Plan in which such Continuing Employee participates immediately before the Effective Time; and (ii) during the plan year in which the date of Closing occurs, for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, (x) the Surviving Corporation will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and (y) the Surviving Corporation will cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year ending on the date of Closing to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, and will not be subject to accrual limits or other forfeiture and will not limit future accruals (except to the extent that such limits or forfeitures applied under the Employee Plans in effect as of the date hereof).

The Surviving Corporation will pay (and Parent will cause the Surviving Corporation to pay) all amounts that become payable under the Deferred Compensation Plan in connection with the Closing, in accordance with the terms of the Deferred Compensation Plan and in accordance with Section 409A of the Code and the regulations thereunder.

Conditions to the Closing of the Merger

The respective obligations of the Buyer Parties and Carrols to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions:

•        the receipt of the Requisite Stockholder Approval;

•        the expiration or termination of the applicable waiting period under the HSR Act (which waiting period expired at 11:59 p.m. Eastern time on February 29, 2024); and

•        the consummation of the Merger not being prohibited, made illegal or enjoined by any law or order of any governmental authority of competent jurisdiction in the United States.

In addition, the obligations of the Buyer Parties to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by Parent:

•        the representations and warranties of Carrols (other than the representations and warranties in the next two bullets) set forth in the Merger Agreement being true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date of Closing as if made at and as of the date of Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not, individually or in the aggregate, have a Company Material Adverse Effect;

•        the representations and warranties of Carrols relating to certain aspects of Carrols’ organization and good standing, corporate power, enforceability, anti-takeover laws, certain aspects of Carrols’ capitalization and the absence of any Company Material Adverse Effect since January 1, 2023 that (1) are not qualified by Company Material Adverse Effect or other materiality qualifications being true and correct in all material respects as of the date of Closing as if made at and as of the date of Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date), and (2) are qualified by Company Material Adverse Effect or other materiality qualifications being true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the date of Closing as if made at and as of the date of Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date);

•        the representations and warranties of Carrols relating to certain other aspects of Carrols’ capitalization and the absence of brokers other than Jefferies LLC being true and correct in all respects as of the date of Closing (in each case (1) without giving effect to any Company Material Adverse Effect or other materiality qualifications and (2) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any inaccuracies that are de minimis in nature and amount;

•        Carrols having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed or complied with by Carrols at or prior to the Closing;

•        the receipt by the Buyer Parties of a certificate of Carrols, validly executed for and on behalf of Carrols and in its name by a duly authorized executive officer thereof, certifying that the foregoing conditions to the obligations of the Buyer Parties to consummate the Merger have been satisfied; and

•        the absence of the occurrence of any Company Material Adverse Effect after January 16, 2024 that is continuing.

In addition, the obligation of Carrols to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by Carrols:

•        the representations and warranties of the Buyer Parties set forth in the Merger Agreement being true and correct on and as of the date of Closing with the same force and effect as if made on and as of such date, except for (1) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to the Merger Agreement, and (2) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to the Merger Agreement;

•        the Buyer Parties having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by the Buyer Parties at or prior to the Closing; and

•        the receipt by Carrols of a certificate of the Buyer Parties, validly executed for and on behalf of the Buyer Parties and in their respective names by a duly authorized officer thereof, certifying that the foregoing conditions to the obligations of Carrols to effect the Merger have been satisfied.

Indemnification and Insurance

The Merger Agreement provides that the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) honor and fulfill, in all respects, the obligations of Carrols and its subsidiaries pursuant to any indemnification agreements between Carrols or any of its subsidiaries and current or former directors or officers (and any person who becomes a director or officer of Carrols or any of its subsidiaries prior to the Effective Time) or employees, for any acts or omissions by such indemnified persons or employees occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) cause the certificates of incorporation, bylaws, and other similar organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation from liabilities and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation, bylaws and other similar organizational documents of Carrols and its subsidiaries, as applicable, as of the date of the Merger Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any adverse manner except as required by applicable law.

In addition, the Merger Agreement provides that, during the six-year period commencing at the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless each current or former director or officer of Carrols and its subsidiaries (and any person who becomes a director or officer of Carrols or any of its subsidiaries prior to the Effective Time), to the fullest extent permitted by law or pursuant to any indemnification agreements with Carrols and its subsidiaries in effect on the date of the Merger Agreement, from and against all costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding arising, directly or indirectly, out of or pertaining, directly or indirectly, to (1) any action or omission, or alleged action or omission, in such indemnified person’s capacity as an affiliate, director, officer, employee or agent of Carrols, its subsidiaries or their affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time, and (2) the Merger, as well as any actions taken by Carrols or its subsidiaries or the Buyer Parties with respect thereto. The Merger Agreement also provides that the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by any such indemnified person in the defense of such legal proceeding after receipt by Parent or the Surviving Corporation of a written request for such advance.

In addition, the Merger Agreement requires the Surviving Corporation to, and Parent to cause the Surviving Corporation to, maintain, on terms that are equivalent to those of Carrols’ directors’ and officers’ liability insurance in effect on January 16, 2024, for a period of at least six years commencing at the Effective Time. The Surviving Corporation will not be required to pay annual premiums for such policy in excess of 300% of the aggregate annual premiums currently paid by Carrols for its last full fiscal year, and if the premium for such insurance coverage would exceed such amount, the Surviving Corporation is obligated to obtain the greatest coverage available for a cost not exceeding such amount from an insurance carrier with the same or better credit rating as Carrols’ directors’ and officers’ liability insurance carrier on January 16, 2024.

The Merger Agreement permits Carrols to purchase a prepaid “tail” policy from an insurance carrier with the same or better credit rating as Carrols’ directors’ and officers’ liability insurance carrier on January 16, 2024 on terms that are no less favorable than those of Carrols’ directors’ and officers’ liability insurance policies as in effect on January 16, 2024, so long as the aggregate cost for such “tail” policy does not exceed 300% of the amount paid by Carrols for coverage for its last full fiscal year.

For more information, please refer to the section of this proxy statement captioned “Special Factors — Interests of Carrols’ Directors and Executive Officers in the Merger.”

Other Covenants

Stockholders’ Meeting

Carrols has agreed to take all necessary action (in accordance with applicable law, NASDAQ rules and Carrols’ organizational documents) to establish a Record Date for, duly call, give notice of, convene and hold the Special Meeting as promptly as reasonably practicable following the mailing of this proxy statement and the Transaction Statement on Schedule 13E-3 for the purpose of voting upon the adoption of the Merger Agreement and the approval of the Merger.

Transaction Litigation

Prior to the Effective Time, Carrols will: (1) provide Parent with prompt notice of all stockholder litigation relating to the Merger Agreement or the Merger, (2) keep Parent reasonably informed with respect to status thereof, (3) give Parent the opportunity to participate in the defense, settlement or prosecution of any such litigation, and (4) consult with Parent with respect to the defense, settlement or prosecution of such litigation. Carrols may not settle any such litigation without Parent’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned).

Regulatory Efforts

Carrols and the Buyer Parties have agreed to use their respective reasonable best efforts to consummate and make effective the Merger in the most expeditious manner practicable. The Buyer Parties and their affiliates and representatives will not be required to and may not be allowed to, and Carrols and its subsidiaries will not without the written consent of Parent; (i) offer, negotiate, commit to or effect the sale, divestiture, license or other disposition, by consent decree, hold separate or otherwise, of any of the assets, properties or businesses of the Buyer Parties (or their affiliates) or any assets, properties or businesses of Carrols and its subsidiaries; (ii) terminate, modify, or assign any existing relationships, joint ventures, contracts, or obligations of the Buyer Parties or any of their respective affiliates or of Carrols and its subsidiaries; (iii) modify any course of conduct regarding future operations of any of the Buyer Parties or any of their respective affiliates or of Carrols and its subsidiaries; (iv) undertake or agree to any requirement or obligation to provide notice or obtain approval from any governmental authority with respect to any transaction; and (v) offer, negotiate or commit to any other restrictions on the activities of the Buyer Parties or their affiliates or of Carrols and its subsidiaries. Carrols and its affiliates and representatives will reasonably cooperate with Parent and its affiliates on any sale, divestiture, license, hold separate or other action which the Buyer Parties reasonably conclude in good faith may be necessary to effect the Merger; however, neither Parent, Merger Sub nor Carrols and its subsidiaries are obligated to take the foregoing actions if such action is not conditioned on the Closing of the Merger. Parent shall have the right to control and (having taken into consideration in good faith all comments, proposals and suggestions made by Carrols) direct the process, strategy and determinations with respect to any antitrust law in connection with the Merger but neither Parent nor Carrols will agree to stay, toll or extend any appliable waiting period under any antitrust law without the prior written consent of the other party.

Cooperation with Debt Financing

Prior to the Effective Time, subject to the limitations set forth in the Merger Agreement, Carrols will, and will cause its subsidiaries to, and will use its commercially reasonable efforts to cause its representatives to, provide all reasonable and customary cooperation as may be reasonably requested by Parent to assist Parent in the arrangement and consummation of any debt financing obtained in connection with the transactions contemplated by the Merger Agreement (the “Debt Financing”). Carrols’ obligations include, but are not limited to, (i) preparing and furnishing all financial and other pertinent information that is available regarding Carrols and its subsidiaries reasonably requested by Parent in connection with the Debt Financing; (ii) reasonably participating in due diligence efforts and with rating agencies; (iii) reasonably facilitating the pledging of collateral; (iv) taking all corporate actions reasonably requested by Parent for consummating the Debt Financing; and (v) timely furnishing to Parent and any lenders involved in the Debt Financing with documentation and information regarding Carrols and its subsidiaries as may be required under “know your customer” and anti-money laundering rules and regulations.

The Merger Agreement does not require Carrols or any of its subsidiaries to (1) waive or amend any terms of the Merger Agreement, pay any commitment fee or similar fee or agree to pay any other fees or reimburse any expenses or otherwise issue or provide any indemnities prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (2) enter into, approve, modify or perform any definitive agreement or commitment or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) that will be effective prior to the date of Closing (other than customary Debt Financing authorization letters), (3) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time and only to the extent previously agreed in writing by Carrols, (4) take any action that, in the good faith determination of Carrols, would unreasonably interfere with the conduct of the business of Carrols or any of its subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of Carrols or any of its subsidiaries, (5) provide any authorization letters, presentations, memoranda or other materials or documents used in the connection with the Debt Financing with respect to which Carrols and its subsidiaries or their respective affiliates and representatives provided cooperation pursuant to their obligation under the Merger Agreement or any of such documents or materials containing information based on financial information or data derived from Carrols and its subsidiaries’ historical books and records, in all cases, (A) which does not include language that exculpates Carrols and its subsidiaries and their respective representatives and affiliates from any liability in connection with the unauthorized use or misuse by the recipients thereof of all such presentations, memoranda and other materials and documents and information set forth therein, and (B) which Carrols and its representatives have not been given reasonable opportunity to review and comment on, (6) prepare separate financial statements for any of Carrols and its subsidiaries to the extent not customarily prepared by Carrols and its subsidiaries and to the extent such preparation would be unduly burdensome or change any fiscal period, (7) adopt any resolutions, execute any consents or otherwise take any corporate or similar action to be effective prior to the Closing, (8) provide any legal opinion prior to the Closing, or (9) take any action that will conflict with or violate its organizational documents or any applicable laws or would result in a material violation or breach of, or default under, any material agreement to which any member of Carrols and its subsidiaries is a party.

Obtaining the Debt Financing is not a condition to the Closing. If the Debt Financing has not been obtained, the Buyer Parties will each continue to be obligated, subject to the satisfaction or waiver of the closing conditions set forth in the Merger Agreement, to consummate the Merger.

Company Credit Agreement

Carrols will use commercially reasonable efforts to (a) deliver a draft of the Payoff Letter prior to the date of Closing, (b) deliver or facilitate the delivery of the executed Payoff Letter at least two business day prior to the date of Closing and (c) cooperate with any back-stop, “roll-over” or termination of any existing letters of credit under Carrols’ existing credit agreement.

Company Notes

Prior to the effective date of the Merger, if requested in writing by the Buyer Parties, Carrols and its subsidiaries and their respective representatives shall reasonably cooperate with the Buyer Parties to allow or effect (A) consent solicitations and/or offers to purchase, tender offers or exchange offers in connection with Company Notes; (B) the satisfaction and discharge on the date of Closing of all the outstanding aggregate principal amount of Company Notes; or (C) the conditional redemption of all of the outstanding aggregate principal amount of Company Notes pursuant to the applicable provisions of the indenture of the Company Notes. The Buyer Parties shall be responsible for the preparation of the necessary documents as well as the payment of all fees and expenses in connection with any consent solicitations and shall consult with Carrols in good faith with regard to any necessary documents regarding any consent solicitations.

Termination of the Merger Agreement

The Merger Agreement may be terminated:

•        at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Carrols and Parent;

•        by either Carrols or Parent at any time prior to the Effective Time:

•        whether prior to or after the receipt of the Requisite Stockholder Approval, if (1) any permanent injunction or other judgment or order issued by a governmental authority of competent jurisdiction in the United States or other legal or regulatory restraint or prohibition imposed by a governmental authority in the United States preventing the consummation of the Merger is in effect, or any action has been taken by any governmental authority of competent jurisdiction in the United States that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable, or (2) any statute, rule, regulation or order in the United States is enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger (except that this right to terminate the Merger Agreement will not be available to any party whose failure to comply with its obligations under the Merger Agreement resulted in the failure to resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order);

•        whether prior to or after the receipt of the Requisite Stockholder Approval, if the Merger has not been consummated by the Termination Date, except that this right to terminate the Merger Agreement will not be available to (i) (A) Parent if Carrols has the valid right to terminate the Merger Agreement due to Buyer Parties’ breach or failure to perform in any material respect its representations, warranties, covenants or agreements contained in the Merger Agreement, or (B) Carrols if Parent has the valid right to terminate the Merger Agreement due to Carrols’ breach or failure to perform in any material respect its representations, warranties, covenants or agreements contained in the Merger Agreement; and (ii) any party whose action or failure to act has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in the Merger Agreement prior to the Termination Date, or (B) the failure of the Closing to have occurred prior to the Termination Date;

•        if Carrols fails to obtain the Requisite Stockholder Approval at the Special Meeting (or any adjournment or postponement thereof), except that this right to terminate the Merger Agreement will not be available to any party whose action or failure to act (which action or failure to act constitutes a breach by such party of the Merger Agreement) has been the cause of, or resulted in the failure to obtain the Requisite Stockholder Approval;

•        by Carrols:

•        whether prior to or after the receipt of the Requisite Stockholder Approval, if the Buyer Parties have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (1) would result in the failure of any conditions to the obligations of Carrols to effect the Merger, and (2) is not capable of being cured, or is not cured before the earlier of the Termination Date or the date that is 45 days following Carrols’ delivery of written notice of such breach or failure to perform, and Carrols is not then in breach of any provision of the Merger Agreement and has not failed to perform or comply with, or if there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in the Merger Agreement that would give rise to the failure of any conditions relating thereto; or

•        prior to receipt of the Requisite Stockholder Approval if (1) Carrols has received a Superior Proposal, (2) the Carrols Board, upon the recommendation of the Special Committee, has authorized Carrols to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal, (3) Carrols has complied in all material respects with the terms of the Merger Agreement with respect to such Superior Proposal, and (4) concurrently with such termination Carrols pays the Company Termination Fee due pursuant to the Merger Agreement; and

•        by Parent:

•        whether prior to or after the receipt of the Requisite Stockholder Approval, if Carrols has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (1) would result in the failure of any conditions to the obligations of the Buyer Parties to effect the Merger, and (2) is not capable of being cured, or is not cured before the earlier of the Termination Date or the date that is 45 days following Parent’s delivery of written notice of such breach and Parent is not then in breach of any provision of the Merger Agreement and has not failed to perform or comply with, or if there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in the Merger Agreement that would give rise to the failure of any conditions relating thereto; or

•        prior to the receipt of the Requisite Stockholder Approval, if the Carrols Board (or a committee thereof) has effected a Recommendation Change.

Company Termination Fee

If the Merger Agreement is validly terminated in specified circumstances, Carrols may be required to pay the Company Termination Fee.

Carrols must pay the Company Termination Fee if the Merger Agreement is validly terminated:

•        (A) by (i) either Parent or Carrols because Carrols fails to obtain the Requisite Stockholder Approval or (ii) by Parent because Carrols has breached or failed to perform its representations, warranties, covenants or other agreements contained in the Merger Agreement, and which breach or failure to perform would result in a failure of a condition to the obligations of the Buyer Parties (and Parent is not then in breach or failing to meet any condition to the obligations of Carrols); (B) at the time of the termination, the Company is not able to terminate the Merger Agreement due to an injunction, judgement, rule or order by a governmental authority in the United States preventing the Merger; (C) prior to any termination pursuant to clause (A) above, an Acquisition Proposal for an Acquisition Transaction has been publicly announced or publicly disclosed and not withdrawn; and (D) within 12 months following the termination of the Merger Agreement either such Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of such Acquisition Transaction which is ultimately consummated (and payment must be made with the consummation of such Acquisition Transaction);

•        by Parent prior to the receipt of the Requisite Stockholder Approval if the Carrols Board has effected a Recommendation Change (and payment must be made within two business days); or

•        by Carrols, prior to the receipt of the Requisite Stockholder Approval, if Carrols has received a Superior Proposal and the Carrols Board, upon the recommendation of the Special Committee, has authorized Carrols to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal and Carrols has complied in all material respects with the terms of the Merger Agreement with respect to such Superior Proposal (and payment must be made prior to or concurrently with such termination).

Specific Performance

The Buyer Parties and Carrols are entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce the terms of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Fees and Expenses

Except in specified circumstances, whether or not the Merger is completed, Carrols, on the one hand, and the Buyer Parties, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Amendment

The Merger Agreement may be amended in writing signed on behalf of each of the Buyer Parties and Carrols (pursuant to authorized action by the Special Committee) at any time before or after the adoption of the Merger Agreement by Carrols Stockholders, except that (a) after the adoption of the Merger Agreement by Carrols Stockholders, no amendment that requires further approval by such stockholders pursuant to the DGCL may be made without such approval and (b) the definition of “Unaffiliated Stockholder Approval” and the provision requiring Unaffiliated Stockholder Approval may not be amended.

Governing Law

The Merger Agreement is governed by Delaware law.

THE Voting AGREEMENT

Pursuant to the Voting Agreement, each of the Cambridge Stockholders agreed, among other things, (1) to vote, from the date of the Voting Agreement until the Termination Date (as defined in the Merger Agreement), in favor of the Merger Agreement and the Merger, in favor of the approval of any proposal to adjourn the meeting to a later date, if there are not sufficient affirmative votes (in person or by proxy) to obtain the Requisite Stockholder Approval on the date on which such meeting is held and Parent proposes or requests such postponement or adjournment in accordance with the Merger Agreement; against (A) any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of Carrols contained in the Merger Agreement or result in any condition set forth in Article VII of the Merger Agreement not being satisfied prior to the Termination Date, (B) any Acquisition Proposal (as defined in the Merger Agreement) or (C) approval of any other proposal, transaction, agreement or action that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger or any other transactions contemplated by the Merger Agreement; and in favor of any other matter or action necessary for the consummation of the transactions contemplated by the Merger Agreement, and (2) upon public disclosure of the material terms contemplated by the Voting Agreement and by the Merger Agreement, to (x) terminate any trading plan established in accordance with Rule 10b5-1 under the Exchange Act, in respect of Carrols Common Stock, to which such Cambridge Stockholder is a party (any such plan, a “Sales Plan”), (y) take all actions necessary to ensure the continued effectiveness of the termination of any Sales Plan and (z) not Transfer (as defined in the Voting Agreement) (or cause or permit the Transfer of) Carrols Common Stock pursuant to any Sales Plan at any time upon or after the execution of the Voting Agreement.

The Voting Agreement will terminate at the earliest of (1) the Effective Time, (2) the termination of the Merger Agreement in accordance with its terms, and (3) the date on which any amendment to the Merger Agreement is effected, or any waiver of Carrols’ rights under the Merger Agreement is granted, in each case, without the Cambridge Stockholders’ prior written consent, that (A) diminishes the Per Share Price to be received by the stockholders of the Carrols, (B) changes the form in which the Per Share Price is payable to the stockholders of the Carrols, (C) extends the Termination Date or (D) imposes any additional conditions on the Cambridge Stockholders’ right to receive the Per Share Price.

Pursuant to the Voting Agreement, each party to the Voting Agreement will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Voting Agreement by any other party to the Voting Agreement. The Voting Agreement is governed by Delaware law. The venue for disputes relating to the Voting Agreements is the Chosen Courts (as defined in the Merger Agreement).

PROVISIONS FOR UNAFFILIATED COMPANY STOCKHOLDERS

No provision has been made (1) to grant Carrols’ unaffiliated security holders access to the corporate files of Carrols, any other party to the Merger or any of their respective affiliates, or (2) to obtain counsel or appraisal services at the expense of Carrols or any other such party or affiliate.

IMPORTANT INFORMATION REGARDING CARROLS

Company Background

Carrols, which was founded in 1960, is one of the largest restaurant franchisees in the United States. With over 60 years of experience operating restaurants, Carrols is the largest Burger King franchisee in the U.S., currently operating 1,023 Burger King restaurants in 23 states as well as 59 Popeyes restaurants in six states. Carrols has operated Burger King restaurants since 1976 and Popeyes restaurants since 2019. Carrols Common Stock is listed on NASDAQ under the symbol “TAST.” Carrols’ corporate offices are located at 968 James Street, Syracuse, NY 13203. Carrols’ telephone number is (315) 424-0513 and its corporate website is https://www.carrols.com. The information contained in, or that can be accessed through, Carrols’ website is not part of this proxy statement.

Directors and Executive Officers

The Carrols Board currently consists of eight members. The persons listed below are Carrols’ directors and executive officers as of the date of this proxy statement. The Merger Agreement provides, however, that the directors of Merger Sub immediately prior to the effective date of the Merger will be the initial directors of the Surviving Corporation immediately following the Merger. The Merger Agreement provides that the officers of Carrols immediately prior to the effective date of the Merger will be the initial officers of the Surviving Corporation immediately following the Merger. Following the Merger, each executive officer will serve until a successor is elected or appointed and qualified or until the earlier of his or her death, resignation or removal, as the case may be.

There are no family relationships among any of Carrols’ directors or executive officers. During the past five years, neither Carrols nor any of Carrols’ directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, neither Carrols nor any of Carrols’ directors or executive officers listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The ages given below are as of March 8, 2024. Each of the individuals listed below is a citizen of the United States and can be reached at 968 James Street, Syracuse, New York 13203.

Name	Age	Current Position and Office
David S. Harris	64	Director, Chairman of the Board, Member of the Audit Committee; Member of the Nominating and Governance Committee
Hannah S. Craven	58	Director, Member of the Audit Committee, Chair of the Nominating and Governance Committee, Member of the Compensation Committee
Thomas B. Curtis	60	Director
Deborah M. Derby	60	Director
Lawrence E. Hyatt	69	Director, Chair of the Audit Committee, Member of the Nominating and Governance Committee
Matthew Perelman	37	Director, Member of the Compensation Committee, Member of the Nominating and Governance Committee
Alexander Sloane	36	Director, Member of the Compensation Committee, Member of the Nominating and Governance Committee
John D. Smith	59	Director, Member of the Compensation Committee

Executive Officers

Name	Age	Current Position and Office
Deborah M. Derby	60	President, Chief Executive Officer, Director
Anthony E. Hull	65	Executive Vice President, Chief Financial Officer, Treasurer
Joseph W. Hoffman	61	Executive Vice President, Chief Restaurant Officer
Richard G. Cross	61	Senior Vice President, Chief Development Officer
Jared L. Landaw	59	Senior Vice President, General Counsel, Secretary
Nathan Mucher	52	Senior Vice President, Chief Information Officer
Gary McQuillan	62	Vice President of Strategic Procurement & Operations Support
Gretta B. Miles	42	Vice President, Controller, Assistant Treasurer

Below is information about Carrols’ executive officers:

Deborah M. Derby has served as the President and Chief Executive Officer of Carrols since May 2023 and as a director of the Company since June 2018. Ms. Derby most recently served as the Chief Administrative Officer of The Children’s Place, a children’s specialty apparel retailer, from July to December 2021. From April 2016 until June 2020, Ms. Derby was the President of Horizon Group USA, Inc., a privately held wholesaler of craft components and activity kits. Prior to being named President, and after stepping down in June 2020, Ms. Derby served as a consultant to Horizon Group USA from November 2015 to March 2016 and from July to September 2020, respectively. Prior to that, Ms. Derby had an almost 15-year career at Toys “R” Us, Inc., where she served in a variety of senior executive positions including President of Babies “R” Us and Vice Chairman of Toys “R” Us. Ms. Derby has served as a director of Henry Schein, Inc. (NASDAQ: HSIC) since February 2021. She also served as a director of the Vitamin Shoppe, Inc. (formerly NYSE: VSI) from 2012 to December 2019.

Anthony E. Hull has served as the Executive Vice President, Chief Financial Officer and Treasurer of Carrols since January 2024. Previously, he served as Vice President, Chief Financial Officer and Treasurer of Carrols from January 2020 until January 2024 and as Interim President and Chief Executive Officer of Carrols from December 31, 2022 to May 1, 2023. Prior to joining Carrols, Mr. Hull served as a Senior Advisor at Realogy Holdings Corp. (NYSE: RLGY) (“Realogy”), an integrated provider of real estate services in the United States, and previously was the company’s Executive Vice President, Chief Financial Officer, and Treasurer from 2006 to 2018. Previously, Mr. Hull served as Executive Vice President, Finance at Cendant Corporation (“Cendant”), a diversified holding company, from 2003 until Realogy’s separation from Cendant in July 2006. From 1996 to 2003, Mr. Hull served as Chief Financial Officer for DreamWorks, LLC, a diversified entertainment company. From 1994 until 1995, Mr. Hull served as Chief Financial Officer of King World Productions, Inc., a NYSE listed television syndication and production company. From 1990 until 1994, Mr. Hull worked in various capacities for Paramount Communications, Inc., a diversified entertainment and publishing company. Mr. Hull began his career at Morgan Stanley & Co. in the mergers and acquisitions department for the media/entertainment group, where he served as Associate and later Vice President from 1984 to 1990.

Joseph W. Hoffman has served as Carrols’ Chief Restaurant Officer since January 2023 and as Carrols’ Executive Vice President since January 2024. Previously, he served as Senior Vice President, Operations of Carrols from May 2022 to December 2022, as a Division Vice President, Operations from June 2017 until April 2022, and as a Vice President, Region Director from June 1997 until May 2017. Mr. Hoffman has been an employee of Carrols since 1993, when he joined the Company as a District Manager.

Richard G. Cross has served as the Senior Vice President and Chief Development Officer of Carrols since January 2024 and served as Vice President and Chief Development Officer of Carrols from December 2021 to January 2024. Mr. Cross was Vice President, Real Estate from July 2001 until December 2021 and Director of Real Estate from 1994 until July 2001. He served as a Real Estate Manager from 1993 until 1994 and as a Real Estate Representative from 1987 until 1993. Mr. Cross joined Carrols in May 1984 and held various positions in the Purchasing Department until 1987.

Jared L. Landaw has served as Senior Vice President, General Counsel and Secretary of Carrols since January 2024 and served as Vice President, General Counsel and Secretary of Carrols from February 2021 to January 2024. Prior to joining Carrols, Mr. Landaw was a partner and the Chief Operating Officer and General Counsel of Barington Capital Group, L.P. (“Barington”), an investment firm that assists publicly traded companies in designing and implementing initiatives to improve long-term value. In this role, he frequently served as a director, corporate secretary, acting general counsel or an advisor to companies in Barington’s investment portfolio, providing assistance with acquisitions, dispositions, director recruiting, investor relations, SEC filings, corporate compliance, corporate governance and board matters. Prior to joining Barington, Mr. Landaw was the Vice President of Law of International Specialty Products Inc., a global supplier of specialty chemicals and performance-enhancing products (formerly NYSE: ISP), and an attorney in the M&A practice group of Skadden Arps Slate Meagher & Flom LLP. Mr. Landaw received J.D. from Columbia University School of Law, where he was a Harlan Fiske Stone Scholar and Managing Editor of the Columbia Business Law Review.

Nathan Mucher has served as the Senior Vice President and Chief Information Officer of Carrols since January 2024 and as Vice President and Chief Financial Officer of Carrols from November 2018 until January 2024. Prior to joining Carrols, Mr. Mucher served as Vice President, Information Technology for Krispy Kreme Doughnuts from 1999 until 2018, where he was responsible, among other things, for all technology initiatives including in areas pertaining to digital, analytics, finance, retail systems and supply chain. Prior to that, he served as a consultant for Novartis Animal Health from July 1998 to December 1998, as a System Analyst for JS Walker & Company, an information technology consulting service provider, from 1996 until 1998, and as a senior programmer for William James and Associates, an information technology consulting service firm, from 1994 until 1996. Mr. Mucher received an MBA from High Point University and a Bachelor of Business in Information Systems from Taylor University.

Gary McQuillan has been the Vice President of Strategic Procurement & Operations Support of the Company since May 2023. Prior to joining Carrols, Mr. McQuillan was Senior Vice President, Supply Chain at Horizon Group USA, Inc. from 2018 to 2023, where he led a 135-member team overseeing more than 80 contract manufacturers and spearheaded strategic sourcing processes for goods and services. Prior to that, he was as an executive at Toys “R” Us, Inc. from 2014 to 2018 where, among other things, he served as the Vice President — Global Product Safety, Compliance and Indirect Procurement and directed strategic sourcing and procurement processes for the company across all global markets. Prior to working at Toys “R” Us, Mr. McQuillan spent over 13 years at The Great Atlantic & Pacific Tea Company, Inc. (A&P) where he served in a variety of senior leadership roles, including Senior Vice President — Store Operations and Vice President of Strategic Procurement and Quality Assurance.

Gretta B. Miles has been the Controller of Carrols since February of 2020, its Assistant Treasurer since June 2022 and a Vice President since August 2023. She also served as its Financial Reporting Manager from November 2011 to September 2017, with responsibility for external reporting, technical accounting and board reporting, before temporarily leaving the Company to serve as the Director of Finance for Dinosaur Bar-B-Que from September 2017 to September 2018 and then Director of Accounting and Reporting at TCGplayer.com from September 2018 to February 2020. Ms. Miles, who is a licensed CPA, began her career in public accounting, first as an auditor at Deloitte from June 2003 through November 2008 in New York, NY and then as an Audit Manager at Dannible & McKee, LLP from December 2008 through November 2011 in Syracuse, NY.

Non-Employee Directors

Below is information about Carrols’ non-employee directors:

David S. Harris has served as a director since May 7, 2012. He has also served as our Lead Independent Director from November 9, 2021 to April 1, 2022 and as our non-executive Chairman of the Board since April 1, 2022. Mr. Harris has served as the President of Grant Capital, Inc., a private investment company, since January 2002, and served as the Chief Operating Officer of Seven Oaks Acquisition Corp. (NASDAQ: SVOK) from December 2020 to December 2021. From May 2001 until December 2001, Mr. Harris served as a Managing Director in the investment banking division of ABN Amro Securities LLC. From September 1997 until May 2001, he served as a Managing Director and Sector Head of the Retail, Consumer and Leisure Group of ING Barings LLC, a financial institution. From 1986 to 1997, Mr. Harris served in various capacities as a member of the investment banking group of Furman Selz LLC. Since 2004, Mr. Harris has been a director of REX American Resources Corporation (NYSE: REX), where he currently serves as Lead Director and Chairman of the Audit and Compensation Committees. From July 2018 to January 2020, Mr. Harris served as a director of Spectrum Brands Holdings, Inc. (NYSE: SPH). He is also a former director of Steiner Leisure Limited and Michael Anthony Jewelers, Inc.

Hannah S. Craven has served as a director since March 27, 2015. Ms. Craven is a co-founder and partner of Stone-Goff Partners LLC (“Stone-Goff”), a private equity firm that focuses on investments in business (or B2B) services companies. Prior to co-founding Stone-Goff and its predecessor firm in 2006, Ms. Craven was a Managing Director and General Partner of Sandler Capital Management from 1993 until 2006, a private equity firm where she served as a key investment professional in five sequential private equity partnerships and was a partner of its long/short hedge fund. Ms. Craven has over 20 years of experience investing in private equity transactions and serves on the boards of directors of several private portfolio companies of Stone-Goff.

Thomas B. Curtis has served as a director since 2021. He has served as a Class D director since December 20, 2022 and as a Class B director from July 13, 2021 until December 20, 2022. Since August 2021, Mr. Curtis has served as the President of BKC. From May 2021 to August 2021, Mr. Curtis served as the Chief Operating Officer of BKC, where he was responsible for overseeing field operations, restaurant development and restaurant operations. Prior to joining BKC, Mr. Curtis spent 35 years at Domino’s Pizza, Inc., where he most recently served as Executive Vice President, U.S. Operations and Global Operations Support, overseeing both franchise and company-owned operations from March 2020 to April 2021. Prior to that, he served as Executive Vice President, Corporate Operations from July 2018 to March 2020, and as Vice President of Franchise Relations and Operations Innovation from March 2017 to July 2018. Mr. Curtis joined Domino’s in 2006, after being a Domino’s franchisee since 1987.

Lawrence E. Hyatt has served as a director since June 8, 2017. From 2006 until 2017, Mr. Hyatt served as a director of Citi Trends Inc. (NASDAQ: CTRN), a publicly traded retail apparel company where he served as Chairman of the Audit Committee and as a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Hyatt served as the Senior Vice President and Chief Financial Officer of Cracker Barrel Old Country Store, Inc., a publicly traded restaurant and retail company, from January 2011 until July 1, 2016. From 2004 through 2010, Mr. Hyatt served as the Chief Financial Officer, Secretary and Treasurer of O’Charley’s Inc., which during the periods of Mr. Hyatt’s tenure, was a publicly traded restaurant company. Mr. Hyatt also served as Interim Chief Executive Officer of O’Charley’s Inc. from February 2009 through June 2009. Mr. Hyatt served as the Executive Vice President and Chief Financial Officer of Cole National Corporation, a specialty retailer, from 2002 to 2004, as Chief Financial and Restructuring Officer of PSINet Inc., an internet service provider, from 2000 to 2002, as Chief Financial Officer of HMS Host Corporation, a subsidiary of Autogrill S.P.A., from 1999 to 2000, and as Chief Financial Officer of Sodexho Marriott Services, Inc. and its predecessor company from 1989 to 1999.

Matthew Perelman has served as a director since April 30, 2019. He is a Co-Founder and Managing Partner of Garnett Station Partners, an investment firm focused on retail and consumer companies. Mr. Perelman has served in executive leadership positions at several portfolio companies of Garnett Station Partners, including as the Co-President of Cambridge Holdings and its subsidiaries from 2014 until their acquisition by the Company in April 2019. As Co-President of Cambridge Holdings, he oversaw, among other things, acquisitions, financings, operations and franchisor relations and helped lead its growth and development into one of the largest and fastest-growing Burger King and Popeyes franchisees. Prior to co-founding Garnett Station Partners in September 2013, Mr. Perelman worked at L Catterton, a large consumer-focused private equity firm, from June 2011 to June 2013. Prior to L Catterton, Mr. Perelman worked in the Investment Banking Division of Citigroup from June 2009 to June 2011, where he focused on consumer and retail M&A and financings. Mr. Perelman serves on the boards of Garnett Station Partners’ portfolio companies.

Alexander Sloane has served as a director since April 30, 2019. Mr. Sloane is a Co-Founder and Managing Partner of Garnett Station Partners, an investment firm focused on retail and consumer companies. Mr. Sloane has served in executive leadership positions at several portfolio companies of Garnett Station Partners, including as the Co-President of Cambridge Holdings and each of its subsidiaries from 2014 until their acquisition by the Company in April 2019. As Co-President of Cambridge Holdings, he oversaw, among other things, acquisitions, financings, operations and franchisor relations and helped lead its growth and development into one of the largest and fastest-growing Burger King and Popeyes franchisees. Prior to co-founding Garnett Station Partners in September 2013, Mr. Sloane worked in private equity at Apollo Global Management (“Apollo”) from 2011 to 2013. Prior to Apollo, Mr. Sloane worked in Investment Banking at Goldman Sachs from 2009 to 2011. Mr. Sloane serves on the boards of Garnett Station Partners’ portfolio companies.

John D. Smith has served as a director since June 17, 2022. Mr. Smith has been the Chief Executive Officer of Icon Parking, LLC, a parking management and transportation services company, since January 2020 and has served as its Chairman since March 2023. Previously, Mr. Smith served as the Chief Operating Officer of Aaron’s Inc., a publicly-traded lease-to-own retailer operating over 1,800 company and franchise locations, from January 2018 until January 2020. From January 2016 to August 2017, Mr. Smith served as Chief Executive Officer of Rize Holdings, LLC, a private-equity backed startup founded to transform the casual dining experience through leveraging digital technology. Prior to that, he served as the President, Mid-North Region, of Caesars Entertainment Corporation from 2013 to 2016 and as Chief Executive Officer of Harrah’s Resort in Atlantic City from 2010 to 2013.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of Carrols Common Stock as of April 1, 2024 and reflects the conversion of the Series D Convertible Preferred Stock into Carrols Common Stock by:

•        each stockholder known by Carrols to beneficially own more than five percent of Carrols Common Stock;

•        each of Carrols’ directors and NEOs; and

•        all of Carrols’ executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Applicable percentage ownership is based on 54,981,740 shares of Carrols Common Stock outstanding as of April 1, 2024. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Carrols Common Stock subject to options, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of April 1, 2024 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed below is 968 James Street, Syracuse, New York 1320. We believe, based on information provided to us, that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Percentage of Shares After Giving Effect to the Conversion of Series D Convertible Preferred Stock(1)
Holders of More than 5%:
Cambridge Franchise Holdings, LLC(2)	10,442,310	19.0%	16.2%
Restaurant Brands International, Inc.(3)	9,414,580	—%	14.6%
Named Executive Officers and Directors:
Deborah M. Derby(5)	672,968	1.2%	1.0%
Anthony E. Hull(6)	677,281	1.2%	1.0%
Jared L. Landaw	176,882	*	*
Richard G. Cross(7)	352,138	*	*
Joseph W. Hoffman(8)	276,243	*	*
David S. Harris	267,787	*	*
Hannah S. Craven	170,393	*	*
Lawrence E. Hyatt	147,399	*	*
John D. Smith	85,407	*	*
Thomas B. Curtis(9)	—	—%	—%
Matthew Perelman(10)	10,737,421	19.5%	16.7%
Alexander Sloane(11)	10,606,471	19.3%	16.5%
All current directors and executive officers as a group (16 persons)(12)	14,057,985	25.6%	21.8%

____________

*        Less than 1.0%.

(1)      Percentages calculated on the basis of a number of shares of Carrols Common Stock outstanding equal to the sum of (i) 54,981,740, the number of shares of Carrols Common Stock outstanding as of April 1, 2024, and (ii) 9,414,580, the number of shares of Carrols Common Stock that would be issuable upon the conversion of all of the outstanding shares of Series D Convertible Preferred Stock.

(2)      Information was obtained from a Schedule 13D/A (Amended No. 6) filed on January 17, 2024 with the SEC. Cambridge Holdings and CFP each has sole voting power and sole dispositive power over 0 shares of Carrols Common Stock and shared voting power and shared dispositive power over 10,442,310 shares of Carrols Common Stock. The address for each of Cambridge Holdings and CFP is 853 Broadway, Suite 1605, New York, New York 10003.

(3)      Information was obtained from a Schedule 13D/A (Amendment No. 4) filed on January 16, 2024 with the SEC. Affiliates of RBI beneficially own an aggregate of 9,414,580 shares of Carrols Common Stock issuable upon the conversion of shares of Series D Convertible Preferred Stock. RBI and Restaurant Brands International Limited Partnership (“RBI LP”) each has sole voting power over 9,414,580 shares, sole dispositive power over 9,414,580 shares and shared voting and shared dispositive power over 0 shares. The address for RBI and RBI LP is 130 King Street West, Suite 300, P.O. Box 399, Toronto, Ontario M5X 1E1 Canada.

(4)      Information was obtained from a Schedule 13G filed on January 29, 2024 with the SEC. BlackRock, Inc. has sole voting power over 3,297,518 shares of Carrols Common Stock and sole dispositive power over 3,419,320 shares of Carrols Common Stock and shared voting power and shared dispositive power over 0 shares of Carrols Common Stock. The address for BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

(5)      Ms. Derby has served as our President and Chief Executive Officer since May 1, 2023.

(6)      Includes 100,000 vested Company Options. Mr. Hull served as our interim President and Chief Executive Officer from December 31, 2022 until April 30, 2023 and has served as our Chief Financial Officer and Treasurer since January 2020.

(7)      Includes shares of Carrols Common Stock issuable pursuant to 75,000 vested Company Options.

(8)      Includes 75,000 vested Company Options.

(9)      The address of Mr. Curtis is 130 King Street West, Suite 300, Toronto, ON A6 M5X1E1, Canada.

(10)    Includes 295,111 shares of Carrols Common Stock held directly by Mr. Perelman and 10,442,310 shares of common stock held by Cambridge Holdings and CFP. Mr. Perelman and Mr. Sloane are the managing principals of CFP, which is the sole member and manager of Cambridge Holdings. Accordingly, each of Mr. Perelman and Mr. Sloane may be deemed to beneficially own the securities of the Company held by CFP. The address for each of Mr. Perelman and Mr. Sloane is 853 Broadway, Suite 1605, New York, New York 10003.

(11)    Includes 164,161 shares of Carrols Common Stock held directly by Mr. Sloane and 10,442,310 shares of common stock held by Cambridge Holdings and CFP. Mr. Perelman and Mr. Sloane are the managing principals of CFP, which is the sole member and manager of Cambridge Holdings. Accordingly, each of Mr. Perelman and Mr. Sloane may be deemed to beneficially own the securities of the Company held by CFP. The address for each of Mr. Perelman and Mr. Sloane is 853 Broadway, Suite 1605, New York, New York 10003.

(12)    Includes (i) 129,424 beneficially owned shares of Carrols Common Stock held by Nathan Mucher, who is our Senior Vice President and Chief Information Officer, which includes 25,000 vested Company Options, (ii) 77,396 beneficially owned shares of Carrols Common Stock held by Ahmad Filsoof, who is our former Senior Vice President, Strategy & Business Transformation, (iii) 121,290 beneficially owned shares of Carrols Common Stock held by Gretta B. Miles, who is our Vice President, Controller which includes 25,000 vested Company Options, (iv) 14,000 beneficially owned shares of Carrols Common Stock held by Gary McQuillan, who is our Vice President, Strategic Procurement & Operations Support and (v) in aggregate, shares of common stock issuable pursuant to 300,000 vested Company Options (inclusive of those held by and Mr. Mucher and Ms. Miles).

Prior Public Offerings

During the past three years, none of Carrols, Parent, Merger Sub or any of their respective affiliates have made any underwritten public offering of shares of Carrols Common Stock for cash that was registered under the Securities Act, or exempt from registration under Regulation A promulgated thereunder, except as described below.

Transactions in Carrols Common Stock

Except as set forth in the Merger Agreement and agreements entered into in connection therewith, including the Voting Agreement (as discussed in the sections of this proxy statement captioned “The Merger Agreement” and “The Voting Agreement”), activity related to Carrols’ equity compensation awards discussed elsewhere in this proxy statement and as described below in “Other Carrols Transactions of Note” and “Transactions by Carrols and the Buyer Parties in the Last Two Years,” (1) each of Carrols, its directors and executive officers, the Buyer Parties and their respective affiliates have not conducted any transactions with respect to shares of Carrols Common Stock during the past 60 days, and (2) none of Carrols or the Buyer Parties or their respective affiliates have purchased shares of Carrols Common Stock during the past two years.

Transactions by Carrols’ Directors and Executive Officers During the Last 60 Days

The following transactions by Carrols’ directors and executive officers within the last 60 days were reported on Statements of Changes of Beneficial Ownership on Form 4 filed with the SEC:

Anthony E. Hull

Date	Acquisition	Disposition	Price Per Share
March 9, 2024	—	5,215	$9.47

Nathan Mucher

Date	Acquisition	Disposition	Price Per Share
March 9, 2024	—	745	$9.47

Richard G. Cross

Date	Acquisition	Disposition	Price Per Share
March 9, 2024	—	861	$9.47

Cambridge Franchise Partners, LLC

Date	Acquisition	Disposition	Price Per Share
January 12, 2024	—	2,005,309	(1)

____________

(1)      On September 14, 2023, Cambridge Holdings entered into a master forward confirmation with an unaffiliated third party broker-dealer (in its capacity as buyer for the forward sale transactions, the “Forward Purchaser,” and each such forward sale transaction, a “Forward” and collectively, the “Forwards”), with respect to Forwards (A) intended to comply with Rule 10b5-1(c) of the Exchange Act, and (B) covering up to the lesser of (i) 3,285,622 shares of common stock, par value $0.01 per share, (the “Forward Shares”) of Carrols Restaurant Group, Inc. (the “Issuer”), and (ii) the maximum number of Forward Shares permitted to be sold under Rule 144 of the Securities Act of 1933, as amended. January 12, 2024, was the final day of the execution period with respect to the Forwards, and, on the settlement date, Cambridge Holdings will deliver to the Forward Purchaser 2,005,309 Forward Shares and receive from the Forward Purchaser a cash payment of $15,037,611.66, or approximately $7.4989 per Forward Share. Of the 3,285,622 maximum number of Forward Shares which could have been sold under these Forwards, 2,005,309 were sold and 1,280,313 remain unsold as of January 12, 2024. Such cash payment was based on a price per Forward Share equal to the product of (i) 100% minus the commission paid to the Forward Purchaser and (ii) a price per Forward Share equal to a weighted-average of the daily volume-weighted average prices during the term of the Forward, such weighting with respect to each trading day during the term of the Forward based on the number of Forward Shares for such trading day.

Other Carrols Transactions of Note

Cambridge Transaction

On April 30, 2019, Carrols acquired 165 Burger King restaurants, 55 Popeyes restaurants, six convenience stores and certain real property from Cambridge Holdings, in consideration for Carrols issuance to Cambridge Holdings of 7,364,413 shares of Carrols Common Stock and 10,000 shares of the Series C Convertible Preferred Stock, which were converted into 7,450,402 shares of Carrols Common Stock upon approval of such conversion at the Company’s 2019 Annual Stockholders Meeting on August 29, 2019 (the “Cambridge Transaction”).

In connection with the Cambridge Transaction, Carrols and Cambridge Holdings entered the Cambridge Registration Rights and Stockholders’ Agreement (as amended, the “Cambridge Stockholders Agreement”). The Cambridge Stockholders Agreement provides Carrols will file a Registration Statement on Form S-3 covering the resale of at least 30% of the Cambridge Shares, and that Cambridge Holdings may make up to three additional demands to register for the resale of at least 33.3% of the Cambridge Shares, upon the written request of Cambridge Holdings at any time after the 24-month anniversary of the closing of the Cambridge Transaction. The Cambridge Stockholders Agreement also provides whenever Carrols registers Carrols Common Stock under the Securities Act, Cambridge Holdings may register Cambridge Shares as part of that registration, subject to the rights of the managing underwriters, if any, to reduce or exclude certain Cambridge Shares. The Cambridge Stockholders Agreement requires Carrols to pay for the costs and expenses in connection with the sale of the Cambridge Shares, subject to certain limitations, as well as to provide certain indemnifications.

Until the number of Cambridge Shares falls below 14.5% or 10% of the total number of outstanding Carrols Common Stock, Cambridge Holdings has the right to nominate two or one individuals, respectively, to the Carrols Board. The Carrols Board has agreed to take all necessary action to support the election and appointment of such director nominees, as well as ensure certain membership on the committees of Carrols Board. Until the number of Cambridge Shares falls below 10% of the outstanding Carrols Common Stock, at each annual or special meeting of Carrols Stockholders at which any person is subject to election or re-election as a member of the Carrols Board, Cambridge Holdings has agreed to (i) cause to be present for quorum purposes all Cambridge Shares that have the right to vote at such meeting and (ii) vote or cause to be voted all such shares in favor of the election of all of the director nominees recommended for election by the Carrols Board, and against the removal of any such director (unless proposed by Carrols).

On April 1, 2021, the Company and Cambridge Holdings entered into Amendment No. 1 to the Cambridge Stockholders Agreement to allow directors appointed by Cambridge Holdings the right to receive equity grants and other grants made by the Company to non-employee directors pursuant to the Company’s 2016 Stock Incentive Plan or other equity incentive plan.

On June 22, 2023, pursuant to the Cambridge Stockholders Agreement, Carrols filed a Registration Statement on Form S-3 with the SEC, which was declared effective on July 10, 2023, registering for resale by Cambridge Holdings of up to 14,814,815 shares of Carrols Common Stock held by Cambridge Holdings.

On November 13, 2023, pursuant to the Cambridge Stockholders Agreement, Carrols entered into an Open Market Sale Agreement with Cambridge Holdings and Jefferies, whereby Cambridge Holdings may sell, from time to time, up to 14,407,755 shares of Carrols Common Stock through “at-the-market” offerings. Carrols will not receive any proceeds from the sale of the shares.

Registration of Shares for Employment Agreement

On March 12, 2021, Carrols filed a Registration Statement on Form S-8 with the SEC to register an additional 250,000 shares of Carrols Common Stock to be issued pursuant to an award of restricted stock under the Restricted Stock Inducement Award Agreement by and between the Company and Carl Hauch, a former Chief Operating Officer of the Company, as a material inducement for Mr. Hauch to enter into employment with the Company.

Issuance of 2029 Notes

In June 2021, the Company entered into an indenture for the offering of $300 million of the 2029 Notes through a private placement.

Cash Retention Bonuses

On December 15, 2021, the Carrols Board authorized the payment of cash retention bonuses to Anthony E. Hull, Jared L. Landaw, Richard G. Cross, Nathan Mucher, and Gerald J. DiGenova (the Company’s former Vice President, Human Resources), in the amounts of $100,000, $50,000, $50,000, $40,000, $35,000 and $30,000, respectively, payable on March 15, 2022.

Pena Offer Letter

In February 2022, the Company provided an offer letter to Paulo Pena in connection with his hiring as the President and Chief Executive Officer of the Company, effective on April 1, 2022. The terms of the offer included an annual salary of $600,000 as well as a target-based incentive bonus of 100% of his annual salary and restricted stock grants of (i) 100,000 shares of the Company’s common stock under the Company’s 2016 Stock Incentive Plan (with one-half of such shares vesting on April 1, 2023 and the remaining shares vesting on April 1, 2024) and (ii) 600,000 shares of the Carrols Common Stock under the Company’s 2016 Stock Incentive Plan (vesting at the end of a three-year period based on the attainment of certain performance metrics).

Derby Employment Agreement

On April 12, 2023, the Company entered into an employment agreement with Deborah M. Derby in connection with her appointment as President and Chief Executive Officer of the Company effective May 1, 2023. The terms of the employment agreement include an annual salary of $650,000 as well as a target-based incentive bonus of 100% of her annual salary and restricted stock grants of (i) 417,320 shares of restricted stock under the Company’s 2016 Stock Incentive Plan that vests on three dates and (ii) 450,000 performance-based restricted stock units under the Company’s 2016 Stock Incentive Plan subject to continued employment.

Hull Cash Bonus

On April 15, 2023, the Company approved a cash bonus in the amount of $150,000 to Anthony E. Hull for his service as the Interim President and Chief Executive Officer of the Company from December 31, 2022 to May 1, 2023.

Registration of Additional Shares for Carrols 2016 Stock Incentive Plan

On June 22, 2023, Carrols filed a Registration Statement on Form S-8 with the SEC to register an additional 4,500,000 shares of Carrols Common Stock to be reserved for issuance under Carrols 2016 Stock Incentive Plan, as approved by the Company’s stockholders at the Company’s 2023 Annual Meeting (as defined below).

Carrols Stock Repurchase Plan and Extension

In August 2023, the Carrols Board approved an extension of the stock repurchase plan established on August 2, 2019 (the “Repurchase Program”) pursuant to which Carrols may purchase up to $25 million of the outstanding Carrols Common Stock. At the time of the extension, the Repurchase Program had approximately $11 million of its original $25 million in capacity remaining. The authorization will expire on August 2, 2025, unless terminated earlier by the Carrols Board. Purchases under the Repurchase Program may be made from time to time in open market transactions at prevailing market prices or in privately negotiated transactions in compliance with applicable federal securities laws. Carrols has no obligation to repurchase stock under the Repurchase Program, and the timing, actual number and value of shares purchased will depend on the Company’s stock price, trading volume, general market and economic conditions, and other factors. As of December 31, 2023, $11 million was available to repurchase shares under the Repurchase Program.

Lease Guarantees

Fiesta Restaurant Group, Inc. (“Fiesta”), a former wholly-owned subsidiary of Carrols, was spun-off in 2012 to Carrols Stockholders. As of December 31, 2023, Carrols is a guarantor under 17 leases from the time when Fiesta was its subsidiary, which have lease terms expiring on various dates through 2030. As of December 31, 2023, the guarantees include eight Fiesta restaurant property leases of which all but one Fiesta-owned restaurant is still operating. Eight of these guarantees are for leases with Pollo Operations, Inc, a wholly owned subsidiary of Fiesta. The Company is fully liable for all obligations under the terms of the leases in the event that a tenant fails to pay any sums due under the lease, subject to indemnification provisions of the Separation and Distribution Agreement entered into in connection with the spin-off of Fiesta. On October 30, 2023, Fiesta was acquired by affiliates of Garnett Station Partners, LLC . Matthew Perelman and Alexander Sloane, each a member of the Carrols’ Board of Directors, are affiliates of Garnett Station Partners, LLC and affiliates of Cambridge Holdings.

The maximum potential amount of future undiscounted rental payments that Carrols could be required to make under these leases at December 31, 2023 was $8.3 million, of which $5.1 million pertains to Fiesta restaurant property leases. The obligations under these leases will generally continue to decrease over time as these operating leases expire, except for any execution of renewal options that exist under the original leases. No payments related to these guarantees have been made by Carrols to date and none are expected to be required to be made in the future. Carrols has not recorded a liability for these guarantees as Fiesta has indemnified Carrols for all such obligations and Carrols did not believe it was probable it would be required to perform under any of the guarantees or direct obligations.

Transactions by Carrols and the Buyer Parties

The transactions summarized below include (i) agreements regarding Carrols’ securities between Carrols and the Buyer Parties and (ii) transactions in the last two years between Carrols and the Buyer Parties.

Series D Convertible Preferred Stock

RBI and its affiliates have held preferred stock in Carrols since 2012. On December 20, 2022, Carrols entered into a Preferred Stock Exchange Agreement with two wholly-owned indirect subsidiaries of RBI and RBI LP (collectively, such subsidiaries are referred to as the “Investors”), pursuant to which the Investors exchanged their 100 shares of Series B Convertible Preferred Stock for 100 shares of newly issued Series D Convertible Preferred Stock. The powers, preferences and rights of the Series D Convertible Preferred Stock are substantially similar to those of the Series B Convertible Preferred Stock except that the Series D Convertible Preferred Stock may be transferred by the holder to certain other entities that are both the franchisor of the Burger King brand or an affiliate thereof and a wholly-owned direct or indirect subsidiary of either RBI or RBI LP, without the termination of the rights that were previously granted to BKC or an entity that was both an affiliate of BKC and a wholly-owned direct or indirect subsidiary of RBI or RBI LP pursuant to the Series D Convertible Preferred Stock Certificate of Designation. Those rights include (a) the right to elect one or two members of the Carrols Board as Class D Members so long as the Investors retain 7.5% or 11.5% ownership, respectively, of Carrols Common Stock on an as-converted basis and (b) certain approval rights (the “Series D Consent Right”) with regards to, among other things, modifying the Company’s organizational documents, amending the size of Carrols Board, authorizing or consummating any merger, consolidation or other liquidation event, engaging in any business other than the ownership, operation, development and acquisition of Burger King and Popeyes restaurants, and paying any special cash dividend, so long as the Investors collectively own at least 7.5% of Carrols Common Stock on an as-converted basis.

Based on the ownership of the Series D Convertible Preferred Stock by subsidiaries of Parent, Parent is deemed to beneficially own all 100 shares of the Series D Convertible Preferred Stock. Parent is therefore entitled to vote 9,414,580 shares of Carrols Common Stock on an as-converted basis and receives dividends on such shares.

BKC Registration Rights Agreement

Upon the closing of the 2012 Acquisition, Carrols and BKC entered into a registration rights agreement (the “BKC Registration Rights Agreement”) and pursuant to which we agreed to file one shelf registration statement on Form S-3 covering the resale of at least 30% of the Series D Convertible Preferred Stock as promptly as possible upon written request of BKC at any time after the 36-month anniversary of the closing of the 2012 Acquisition. The BKC Registration Rights Agreement also provides that BKC may make up to three demands to register for the resale of at least 33.3% of the Series D Convertible Preferred Stock held by BKC under the Securities Act on the date of the closing of the 2012 Acquisition upon the written request by BKC at any time following the 30-month anniversary of the closing of the 2012 Acquisition. The BKC Registration Rights Agreement also provides that whenever we register shares of Carrols Common Stock under the Securities Act (other than on a Form S-4 or Form S-8), BKC has the right as specified therein to register its Series D Convertible Preferred Stock as part of that registration, provided, however, that such registration rights are subject to the rights of the managing underwriters, if any, to reduce or exclude certain Series D Convertible Preferred Stock owned by BKC from an underwritten registration (and subject to certain rights of certain persons, including members of our management that have piggyback registration rights). The BKC Registration Rights Agreement also requires us to pay for all costs and expenses of the filings, subject to certain limitations, as well as provide certain indemnifications.

Franchise Agreements and Leases

The Company operates its Burger King restaurants under Franchise Agreements with BKC and its Popeyes restaurants under Franchise Agreements with Popeyes Louisiana Kitchen, Inc. (“PLK”), both indirect subsidiaries of Parent. These Franchise Agreements generally provide for an initial term of twenty years and currently have an initial franchise fee of $50,000. With BKC’s and PLK’s respective approval, the Company can elect to extend Franchise Agreements for additional twenty-year terms, provided, among other conditions, that the restaurant meets the current restaurant image standard and the Company is not in default under terms of the Franchise Agreement. As of December 31, 2023, January 1, 2023, and January 2, 2022, the Company leased 217, 217 and 225 of its restaurant locations from BKC, respectively. Aggregate rent under all BKC leases for the years ended December 31, 2023, January 1, 2023 and January 2, 2022 was $29.4 million, $27.7 million, and $26.9 million, respectively. The Company does not believe that such lease terms have been significantly affected by the fact that the Company and BKC are deemed to be related parties. As of December 31, 2023, the terms and conditions of the leases with BKC are identical to those between BKC and their third-party lessor for 95 of the restaurants.

In addition to the initial franchise fee, the franchise agreements generally require Carrols to pay BKC a monthly royalty at a rate of 4.5% of Burger King restaurant sales and PLK a weekly royalty at a rate of 5.0% of Popeyes restaurant sales. Beginning in May 2021, the Company also pays a per-use transaction fee to BKC for use of its digital platform. The Company is also generally required to contribute 4.0% of restaurant sales from its restaurants to separate advertising funds utilized by BKC for Burger King restaurants and PLK for Popeyes restaurants for advertising, promotional programs and public relations activities, and additional amounts for local advertising.

Amended and Restated Area Development Agreement

On January 4, 2021, Carrols, Carrols Corporation, Carrols LLC, and BKC entered into an Amended Area Development Agreement (the “Amended ADA”). Under the Amended ADA, Carrols LLC has agreed to open, build and operate a total of 50 new Burger King restaurants, 80% of which must be in Kentucky, Tennessee and Indiana. This includes four Burger King restaurants by September 30, 2021 (which were completed in 2021), 10 additional Burger King restaurants by September 30, 2022 (of which six were completed in 2022), 12 additional Burger King restaurants by September 30, 2023 (of which three were completed in 2023), 12 additional Burger King restaurants by September 30, 2024 and 12 additional Burger King restaurants by September 30, 2025. There is a 90-day cure period to meet the required restaurant development each development year. The Company is in ongoing discussions with BKC regarding its development plans, and does not believe the penalties, if any, associated with not meeting these commitments will be material. Pursuant to the Amended ADA, BKC had granted Carrols LLC franchise pre-approval to build new Burger King restaurants or acquire Burger King restaurants from Burger King franchisees with respect to 500 Burger King restaurants in the aggregate subject to certain geographic limitations.

BKC’s “Reclaim the Flame” Plan

In September 2022, BKC announced its “Reclaim the Flame” plan, which was developed in collaboration with its franchisees to accelerate sales growth and drive restaurant-level profitability. The plan includes Burger King investing $400 million through 2024, comprised of $150 million in advertising and digital investments and $250 million for a “Royal Reset” involving investments in restaurant technology, kitchen equipment, building enhancements and high-quality remodels and relocations. Under the “Royal Reset” program, BKC will make certain contributions towards franchisee remodel costs, which increase in value if BKC owns the property and/or if the franchisee agrees to pay higher royalty rates over the twenty-year franchise term renewal. Part of the “Royal Reset” program also includes a co-investment with its franchisees in a restaurant refresh program, whereby BKC will match certain restaurant improvement spending by franchisees by providing them with restaurant technology equipment at no cost.

Carrols entered into the following agreements related to BKC’s “Reclaim the Flame” plan:

•        In the third quarter of 2022, Carrols entered into an agreement with BKC in connection with the “Reclaim the Flame” plan. Pursuant to this initiative, BKC has agreed to fund $120 million in additional advertising expenditures over the period October 1, 2022 through December 31, 2024. Following the investment period in 2023 and 2024, participating franchisees, including Carrols, have agreed to increase advertising fund contributions by 0.5% of restaurant sales through 2026 if a profitability threshold for the Burger King system is met for the full fiscal year 2024, and further through 2028 if a secondary profitability threshold is met for the full fiscal year 2026.

•        In the second quarter of 2023, Carrols entered into an agreement and related documentation with BKC in connection with the “Royal Reset” program that will provide Carrols with approximately $12.2 million of restaurant technology equipment in 2023, conditioned upon the Carrols completing certain repairs, replacements and improvements to the Company’s restaurant assets at a cost of approximately $12.2 million by March 31, 2024. As of December 31, 2023, approximately $8.4 million in equipment has been received by Carrols related to this arrangement and $13.1 million in qualified repairs, replacements and improvements have been completed by Carrols.

•        In the third quarter of 2023, Carrols entered into an agreement with BKC to remodel 64 restaurants in total between 2023 and 2024 in connection with their “Reclaim the Flame” remodel incentive program. Carrols expects approximately one-half of the projects it begins in 2024 to be in BKC’s latest “Sizzle” restaurant image. BKC agreed to contribute toward the cost of these remodels. The amount of the BKC contribution varies based on the royalty rate elected by Carrols for each restaurant upon completion of the remodel.

BKC Settlement Agreement

In September 2023, Carrols, Carrols Corporation, Carrols LLC and BKC entered into a Settlement Agreement pursuant to which BKC paid Carrols LLC $4,250,000 to settle disputes pertaining to the development of certain Burger King restaurants for other franchisees near Carrols restaurants.

BKC Kiosk Agreement

In December 2023, Carrols entered into an agreement with BKC under which BKC has agreed to provide Carrols with self-order kiosks conditioned upon Carrols purchasing additional self-order kiosks for its Burger King restaurants beyond the restaurant technology investments as part of BKC’s “Royal Reset” program. Among other things, under this agreement, if Carrols provides written notice to BKC by March 31, 2024 to purchase kiosks worth $1.7 million, BKC will provide Carrols with an additional $2.5 million of kiosks for use in its Burger King restaurants, for a total of $4.2 million of kiosks. These kiosks must be installed by September 30, 2024. Carrols may also elect to further expand kiosk installation and if, by written notice to BKC no later than May 31, 2024, Carrols agrees to purchase up to an additional $2.5 million of kiosks, BKC will provide Carrols with additional kiosks worth up to $3.7 million for use in its Burger King restaurants for a total additional amount of up to $6.2 million of kiosks. These additional kiosks must be installed by December 31, 2024. We may also elect to further expand kiosk installation and if, by written notice to BKC no later than July 31, 2024, we agree to purchase an additional $0.8 million of kiosks, BKC will provide us with additional kiosks worth up to $1.3 million for use in our restaurants. As a result, if we elect to make a total investment of $3.3 million of kiosks, BKC will provide us with an additional $5 million of kiosks for use in our restaurants, provided that these maximum number of kiosks must be installed by December 31, 2024. As of the date of this filing, Carrols and BKC have agreed (but have not yet executed a formal amendment agreement) to extend each of the foregoing deadlines referenced in this paragraph by an additional three-month period.

Past Contracts, Transactions, Negotiations and Agreements

Except as described above in “Other Carrols Transactions of Note” and “Transactions by Carrols and the Buyer Parties in the Last Two Years,” and other than the Merger Agreement and agreements entered into in connection therewith, including the Voting Agreement (as discussed in the sections of this proxy statement captioned “The Merger Agreement” and “The Voting Agreement” and included as Annexes A and C, respectively, which are incorporated by reference in this proxy statement in their entirety), and certain activity related to Carrols’ equity compensation awards discussed elsewhere in this proxy statement, during the past two years: (1) there were no negotiations, transactions or material contacts between Carrols and its affiliates, on the one hand, and any of the Buyer Parties (in their capacity as such), on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of Carrols’ securities, election of Carrols’ directors or sale or other transfer of a material amount of assets of Carrols, (2) Carrols and its affiliates did not enter into any other transaction with an aggregate value exceeding one percent of Carrols’ consolidated revenues with any of the Buyer Parties, and (3) none of Carrols’ executive officers, directors or affiliates that is a natural person entered into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding $60,000 with any of the Buyer Parties.

Book Value Per Share

The net book value per share of Carrols Common Stock as of December 31, 2023 was approximately $3.57 (calculated based on 51,602,340 shares of Carrols Common Stock issued and outstanding as of December 31, 2023 (without giving effect to the conversion of Series D Convertible Preferred Stock)).

Market Price of Carrols Common Stock

Beginning on December 20, 2006, Carrols Common Stock has traded on NASDAQ under the symbol “TAST.” The following table sets forth, for the periods indicated, the high and low sales prices per share of Carrols Common Stock.

	Market Price
	High	Low
2021
Fourth Quarter	$4.43	$2.58
2022
First Quarter	$3.25	$2.00
Second Quarter	$2.65	$1.28
Third Quarter	$2.69	$1.42
Fourth Quarter	$1.83	$1.31
2023
First Quarter	$2.37	$1.37
Second Quarter	$6.06	$2.23
Third Quarter	$7.75	$4.69
Fourth Quarter	$8.38	$5.28
2024
First Quarter (through April 11, 2024)	$9.51	$7.40

On April 11, 2024, the most recent practicable date before this proxy statement was distributed to Carrols Stockholders, the closing price of Carrols Common Stock on NASDAQ was $9.47. You are encouraged to obtain current market quotations in connection with voting your shares.

Dividends

Carrols paid a special cash dividend of $0.41 per share on October 5, 2021, a regular cash dividend of $0.02 per share on December 15, 2023 and a regular cash dividend of $0.02 per share on April 5, 2024. Carrols’ senior secured credit facilities and indenture for the 2029 Notes contain restrictions that limit Carrols’ ability to pay dividends on Carrols Common Stock. Other than with respect to Carrols’ regular quarterly dividend, the Merger Agreement restricts the paying of dividends.

The Stockholders Agreement

On April 30, 2019, Carrols entered into the Cambridge Stockholders Agreement with Cambridge Holdings. Under the Cambridge Stockholders Agreement, Cambridge has the right to nominate a specified number of Carrols’ directors determined based on the voting power held by Cambridge.

The Cambridge Stockholders Agreement provides that, for so long as Cambridge and its permitted affiliates hold an aggregate number of shares of Carrols Common Stock and shares of Conversion Common Stock (as defined in the Stockholders Agreement) greater than fourteen and one-half percent (14.5%) of the total number of then-outstanding shares of Carrols Common Stock, Cambridge is entitled to nominate two directors to serve on the Carrols Board. For so long as Cambridge beneficially owns shares of Carrols Common Stock representing at least ten percent (10%) of Carrols Common Stock then outstanding, Cambridge is entitled to nominate one director to serve on the Carrols Board.

Selected Historical Consolidated Financial Data

Set forth below is certain selected historical consolidated financial data relating to Carrols. The historical selected financial data as of December 31, 2023 and January 1, 2023 and for the fiscal years ended December 31, 2023, January 1, 2023 and January 2, 2022 has been derived from Carrols’ consolidated financial statements, which have been audited by Deloitte & Touche LLP, an independent registered public accounting firm.

This information is only a summary. The selected historical consolidated financial data set forth below should be read in conjunction with Carrols’ annual report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference into this proxy statement in its entirety. More comprehensive financial information is included in such report, including management’s discussion and analysis of financial condition and results of operations, and other documents filed by Carrols with the SEC, and the following summary is qualified in its entirety by reference to such report and other documents and all of the financial information and notes contained therein. See “Where You Can Find Additional Information.”

Statement of Comprehensive Income (Loss) Data and Balance Sheet Data

Consolidated Statement of Comprehensive Income (Loss) Data:	December 31, 2023	January 1, 2023	January 2, 2022
	(in thousands, except per share amounts)
Restaurant sales	$1,876,504	$1,730,440	$1,652,370
Total operating expenses	$1,809,998	$1,775,960	$1,663,229
Income (loss) from operations	$66,506	$(45,520)	$(10,859)
Net income (loss)	$33,796	$(75,572)	$(43,029)
Basic and diluted net income (loss) per share	$0.53	$(1.49)	$(0.86)
Consolidated Balance Sheet Data:	December 31, 2023	January 1, 2023
	(in thousands, except share and per share amounts)
ASSETS
Cash and cash equivalents	$44,504	$18,364
Total current assets	$99,700	$68,276
Total assets	$1,592,492	$1,607,718

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$204,955	$179,400
Total liabilities	$1,407,259	$1,456,876
Stockholders’ equity:
Preferred stock, par value $.01; authorized 20,000,000 shares, issued and outstanding-100 shares	—	—
Voting common stock, par value $.01; authorized-100,000,000 shares, issued-56,738,837 and 54,928,225 shares, respectively, and outstanding-51,602,340 and 50,903,111 shares, respectively	539	530

IMPORTANT INFORMATION REGARDING THE BUYER PARTIES

This section sets forth certain information about the Buyer Parties. During the past five years, none of the persons listed in this section has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, none of the persons listed in this section has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Buyer Parties

Parent

The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of Parent. Unless otherwise indicated, the current business address of each person is c/o 130 King Street West, Suite 300, Toronto, Ontario M5X 1E1, and their telephone number is (905) 845-6511. Parent is a corporation existing under the laws of Canada that serves as the indirect holding company for the entities that own and franchise the Tim Hortons®, Burger King®, Popeyes® and Firehouse Subs® brands. Following the consummation of the Merger, Parent will own all of the outstanding capital stock of Carrols.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Executive Officers
Joshua Kobza	United States	Chief Executive Officer, since March 2023; Chief Operating Officer, January 2019 to March 2023
J. Patrick Doyle	United States	Executive Chairman, since November 2022; Executive Partner, Carlyle Group Inc, 1001 Pennsylvania Avenue NW, Washington, DC 20004-2505, September 2019 to November 2022
Sami Siddiqui	United States	Chief Financial Officer, since March 2024; President, Popeyes U.S. & Canada, September 2020 to March 2024; President of Asia Pacific, February 2019 to September 2020
Duncan Fulton	Canada	Chief Corporate Officer, since June 2018
Jill M. Granat	United States	General Counsel and Corporate Secretary, since December 2014
Jeff Housman	United States	Chief People & Services Officer, since April 2021; Chief Human Resources Officer, February 2017 to April 2021
Tom Curtis	United States

President, Burger King U.S. & Canada, since October 2021;
Chief Operating Officer, May 2021 to October 2021;
Executive Vice President, U.S. Operations and Global
Operations Support, Domino’s Pizza, Inc.,
30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106,
March 2020 to April 2021;
Executive Vice President, Corporate Operations, Domino’s Pizza, Inc., July 2018 to March 2020

Axel Schwan	Germany	President, Tim Hortons Canada & U.S. since October 2019; Global Chief Marketing Officer for Tim Hortons, October 2017 to October 2019

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Thiago Santelmo	United States	President, International, since March 2024; Regional President, EMEA, March 2022 to March 2024; Regional President, LCA, May 2019 to March 2022; Head of Finance, BK EMEA, October 2016 to May 2019
Jeff Klein	United States

President, Popeyes U.S. & Canada, since March 2024;
Chief Marketing Officer, Popeyes U.S. & Canada, June 2022
to March 2024; Chief Marketing Officer, Little Caesars
Enterprises, Inc., 2211 Woodward Avenue, Detroit,
Michigan 48201, April 2019 to June 2022

Board of Directors
Alexandre Behring	Brazil and Italy	Director, since 2014; Co-Managing Partner and board member, 3G Capital 600 Third Avenue 37th Floor, New York, New York 10016, since 2004
J. Patrick Doyle	United States	Director and Executive Chair, since January 2023
Maximilien de Limburg Stirum	Belgium	Director, since June 2020; Executive Chairman of Société Familiale d’Investissements and CEO and Director of Denarius S.A., Route de Longwy, 488, L-1940 Luxembourg, since 2012
Cristina Farjallat	Brazil

Director, since January 2023;
Regional Sales Director, Facebook Brasil,
Avenida Brigadeiro Faria Lima, 3732, Sao Paulo, SP — Brazil, CEP 04548-132, since March 2020;
Senior Director of Marketplace and Chief Marketing Officer, Mercado Livre do Brasil, Avenida Marte, No. 489, Andar 2 Parte A, Bairro Alphaville, Santana De Parnaiba, SP — Brazil, CEP 06541-005, March 2017 to February 2020

Jordana Fribourg	United States

Director, since May 2023;
Chief Talent Officer, Continental Grain Company
767 Fifth Ave, New York, NY 10153, since March 2020; Senior Associate, Corporate Investment, Continental Grain Company, 2017 to 2020

Ali Hedayat	Canada	Director, since July 2016; Founder and Managing Director, Maryana Capital, 50 Ardwold Gate, Toronto ON M5R 2W2, Canada, since March 2015
Marc Lemann	Brazil and Switzerland

Director, since June 2021;
General Partner, Director and Co-founder, Growth Interface Management LLC, 37 N Orange Ave Ste 320 Orlando, Florida 32801, since December 2017;
Co-founder, Go4it Capital, c/o BVC Services, Bahamas Financial Centre, 2nd Floor, Shirley & Charlotte Streets, P.O. Box N-1175, Nassau, the Bahamas, since February 2016

Jason Melbourne	Canada

Director, since September 2020;
Global Head of Distribution at Canaccord Genuity, 161 Bay Street, Suite 3000 Toronto, ON Canada M5J 2S1, since October 2020, and Global Head of Canadian Equities from May 2010 to October 2020

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Daniel S. Schwartz	United States	Director, since December 2014; Co-Managing Partner, 3G Capital Partners LP, 600 Third Avenue 37th Floor, New York, New York 10016, since January 2008 Executive Chairman of RBI, January 2019 to June 2019
Thecla Sweeney	Canada

Director, since January 2022;
Partner and Co-founder, Alphi Capital Inc., 161 Bay Street, Suite 4120. Toronto, ON M5J2S1, since August 2022; Member, Birch Hill Equity Partners, 81 Bay St. Suite 4510, Toronto, ON M5J 0E7, Canada, 2004 to 2022

Merger Sub

The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of Merger Sub. Unless otherwise indicated, the current business address of each person is c/o 5707 Blue Lagoon Drive, Miami, Florida 33126, and its telephone number is (305) 378-3000. Merger Sub is a Delaware corporation, and its principal business is to engage in the transactions contemplated by the Merger Agreement. The sole stockholder of Merger Sub is Burger King Company LLC.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Tom Curtis, Director & President	United States

President, Burger King U.S. & Canada of Restaurant Brands International Inc., since October 2021;
Chief Operating Officer, May 2021 to October 2021; Executive Vice President, U.S. Operations and Global Operations Support, Domino’s Pizza, Inc.,
30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106, March 2020 to April 2021;
Executive Vice President, Corporate Operations, Domino’s Pizza, Inc., July 2018 to March 2020

Jill Granat, Director & Secretary	United States	General Counsel and Corporate Secretary of Restaurant Brands International Inc., since December 2014
Sami Siddiqui, Director	United States

Chief Financial Officer of Restaurant Brands International Inc., since March 2024; President, Popeyes U.S. & Canada, September 2020 to March 2024; President of Asia Pacific, February 2019 to September 2020

APPRAISAL RIGHTS

If the Merger is consummated, holders of record and beneficial owners of Carrols Common Stock who do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), who properly demand an appraisal of their shares, who continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their shares of Carrols Common Stock through the effective date of the Merger, who otherwise comply with the statutory requirements of Section 262 of the DGCL (“Section 262”) and who do not withdraw their demands or otherwise lose their rights to appraisal, subject to the conditions thereof, are entitled to seek appraisal of their shares in connection with the Merger under Section 262. Unless the context requires otherwise, all references in Section 262 and in this summary to a “stockholder” or to a “holder of shares” are to a record holder of Carrols Common Stock. Unless the context requires otherwise, all references in Section 262 and in this summary to a “beneficial owner” are to person who is the beneficial owner of shares of Carrols Common Stock held either in voting trust or by a nominee on behalf of such person. Unless the context requires otherwise, all references in Section 262 and in this summary to a “person” are to any individual, corporation, partnership, unincorporated association or other entity.

This section summarizes Delaware law pertaining to appraisal rights in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, a copy of which is attached to this proxy statement as Annex D and which may also be accessed without subscription or cost at the Delaware Code Online (available at: https://delcode.delaware.gov/title8/c001/sc09/index.html#262) and is incorporated into this proxy statement by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that holders of Carrols Common Stock or beneficial owners exercise their appraisal rights under Section 262.

Holders of record and beneficial owners of shares of Carrols Common Stock should carefully review the full text of Section 262 which may be accessed without subscription or cost at the Delaware Code Online (available at: https://delcode.delaware.gov/title8/c001/sc09/index.html#262), particularly the procedural steps required to properly demand and perfect such rights. Failure to follow the steps required by Section 262 of the DGCL for demanding and perfecting appraisal rights may result in the loss of such rights.

Under Section 262, if the Merger is completed, holders of record or beneficial owners of shares of Carrols Common Stock who (1) properly submit a written demand for appraisal of such holder’s or owner’s shares of Carrols Common Stock to Carrols prior to the vote on the Merger Proposal, (2) do not submit a proxy or otherwise vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (3) continuously hold (in the case of a holder of record) or own (in the case of a beneficial owner) such shares through the effective date of the Merger, (4) do not withdraw their demands or otherwise lose their rights to appraisal, in each case in accordance with the DGCL, and (5) otherwise comply with the statutory requirements and satisfy certain ownership thresholds set forth in Section 262, may be entitled to have their shares of Carrols Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash for the “fair value” of their shares of Carrols Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the Merger through the date of payment of the judgment. If you are a beneficial owner of shares of Carrols Common Stock and you wish to exercise appraisal rights in such capacity, in addition to the foregoing requirements, your demand must also (1) reasonably identify the holder of record of the shares for which that demand is made, (2) be accompanied by documentary evidence of your beneficial ownership of such shares of Carrols Common Stock and include a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which you consent to receive notices given by the Surviving Corporation and to be set forth on the verified list required by Section 262(f). However, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all persons who are otherwise entitled to appraisal rights unless (1) the total number of shares of Carrols Common Stock entitled to appraisal exceeds one percent of the outstanding shares of the class of Carrols Common Stock eligible for appraisal, or (2) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million. Carrols refers to these conditions as the “ownership thresholds.” Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective date of the Merger through the date of payment of the judgment at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period (except that, if at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to each person seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time). The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Persons considering seeking appraisal should be aware that the fair value of the shares of Carrols Common Stock as determined pursuant to Section 262 could be more than, the same as or less than the Per Share Price offered pursuant to the Merger Agreement if they did not seek appraisal of their shares.

Under Section 262, where the proposed merger for which appraisal rights are provided is to be submitted for approval at a meeting of Carrols Stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders of record as of the Record Date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262 or information directing holders of Carrols Common Stock to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes Carrols’ notice to holders of Carrols Common Stock that appraisal rights are available in connection with the Merger, and the full text of Section 262 may be accessed without subscription or cost at the Delaware Code Online (available at: https://delcode.delaware.gov/title8/c001/sc09/index.html#262). In connection with the Merger, any holder of record or beneficial owner of shares Carrols Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s or owner’s right to do so, should review Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder or beneficial owner who loses such holder’s or owner’s appraisal rights will be entitled to receive the Per Share Price described in the Merger Agreement without interest and less any applicable withholding taxes. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of Carrols Common Stock, Carrols believes that if a stockholder or a beneficial owner is considering exercising such rights, that stockholder or beneficial owner should seek the advice of legal counsel.

Stockholders or beneficial owners wishing to exercise the right to seek an appraisal of their shares of Carrols Common Stock must do ALL of the following:

•        the stockholder or beneficial owner must not vote in favor of the Merger Proposal;

•        the stockholder or beneficial owner must deliver to Carrols a written demand for appraisal of such holder’s or owner’s shares of Carrols Common Stock before the vote on the Merger Proposal at the Special Meeting; and

•        the stockholder must continuously hold or the beneficial owner must continuously own the shares from the date of making the demand through the effective date of the Merger (a stockholder or beneficial owner will lose appraisal rights if the stockholder or beneficial owner transfers the shares before the effective date of the Merger).

Any person who has complied with the applicable requirements of Section 262 and is otherwise entitled to appraisal rights or the Surviving Corporation may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such persons within 120 days after the effective date of the Merger (the Surviving Corporation is under no obligation to file any petition and has no intention of doing so).

In addition, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all persons who asserted appraisal rights unless one of the ownership thresholds is met.

For stockholders, because a proxy that does not contain voting instructions will, unless timely revoked, be voted in favor of the Merger Proposal, each stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Proposal, abstain or not vote his, her or its shares. Beneficial owners should consult with their bank, broker or other nominee regarding methods of voting.

Written Demand

A stockholder or beneficial owner wishing to exercise appraisal rights must deliver to Carrols, before the vote on the Merger Proposal at the Special Meeting, a written demand for the appraisal of such holder’s or beneficial owner’s shares of Carrols Common Stock. In addition, that stockholder or beneficial owner must not vote or submit a proxy in favor of the Merger Proposal. A vote in favor of the Merger Proposal, in person via attending the live webcast of the Special Meeting or by proxy (whether by mail or via the Internet or telephone), will constitute a waiver of appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal with respect to such stockholder’s shares. A stockholder exercising appraisal rights must hold of record the shares of Carrols Common Stock on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the Merger. A beneficial owner exercising appraisal rights must own the shares of Carrols Common Stock on the date the written demand for appraisal is made and must continue to own such shares through the effective date of the Merger. For a stockholder, a proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. A stockholder or beneficial owner who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Merger Proposal or abstain from voting on the Merger Proposal. Neither voting against the Merger Proposal nor abstaining from voting or failing to vote on the Merger Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the Merger Proposal at the Special Meeting will constitute a waiver of appraisal rights.

A holder of record of shares of Carrols Common Stock is entitled to demand appraisal for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Carrols Common Stock by a holder of record must be executed by or on behalf of the holder of record and must reasonably inform Carrols of the identity of the stockholder and state that the stockholder intends thereby to demand an appraisal of such stockholder’s shares in connection with the Merger. If a holder of record is submitting a demand with respect to shares of Carrols Common Stock owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner in such capacity, and if the shares of Carrols Common Stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A holder of record, such as a broker, bank, trust or other nominee, who holds shares of Carrols Common Stock as nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to shares of Carrols Common Stock held for one or more beneficial owners while not exercising appraisal rights for other beneficial owners. In that case, the written demand should state the number of shares of Carrols Common Stock as to which appraisal is sought. Where no number of shares of Carrols Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Carrols Common Stock held in the name of the holder of record.

A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of Carrols Common Stock. A demand for appraisal in respect of shares of Carrols Common Stock should be executed by or on behalf of the beneficial owner and must reasonably inform Carrols of the identity of the beneficial owner and that the beneficial owner intends thereby to demand an appraisal of such owner’s shares. The demand made by such beneficial owner must also (1) reasonably identify the holder of record of the shares of Carrols Common Stock for which the demand is made, (2) be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation and to be set forth on the verified list required by Section 262(f).

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Carrols Restaurant Group, Inc.
968 James Street
Syracuse, NY 13203
Attention: General Counsel and Secretary

Demands for appraisal may not be submitted by electronic transmission.

At any time within 60 days after the effective date of the Merger, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such person’s demand for appraisal in respect of some or all of such person’s shares of Carrols Common Stock and to accept the Per Share Price offered pursuant to the Merger Agreement, with respect to the shares of Carrols Common Stock subject to the withdrawal, without interest and less any applicable withholding taxes, by delivering to Carrols, as the Surviving Corporation, a written withdrawal of the demand for appraisal. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the Per Share Price within 60 days after the effective date of the Merger. Except with respect to any person who withdraws such person’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a person, the person will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Per Share Price being offered pursuant to the Merger Agreement.

Notice by the Surviving Corporation

If the Merger is completed, within 10 days after the effective date of the Merger, the Surviving Corporation will notify each record holder of shares of Carrols Common Stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the Merger Proposal, and any beneficial owner who has properly demanded appraisal in accordance with Section 262, as of the effective date, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective date of the Merger, but not thereafter, the Surviving Corporation or any person who has complied with Section 262 and who is otherwise entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a person, demanding a determination of the fair value of the Carrols Common Stock shares held by all persons entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and holders of Carrols Common Stock should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Carrols Common Stock. Accordingly, any persons who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Carrols Common Stock within the time and in the manner prescribed in Section 262. The failure to file such a petition within the period specified in Section 262 could nullify a previous written demand for appraisal.

Within 120 days after the effective date of the Merger, any person who has complied with the requirements for an appraisal of such person’s shares pursuant to Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of Carrols Common Stock shares not voted in favor of the Merger Proposal and with respect to which Carrols has received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to Section 262, the holder of record of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). The Surviving Corporation must send this statement to the requesting person within 10 days after receipt by the Surviving Corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a record holder of shares of Carrols Common Stock or a beneficial owner and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file in the office of the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. The Delaware Court of Chancery may order that notice of the time and place fixed for the hearing of such petition be mailed to the Surviving Corporation and all of the persons shown on the verified list at the addresses stated therein. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery and the costs of any such notice shall be borne by the Surviving Corporation.

After providing the foregoing notice, at the hearing on such petition, the Delaware Court of Chancery will determine the persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal for their shares and who hold stock represented by certificates to submit their Certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any person fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such person.

In addition, assuming that shares of Carrols Common Stock remain listed on a national securities exchange immediately prior to the effective date, the Delaware Court of Chancery will dismiss appraisal proceedings as to all of persons who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds one percent of the outstanding shares of the class of Carrols Common Stock eligible for appraisal or (2) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million.

Determination of Fair Value

After the Delaware Court of Chancery determines the persons entitled to appraisal, and that at least one of the ownership thresholds above has been satisfied, then the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Carrols Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. However, the Surviving Corporation has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person seeking appraisal. If the Surviving Corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by the Surviving Corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest accrued before such voluntary cash payment, unless paid at that time. In Weinberger v. UOP, Inc., Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Persons considering seeking appraisal should be aware that the fair value of their shares of Carrols Common Stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Carrols Common Stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and may not in any manner address, “fair value” under Section 262. Although Carrols believes that the Per Share Price is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and holders of record and beneficial owners of Carrols Common Stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Price. Neither Carrols nor Parent anticipates offering more than the Per Share Price to any stockholder or beneficial owner exercising appraisal rights, and each of Carrols and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Carrols Common

Stock is less than the Per Share Price. If a demand for appraisal is duly withdrawn, a petition for appraisal is not timely filed, or if neither of the ownership thresholds above has been satisfied in respect of persons seeking appraisal rights, or other requirements imposed by Section 262 to perfect and seek appraisal are not satisfied, then the right to an appraisal will cease.

Upon application by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trail upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the Surviving Corporation pursuant to Section 262(f) may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.

The Delaware Court of Chancery will direct the payment of the fair value of the shares of Carrols Common Stock, together with interest, if any, by the Surviving Corporation to the persons entitled thereto. Payment will be made to each such person upon such terms and conditions as the Delaware Court of Chancery may order. The Delaware Court of Chancery’s decree may be enforced as other decrees in such court may be enforced.

The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the list filed by the Surviving Corporation pursuant to Section 262(f) who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares of Carrols Common Stock entitled to an appraisal not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of jurisdiction under such subsection (a “Reservation”). In the absence of such determination or assessment, each party bears its own expenses.

If any person who demands appraisal of his, her or its shares of Carrols Common Stock under Section 262 fails to perfect, or loses or validly withdraws, such person’s right to appraisal, such person’s shares of Carrols Common Stock will be deemed to have been converted on the effective date of the Merger into the right to receive the Per Share Price as provided in the Merger Agreement without interest. A person will fail to perfect, or effectively lose or withdraw, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger, if neither of the ownership thresholds above has been satisfied in respect of persons seeking appraisal rights or if the person delivers to the Surviving Corporation a written withdrawal of such person’s demand for appraisal and an acceptance of the Per Share Price as provided in the Merger Agreement in accordance with Section 262.

From and after the effective date of the Merger, no person who has demanded appraisal rights with respect to some or all of such person’s shares in compliance with Section 262 will be entitled to vote such shares of Carrols Common Stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger); provided, however, that if no petition for an appraisal is filed within the time provided in Section 262, if neither of the ownership thresholds above has been satisfied in respect of the persons seeking appraisal rights or if such person delivers to the Surviving Corporation a written withdrawal of such person’s demand for an appraisal and an acceptance of the Merger within 60 days after the effective date of the Merger, then the right of such person to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including, without limitation, a Reservation; provided, however, that the foregoing will not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Merger or consolidation within 60 days after the effective date of the Merger.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a person’s statutory appraisal rights. In that event, you will be entitled to receive the Per Share Price for your dissenting shares in accordance with the Merger Agreement, without interest and less any applicable withholding taxes. Consequently, any person wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Proposal 1: THE MERGER PROPOSAL

Carrols is asking you to approve the adoption of the Merger Agreement. For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement throughout this proxy statement, including the information set forth in the section of this proxy statement captioned “The Merger Agreement.” A copy of the Merger Agreement is attached as Annex A to this proxy statement. You are urged to read the Merger Agreement carefully and in its entirety.

The Carrols Board, acting upon the recommendation of the Special Committee, recommends that you vote “FOR” this proposal.

PROPOSAL 2: THE COMPENSATION PROPOSAL

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Carrols provide stockholders with the opportunity to vote, on a non-binding, advisory basis, on the compensation that will or may become payable by Carrols to its named executive officers that is based on or otherwise relates to the Merger, as disclosed in the section of this proxy statement captioned “ — Quantification of Potential Payments and Benefits to Carrols’ Named Executive Officers in Connection with the Merger.”

Carrols is asking its stockholders to approve the compensation that will or may become payable by Carrols to its named executive officers that is based on or otherwise relates to the Merger. These payments are set forth in the section of this proxy statement captioned “— Quantification of Potential Payments and Benefits to Carrols’ Named Executive Officers in Connection with the Merger” and the accompanying footnotes and additional disclosures referenced therein.

Accordingly, Carrols is seeking approval of the following resolution at the Special Meeting:

“RESOLVED, that the stockholders of Carrols approve on a non-binding, advisory basis the compensation that will or may become payable to Carrols’ named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned “— Quantification of Potential Payments and Benefits to Carrols’ Named Executive Officers in Connection with the Merger” in Carrols’ proxy statement for the Special Meeting.”

Carrols Stockholders should note that this proposal is not a condition to completion of the Merger, and as a non-binding, advisory vote, the result will not be binding on Carrols, the Carrols Board or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated Carrols’ named executive officers will or may be eligible to receive the compensation that is based on or that otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

The Carrols Board recommends that you vote “FOR” this proposal.

STOCKHOLDER PROPOSALS AND NOMINATIONS

If the Merger is completed, Carrols will have no public stockholders and there will be no public participation in any future meetings of Carrols Stockholders. However, if the Merger is not completed, Carrols Stockholders will continue to be entitled to attend and participate in stockholder meetings.

Carrols will hold an annual meeting of stockholders in 2024 (the “2024 Annual Meeting”) only if the Merger has not already been completed and Carrols remains a public company.

For a stockholder who intends to have a proposal considered for inclusion in Carrols’ proxy materials for presentation at the 2024 annual meeting, if held, Carrols’ Secretary must have received the written proposal at Carrols’ principal executive offices not later than December 30, 2023. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 of Regulation 14A of the proxy rules of the SEC regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Stockholders intending to present a proposal at the 2024 Annual Meeting, if held, including nominations for election as directors persons other than nominees of the Carrols Board, must be received not more than 120 days, nor less than 90 days, prior to the first anniversary of the Carrols 2023 annual meeting of its stockholders (the “2023 Annual Meeting”); provided, however, than in the event that the date of the 2024 Annual Meeting is advanced by more than 30 days, or delayed by more than 70 days, from such anniversary date, notice must be delivered (a) not more than the 120th day prior to the 2024 Annual Meeting and (b) not less than (i) the close of business on the later of the 90th day prior to the 2024 Annual Meeting or (ii) the 10th day following the day on which public announcement of the date of the 2024 Annual Meeting is first made by Carrols. Such proposals must comply with the procedures set forth in the Carrols Bylaws, which is available on the investor relations section the Carrols’ website at www.carrols.com or may be obtained upon written request from the Secretary of the Company.

In addition to satisfying the foregoing requirements under the Carrols Bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than Carrols’ nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to Carrols at its principal executive office no later than April 18, 2024. However, if the date of the 2024 Annual Meeting is changed by more than 30 days from date of the 2023 Annual Meeting, then notice must be provided by the later of (i) 60 calendar days prior to the date of the 2024 Annual Meeting or (ii) the 10th day following the day on which public announcement of the date of the 2024 Annual Meeting is first made by Carrols.

Carrols reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Because the Merger is a “going private” transaction, Parent, Merger Sub and Carrols have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Transaction Statement on Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, can be obtained by following the directions set forth below. The Transaction Statement on Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Transaction Statement on Schedule 13E-3 filed with the SEC.

Carrols files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows Carrols to “incorporate by reference” into this proxy statement documents Carrols files with the SEC. This means that Carrols can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement and, with respect to this proxy statement but not with respect to the Transaction Statement on Schedule 13E-3, later information that Carrols files with the SEC will update and supersede such information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed is not deemed to be incorporated by reference into this proxy statement. Carrols incorporates by reference the documents listed below and, with respect to this proxy statement but not with respect to the Transaction Statement on Schedule 13E-3, any documents filed by Carrols pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting:

•        Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on March 8, 2024;

•        Current Reports on Form 8-K filed on January 8, 2024, January 11, 2024, January 16, 2024, February 22, 2024 and March 15, 2024.

Carrols will amend the Transaction Statement on Schedule 13E-3 to incorporate by reference any additional documents that it may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting to the extent required to fulfill Carrols’ obligations under the Exchange Act.

You may obtain any of the documents that Carrols files with the SEC, without charge, by requesting them in writing from Carrols at the following address:

Carrols Restaurant Group, Inc.
968 James Street
Syracuse, NY 13203
Attention: General Counsel and Secretary

If you would like to request documents from Carrols, please do so as soon as possible to receive them before the Special Meeting. If you request any documents from Carrols, Carrols will mail them to you by first class mail, or another equally prompt method. Please note that all of Carrols’ documents that it files with the SEC are also promptly available through the “Investor Relations” section of Carrols’ website, https://investor.carrols.com/financial-information. The information included on Carrols’ website is not incorporated by reference into this proxy statement. The website addresses, and the website addresses included in any documents incorporated by reference in this proxy statement, are not intended to function as hyperlinks, and the information contained on such websites and on the SEC’s website is not incorporated by reference in this proxy statement and you should not consider it a part of this proxy statement.

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of this proxy statement or need help voting your shares of Carrols Common Stock, please contact Carrols’ proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders call: (877) 717-3922 (toll-free from the U.S. and Canada) or
+1 (412) 232-3651 (from other countries)
Banks and brokers call collect: (212) 750-5833

MISCELLANEOUS

Carrols has supplied all information relating to Carrols, and Parent has supplied, and Carrols has not independently verified, all of the information relating to Parent or Merger Sub contained in this proxy statement.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT IN VOTING YOUR SHARES OF CARROLS COMMON STOCK AT THE SPECIAL MEETING. CARROLS HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED APRIL 12, 2024. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE (OR AS OF AN EARLIER DATE IF SO INDICATED IN THIS PROXY STATEMENT), AND THE SENDING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

RESTAURANT BRANDS INTERNATIONAL INC.

BK CHESHIRE CORP.

and

CARROLS RESTAURANT GROUP, INC.

Dated as of January 16, 2024

Annex A Page Nos.
ARTICLE I DEFINITIONS & INTERPRETATIONS		A-1

1.1	CERTAIN DEFINITIONS	A-1
1.2	ADDITIONAL DEFINITIONS	A-10
1.3	CERTAIN INTERPRETATIONS	A-12

ARTICLE II THE MERGER		A-13

2.1	THE MERGER	A-13
2.2	THE EFFECTIVE TIME	A-13
2.3	THE CLOSING	A-14
2.4	EFFECT OF THE MERGER	A-14
2.5	CERTIFICATE OF INCORPORATION AND BYLAWS	A-14
2.6	DIRECTORS AND OFFICERS	A-14
2.7	EFFECT OF MERGER ON COMPANY CAPITAL STOCK	A-14
2.8	EQUITY AWARDS	A-16
2.9	EXCHANGE OF CERTIFICATES	A-17
2.10	NO FURTHER OWNERSHIP RIGHTS IN COMPANY CAPITAL STOCK	A-19
2.11	LOST, STOLEN OR DESTROYED CERTIFICATES	A-19
2.12	REQUIRED WITHHOLDING	A-19
2.13	NO DIVIDENDS OR DISTRIBUTIONS	A-19
2.14	NECESSARY FURTHER ACTIONS	A-19

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-19

3.1	ORGANIZATION; GOOD STANDING	A-20
3.2	CORPORATE POWER; ENFORCEABILITY	A-20
3.3	COMPANY BOARD APPROVAL; FAIRNESS OPINION; ANTI-TAKEOVER LAWS	A-20
3.4	REQUISITE STOCKHOLDER APPROVAL	A-21
3.5	NON-CONTRAVENTION	A-21
3.6	REQUISITE GOVERNMENTAL APPROVALS	A-21
3.7	COMPANY CAPITALIZATION	A-21
3.8	SUBSIDIARIES	A-22
3.9	COMPANY SEC REPORTS	A-23
3.10	COMPANY FINANCIAL STATEMENTS; INTERNAL CONTROLS; INDEBTEDNESS	A-23
3.11	NO UNDISCLOSED LIABILITIES	A-24
3.12	ABSENCE OF CERTAIN CHANGES	A-24
3.13	MATERIAL CONTRACTS	A-24
3.14	REAL PROPERTY	A-25
3.15	ENVIRONMENTAL MATTERS	A-25
3.16	INTELLECTUAL PROPERTY	A-26
3.17	TAX MATTERS	A-27
3.18	EMPLOYEE PLANS	A-28
3.19	LABOR MATTERS	A-29
3.20	PERMITS	A-30

Annex A-i

Annex A Page Nos.
3.21	COMPLIANCE WITH LAWS	A-30
3.22	LEGAL PROCEEDINGS; ORDERS	A-30
3.23	INSURANCE	A-30
3.24	RELATED PERSON TRANSACTIONS	A-30
3.25	BROKERS	A-30
3.26	FOREIGN MATTERS.	A-30

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES		A-31

4.1	ORGANIZATION; GOOD STANDING	A-31
4.2	POWER; ENFORCEABILITY	A-31
4.3	NON-CONTRAVENTION	A-31
4.4	REQUISITE GOVERNMENTAL APPROVALS	A-31
4.5	LEGAL PROCEEDINGS; ORDERS	A-32
4.6	OWNERSHIP OF COMPANY CAPITAL STOCK	A-32
4.7	BROKERS	A-32
4.8	OPERATIONS OF MERGER SUB	A-32
4.9	NO PARENT VOTE OR APPROVAL REQUIRED	A-32
4.10	STOCKHOLDER AND MANAGEMENT ARRANGEMENTS	A-32
4.11	SUFFICIENT FUNDS	A-32
4.12	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	A-33

ARTICLE V INTERIM OPERATIONS OF THE COMPANY		A-33

5.1	AFFIRMATIVE OBLIGATIONS	A-33
5.2	FORBEARANCE COVENANTS	A-34
5.3	GO SHOP; NO SOLICITATION	A-36

ARTICLE VI ADDITIONAL COVENANTS		A-40

6.1	REQUIRED ACTION AND FORBEARANCE; EFFORTS	A-40
6.2	FILINGS	A-41
6.3	PROXY STATEMENT, SCHEDULE 13E-3 AND OTHER REQUIRED SEC FILINGS	A-42
6.4	COMPANY STOCKHOLDER MEETING	A-44
6.5	COOPERATION WITH DEBT FINANCING	A-45
6.6	ANTI-TAKEOVER LAWS	A-47
6.7	ACCESS	A-48
6.8	SECTION 16(B) EXEMPTION	A-48
6.9	DIRECTORS’ AND OFFICERS’ EXCULPATION, INDEMNIFICATION AND INSURANCE	A-48
6.10	EMPLOYEE MATTERS	A-50
6.11	DELIVERY OF SUBSIDIARY ORGANIZATIONAL DOCUMENTS	A-52
6.12	OBLIGATIONS OF THE BUYER PARTIES AND THE COMPANY	A-52
6.13	NOTIFICATION OF CERTAIN MATTERS	A-52
6.14	PUBLIC STATEMENTS AND DISCLOSURE	A-53
6.15	TRANSACTION LITIGATION	A-53
6.16	STOCK EXCHANGE DELISTING; DEREGISTRATION	A-53
6.17	ADDITIONAL AGREEMENTS	A-53
6.18	PARENT VOTE	A-53
6.19	COMPANY CREDIT AGREEMENT	A-54

Annex A-ii

Annex A Page Nos.
ARTICLE VII CONDITIONS TO THE MERGER		A-54

7.1	CONDITIONS TO EACH PARTY’S OBLIGATIONS TO EFFECT THE MERGER	A-54
7.2	CONDITIONS TO THE OBLIGATIONS OF THE BUYER PARTIES	A-54
7.3	CONDITIONS TO THE OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER	A-55

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		A-55

8.1	TERMINATION	A-55
8.2	MANNER AND NOTICE OF TERMINATION; EFFECT OF TERMINATION	A-57
8.3	FEES AND EXPENSES	A-57
8.4	AMENDMENT	A-58
8.5	EXTENSION; WAIVER	A-58
8.6	SPECIAL COMMITTEE APPROVAL	A-58

ARTICLE IX GENERAL PROVISIONS		A-59

9.1	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS	A-59
9.2	NOTICES	A-59
9.3	ASSIGNMENT	A-60
9.4	CONFIDENTIALITY	A-60
9.5	ENTIRE AGREEMENT	A-60
9.6	THIRD PARTY BENEFICIARIES	A-60
9.7	SEVERABILITY	A-61
9.8	REMEDIES	A-61
9.9	GOVERNING LAW	A-61
9.10	CONSENT TO JURISDICTION	A-61
9.11	WAIVER OF JURY TRIAL	A-62
9.12	COMPANY DISCLOSURE LETTER REFERENCES	A-62
9.13	COUNTERPARTS	A-62
9.14	NO LIMITATION	A-62
9.15	NON-RECOURSE	A-63
Exhibits

Exhibit A	Form of Surviving Corporation Certificate of Incorporation

Annex A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 16, 2024, by and among Restaurant Brands International Inc., a corporation existing under the laws of Canada (“Parent”), BK Cheshire Corp., a Delaware corporation and Subsidiary of Parent (“Merger Sub”, and together with Parent, the “Buyer Parties”), and Carrols Restaurant Group, Inc., a Delaware corporation (the “Company”). Each of the Company, Parent and Merger Sub is sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.

RECITALS

A. The Company Board has established a special transaction committee of independent and disinterested members of the Company Board (the “Special Committee”).

B. The Special Committee has (i) determined that it is in the best interests of the Company and the Unaffiliated Company Stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved and adopted this Agreement and (iii) resolved to recommend that the Company Board approve and adopt this Agreement.

C. The Company Board has (i) determined that it is in the best interests of the Company and the Company Stockholders (including the Unaffiliated Company Stockholders), and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL upon the terms and subject to the conditions set forth herein; (ii) approved and adopted this Agreement and approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger in accordance with the DGCL and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders’ Meeting.

D. Each of the board of directors of Parent and the board of directors of Merger Sub has( i) declared it advisable to enter into this Agreement; and (ii) approved the adoption, execution and delivery of this Agreement, the performance of the respective covenants and other obligations of Parent and Merger Sub hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.

E. Prior to the execution and delivery of this Agreement, and as a condition to the willingness of the Buyer Parties to enter into this Agreement, certain stockholders of the Company have entered into a Voting Agreement (the “Voting Agreement”) in connection with the Merger.

F. The Buyer Parties and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Buyer Parties and the Company agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives) that receives non-public information of or with respect to the Company

Annex A-1

Group to keep such information confidential; provided, however, that, in each case, the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement, it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal.

(b) “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by the Buyer Parties) to engage in an Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated hereby) involving:

(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties or their Affiliates or any group that includes the Buyer Parties or their Affiliates), whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase, license or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties or their Affiliates or any group that includes the Buyer Parties or their Affiliates) of assets constituting or accounting for more than 15% of the consolidated assets, revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(iii) any merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which (A) any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties or their Affiliates or any group that includes the Buyer Parties or their Affiliates) would hold securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such transaction

(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the avoidance of doubt, for purposes of this Agreement, (i) Parent and its Affiliates (other than the Company and its Subsidiaries) shall not be deemed to be Affiliates of the Company and its Subsidiaries and (ii) the Company and its Subsidiaries shall not be deemed to be Affiliates of the Parent and its Affiliates. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(e) “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other laws, whether in any domestic or foreign jurisdiction, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(f) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company Group as of January 1, 2023 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended January 1, 2023.

(g) “Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

(h) “Business Systems” means all computer hardware (whether general or special purpose), electronic data processing systems, information technology systems and computer systems, including any outsourced electronic data processing, information technology, or computer systems that are owned or used by or for any of the Company Group in the conduct of the business of the Company Group.

Annex A-2

(i) “Code” means the Internal Revenue Code of 1986.

(j) “Company Board” means the Board of Directors of the Company.

(k) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(l) “Company Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

(m) “Company Credit Agreement” means that certain credit agreement, dated as of April 30, 2019, by and among the Company, the guarantors party thereto, the lenders party thereto and Wells Fargo Bank, National Association as the administrative agent, and as further amended, restated, amended and restated.

(n) “Company Equity Plans” means the Carrols Restaurant Group, Inc. 2016 Stock Incentive Plan, as amended and restated effective June 16, 2023, and the Carrols Restaurant Group, Inc. 2006 Stock Incentive Plan (as amended from time to time), in each case, that provide for the issuance of any Company Equity Awards.

(o) “Company Group” means the Company and its Subsidiaries.

(p) “Company Indenture” means that certain Indenture, dated as of June 28, 2021, by and among the Company, as issuer, the guarantors party thereto and The Bank of New York Mellon, as trustee, and as further supplemented, amended, restated, amended and restated.

(q) “Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company Group, taken as a whole; provided, however, that none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

(ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) changes in conditions in the industries in which the Company Group generally conducts business;

(iv) changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;

(v) any geopolitical conditions, outbreak of hostilities, acts or declarations of war, sabotage, terrorism (including cyberterrorism) or military actions, or any other similar event (including any escalation or general worsening of any of the foregoing) in the United States or any other country or region in the world;

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, any acts of God, epidemics, pandemics or disease outbreaks and other force majeure events (including any escalation or general worsening of any of the foregoing) in the United States or any other country or region in the world;

(vii) any Effect resulting from the announcement of this Agreement or the pendency of the Merger and the transactions contemplated hereby (including the identity of Parent, Merger Sub or their Affiliates), including the impact thereof on the relationships, contractual or otherwise, of the Company Group

Annex A-3

with employees, labor unions, suppliers, customers, partners, vendors or any other third Person or other business relationships (other than for purposes of any representation or warranty contained in Section 3.5 or Section 3.6, and the related conditions to the Closing);

(viii) the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with the terms of this Agreement (other than for purposes of any representation or warranty contained in Section 3.5 or Section 3.6, and the related conditions to the Closing);

(ix) any action taken or refrained from being taken, in each case which Parent has expressly approved, consented to or requested in writing following the date hereof;

(x) changes or proposed changes in GAAP or other accounting standards or in any applicable laws or regulations (or the enforcement or interpretation of any of the foregoing);

(xi) changes in the price or trading volume of the Company Common Stock or any change in the credit rating of the Company or any of its securities, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xii) any failure, in and of itself, by the Company Group to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xiii) the availability or cost of equity, debt or other financing to the Buyer Parties;

(xiv) any breach by Parent or Merger Sub of this Agreement;

(xv) any action taken or refrained from being taken pursuant to the express terms of any Franchise Agreement in the ordinary course of business (excluding any incurrence of capital expenditures, other than capital expenditures for necessary maintenance costs with respect to any restaurants operated by the Company Group), and any action taken by Parent or its Affiliates in connection with the Franchise Agreements (in each case, it being understood that any cause of any such action by Parent may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); and

(xvi) any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board arising out of the Merger or any other transaction contemplated by this Agreement; except, with respect to clauses (i), (ii), (v), (vi) and (x), to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.

(r) “Company Notes” means those certain 5.875% senior notes due 2029 under the Company Indenture.

(s) “Company Option” means each option to purchase shares of Company Common Stock granted under the Company Equity Plans.

(t) “Company Preferred Stock” means the Preferred Stock, par value $0.01 per share, of the Company, including the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and the Series D Convertible Preferred Stock.

(u) “Company PSA” each award of restricted stock of the Company issued under the Company Equity Plans whose vesting is conditioned in full or in part based on achievement of performance goals or metrics.

Annex A-4

(v) “Company PSU” means each restricted stock unit award granted under the Company Equity Plans whose vesting is conditioned in full or in part based on achievement of performance goals or metrics.

(w) “Company RSA” means each award of restricted stock of the Company issued under the Company Equity Plans, other than a Company PSA.

(x) “Company RSU” means each restricted stock unit award granted under the Company Equity Plans, other than a Company PSU.

(y) “Company Stockholders” means the holders of shares of Company Capital Stock.

(z) “Continuing Employees” means each individual who is an employee of the Company Group immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) on and immediately following the Effective Time.

(aa) “Contract” means any (i) written contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or (ii) other legally binding agreement, excluding purchase orders in either instance.

(bb) “Data Security Requirements” means, collectively, all of the following to the extent relating to privacy, data protection, data security, or security breach notification requirements and to the extent applicable to a Company Group entity from time to time: (i) the Company Group’s written policies, procedures and published privacy policies; (ii) all applicable laws, rules and regulations (“Data Protection Laws”); and (iii) any binding standards (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)).

(cc) “DOJ” means the United States Department of Justice or any successor thereto.

(dd) “Environmental Law” means any applicable law (including common law) or order relating to pollution, the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any Person with respect to Hazardous Substances or otherwise relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances, or the investigation, clean-up or remediation thereof.

(ee) “ERISA” means the Employee Retirement Income Security Act of 1974.

(ff) “Exchange Act” means the Securities Exchange Act of 1934.

(gg) “Franchise Agreements” means any and all franchise agreements, development agreements, master franchise agreements and any bailment, advertising, master program or other similar agreements (excluding, for the avoidance of doubt, (i) agreements relating to Parent’s or its Affiliates’ ownership of securities of the Company and (ii) this Agreement), by and between Parent or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand.

(hh) “FTC” means the United States Federal Trade Commission or any successor thereto.

(ii) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(jj) “Governmental Authority” means any government, governmental or regulatory entity or body, department, commission, bureau, council, board, agency or instrumentality, and any court, tribunal, arbitrator or arbitral body (public or private) or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign.

(kk) “Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” or for which liability or standards of conduct may be imposed pursuant to any Environmental Law, including petroleum and petroleum products, polychlorinated biphenyls, per- and polyfluoroalkyl substances and friable asbestos.

(ll) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

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(mm) “In-the-Money Company Options” means Company Options with an exercise price per share less than the Per Share Price.

(nn) “Indebtedness” means any of the following liabilities or obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (iv) liabilities pursuant to capitalized leases; (v) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) deferred purchase price liabilities related to past acquisitions; (vii) payment obligations arising in connection with earnouts or other contingent payment obligations under Contracts (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened); (viii) liabilities arising from any breach of any of the foregoing; and (ix) indebtedness of others guaranteed by the Company Group or secured by any lien or security interest on the assets of the Company Group.

(oo) “Intellectual Property” means the rights associated with the following: (i) all United States and foreign patents and applications therefor (“Patents”); (ii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iii) trademarks, service marks, trade dress rights, domain name registrations, and similar designation of origin and rights therein (“Marks”); (iv) all rights in mask works, and all mask work registrations and applications therefor; (v) rights in Software, trade secrets and confidential information; (vi) rights of publicity; and (vii) any other intellectual property or proprietary rights or similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(pp) “IRS” means the United States Internal Revenue Service or any successor thereto.

(qq) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Development Officer, Chief Restaurant Officer and Controller. “Knowledge” of Parent, with respect to any matter in question, means the actual knowledge of Parent’s Chief Executive Officer, Chief Financial Officer, General Counsel and Controller, in each case after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question.

(rr) “Legal Proceeding” means any claim, action, charge, audit, lawsuit, litigation, complaint, hearing, arbitration, investigation (to the Knowledge of the Company, as used in relation to the Company Group) or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(ss) “Material Contract” means any of the following Contracts other than Franchise Agreements:

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company Group, taken as a whole;

(ii) (A) any material Contract with any supplier or service provider to the Company Group whose annual expenditures for the fiscal year ended January 1, 2023 or January 1, 2022 represented in excess of $500,000 for such fiscal year;

(iii) any Contract (A) relating to the disposition or acquisition of assets by the Company Group with a value or purchase price greater than $500,000 after the date hereof other than in the ordinary course of business; or (B) pursuant to which the Company Group will acquire any material ownership interest in any other Person or other business enterprise;

(iv) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money, extension of credit or other Indebtedness, in each case relating to Indebtedness with an aggregate principal amount or total commitments in excess of $500,000, other than (A) accounts receivables and payables in the ordinary course of business; and (B) loans to Subsidiaries of the Company in the ordinary course of business;

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(v) any contract providing for property management or similar services;

(vi) any Contract providing for indemnification of any officer, director or employee by the Company Group, other than Contracts entered into on substantially the same form as the Company Group’s standard forms previously made available to Parent;

(vii) any Contract that is an agreement in settlement of a dispute that imposes material obligations on the Company Group after the date hereof; and

(viii) any Contract that involves a joint venture entity, limited liability company or legal partnership with a third party (excluding, for avoidance of doubt, reseller agreements and other commercial agreements that do not involve the formation of an entity with any third Person).

(tt) “Nasdaq” means The Nasdaq Global Select Market and any successor stock exchange.

(uu) “Notes” means the Company’s 5.875% Senior Notes due 2029, governed by the Company Indenture.

(vv) “NYSE” means the New York Stock Exchange and any successor stock exchange.

(ww) “Payoff Letter” means, with respect to the Company Credit Agreement, a customary payoff letter executed by the lenders or other creditors thereunder (or their duly authorized agent or representative), which states the aggregate amount of outstanding obligations of the Company and its Subsidiaries under the Company Credit Agreement as of the date specified in such letter (together with a customary per diem for payment following such date) and the instructions for payment of the same to discharge such obligations, which letter shall also state that, upon receipt of payment of such amount (together with the per diem, to the extent applicable) in cash in immediately available funds, (a) all obligations and liabilities of the Company and its Subsidiaries under the Company Credit Agreement (other than those liabilities that expressly survive the termination thereof) shall be satisfied and all guarantees provided by, and all other agreements of, the Company and its Subsidiaries under the Company Credit Agreement shall be terminated (to the extent applicable, other than any issued and outstanding letters of credit thereunder for which alternative arrangements may have been agreed), (b) all liens on the equity interests and assets of the Company and its Subsidiaries created in connection with the Company Credit Agreement (to the extent applicable, other than any cash collateral or other arrangements to backstop any letters of credit issued and outstanding thereunder that are not terminated at Closing) shall be released, and the Company and its Subsidiaries or Parent or any of its Affiliates are authorized to file such documents and instruments as are necessary to evidence such release and (c) provide for delivery to the Company (or their designee) on or promptly following the Closing Date all possessory collateral (if any) in such lenders’ possession.

(xx) “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) liens imposed by applicable law (other than Tax law); (v) pledges or deposits to secure obligations pursuant to workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use or value of the applicable property owned, leased, used or held for use by the Company Group; (viii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date hereof; (ix) any other liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a material effect on the Company Group, taken as a whole; (x) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company Group; (xi) liens

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(or other encumbrances of any type) that do not materially and adversely affect the use or operation of the property subject thereto; or (xii) liens pertaining to Indebtedness that has been disclosed to Parent and that, pursuant to the terms of such Indebtedness, is permitted to remain outstanding following Closing.

(yy) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(zz) “Personally Identifiable Information” means all data that identifies an individual or, in combination with any other information or data, is capable of identifying an individual, or which is otherwise classified as ‘personal data,’ ‘personally identifiable information,’ ‘protected health information,’ or similar term under applicable Data Protection Laws.

(aaa) “Processed” or “Processing” means to store, collect, copy, process, transfer, transmit, display, access, use, adapt, record, retrieve, organize, structure, erase or disclose, and any actions that are otherwise defined as ‘processed’ or ‘processing’ under applicable Data Protection Laws.

(bbb) “Representatives” means, with respect to any Person, its directors, officers, employees, consultants, agents, representatives and advisors.

(ccc) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(ddd) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(eee) “Securities Act” means the Securities Act of 1933.

(fff) “Series A Convertible Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company.

(ggg) “Series B Convertible Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.01 per share, of the Company.

(hhh) “Series C Convertible Preferred Stock” means the Series C Convertible Preferred Stock, par value $0.01 per share, of the Company.

(iii) “Series D Convertible Preferred Stock” means the Series D Convertible Preferred Stock, par value $0.01 per share, of the Company.

(jjj) “Series D Convertible Preferred Stock Certificate of Designation” means the Certificate of Designation for the Series D Convertible Preferred Stock, dated December 20, 2022.

(kkk) “Software” means all computer software (in object code or source code format), associated databases, and related documentation and materials.

(lll) “Specified Letter” means a pre-consummation letter from the Federal Trade Commission in similar form to that set forth in its blogpost dated August 3, 2021 and posted at this link:https://www.ftc.gov/system/
files/attachments/blog_posts/Adjusting%20merger%20review%20to%20deal%20with%20the%20surge%20in%20
merger%20filings/sample_pre-consummation_warning_letter.pdf, or a letter of, and limited to, similar substance from the Federal Trade Commission or DOJ.

(mmm) “Specified Data Breach” means the unauthorized (i) disclosure of Personally Identifiable Information in the possession, custody or control of any member of the Company Group or that is processed on behalf of any member of the Company Group; or (ii) access, use, theft, transmission or transfer of Personally Identifiable Information Processed by or in the possession, custody or control of any member of the Company Group that, in the case of each of clauses (i) or (ii), would reasonably be expected to (A) negatively impact in any material respect, the business, reputation, or results of operation of the Company Group; or (B) result in any member of the Company Group having any material obligation under applicable Data Protection Law to provide notification regarding any of the foregoing to any Person or Governmental Authority.

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(nnn) “Subsidiary” of any Person means (i) a corporation of which more than 50% of the combined voting power of the outstanding voting equity securities of such corporation is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the manager or managing member and has the power to direct the policies, management and affairs of such limited liability company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof. Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement, following the Closing, each of the Surviving Corporation and its Subsidiaries will be deemed to be a Subsidiary of Parent.

(ooo) “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Special Committee has determined in good faith, after consultation with its financial advisor and outside legal counsel, (1) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing) and the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Special Committee deems relevant, and (2) if consummated, would be more favorable, from a financial point of view, to the Company Stockholders (including the Unaffiliated Company Stockholders) (in their capacity as such) than the Merger (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(ppp) “Tax” means any United States federal, state, local and non-United States taxes, assessments and similar governmental charges and impositions in the nature of taxes (including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes), together with all interest, penalties and additions imposed with respect to such amounts imposed by any Governmental Authority.

(qqq) “Transaction Litigation” means any Legal Proceeding commenced or threatened by any Person (including any current or former holder of Company Capital Stock or any other securities of any member of the Company Group) against a Party or any of its Subsidiaries or any of its or their Representatives or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or any of its or their Representatives, in each case in connection with, arising from or otherwise relating to or regarding the Merger or any other transaction contemplated by this Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any other communications to the Company Stockholders, other than any Legal Proceedings among the Parties related to this Agreement.

(rrr) “TSX” means the Toronto Stock Exchange and any successor stock exchange.

(sss) “Unaffiliated Company Stockholders” means the Company Stockholders other than (i) Parent, Merger Sub and their Affiliates, (ii) any members of the Company Board who are employees of Parent or its Affiliates, (iii) any officer of the Company and (iv) any member of any of the foregoing’s “immediate family” (as defined in Rule 16a-1 of the Exchange Act), or any “affiliate” or “associate” (as defined in Rule 12b-2 of the Exchange Act) of any of the foregoing.

(ttt) “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local law, regulation or ordinance.

(uuu) “Willful and Material Breach” means, with respect to any covenant, representation, warranty or other agreement set forth in this Agreement, a material breach that is a consequence of an act or failure to act undertaken or omitted to be taken by the breaching Party with the actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have known, based on reasonable due inquiry) that the taking of such act or failure to take such act would, or would reasonably be expected to, cause, or constitute a breach of the relevant covenant, representation, warranty or other agreement.

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1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
401(k) Plan	6.10(f)
Advisor	3.3(c)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(a)
Buyer Parties	Preamble
Bylaws	3.1
Capitalization Date	3.7(a)
Certificate of Merger	2.2
Certificates	2.9(c)
Charter	2.5(a)
Chosen Courts	9.10
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.19(a)
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(c)(i)
Company Disclosure Letter	Article III
Company Equity Awards	3.18(j)3.7(b)
Company Incentive Programs	6.10(f)
Company Option Consideration	2.8(e)
Company PSA Consideration	2.8(b)
Company PSU Consideration	2.8(d)
Company RSA Consideration	2.8(a)
Company RSU Consideration	2.8(c)
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
Company Termination Fee	8.3(b)(i)
Confidentiality Agreement	9.4
Consent	3.6
Copyrights	1.1(oo)
D&O Insurance	6.9(c)
DCP	6.10(g)
Debt Financing	6.5(a)
Debt Offer	6.5(c)
DGCL	Recitals
Discharge	6.5(c)
Dissenting Company Shares	2.7(c)(i)
DTC	2.9(d)
DTC Payment	2.9(d)
EDGAR	3.9
Effect	1.1(p)
Effective Time	2.2
Electronic Delivery	9.13

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Term	Section Reference
Employee Plan	3.18(a)
Enforceability Limitations	3.2
ePrivacy Directive	1.1(bb)
ERISA Affiliate	3.18(a)
Exchange Fund	2.9(b)
GDPR	1.1(bb)
Go Shop Period	5.3(a)
Government Closure	6.2(a)
Indemnified Persons	6.9(a)
Intervening Event	5.3(d)(i)
IP Contracts	3.16(b)
Lease	3.14(b)
Leased Real Property	3.14(b)
Marks	1.1(oo)
Material Relationships	1.1(ss)(ii)
Maximum Annual Premium	6.9(c)
Merger	Recitals
Merger Sub	Preamble
New Plans	6.10(d)
No Shop Period Start Date	5.3(a)
Notice Period	5.3(d)(ii)(3)
Old Plans	6.10(d)
Other Required Company Filing	6.3(b)
Other Required Parent Filing	6.3(d)
Owned Company Share	2.7(a)(iii)
Owned Real Property	3.14(a)
Parent	Preamble
Parent 401(k) Plan	6.10(f)
Parent Disclosure Letter	Article IV
Party	Preamble
Patents	1.1(oo)
Payment Agent	2.9(a)
Per Share Price	2.7(a)(ii)
Permits	3.20
Proxy Statement	6.3(a)
Real Property	3.14(b)
SEC Reports	Article III
Redemption	6.5(c)
Requisite Stockholder Approval	3.4
Schedule 13E-3	6.3(b)
Service Proration	6.10(f)
Special Committee	Recitals
Sublease	3.14(c)
Surviving Corporation	2.1
Tax Returns	3.17(a)
Termination Date	8.1(c)
Uncertificated Shares	2.9(c)
Voting Agreement	Recitals

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1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated, and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.” When used herein, the phrase “the date hereof” means “the date of this Agreement.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.

(i) When used herein, references to “ordinary course” or “ordinary course of business” will be construed to mean “ordinary course of business, consistent with past practices.”

(j) A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in that Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. A reference to “law” will refer to any federal, state, local or foreign legislation, statute, law (including common law), ordinance, rule, regulation, code, directive, determination or stock exchange listing requirement, as applicable, and “order” will refer to any decree, ruling, judgment, injunction or other order in any Legal Proceedings by or with any Governmental Authority. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.

(k) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is specifically related to such item; or (ii) such item is specifically set forth on the balance sheet or financial statements or is specifically set forth in the notes thereto (provided that an amount with respect to such item is included in such notes), in each case of clauses (i) and (ii), if an amount is so shown or set forth on such balance sheet or financial statement or notes thereto, solely to the extent of such amount.

(l) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

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(m) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(n) The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o) No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(p) The information contained in this Agreement and in the Company Disclosure Letter and Parent Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement. Nothing in the Company Disclosure Letter constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or materiality.

(q) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

(r) Documents or other information or materials will be deemed to have been “made available,” “furnished,” “provided” or “delivered” by the Company if such documents, information or materials have been physically or electronically delivered to the relevant Party prior to the date of this Agreement, including by being posted to a virtual data room managed by the Company at www.cscglobal.com or to the Company internal lease database prior to 12:00 p.m. Eastern time on January 15, 2024 or filed with or furnished to the SEC and available on EDGAR.

(s) References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

ARTICLE II
THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of

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such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger (the “Closing”) shall take place by the remote exchange of electronic copies of documents and signatures (including by Electronic Delivery) on a date to be agreed upon by Parent and the Company that is no later than (a) the second Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and/or date as Parent and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Surviving Corporation Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.9(a), the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Charter”), will be amended and restated in its entirety to read as set forth in Exhibit A attached hereto, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b) Surviving Corporation Bylaws. At the Effective Time, subject to the provisions of Section 6.9(a), the bylaws of the Company will be amended and restated in their entirety to read as the bylaws of Merger Sub until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6 Directors and Officers.

(a) Directors of the Surviving Corporation. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

(b) Officers of the Surviving Corporation. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal.

2.7 Effect of Merger on Company Capital Stock.

(a) Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer Parties, the Company or the holders of any of the following securities, the following will occur:

(i) each share of common stock, par value $0.001 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares, and other than Company RSAs and Company PSAs, which will be treated in accordance with Section 2.8) will be cancelled

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and extinguished and automatically converted into the right to receive cash in an amount equal to $9.55, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11);

(iii) each share of Company Common Stock that is (A) held by the Company Group; (B) owned by the Buyer Parties; or (C) owned by any direct or indirect Subsidiary of the Buyer Parties as of immediately prior to the Effective Time (each, an “Owned Company Share”) shall remain issued and outstanding as a share of common stock of the Surviving Corporation; and

(iv) each share of Series D Convertible Preferred Stock that is outstanding as of immediately prior to the Effective Time shall remain issued and outstanding as a share of Series D Convertible Preferred Stock of the Surviving Corporation, on the terms set forth in the Series D Convertible Preferred Stock Certificate of Designation.

(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately (and subject to the terms of the Charter) to reflect the effect of any stock split, reverse stock split, stock distribution or dividend (including any dividend or other distribution of securities convertible into Company Capital Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to Company Capital Stock occurring on or after the date hereof and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Company Shares” until such time as the holder thereof fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the Laws of the State of Delaware with respect to such shares) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7. Holders of Dissenting Company Shares will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL (and in such case, at the Effective Time, the Dissenting Company Shares will no longer be outstanding and will automatically be canceled and cease to exist, and each holder of Dissenting Company Shares will cease to have any rights with regard thereto except such holder’s right to receive the appraised value of such Dissenting Company Shares to the extent afforded by Section 262 of the DGCL), except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will cease to be Dissenting Company Shares and will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.9.

(ii) The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares. For purposes of this Section 2.7(c)(ii), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such demands but will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

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2.8 Equity Awards.

(a) Company RSAs. At the Effective Time, by virtue of the Merger, each Company RSA, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall be fully vested, cancelled and automatically converted, without any required action on the part of the holder thereof, into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company RSA, multiplied by (B) the Per Share Price, subject to any applicable withholding Taxes payable in respect thereof (the “Company RSA Consideration”).

(b) Company PSAs. At the Effective Time, by virtue of the Merger, each Company PSA, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall be fully vested, cancelled and automatically converted, without any required action on the part of the holder thereof, into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company PSA (with any performance conditions deemed to be earned based on “target” performance), multiplied by (B) the Per Share Price, subject to any applicable withholding Taxes payable in respect thereof (the “Company PSA Consideration”).

(c) Company RSUs. At the Effective Time, by virtue of the Merger, each Company RSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall be fully vested, cancelled and automatically converted, without any required action on the part of the holder thereof, into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company RSU (together with any accrued and unpaid dividends or dividend equivalents corresponding to such Company RSU), multiplied by (B) the Per Share Price, subject to any applicable withholding Taxes payable in respect thereof (the “Company RSU Consideration”).

(d) Company PSUs. At the Effective Time, by virtue of the Merger, each Company PSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall be fully vested, cancelled and automatically converted, without any required action on the part of the holder thereof, into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company PSU (together with any accrued and unpaid dividends or dividend equivalents corresponding to such Company PSU) (with any performance conditions deemed to be earned based on the greater of “target” or “actual” performance, as measured through the Effective Time and extrapolated over the full performance period; provided, that, if the Effective Time occurs on or prior to December 31, 2024, the performance conditions for the Company PSUs granted in 2024 shall be deemed to be earned based on “target” performance), multiplied by (B) the Per Share Price, subject to any applicable withholding Taxes payable in respect thereof (the “Company PSU Consideration”).

(e) Company Options. At the Effective Time, by virtue of the Merger, each Company Option, whether vested or unvested, that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time shall be fully vested, cancelled and automatically converted, without any required action on the part of the holder thereof, into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company Option, multiplied by (B) the excess, if any, of the Per Share Price over the applicable per share exercise price under such Company Option, subject to any applicable withholding Taxes payable in respect thereof (the “Company Option Consideration”). Notwithstanding the foregoing, any Company Option that is not an In-the-Money Company Option shall be cancelled immediately upon the Effective Time pursuant to this Section 2.8(e) without payment or consideration.

(f) Payment Procedures. The Surviving Corporation or its Subsidiaries, as applicable, shall pay (and Parent shall cause the Surviving Corporation or its Subsidiaries, as applicable, to so pay) or, at the Company’s election and with Parent’s consent, a payroll agent identified by the Company shall pay), no later than the first payroll date following the Closing Date, the aggregate Company Option Consideration, Company RSA Consideration, Company PSA Consideration, Company RSU Consideration, and Company PSU Consideration, as applicable, payable with respect to each of the Company Options, Company RSAs, Company PSAs, Company RSUs and Company PSUs, respectively, through the Company Group’s payroll (or, at the Company’s election and with Parent’s consent, through a payroll agent identified by the Company) to the applicable holders of such Company Options, Company RSAs, Company PSAs, Company RSUs, and Company PSUs. The Company will only be permitted, with Parent’s consent, to identify a third-party payroll agent pursuant to the foregoing to the extent such payroll agent is capable of, and agrees to, handle all applicable tax withholding related to the payments to be made pursuant to the immediately preceding sentence. Notwithstanding the foregoing, if any payment owed to such holders cannot be

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made through the Company Group’s payroll system or a payroll provider or agent, then the Company Group (or, if elected by the Company and with Parent’s consent, a paying agent that is capable of processing all related) will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event later than the first payroll date following the Closing Date) or, if paid by a paying agent, through the process identified by such paying agent and paid no later than March 15th of the calendar year following the calendar year in which the Effective Time occurs).

(g) Further Actions. Prior to the Effective Time, the Company will pass resolutions approving and take other actions as may be reasonably necessary or required to effect the cancellation of Company Options, Company PSUs, Company RSUs, Company RSAs and Company PSAs upon the Effective Time, and to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). The Company Equity Plans will terminate as of the Effective Time, and the provisions in any other Employee Plan or Contract providing for the issuance or grant of any other interest in respect of the capital stock or other equity interests of the Company Group will be cancelled as of the Effective Time, and the Company will take all action necessary to effect the foregoing. The Company will use its reasonable best efforts to ensure that following the Effective Time, no participant in the Company Equity Plans or other Employee Plan will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.

2.9 Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, (i) Parent will select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) Parent and one or more of its Subsidiaries will enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited), on behalf of Merger Sub, with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Exchange Fund is unavailable for the prompt payment of the cash amounts contemplated by Section 2.7 for any reason, Parent will, or will cause the Surviving Corporation or one of its Subsidiaries to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Exchange Fund will be payable, as directed by Parent, to Parent, the Surviving Corporation, or otherwise as Parent directs.

(c) Payment Procedures. Promptly following the Closing (and in any event within three Business Days following the Closing), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (other than Dissenting Company Shares and Owned Company Shares, as applicable) (the “Certificates”); or (ii) uncertificated shares of Company Capital Stock (other than Dissenting Company Shares and Owned Company Shares, as applicable) (the “Uncertificated Shares”): (A) in the case of holders of Certificates, a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares, as applicable, in exchange for the Per Share Price, payable in respect thereof pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of

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transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash (less any applicable withholding Taxes payable in respect thereof) equal to the product obtained by multiplying (1) the aggregate number of shares of Company Capital Stock represented by such Certificate; by (2) the Per Share Price, and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash (less any applicable withholding Taxes payable in respect thereof) equal to the product obtained by multiplying (x) the aggregate number of shares of Company Capital Stock represented by such holder’s transferred Uncertificated Shares; by (y) the Per Share Price, and the transferred Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price, payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price without interest thereon, payable in respect thereof pursuant to Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7.

(d) DTC Payment. Prior to the Closing, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e) Transfers of Ownership. Subject, in all cases, to the terms and conditions of the Charter in respect of Company Capital Stock, if a transfer of ownership of shares of Company Capital Stock is not registered in the stock transfer books or ledger of the Company or if the Per Share Price is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered or transferred is registered in the stock transfer books or ledger of the Company, as applicable, only if, in the case of shares of Company Capital Stock represented by Certificates, such Certificate is properly endorsed and otherwise in proper form for surrender and transfer, or in the case of Uncertificated Shares, a proper transfer instruction is presented, and in either case the Person requesting such payment has paid to Parent (or as directed by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Capital Stock, for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Distribution of Exchange Fund to the Surviving Corporation. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Closing Date, as applicable, will be delivered to the Surviving Corporation (or as directed by the Surviving Corporation) upon demand, and any holders of shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time, who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Capital Stock, for exchange pursuant to this Section 2.9 will thereafter look for payment of the Per Share Price without interest thereon, payable in respect of the shares of Company Capital Stock represented by such Certificates or Uncertificated Shares solely to the Surviving

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Corporation (subject to abandoned property, escheat or similar laws), solely as general creditors thereof, for any claim to the Per Share Price, to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two years after the Closing Date, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.10 No Further Ownership Rights in Company Capital Stock. Except as otherwise provided in Section 2.7, from and after the Effective Time, (a) all shares of Company Capital Stock will no longer be outstanding and will automatically be converted or cancelled and retired, as applicable, in accordance with Section 2.7 and cease to exist; and (b) each holder of Certificates or Uncertificated Shares theretofore representing any shares of Company Capital Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price, payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Required Withholding. Each of the Payment Agent, Parent, the Company, the Surviving Corporation and any other withholding agent will be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement, such amounts as are required to be deducted or withheld therefrom pursuant to any Tax laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.13 No Dividends or Distributions. No dividends or other distributions with respect to the capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

2.14 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or Merger Sub, then the directors and officers of the Company and Merger Sub will take all such lawful and necessary action.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case, pursuant to the Exchange Act on or after January 4, 2021 and prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced

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therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the “SEC Reports”) (it being acknowledged that nothing disclosed in the SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.7 or Section 3.12(a)(ii)); or (b) subject to the terms of Section 9.12, as set forth in the disclosure letter delivered by the Company to the Buyer Parties on the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to the Buyer Parties as follows:

3.1 Organization; Good Standing. The Company (a) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Charter and the Amended and Restated Bylaws of the Company, as amended (the “Bylaws”). The Company is not in violation of the Charter or the Bylaws.

3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger have been duly authorized and approved by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations hereunder; or (iii) subject to the receipt of the Requisite Stockholder Approval, the filing of the Certificate of Merger and the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Buyer Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) (collectively, the “Enforceability Limitations”).

3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Special Committee Approval. The Special Committee has (i) determined that it is in the best interests of the Company and the Unaffiliated Company Stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement, including the Voting Agreement, in accordance with the DGCL upon the terms and subject to the conditions set forth herein; (ii) approved and adopted this Agreement and (iii) resolved to recommend that the Company Board approve and adopt this Agreement.

(b) Company Board Approval. The Company Board has (i) determined that it is in the best interests of the Company and the Company Stockholders (including the Unaffiliated Company Stockholders), and declared it advisable, to enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement, including the Voting Agreement, in accordance with the DGCL upon the terms and subject to the conditions set forth herein; (ii) approved and adopted the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger and the other transactions contemplated by this Agreement, including the Voting Agreement, in accordance with the DGCL upon the terms and conditions set forth herein; and (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(c) Fairness Opinion. The Special Committee and the Company Board have received the written opinion of Jefferies LLC (the “Advisor”), to the effect that, as of the date of such opinion, and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth therein, the Per Share Price to be received by the Unaffiliated Company Stockholders pursuant to this Agreement is fair, from a financial point of view, to such holders (it being understood and agreed that such written opinion is for the benefit of the Special Committee and may not be relied upon by the Buyer Parties). The Company shall, following the execution of this Agreement by all Parties, furnish an accurate, complete and confidential copy of said opinion to Parent solely for informational purposes.

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(d) Anti-Takeover Laws. Assuming that the representations of the Buyer Parties set forth in Section 4.6 and Section 4.10 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger, the Voting Agreement or the other transactions contemplated by this Agreement or the Voting Agreement.

3.4 Requisite Stockholder Approval. Except for the affirmative vote of the holders of (a) a majority of the voting power of the outstanding Company Capital Stock entitled to vote thereon, voting together as a single class to adopt and approve this Agreement and the Merger and (b) a majority of the outstanding Company Common Stock held by the Unaffiliated Company Stockholders to adopt and approve this Agreement and the Merger (the vote described in this clause (b), the “Unaffiliated Stockholder Approval” and, together with the vote described in clause (a), the “Requisite Stockholder Approval”), no other vote of the holders of any class or series of Company Capital Stock is necessary pursuant to applicable law, the Charter or the Bylaws to adopt and approve this Agreement and consummate the Merger or the other transactions contemplated by this Agreement, including the Voting Agreement.

3.5 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the Charter or the Bylaws; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval and the adoption of this Agreement by the sole stockholder of Merger Sub, violate or conflict with any law or order applicable to the Company Group or by which any of its properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company Group, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Company Material Adverse Effect.

3.6 Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing, a “Consent”) any Governmental Authority is required on the part of the Company in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (iii) such filings as may be required under the rules and regulations of Nasdaq, (iv) compliance with any applicable requirements of the HSR Act; and (v) such other Consents the failure of which to obtain or make would not have a Company Material Adverse Effect.

3.7 Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, and (ii) 20,000,000 shares of Company Preferred Stock. As of 5:00 p.m., Eastern time, on January 12, 2024 (such time and date, the “Capitalization Date”), (A) 51,602,340 shares of Company Common Stock were issued and outstanding; (B) no shares of Series A Convertible Preferred Stock were issued and outstanding; (C) no shares of Series B Convertible Preferred Stock were issued and outstanding; (D) no shares of Series C Convertible Preferred Stock were issued and outstanding; (E) 100 shares of Series D Convertible Preferred Stock were issued and outstanding; and (F) 2,251,737 shares of Company Common Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. From the Capitalization Date to the date hereof, the Company has not issued or granted any Company Securities other than pursuant to the exercise or settlement of Company Equity Awards granted prior to the date hereof.

(b) As of the Capitalization Date, after giving effect to the grants to be made effective as of January 16, 2024, the Company has 2,190,099 shares of Company Common Stock remaining available for issuance pursuant to the Company Equity Plans. As of the Capitalization Date, after giving effect to the grants to be made effective as of January 16, 2024, there were outstanding the following (the “Company Equity Awards”): (i) Company Options to acquire 925,000 shares of Company Common Stock, of which (A) 925,000 shares of

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Company Common Stock are In-the-Money Company Options and (B) 0 shares of Company Common Stock are not In-the-Money Company Options, with a weighted average exercise price of $7.12, (ii) Company RSAs with respect to 3,380,569 shares of Company Common Stock (including Company RSAs vesting on January 15, 2024, for which shares of Company Common Stock have not yet been delivered), (iii) Company PSAs with respect to 150,000 shares of Company Common Stock (assuming satisfaction of applicable performance criteria at maximum levels), (iv) Company RSUs representing the right to receive up to 17,523 shares of Company Common Stock (inclusive of the number of dividend equivalent units accrued thereon), (v) Company PSUs granted prior to 2024 representing the right to receive up to 1,598,023 shares of Company Common Stock (assuming satisfaction of applicable performance criteria at maximum levels, and inclusive of the number of dividend equivalent units accrued thereon) and (vi) Company PSUs granted in 2024 representing the right to receive up to 243,900 shares of Company Common Stock (assuming satisfaction of applicable performance criteria at target levels). The Company has made available to Parent (or will make available to Parent within thirty (30) Business Days following the date of this Agreement), a true, correct and complete list, as of January 16, 2024, and with respect to each outstanding Company Equity Award, of the name of the holder of such Company Equity Award, the grant date of such Company Equity Award, and, to the extent applicable, the per share exercise price of such Company Equity Award.

(c) Company Securities. Except as set forth in this Section 3.7, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in (including voting debt), the Company; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the “Company Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) except as provided in the Charter or the Bylaws, no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. The Company does not have a stockholder rights plan in effect.

(d) Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

3.8 Subsidiaries.

(a) Subsidiaries. Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name, jurisdiction of organization, and schedule of stockholders or equity holders (other than any member of the Company Group) of each Subsidiary of the Company. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization; and (ii) has the requisite corporate (or similar) power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be so organized, validly existing and in good standing would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.

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(b) Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) except for directors’ qualifying or similar shares, is owned, directly or indirectly, by the Company, free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date hereof.

(c) Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company Group to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.

(d) Other Investments. Other than equity securities held in the ordinary course of business for cash management purposes, the Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person.

3.9 Company SEC Reports. Since January 4, 2021, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable laws prior to the date hereof (the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC (“EDGAR”). As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.

3.10 Company Financial Statements; Internal Controls; Indebtedness.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company Group filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company Group as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of any financial statements filed on Form 10-Q, to normal year-end adjustments). Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended January 1, 2023, and such assessment concluded that such system was effective. Since January 4, 2021, the

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principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(c) Internal Controls. The Company has established and maintains a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Group; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company Group are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company Group that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company Group. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.

3.11 No Undisclosed Liabilities. The Company Group has no liabilities of a nature required to be reflected or reserved against on a balance sheet (or the notes thereto) of the Company Group prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company Group (including the notes thereto) included in the Company SEC Reports filed prior to the date hereof; (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business on or after January 1, 2023; (d) liabilities incurred in connection with the transactions contemplated by this Agreement and the process leading thereto; or (e) that would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.12 Absence of Certain Changes.

(a) Absence of Company Material Adverse Effect. Since January 1, 2023 through the date of this Agreement, (i) the business of the Company Group has been conducted, in all material respects, in the ordinary course of business and (ii) there has not occurred a Company Material Adverse Effect.

(b) Forbearance. Since January 1, 2023 through the date hereof, the Company has not taken any action that would be prohibited by Sections 5.2(a), 5.2(b), 5.2(d), 5.2(e), 5.2(f), 5.2(g), 5.2(h), 5.2(n), 5.2(o), 5.2(r), 5.2(x), or 5.2(y) (to the extent related to the foregoing subsections) if taken or proposed to be taken after the date hereof.

3.13 Material Contracts.

(a) List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts to or by which the Company Group is a party or is bound as of the date hereof (other than any Employee Plans, and Material Contracts contemplated by clause (i) of the definition of Material Contract and any Material Contracts listed in Section 3.18(a) of the Company Disclosure Letter), and a true, correct and complete copy of each Material Contract has been made available to Parent.

(b) Validity. Each Material Contract is valid and binding on the Company or each such Subsidiary of the Company party thereto and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Contract, except in each case as would not have a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company Group, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not have a Company Material Adverse Effect.

(c) Contracts Restricting Business of the Company Group. Other than the Franchise Agreements and the Leases, to the Knowledge of the Company, none of the Company or its Subsidiaries is party to a Contract containing any covenant or other provision (i) limiting the right of the Company Group to engage in any material

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line of business or to compete with any Person in any line of business that is material to the Company Group; (ii) prohibiting the Company Group from engaging in any business with any Person or levying a fine, charge or other payment for doing so; or (iii) containing and limiting the right of the Company Group pursuant to any “most favored nation” or “exclusivity” provisions, in each case other than any such Contracts that (1) may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less, or (2) are not material to the Company Group, taken as a whole.

(d) Notices from Material Relationships. To the Knowledge of the Company, since the date of the Audited Company Balance Sheet to the date hereof, the Company has not received any notice in writing from or on behalf of any Material Relationship indicating that such Material Relationship (i) intends to terminate, not renew or otherwise materially and adversely modify any Material Contract with such Material Relationship or (ii) has ceased, or will cease, to supply or make available all or substantially all of the products, equipment, goods or services currently supplied to the Company Group by such Material Relationship.

3.14 Real Property.

(a) Owned Real Property. Section 3.14(a) of the Company Disclosure Letter sets forth the address of each Owned Real Property. Except as would not have a Company Material Adverse Effect, with respect to each Owned Real Property: (i) the Company or Subsidiary (as the case may be) has good and marketable indefeasible fee simple title to all of its Owned Real Property and tangible assets, free and clear of all liens, except for Permitted Liens; (ii) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; (iii) there is no pending, or to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting any of the Owned Real Property; and (iv) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof. For purposes hereof, “Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary thereof.

(b) Leased Real Property. Section 3.14(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date hereof, of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company Group uses or occupies, or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease,” and together with the Owned Real Property, the “Real Property”). The Company has made available to Parent true, correct and complete (in all material respects) copies of all Leases (including all material modifications, amendments and supplements thereto). With respect to each Lease and except as would not be material to the business of the Company Group, taken as a whole, (i) to the Knowledge of the Company, there are no disputes with respect to such Lease; (ii) the Company or one of its Subsidiaries has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (iii) there are no liens (other than Permitted Liens) on the estate or interest created by such Lease. The Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all liens (other than Permitted Liens). To the Knowledge of the Company, neither the Company Group, nor to the Knowledge of the Company, any other party to the Lease is in material breach of or default pursuant to any Lease. The Real Property constitutes all of the material real property used in connection with the business of the Company.

(c) Subleases. Section 3.14(c) of the Company Disclosure Letter contains a true, correct and complete list of all of the existing material subleases, licenses or similar agreements (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, each, a “Sublease”) granting to any Person, other than the Company Group, any right to use or occupy, now or in the future, the Leased Real Property. With respect to each of the Subleases, (i) to the Knowledge of the Company, there are no disputes with respect to such Sublease that would result in material liability to the Company Group, taken as a whole; and (ii) the other party to such Sublease is not an Affiliate of the Company Group. Except as set forth in Section 3.14(c) of the Company Disclosure Letter, neither the Company nor its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Property.

3.15 Environmental Matters. Except as would not have a Company Material Adverse Effect, none of the members of the Company Group (a) has received any written notice alleging that the Company or any Subsidiary has violated, or has any liability under, any applicable Environmental Law; (b) has transported, produced, processed,

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manufactured, generated, used, treated, handled, stored, released or disposed, or arranged for the disposal, of any Hazardous Substances in violation of or in a manner giving rise to liability under any applicable Environmental Law; (c) has exposed any employee or other Person to Hazardous Substances in violation of or in a manner giving rise to liability under any applicable Environmental Law; (d) is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding (i) alleging the noncompliance by the Company Group with any Environmental Law; or (ii) seeking to impose any responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law; (e) has failed or is failing to comply with any Environmental Law, which compliance includes possession and maintenance of all Permits required under applicable Environmental Laws; or (f) owns or operates, or has owned or operated, any property or facility contaminated by any Hazardous Substance, so as to result in liability to the Company or any Subsidiary under Environmental Law.

3.16 Intellectual Property.

(a) Use of Intellectual Property. The Company Group does not own any material Intellectual Property. All material Intellectual Property that is used in or necessary for the operation of the business of the Company Group is licensed to the Company Group under the IP Contracts. The Company Group has a valid and enforceable license to use all material Intellectual Property that is used in or necessary for the operation of the business of the Company Group, except as would not be material to the business of the Company Group, taken as a whole.

(b) IP Contracts. Section 3.16(b) of the Company Disclosure Letter sets forth a correct and complete list of all IP Contracts. For purposes of this Agreement, “IP Contracts” means all Contracts to which the Company Group is a party (i) as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would reasonably be expected to have a Company Material Adverse Effect; and (ii) pursuant to which a third Person has licensed or transferred any Intellectual Property to the Company Group, which Intellectual Property is material to the operation of the business of the Company Group, taken as a whole, including, without limitation, the Franchise Agreements, other than any (x) non-disclosure agreements entered into in the ordinary course of business; (y) non-exclusive licenses of commercially available software and technology; and (z) non-exclusive licenses to software and materials licensed as open-source, public-source or freeware.

(c) No Notice of Infringement. Since January 4, 2021, the Company Group has not received written notice from any third Person, or been involved in any Legal Proceeding, alleging that the operation of the business of the Company Group or of the Company’s or any of its Subsidiaries’ products infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any third Person or constitutes unfair competition or unfair trade practices pursuant to the laws of any jurisdiction, except as would not be material to the business of the Company Group, taken as a whole.

(d) Business Systems. The Company Group owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are reasonably sufficient for the needs of the Company Group’s business as it is currently conducted, except as would not have a Company Material Adverse Effect. The Company Group has implemented and maintains commercially reasonable security, disaster recovery, and business continuity plans, procedures, and facilities designed to provide substantially continuous monitoring and alerting of material operational problems or issues with the Business Systems in the possession or operational control of the Company Group, except where the failure to implement and maintain such plans, procedures, or facilities would not have a Company Material Adverse Effect. To the Knowledge of the Company, in the last 12 months, with respect to any of the Business Systems, there has not, as of the date hereof, been any (A) unauthorized access or use; or (B) failure that has not been remedied or replaced, except, in the case of the foregoing (A) or (B), as would not be material to the business of the Company Group, taken as a whole.

(e) Data Security and Privacy. The Company and each of its Subsidiaries (i) is, and since January 4, 2021 has been, in material compliance with all Data Security Requirements, except for noncompliance that would have a Company Material Adverse Effect; and (ii) since January 4, 2021, has taken commercially reasonable steps consistent with standard industry practice by companies of similar size and maturity, and in compliance in all material respects with the Data Security Requirements to protect (A) the confidentiality, integrity, availability, and security of its Business Systems that are involved in the Processing of Personally Identifiable Information, in the conduct of the business of the Company and its Subsidiaries as currently conducted; and (B) Personally Identifiable Information Processed by the Company or such Subsidiary or on their behalf from unauthorized use, access, disclosure, theft, and modification, except in each case as would not be material to the business of the Company Group, taken as a whole. As of the date hereof, except as would not have a Company Material Adverse Effect, (i) there are no pending complaints, investigations,

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inquiries, notices, enforcement proceedings, or actions by or before any Governmental Authority and (ii) since January 4, 2021, no fines or other penalties have been imposed on or written claims for compensation have been received by the Company or any Subsidiary, relating to any Specified Data Breach. The Company and each of its Subsidiaries have not since January 4, 2021, (1) experienced any Specified Data Breaches; or (2) been involved in any Legal Proceedings related to or alleging any violation of any Data Security Requirements by the Company Group or any Specified Data Breaches, each except as would not be material to the business of the Company Group, taken as a whole.

3.17 Tax Matters.

(a) Tax Returns. Except as would not have a Company Material Adverse Effect, each member of the Company Group has (i) timely filed (taking into account valid extensions) all United States federal, state, local and non-United States returns, estimates, information statements and reports (including amendments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them with the appropriate Governmental Authority (taking into account any valid extensions with respect thereto) and all such Tax Returns are true, complete and correct; and (ii) paid, or has adequately reserved on the face of the Audited Company Balance Sheet (in accordance with GAAP) for the payment of, all Taxes that are due and payable;

(b) Except as would not have a Company Material Adverse Effect, none of the members of the Company Group has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired;

(c) Taxes Paid. Except as would not have a Company Material Adverse Effect, each member of the Company Group has timely paid or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all United States federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be paid or withheld;

(d) No Audits. (i) No audits or other examinations with respect to material Taxes of the Company Group are presently in progress or have been asserted or proposed in writing and (ii) none of the members of the Company Group has received a written claim by a Governmental Authority in a jurisdiction where the Company Group does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to material tax in that jurisdiction;

(e) No Material Liens. There are no material pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever for Taxes on the property or assets of any member of the Company Group, except for Permitted Liens;

(f) Spin-offs. In the past three years, none of the members of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code;

(g) No Listed Transaction. None of the members of the Company Group has engaged in a “listed transaction” as set forth in Treasury Regulations Section 1.6011-4(b)(2);

(h) Tax Agreements. None of the members of the Company Group (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation solely between and among members of the Company Group, or entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any material liability for the Taxes of any Person other than the Company Group pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise;

(i) No Rulings or Agreements. No private letter rulings, technical advance memoranda, closing agreement or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to a material amount of Taxes of any member of the Company Group that are binding on any such member in respect of any taxable year for which the statute of limitations has not yet expired; and

(j) Foreign Taxation. Neither the Company nor any of its Subsidiaries has, in the past three years, engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to taxation in any country other than the country of its formation.

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3.18 Employee Plans.

(a) Employee Plans. Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all material Employee Plans. For purposes of this Agreement, “Employee Plan” shall mean (collectively) (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) all other material employment, natural person consultant or other service, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change in control compensation and other similar material fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or binding arrangements (whether or not in writing) (x) sponsored, maintained or contributed to (or required to be contributed to) by any member of the Company Group; or (y) otherwise with respect to which the Company Group has any liability, contingent or otherwise. Except where otherwise indicated on Section 3.18(a) of the Company Disclosure Letter, with respect to each material Employee Plan, the Company has made available to Parent true, correct and complete copies of the plan document or summary plan description (or, in the case of any unwritten plan, a written description thereof).

(b) Absence of Certain Plans. Neither the Company nor any other trade or business (whether or not incorporated) that would be treated as a single employer with the Company Group pursuant to Section 414 of the Code (an “ERISA Affiliate”) has, in the last six years, maintained, sponsored or contributed to or currently maintains, sponsors or participates in, or contributes to, or has any liability or obligation with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); (iii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that otherwise is or was subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA; or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code). Except as would not result in material liability to the Company Group, no member of the Company Group has any current or contingent liability by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

(c) Compliance. Except as would not be material to the business of the Company Group, taken as a whole: (i) each Employee Plan has been established, maintained, funded, operated and administered in accordance with its terms and with all applicable law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority; (ii) all required contributions, premiums and other payments relating to the Employee Plans have been timely and accurately made, and no Employee Plan has any unfunded liabilities that have not been fully accrued; (iii) each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualified status, and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect such Employee Plan’s qualified status; and (iv) no member of the Company Group has incurred, whether or not assessed, any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(d) Employee Plan Legal Proceedings. As of the date hereof, there are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(e) No Prohibited Transactions. Except as would not have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any breach of fiduciary duty or non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of any penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company Group or any Employee Plan, or for which the Company Group has any indemnification obligation.

(f) No Welfare Benefit Plan. No Employee Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar law for which the covered Person pays the full cost of coverage. Within thirty (30) Business Days following the date of this Agreement, the Company shall provide or otherwise make available to Parent, a copy of each

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Form 1095-B and Form 1095-C, as applicable, for the last three (3) years. Except as would not be material to the business of the Company Group, taken as a whole, since January 4, 2021, the Company has timely filed each Form 1095-B and Form 1095-C, as applicable.

(g) No Additional Rights. Except as expressly provided for by the terms of this Agreement, none of the execution and delivery of this Agreement or the consummation of the Merger will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in, or accelerate the time of payment, funding or vesting of, any payment (including severance, change in control, stay or retention bonus or otherwise) or benefits becoming due under any Employee Plan or otherwise; (ii) increase any compensation or benefits otherwise payable under any Employee Plan or otherwise; (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits under any Employee Plan or otherwise; (iv) trigger any other obligation under, or result in the breach or violation of, any Employee Plan; or (v) limit or restrict the right of Parent to merge, amend or terminate any material Employee Plan on or after the Effective Time (other than ordinary notice and administration requirements and expenses or routine claims for benefits).

(h) Section 280G. No payment or benefit payable to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) in connection with the consummation of the Merger (either alone or in connection with any other event) would reasonably be expected to be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code, and the Company Group has no obligation to gross-up or indemnify any individual with respect to any Tax under Section 4999 of the Code.

(i) Section 409A. Except as would not have a Company Material Adverse Effect, each Employee Plan has been maintained, in form and operation, in all respects in compliance with Section 409A of the Code. The Company Group has no obligation to gross-up or indemnify any individual with respect to any such Tax.

3.19 Labor Matters.

(a) Union Activities. The Company Group is not a party to or bound by any collective bargaining agreement, labor union contract or trade union agreement or other Contract with any labor union, works council or other labor organization (each, a “Collective Bargaining Agreement”), and no employees of the Company Group are represented by a labor union, works council or other labor organization with respect to their employment with the Company Group. To the Knowledge of the Company, there are no pending or threatened activities or proceedings of any labor union, works council, or other labor organization or trade union or group of employees to organize any employees of the Company Group with regard to their employment with the Company Group, and no such activities or proceedings have occurred within the past three years. No Collective Bargaining Agreement is being negotiated by the Company Group. There is no material strike, lockout, organized slowdown, organized work stoppage, or other material labor dispute involving a union against the Company Group pending, or to the Knowledge of the Company, threatened against the Company Group, and no such labor disputes have occurred within the past three years.

(b) Wage and Hour and Legal Compliance. Except as would not be material to the business of the Company Group, taken as a whole, the Company Group is in compliance, and has complied, with applicable laws and orders with respect to labor and employment (including, but not limited to, applicable laws, statutes, acts, codes, orders, rules and regulations regarding wage and hour, worker classification, immigration, harassment, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action, unemployment insurance, discrimination or retaliation in employment, employee health and safety, and collective bargaining).

(c) Sexual Harassment. Since January 1, 2021, there have been no collective Legal Proceedings pending or (to the Knowledge of the Company) threatened related to any allegations of sexual or racial harassment, discrimination, or retaliation by any employee of the Company Group. Since January 1, 2021, there have been no investigations by or reports made to the Company’s audit committee related to any allegations of sexual or racial harassment, discrimination, or retaliation by any employee of the Company Group. To the Knowledge of the Company, there are no allegations of, and no investigations by third parties pending or threatened relating to allegations of, sexual or racial harassment, discrimination, or retaliation by any corporate-level employee of the Company. To the Knowledge of the Company, there are no allegations of, and no investigations by third parties

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pending or threatened relating to allegations of, sexual or racial harassment, discrimination, retaliation or other types of misconduct by any employee of the Company Group that is a non-corporate level employee of the Company that would be material to the business of the Company Group, taken as a whole.

(d) WARN Act. Within the past three (3) years, the Company Group has not implemented any plant closing or layoff of employees that implicated the WARN Act or any similar Law.

3.20 Permits. Except as would not have a Company Material Adverse Effect, the Company Group holds, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities that are required for the operation of the business of the Company Group as currently conducted (“Permits”). The Company Group complies with the terms of all Permits, and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not have a Company Material Adverse Effect.

3.21 Compliance with Laws. The Company and each of its Subsidiaries is in compliance with all laws and orders that are applicable to the Company Group or to the conduct of the business or operations of the Company Group, except for noncompliance that would not have a Company Material Adverse Effect. No representation or warranty is made in this Section 3.21 with respect to (a) compliance with the Exchange Act, which is exclusively addressed by Section 3.9 and Section 3.10; (b) compliance with Environmental Law, which is exclusively addressed by Section 3.15; (c) compliance with applicable Tax laws, which is exclusively addressed by Section 3.17 and Section 3.18; (d) compliance with ERISA and other applicable laws relating to employee benefits, which is exclusively addressed by Section 3.18; or (e) compliance with labor law matters, which is exclusively addressed by Section 3.19.

3.22 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company Group or, as of the date hereof, against any present or former officer or director of the Company Group in such individual’s capacity as such that are material to the business of the Company Group, taken as a whole.

(b) No Orders. As of the date hereof, none of the Company Group is subject to any material order of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of the Company to perform in all material respects its covenants and obligations pursuant to this Agreement.

3.23 Insurance. As of the date hereof, the Company Group has all material policies of insurance covering the Company Group and any of its employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company Group. As of the date hereof, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not have a Company Material Adverse Effect.

3.24 Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company Group, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.25 Brokers. Except for the Advisor, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company Group, the Company Board or any committee thereof, including the Special Committee, who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other non-hours based fee or commission in connection with the Merger. The Company has made available to Parent complete and correct copies of all agreements under which such fee, commission, or other like payment is payable and all indemnification and other agreements under which any such fee or commission is payable.

3.26 Foreign Matters. None of the Company or any of its Subsidiaries has, or had in the past five years, any operations, assets, properties, employees, businesses or activities outside of the United States.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Except as set forth in the disclosure letter delivered by the Buyer Parties on the date hereof (the “Parent Disclosure Letter”), the Buyer Parties hereby, jointly and severally, represent and warrant to the Company as follows:

4.1 Organization; Good Standing.

(a) Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b) Merger Sub. Merger Sub (i) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(c) Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of the Buyer Parties, each as amended to date. No Buyer Party is in violation of its certificate of incorporation, bylaws or other similar organizational document.

4.2 Power; Enforceability. Each Buyer Party has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Merger. The execution and delivery of this Agreement by the Buyer Parties, the performance by each Buyer Party of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized, adopted and approved by all necessary action on the part of each Buyer Party and no additional actions on the part of any Buyer Party are necessary to authorize (i) the execution and delivery of this Agreement by each Buyer Party; (ii) the performance by each Buyer Party of its respective covenants and obligations hereunder; or (iii) subject to the adoption of this Agreement by the sole stockholder of Merger Sub, the consummation of the Merger. This Agreement has been duly executed and delivered by each Buyer Party and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each Buyer Party, enforceable against each Buyer Party in accordance with its terms, subject to the Enforceability Limitations.

4.3 Non-Contravention. The execution and delivery of this Agreement by each Buyer Party, the performance by each Buyer Party of its covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of the Buyer Parties; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which any Buyer Party is a party or by which the Buyer Parties or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval and the adoption of this Agreement by the sole stockholder of Merger Sub, violate or conflict with any law or order applicable to the Buyer Parties or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Buyer Parties, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

4.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of the Buyer Parties or any of their Affiliates (a) in connection with the execution and delivery of this Agreement by each Buyer Party; (b) the performance by each Buyer Party of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be

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required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (iii) such filings as may be required under the rules and regulations of NYSE or TSX; (iv) compliance with any applicable requirements of the HSR Act; and (v) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against the Buyer Parties that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

(b) No Orders. No Buyer Party is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

4.6 Ownership of Company Capital Stock. Other than the Series D Convertible Preferred Stock beneficially owned by Parent or its Affiliates, none of the Buyer Parties or any of their respective directors, executive officers, general partners or, to the knowledge of Parent, any of its controlled Affiliates or any employees of the Buyer Parties or any of their controlled Affiliates owns any shares of Company Capital Stock (or any rights to acquire, directly or indirectly, such shares).

4.7 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Buyer Parties or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission payable by the Company in connection with the Merger.

4.8 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement. Burger King Company LLC owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all liens.

4.9 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The vote or consent of the sole stockholder of Merger Sub is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.

4.10 Stockholder and Management Arrangements. As of the date hereof, except for the Voting Agreement and any arrangement between Parent or its Affiliates, on the one hand, and the Company Group, on the other hand, in the ordinary course of their ongoing business arrangements, none of Parent or any of its Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company Group (other than Parent and its Affiliates) (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing; or

(b) pursuant to which any (i) such holder of Company Capital Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Capital Stock; (ii) such holder of Company Capital Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company Group has agreed to provide, directly or indirectly, equity investment to the Buyer Parties or the Company to finance any portion of the Merger.

4.11 Sufficient Funds. Parent will at the Effective Time have access to the funds necessary for the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger.

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4.12 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. Each Buyer Party, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:

(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the Company Group or any of its businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Buyer Parties or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Buyer Parties or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access for such purposes. Each Buyer Party, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Buyer Parties or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V
INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement or required by applicable law or the express terms of the Franchise Agreements (excluding any incurrence of capital expenditures, other than capital expenditures for necessary maintenance costs with respect to any restaurants operated by the Company Group in an aggregate amount not to exceed $17,000 per restaurant on an annual basis); (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; or (c) as requested or approved by Parent in writing (with email being sufficient) (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause each of its Subsidiaries to, use reasonable best efforts to (i) maintain its existence in good standing (to the extent applicable) pursuant to applicable law; (ii) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, conduct its business and operations in the ordinary course of business; and (iii) use its respective commercially reasonable efforts to (A) preserve intact its material assets, properties, Contracts or other legally binding understandings, licenses and business organizations; (B) keep available the services of its current officers and key employees; and (C) preserve the current relationships with customers, vendors, distributors, partners

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(including system integrators, platform partners, referral partners, consulting and implementation partners), lessors, licensors, licensees, creditors, contractors and other Persons with which the Company Group has material business relations (other than Parent and its Affiliates).

5.2 Forbearance Covenants. Except (i) as set forth in Section 5.2 of the Company Disclosure Letter; (ii) as approved by Parent in writing (with email being sufficient) (which approval will not be unreasonably withheld, conditioned or delayed); or (iii) as expressly contemplated by the terms of this Agreement or required by applicable law or the express terms of the Franchise Agreements (excluding any incurrence of capital expenditures, other than capital expenditures for necessary maintenance costs with respect to any restaurants operated by the Company Group in an aggregate amount not to exceed $17,000 per restaurant on an annual basis), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and will not permit any of its Subsidiaries, to:

(a) amend the Charter, the Bylaws, or any other similar organizational document;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities, except (A) for the issuance or sale of shares of Company Common Stock in connection with the exercise or settlement (as applicable) of the Company Equity Awards outstanding on or prior to the date hereof, in accordance with their terms as in effect on the date hereof; or (B) in connection with agreements in effect on the date hereof and made available to Parent (or the form of such agreement has been made available to Parent and any such agreement is substantially identical to such form), including the maximum amount of Company Securities to be issued thereunder;

(d) directly or indirectly acquire, repurchase or redeem any securities, except for (A) repurchases, withholdings, or cancellations of Company Securities in connection with the exercise or settlement or other disposition or issuance of Company Equity Awards outstanding on or prior to the date hereof in accordance with their terms as in effect on the date hereof; or (B) transactions between the Company and any of its direct or indirect Subsidiaries;

(e) (A) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, any shares of its capital stock or other equity or voting interest; (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of any shares of capital stock or other equity or voting interest, except for (i) cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company, or one of the Company’s other wholly-owned Subsidiaries or (ii) cash dividends that are consistent with past practice, at a rate not to exceed the amount set forth in Section 5.2(e)(ii) of the Company Disclosure Letter and with record and payment dates consistent with past practice of the Company during the prior 12 months; (C) pledge or encumber any shares of its capital stock or other equity or voting interest; or (D) modify the terms of any shares of its capital stock or other equity or voting interest;

(f) (A) incur or assume any Indebtedness (including any long-term or short-term debt) or issue any debt securities, except (1) for trade payables incurred in the ordinary course of business; (2) obligations incurred pursuant to business credit cards in the ordinary course of business; (3) intercompany loans or advances between or among the Company and its direct or indirect wholly-owned Subsidiaries; and (4) borrowings under the Credit Agreement in the ordinary course of business in an outstanding principal amount not in excess of $10,000,000 in the aggregate; or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of any direct or indirect wholly-owned Subsidiaries of the Company;

(g) mortgage or pledge any of its and its Subsidiaries’ assets, tangible or intangible, or create or incur any lien thereupon (other than Permitted Liens), other than in connection with financing transactions permitted by Section 5.2(f) or consented to by Parent;

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(h) make any loans, advances or capital contributions to, or investments in, any other Person, except for (1) advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with the Company Group’s policies related thereto; and (2) loans, advances or capital contributions to, or other extensions of credit or investments in, the Company or any direct or indirect wholly-owned Subsidiaries of the Company;

(i) acquire, lease, license, sell, sell and leaseback, abandon, transfer, assign, guarantee, or exchange any assets, tangible or intangible, in each case in excess of $150,000 individually, and other than (1) the sale of products or services of the Company Group in the ordinary course of business; (2) the acquisition, lease or license of products or services by the Company Group in the ordinary course of business; and (3) any capital expenditures permitted by (or consented to by Parent under) Section 5.2(p);

(j) encumber or dispose of any Owned Real Property or acquire a fee interest in any real property;

(k) close any restaurants operated by the Company Group as of the date hereof, other than the restaurants set forth in Section 5.2(k) of the Company Disclosure Letter;

(l) (A) enter into, adopt, or amend (including accelerating the vesting, payment or funding), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, phantom equity, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other Employee Plan in any manner (other than in connection with at-will offer letters entered into in the ordinary course of business with new hires permitted pursuant to clause (D) of this paragraph, provided that the terms thereof shall not include the granting of any equity or equity-based awards); (B) increase or decrease the compensation of any director, officer, employee, individual consultant, former employee, individual independent contractor, or other individual service provider of the Company Group with an annual base salary of $150,000 or more, provided that any compensation increase to an individual with an annual base salary below $150,000 shall be made in connection with the Company’s annual performance review and shall not exceed fifteen percent (15%) for any individual or four percent (4%) in the aggregate, in each case, with respect to the annual base salary levels in effect for calendar year 2023; (C) enter into any change in control, severance or similar agreement or any retention or similar agreement with any officer, employee, director, individual independent contractor, individual consultant, or other individual service provider of the Company Group, or (D) hire, terminate (other than for “cause”), furlough or temporarily lay off any officer, employee, director, individual independent contractor, individual consultant, or other individual service provider of the Company Group with an annual base salary or wages (or, in the case of non-employee service providers, equivalent compensation) of $150,000 or more;

(m) settle, release, waive or compromise any pending or threatened material Legal Proceeding or other claim, except for the settlement of any Legal Proceeding or other claim that is (A) reflected or reserved against in the consolidated financial statements of the Company Group with a reserve of at least $100,000 as of the end of the most recently completed fiscal quarter of the Company Group included in the Company SEC Reports filed prior to the date hereof and; (B) for solely monetary payments of, net of insurance recovery, no more than $100,000 individually and $500,000 in the aggregate; or (C) settled in compliance with Section 6.15;

(n) except as required by applicable law or GAAP, (A) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (B) make any change in any of its accounting principles or practices;

(o) (A) make (other than in the ordinary course of business) or change any material Tax election; (B) settle, consent to or compromise any material Tax claim or assessment or surrender a right to a material Tax refund; (C) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment (other than pursuant to extensions of time to file any Tax Return); (D) file an amended Tax Return that could materially increase the Taxes payable by any member of the Company Group; or (E) request any rulings from, or enter into a closing agreement with, any Governmental Authority regarding any material Tax;

(p) incur or commit to incur any capital expenditure(s);

(q) (A) modify, amend or terminate any Material Contract, (B) enter into any Contract that would have been a Material Contract if such Contract was in existence as of the date hereof, (C) enter into, modify, amend or extend any contract with any key technology vendor, (D) enter into, modify, amend or extend any Lease or any other Contract providing for the purchase of real property, (E) enter into any Contract containing any covenant or

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other provision (i) limiting the right of the Company Group to engage in any material line of business or to compete with any Person in any line of business that is material to the Company Group; (ii) prohibiting the Company Group from engaging in any business with any Person or levying a fine, charge or other payment for doing so; or (iii) containing and limiting the right of the Company Group pursuant to any “most favored nation” or “exclusivity” provisions, in each case other than any such Contracts that (1) may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less, or (2) are not material to the Company Group, taken as a whole, or (F) enter into any sale leaseback Contract or arrangement relating to any real property;

(r) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

(s) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(t) effectuate or announce any closing, employee layoff, furlough, reduction to terms and conditions of employment or other event affecting in whole or in part any site of employment, facility, operating unit or employee that would result in liability of the Company Group under the WARN Act;

(u) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material portion thereof or material equity interest therein or enter into any joint venture, limited liability company or legal partnership or similar arrangement (excluding, for avoidance of doubt, reseller agreements and other commercial agreements that do not involve the formation of an entity with any third Person);

(v) (A) enter into any Collective Bargaining Agreement or agreement or arrangement to form a works council or other Contract with any labor union or other labor organization or works council, except to the extent required by applicable law; provided that the Company or its applicable Subsidiaries must first, to the extent not prohibited by law, provide Parent and its counsel reasonable advance notice thereof and a reasonable opportunity to review and comment thereon, and the Company or such Subsidiaries will give due consideration to all reasonable additions, deletions, changes or other recommendations suggested thereto by Parent or its counsel; or (B) recognize or certify any labor union, works council or other labor organization, or group of employees, as the bargaining representative for any employees of the Company Group, except as required by applicable law;

(w) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(x) adopt or implement any stockholder rights plan or similar arrangement, in each case, applicable to the Merger or any other transaction consummated pursuant to Parent’s rights under Section 5.3(d)(i)(2) or Section 5.3(d)(ii)(3); or

(y) enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 5.2.

5.3 Go Shop; No Solicitation.

(a) Go Shop; No Solicitation or Negotiation. Notwithstanding anything to the contrary set forth in this Agreement but subject to Section 5.3(d), during the period (the “Go-Shop Period”) beginning on the date of this Agreement and continuing until 11:59 p.m., Eastern time, on the date that is 30 days following the date hereof (the “No-Shop Period Start Date”), the Company and its Affiliates and their respective Representatives shall have the right to: (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement, furnish to any Person (and its Representatives and financing sources subject to the terms and obligations of such Acceptable Confidentiality Agreement applicable to such Person) any non-public information relating to the Company Group or afford to any such Person (and such Representatives and financing sources) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal, provided, however,

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that the Company will promptly (and in any event within 24 hours) provide to Parent, or provide Parent access to, any such non-public information concerning the Company Group that is provided to any such Person or its Representatives that was not previously provided to Parent or its Representatives; and (iii) participate or engage in discussions or negotiations with any such Person (and such Representatives and financing sources) with respect to an Acquisition Proposal. Subject to the terms of Section 5.3(b), from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company Group will not, will cause its directors, officers and employees not to, and will instruct its other Representatives not to, and will not knowingly permit its other Representatives to, directly or indirectly, (1) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (2) furnish to any Person (other than to Parent or any designees of Parent) any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than Parent or any designees of Parent), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (3) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 5.3 and contacting the Person making the Acquisition Proposal to the extent necessary to clarify the terms of the Acquisition Proposal); (4) approve, endorse or recommend any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; or (5) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). The Company will immediately cease, and will cause its directors, officers and employees to immediately cease, and will use its reasonable best efforts to cause its other Representatives to immediately cease, any and all discussions or negotiations that existed on or prior to the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. The Company will (A) promptly request the return or destruction of all non-public information concerning the Company Group furnished to any Person that has executed a confidentiality agreement since January 16, 2023 in connection with any Acquisition Proposal; (B) cease providing any further information with respect to the Company Group or any Acquisition Proposal to any such Person or its Representatives; and (C) promptly terminate all access granted to any such Person and its Representatives to any physical or electronic data room. Notwithstanding anything herein to the contrary, the Company will not be required to enforce, and will be permitted to grant a waiver, amendment or release under any provision of any standstill or confidentiality agreement solely to the extent that (x) such waiver, amendment or release would allow a confidential proposal (or amendment to a confidential proposal) being made to Company or the Special Committee or would otherwise allow a Person to engage with the Company and its Representatives in discussions regarding a confidential proposal, Acquisition Proposal or other proposal that would be reasonably likely to lead to an Acquisition Proposal or (y) the Special Committee has determined that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law.

(b) Superior Proposals. Notwithstanding anything to the contrary set forth in this Section 5.3, from the date hereof until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Special Committee may, directly or indirectly through one or more of their Representatives (including the Advisor), contact the Person or group of Persons making such Acquisition Proposal to clarify the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made or delivered to the Company an Acquisition Proposal after the date hereof, in each case with respect to an Acquisition Proposal that did not result from any material breach of Section 5.3(a); provided, however, that prior thereto, the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (i) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably expected to lead to a Superior Proposal, and (ii) the failure to take the actions contemplated by this Section 5.3(b) would be inconsistent with its fiduciary duties pursuant to applicable law; and provided further, however, that the Company will promptly (and in any event within 24 hours) make available to Parent any non-public information concerning the Company Group that is provided to any such Person or its Representatives that was not previously made

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available to Parent; and provided further, however, that if any such Person or its Representatives is a competitor of the Company Group, the Company Group shall not provide any information that in the good faith determination of the Company constitutes commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 5.3(b) other than in accordance with “clean room” or other similar procedures designed to limit any potential adverse effect on the Company from sharing such information.

(c) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(d), at no time after the date hereof may the Company Board (or a committee thereof including the Special Committee):

(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent in any material respect; (B) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation, within ten Business Days after Parent so requests in writing or in connection with the public disclosure by the Company of an Acquisition Proposal (other than of the type referred to in the following clause (D)) by any Person other than Parent and Merger Sub; provided, however, that the Company shall not be required to make such reaffirmation more than once in respect of such public disclosure of an Acquisition Proposal except in connection with any material amendment of such Acquisition Proposal (and no more than once in connection with each such amendment); (D) take any formal action or make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof including the Special Committee) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), or fail to recommend against any tender or exchange offer (it being understood that the Company Board (or a committee thereof including the Special Committee) may refrain from taking a position with respect to an Acquisition Proposal that is a tender or exchange offer until the close of business on the tenth Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.3); or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) the determination by the Special Committee that an Acquisition Proposal constitutes a Superior Proposal or (2) the delivery by the Company to Parent of any notice contemplated by Section 5.3(d) will constitute a Company Board Recommendation Change; or

(ii) cause or permit the Company Group to enter into an Alternative Acquisition Agreement.

(d) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:

(i) other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or a committee thereof), upon the recommendation of the Special Committee, may effect a Company Board Recommendation Change in response to any material event, occurrence or development or material change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, that (A) was not actually known to, or reasonably expected by, the Special Committee or the Company Board as of the date hereof; and (B) does not relate to (1) any Acquisition Proposal; or (2) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (B) may be considered and taken into account) (each such event, an “Intervening Event”), if the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law and if and only if:

(1) the Company has provided prior written notice to Parent at least five Business Days in advance to the effect that the Company Board (or a committee thereof), upon the recommendation of the Special Committee, has (A) so determined; and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(d)(i), which notice will specify the applicable Intervening Event in reasonable detail; and

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(2) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such five Business Day period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Special Committee no longer determines that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable law; or

(ii) if the Company has received a bona fide Acquisition Proposal after the date hereof that the Special Committee has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board, upon the recommendation of the Special Committee, may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (B) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case if and only if:

(1) the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law;

(2) the Company Group and its Representatives have complied in all material respects with their obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;

(3) (i) the Company has provided prior written notice to Parent at least five Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof), upon the recommendation of the Special Committee, has (A) received a bona fide Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(d)(ii) absent any revision to the terms and conditions of this Agreement, which notice will include the identity of the Person or “group” of Persons making such Acquisition Proposal, the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that in the event of any material revisions to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(ii)(2) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be three Business Days); and

(4) in the event of any termination of this Agreement in order to cause or permit the Company Group to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1(h), including with respect to complying with its obligation to pay the Company Termination Fee in accordance with Section 8.3(b)(iii).

(e) Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and, in any event, within 24 hours following the receipt thereof) notify Parent if any inquiries, offers or proposals that constitute an Acquisition Proposal are received by the Company or any of its Representatives or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives with respect to an Acquisition Proposal. Such notice must include (i) the identity of the Person or “group” of Persons making such offers or proposals (unless, in each case, such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or “group” of Persons that is in effect on the date of this Agreement); and (ii) a summary of the material terms and conditions of such offers or proposals. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis (and, in any event, within 24 hours) of any modification of the material terms of any inquiry, offer or proposal (including any amendments thereto) and any material changes and developments in the status of any discussions or negotiations.

(f) Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof including the Special Committee) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with

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Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof including the Special Committee) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iv) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company Group) that the Company Board (or a committee thereof, including the Special Committee) has determined to make in good faith in order to comply with applicable law, regulation or stock exchange rule or listing agreement, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof, including the Special Committee) pursuant to this Section 5.3(f) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof including the Special Committee) and the rights of Parent under this Section 5.3, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof including the Special Committee) to effect a Company Board Recommendation Change other than in accordance with Section 5.3(d). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof including the Special Committee), to the extent required by law, that describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not, in and of itself, be deemed to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (C) a Company Board Recommendation Change.

(g) Breach by Representatives. The Company will not authorize, direct or knowingly permit any consultant or employee of the Company to breach this Section 5.3, and upon becoming aware of any breach or threatened breach of this Section 5.3 by a consultant or employee of the Company, shall use its reasonable best efforts to stop such breach or threatened breach.

ARTICLE VI
ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Buyer Parties, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case, as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by:

(i) subject to Section 6.2 with respect to Antitrust Laws, (1) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) making all registrations, declarations and filings with Governmental Authorities, in each case, that are necessary or advisable to consummate the Merger;

(ii) obtaining all consents, waivers and approvals and delivering all notifications pursuant to any Material Contracts in connection with this Agreement and the consummation of the Merger so as to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Merger; and

(iii) executing and delivering any Contracts and other instruments that are reasonably necessary to consummate the Merger.

(b) No Omission to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement (including subject to clause (D) of the second sentence of Section 6.2(a)), neither the Buyer Parties, on the one hand, nor the Company, on the other hand, will take any action, or omit to take any action, which action or omission is intended to or has (or would reasonably be expected to have) the effect of preventing,

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impairing, delaying or otherwise adversely affecting (i) the consummation of the Merger; or (ii) the ability of such Parties to fully perform their obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1.

(c) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, the Company Group will not be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), the provision of additional security (including a guarantee), or otherwise make any accommodation, commitment or incur any liability or obligation to any third party, in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

6.2 Filings.

(a) Filing Under the HSR Act. The Buyer Parties (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Subsidiaries, if applicable), on the other hand, will, to the extent required in the reasonable judgment of counsel to Parent and the Company, (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within ten Business Days following the date hereof; provided that in the event that the FTC and/or the Antitrust Division of the DOJ is closed or not accepting such filings under the HSR Act (a “Government Closure”), such day shall be extended day-for-day, for each Business Day the Government Closure is in effect; and (ii) as soon as practicable after the date of this Agreement file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority (including in draft form where applicable) pursuant to any other applicable Antitrust Laws, with Parent having primary responsibility for the making of such filings. Each of Parent and the Company will use reasonable efforts to (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause the other to be supplied) any additional information that may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) subject to the limitations set forth in Section 6.2(b), take all action necessary to (1) cause the expiration or termination of the applicable waiting periods (including where applicable, by way of a positive clearance decision) pursuant to the HSR Act and any other applicable Antitrust Laws, including requesting early termination of the HSR waiting period; and (2) obtain the required consents pursuant to any other applicable Antitrust Laws, in each case as soon as practicable. If any Party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other applicable Antitrust Laws, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response to such request.

(b) Impediments. Notwithstanding anything to the contrary contained in this Agreement, neither any Buyer Party nor any of their respective Affiliates shall be required to or agree to, and without the prior written consent of Parent, the Company and its Subsidiaries shall not, (i) offer, negotiate, commit to or effect the sale, divestiture, license or other disposition, by consent decree, hold separate or otherwise, of any of the assets, properties or businesses of the Buyer Parties (or their Affiliates) or any assets, properties or businesses of the Company Group, (ii) terminate, modify, or assign any existing relationships, joint ventures, Contracts, or obligations of any of the Buyer Parties or any of their respective Affiliates or of the Company Group, (iii) modify any course of conduct regarding future operations of any of the Buyer Parties or any of their respective Affiliates, or of the Company Group, (iv) undertake or agree to any requirement or obligation to provide prior notice to, or obtain prior approval from, any Governmental Authority with respect to any transaction or (v) offer, negotiate or commit to any other restrictions on the activities of any of the Buyer Parties or any of their respective Affiliates or of the Company Group, including the freedom of action of any of the Buyer Parties or any of their respective Affiliates or of the Company Group with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to this Agreement. Subject to and without limiting this Section 6.2(b), the Company shall, and shall cause its Affiliates and Representatives to, reasonably cooperate, with Parent and its Affiliates on any sale, divestiture, license, hold separate, or other action undertaken or proposed to be undertaken by the Buyer Parties which the Buyer Parties reasonably conclude, in good faith, may be necessary to consummate and

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make effective the Merger; provided, however, that neither Parent, nor Merger Sub, the Company nor their respective Subsidiaries shall have an obligation to offer, negotiate, commit to or effect any of the foregoing actions, if such action is not conditioned on the closing of the Merger.

(c) Cooperation. In furtherance and not in limitation of the foregoing, the Company and the Buyer Parties shall (and shall cause their respective Affiliates to), subject to any restrictions under applicable laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any material developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable laws and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any meeting, hearing, proceeding or material discussions (whether in person, by telephone or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other Parties reasonable prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company and the Buyer Parties and their respective Affiliates, if applicable, may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided, however, that each of the Company and the Buyer Parties and their respective Affiliates, if applicable, may redact any valuation and related information, or information that is protected by legal privilege, before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis. Notwithstanding anything herein to the contrary, Parent shall have the right to control and (having taken into consideration in good faith all comments, proposals and suggestions made by the Company) direct the process, strategy and determinations with respect to any Antitrust Law in connection with the Merger, including in dealing with any Governmental Authority with respect thereto. Neither Parent nor the Company will (and each of the Company and Parent will cause their Subsidiaries and affiliates not to) agree to stay, toll or extend any applicable waiting period under any Antitrust Law or enter into or extend a timing agreement with any Governmental Authority, without the prior written consent of the other party.

(d) Limitation on Other Transactions. During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, unless the Company otherwise consents in writing, Parent and Merger Sub will not acquire or agree to acquire by merging or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any brand or business set forth in Section 6.2(d) of the Company Disclosure Letter.

6.3 Proxy Statement, Schedule 13E-3 and Other Required SEC Filings.

(a) Proxy Statement. Promptly (but in no event later than 45 days) following the date hereof, the Company will prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3(d), the Company must include the Company Board Recommendation in the Proxy Statement; provided, that if the Company Board shall have effected a Company Board Recommendation Change in accordance with Section 5.3(d), then in submitting this Agreement to the Company Stockholders, the Company Board may submit this Agreement to the Company Stockholders without the Company Board Recommendation, in which event the Company Board or the Special Committee may communicate the basis for its lack of recommendation to the Company Stockholders in the Proxy Statement or an appropriate amendment thereof or supplement thereto. The Company will use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the applicable requirements

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of the Exchange Act and the rules of the SEC and Nasdaq. Parent agrees to provide or cause to be provided all information with respect to itself, its Affiliates and their respective Representatives as may be reasonably requested by the Company for inclusion in the Proxy Statement and any such other filings.

(b) Schedule 13E-3. Promptly (but in no event later than 45 days) following the date hereof, the Company and Parent shall jointly prepare and file with the SEC a Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the Company Stockholders (the “Schedule 13E-3”). The Company, Parent and Merger Sub shall jointly assist and cooperate in the preparation of the Schedule 13E-3 and the resolution of any comments thereto received from the SEC. The Company and the Buyer Parties will use their respective best efforts to cause the Schedule 13E-3, as to themselves and their Affiliates, to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC, Nasdaq, NYSE and TSX. The information supplied by the Company, the Buyer Parties and their respective Affiliates for inclusion or incorporation by reference in the Schedule 13E-3 will not, at the time that the Schedule 13E-3 is filed with the SEC, the date of mailing to the Company Stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by the Buyer Parties or any of their Affiliates in writing expressly for inclusion or incorporation by reference in the Schedule 13E-3 and no covenant is made by the Buyer Parties with respect to any information supplied by the Company in writing expressly for inclusion or incorporation by reference in the Schedule 13E-3.

(c) Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. The Company may not file the Proxy Statement, the Schedule 13E-3 or any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by the Buyer Parties or any of their Affiliates in writing expressly for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filings will not, at the time that such Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Other Required Parent Filing. If Parent determines that any Buyer Party (or any of their respective Affiliates, if applicable) is required to file any document with the SEC in connection with the Merger or the Company Stockholder Meeting pursuant to applicable law (an “Other Required Parent Filing”), then the Buyer Parties will, and will cause their respective Affiliates to, promptly prepare and file such Other Required Parent Filing with the SEC. The Buyer Parties will cause, and will cause their respective Affiliates to cause, any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC, NYSE and TSX. Neither the Buyer Parties nor any of their respective Affiliates may file the Schedule 13E-3 or any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, no Other Required Parent Filing may contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Buyer Parties with respect to any information supplied by the Company in writing expressly

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for inclusion or incorporation by reference in any Other Required Parent Filing. The information supplied by the Buyer Parties and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e) Furnishing Information. Each of the Company, on the one hand, and the Buyer Parties, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement, the Schedule 13E-3 and any Other Required Company Filing or any Other Required Parent Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, the Buyer Parties or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(f) Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(g) Notices. The Company, on the one hand, and Parent, on the other hand, will promptly advise the other, of any receipt of (i) a request by the SEC or its staff for any amendment or revisions to the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; (ii) comments from the SEC or its staff on the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; or (iii) a request by the SEC or its staff for additional information in connection therewith.

(h) Dissemination of Proxy Statement and Schedule 13E-3. Subject to applicable law, the Company will use its reasonable best efforts to cause the Proxy Statement and Schedule 13E-3 to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement and the Schedule 13E-3.

6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. Subject to the provisions of this Agreement, the Company will take all action necessary in accordance with the DGCL, the Exchange Act, the Charter, the Bylaws and the rules of Nasdaq to establish a record date for (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)) and, duly call, give notice of, convene and hold, a meeting of its stockholders (the “Company Stockholder Meeting”), in each case, as promptly as reasonably practicable following the mailing of the Proxy Statement and the Schedule 13E-3 to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. Within five Business Days after the date of this Agreement (and thereafter, upon the reasonable request of Parent made not more than one time every two weeks), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act assuming that, for such purposes only, the record date of the Company Stockholder Meeting will be 20 Business Days after the date the broker search is conducted. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholder Meeting at any time prior to the 20th Business Day following the mailing of the Proxy Statement and the Schedule 13E-3 to the Company Stockholders. Subject to Section 5.3(d) and unless there has been a Company Board Recommendation Change, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

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(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting or to obtain the Requisite Stockholder Approval (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than two times pursuant to this clause (i) without Parent’s prior written consent) (which consent shall not be unreasonably withheld, conditioned or delayed); (ii) to allow reasonable additional time to solicit additional proxies if the Company has not received proxies representing a sufficient number of shares of Common Stock to adopt this Agreement, whether or not a quorum is present; (iii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff or (iv) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable law is provided to the Company Stockholders within a reasonable amount of time in advance of the Company Stockholder Meeting. Unless this Agreement is validly terminated in accordance with Section 8.1, the Company will submit this Agreement to the Company Stockholders at the Company Stockholder Meeting for the purpose of obtaining the Requisite Stockholder Approval even if the Company Board (or a committee thereof), upon the recommendation of the Special Committee, has effected a Company Board Recommendation Change.

6.5 Cooperation With Debt Financing.

(a) Cooperation with Debt Financing. Prior to the Effective Time, and in all cases subject to the limitations set forth herein, the Company shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause its Representatives to, provide all reasonable and customary cooperation as may be reasonably requested by Parent to assist Parent in the arrangement and consummation of any debt financing obtained in connection with the transactions contemplated by this Agreement (the “Debt Financing”). Such cooperation shall include (i) preparing and furnishing all financial and other pertinent information that is available regarding the Company and its Subsidiaries that is reasonably requested by Parent and that is required in connection with or proper for the Debt Financing or customarily used to arrange transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as the Company; provided, however, that no member of the Company Group will be required to provide any information or assistance with respect to the preparation of pro forma financial statements and forecasts of financing statements, including relating to (A) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto; (B) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (C) any financial information related to Parent or any of its Subsidiaries or any adjustments whether or not directly related to the acquisition of the Company Group; (ii) if reasonably requested by Parent, upon reasonable prior notice and at times and locations to be mutually agreed, participating in a reasonable number of meetings, presentations and due diligence sessions and sessions with rating agencies, (iii) reasonably facilitating the pledging of collateral, provided that no such documents or agreements shall be effective prior to the Effective Time, (iv) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Debt Financing and (iv) promptly furnishing (but in no event later than three (3) Business Days prior to the Closing Date) Parent and any lenders involved in such Debt Financing with all documentation and other information about the Company Group as is reasonably requested in writing by Parent as may be required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing at least ten (10) Business Days prior to the Closing Date.

(b) Obligation of the Company. Nothing in this Section 6.5 will require the Company Group to (i) waive or amend any terms of this Agreement, pay any commitment fee or similar fee or agree to pay any other fees or reimburse any expenses or otherwise issue or provide any indemnities prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into, approve, modify or perform any definitive agreement or commitment or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) that will be effective prior to the Closing Date (other than customary authorization letters in connection with the Debt Financing); (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time and only to the extent previously agreed in writing by the Company; (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company Group or create an unreasonable risk of damage or destruction to any property or assets of the Company Group; (v) provide any authorization letters, presentations, memoranda

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or other materials or documents used in the connection with the Debt Financing with respect to which any of the Company Group or their respective Representatives provided cooperation pursuant to their obligation under this Section 6.5 or any of such documents or materials containing information based on financial information or data derived from the Company Group’s historical books and records, in all cases, (x) which does not include language that exculpates the Company Group and their respective Representatives and Affiliates from any liability in connection with the unauthorized use or misuse by the recipients thereof of all such presentations, memoranda and other materials and documents and information set forth therein, and (y) which the Company and its Representatives have not been given reasonable opportunity to review and comment on; (vi) prepare separate financial statements for any of the Company Group to the extent not customarily prepared by the Company Group and to the extent such preparation would be unduly burdensome or change any fiscal period; (vii) adopt any resolutions, execute any consents or otherwise take any corporate or similar action to be effective prior to the Closing; (viii) provide any legal opinion prior to the Closing; or (ix) take any action that will conflict with or violate its organizational documents or any applicable laws or would result in a material violation or breach of, or default under, any material agreement to which any member of the Company Group is a party. In addition, (A) no action, liability or obligation of the Company Group or any of its Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than customary authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing based on financial information and data derived from the Company’s historical books and records)) will be effective until the Effective Time, and the Company Group will not be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than customary authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing based on financial information and data derived from the Company’s historical books and records)) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (B) any bank information memoranda required in relation to the Debt Financing will contain disclosure reflecting the Parent or its Affiliate, the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 6.5 will require (1) any officer, employee or Representative of the Company Group to deliver any certificate or opinion or take any other action under this Section 6.5 that could reasonably be expected to result in personal liability to such officer or Representative; or (2) the Company Board to approve any financing or Contracts related thereto, effective prior to the Closing Date. For the avoidance of doubt, neither the Company nor any of its Subsidiaries shall be required to be an issuer or obligor with respect to the Debt Financing prior to the Effective Time.

(c) Company Notes. Prior to the effective date of the Merger, if requested in writing by the Buyer Parties, the Company shall, and shall cause each of its Subsidiaries and each of their respective Representatives to, reasonably cooperate with the Buyer Parties to, and take such actions as are necessary to, allow or effect, as the case may be, (a) (i) consent solicitations (the “Consent Solicitations”) and/or (ii) offers to purchase, tender offers or exchange offers in connection with the Company Notes (each a “Debt Offer”), (b) the satisfaction and discharge on the Closing Date of all the outstanding aggregate principal amount of Company Notes (the “Discharge”) or (c) the conditional redemption of all of the outstanding aggregate principal amount of the Company Notes pursuant to the applicable provisions of the Company Indenture at the Closing Date (the “Redemption”). The (i) Buyer Parties shall be responsible for preparation of the necessary documents in connection with the Consent Solicitations with (the “Consent Solicitation Documents”), (ii) the Buyer Parties shall consult the Company and afford the Company a reasonable opportunity to review and comment on the Consent Solicitation Documents and will give reasonable and good faith consideration to the comments, if any, raised by the Company and (iii) the Buyer Parties shall be (or shall cause one or more of its Subsidiaries to be) responsible for the payment of all fees and expenses in connection with such Consent Solicitation. For the avoidance of doubt, the Buyer Parties shall be permitted to identify and engage (or, to the extent reasonably requested by the Buyer Parties, request that the Company or its applicable Subsidiary engage) any solicitation agents and other agents and advisors in connection with the Consent Solicitation. The Consent Solicitations shall be conducted in compliance with the Company Indenture and the applicable global security governing the Company Notes and with applicable laws, including, for the avoidance of doubt, applicable SEC rules and regulations. The Company shall, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause their respective Representatives to, in each case, at the Buyer Parties’ sole expense, provide all cooperation reasonably requested by the Buyer Parties in connection with any Consent Solicitation, including, without limitation, by (to the extent requested by the Buyer Parties) executing and delivering the Consent Solicitation Documents, entering into any solicitation agency and similar agreements related to such Consent Solicitation and participating in the preparation of the Consent Solicitation Documents. Promptly following the

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expiration of a Consent Solicitation and subject to the receipt of any requisite consents, (i) the Company shall execute one or more supplemental indentures to the Company Indenture governing the Company Notes subject to the applicable Consent Solicitation, in accordance with the terms of the Company Indenture and providing for the amendments contemplated in the Consent Solicitation Documents and (ii) shall use reasonable best efforts to cause the trustee under the Company Indenture to enter into such supplemental indentures; provided, however, that notwithstanding the fact that such supplemental indentures may become effective earlier, the proposed amendments set forth therein shall not become operative until the Effective Time. Any Debt Offer, Redemption and/or Discharge, and all notices or instructions with respect thereto must be conditioned on the occurrence of the Closing or shall occur on or after the Closing Date. Parent shall ensure that, at or prior to the Closing, the Buyer Parties shall have funds necessary in connection with any such Consent Solicitation, Debt Offer, Redemption and/or Discharge. The Parties hereby agree that none of Parent, the Company, any Subsidiary of the Company or any of the foregoing Person’s respective Representatives shall be required to pay or deposit any amounts required in connection with a Consent Solicitation, Debt Offer, Redemption or the Discharge, except to the extent such amounts have been previously provided by the Buyer Parties to such Person expressly for such purpose. If requested by the Buyer Parties, the Company shall use its reasonable best efforts to cause its counsel to provide all customary legal opinions customary or required in connection with the transactions contemplated by this Section 6.5(c) to the extent such legal opinion is customary or required to be delivered prior to the Closing Date and shall deliver all such officer’s certificates customary or required in connection with such transactions.

(d) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent will be permitted to disclose such information to any financing sources of the Buyer Parties or prospective financing sources of the Buyer Parties and other financial institutions and investors that may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(e) Reimbursement. Promptly upon request by the Company, Parent will reimburse the Company (or cause the Company to be reimbursed) for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees of one outside counsel) incurred by the Company Group in connection with the cooperation of the Company Group contemplated by this Section 6.5; provided that, such reimbursement shall not include costs and expenses incurred in connection with the preparation of any historical financial statements or data that would be prepared by the Company, its Subsidiaries, or any of their respective Representatives notwithstanding this Section 6.5.

(f) Indemnification. The Company Group and its Representatives will be indemnified and held harmless by the Buyer Parties from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees of one outside counsel), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with any cooperation provided pursuant to this Section 6.5 or the provision of information utilized in connection therewith; except to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, penalties or amounts paid in settlement arise from (i) the gross negligence, bad faith or willful misconduct of the Company, its Subsidiaries or any of their respective Representatives, or (ii) any historical information pertaining to the Company and its Subsidiaries provided by the Company or its Subsidiaries in writing to the Parent.

(g) No Financing Condition. The Buyer Parties acknowledge and agree that obtaining the Debt Financing is not a condition to the Closing. Except in the case of a Willful and Material breach that has not been cured by the Company within a reasonable period of time after Parent has provided written notice to the Company of the specific breach, the Company’s breach of this Section 6.5 will not be asserted as the basis for (A) any conditions set forth in Article VII to consummate the Merger having not been satisfied or (B) the termination of this Agreement pursuant to Section 8.1(e). If the Debt Financing has not been obtained, the Buyer Parties will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger.

6.6 Anti-Takeover Laws. The Company and the Company Board (and any committee empowered to take such action, if applicable) will (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar

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statute or regulation becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize or make inapplicable the effect of such statute or regulation on the Merger.

6.7 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, the Company will afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company Group, in each case, solely for purposes of consummating the Merger (including for integration planning), except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable law or regulation requires the Company Group to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company Group is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of third Persons; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand. Nothing in this Section 6.7 will be construed to require the Company Group or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.7 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group or create a risk of damage or destruction to any property or assets of the Company Group. Any access to the properties of the Company Group will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth above by electronic means if physical access is not permitted under applicable law. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.7, other than any information that has been made, is or becomes available to Parent or any of its Representatives by or from the Company or any of its Representatives in the ordinary course of their ongoing business arrangements consistent with past practice, including in connection with Parent’s preparation of its consolidated financial statements or its public reporting obligations, or that Parent receives or has a right to receive in connection with any franchise, development or other commercial agreement by and between Parent or any of its Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand. All requests for access pursuant to this Section 6.7 must be directed to the General Counsel of the Company, or another person designated by the Company.

6.8 Section 16(b) Exemption. The Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or officer subject to the reporting requirements of Section 16(a) of the Exchange Act of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.9 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company Group pursuant to any indemnification agreements between a member of the Company Group and any of its current or former directors or officers (and any person who becomes a director or officer of a member of the Company Group prior to the Effective Time) (collectively, the “Indemnified Persons”) or employees for any acts or omissions by such Indemnified Persons or employees occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws, and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation from liabilities and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date hereof. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any adverse manner except as required by applicable law.

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(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.9(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable law or pursuant to any indemnification agreements with the Company and any of its Subsidiaries in effect on the date hereof, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as an Affiliate, director, officer, employee or agent of the Company Group or its Affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (ii) the Merger, as well as any actions taken by the Company or the Buyer Parties with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered any of the Surviving Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.9(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation, on behalf of itself and its Affiliates, will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto); (B) each Indemnified Person will be entitled to retain his or her own counsel, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding promptly (and in any event within ten (10) days) after receipt by Parent or the Surviving Corporation of a written request for such advance to the fullest extent permitted under applicable law, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding.

(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company’s directors’ and officers’ liability insurance in effect on the date hereof (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.9(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof. The Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are no less favorable than those of the D&O Insurance so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect.

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(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.9.

(e) No Impairment. The obligations set forth in this Section 6.9 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.9(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.9(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.9, with full rights of enforcement as if such person were a Party. The rights of the Indemnified Persons (and other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.9(c) (and their heirs and representatives)) pursuant to this Section 6.9 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and the Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company Group; or (iv) applicable law (whether at law or in equity).

(f) Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.9 will be joint and several.

(g) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company Group for any of its directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.10 Employee Matters.

(a) Acknowledgement. Parent hereby acknowledges and agrees that a “change in control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.

(b) Existing Arrangements. Subject to Section 6.10, from and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Employee Plans in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing will prohibit the Surviving Corporation from in any way amending, modifying or terminating any such Employee Plans in accordance with their terms or if otherwise permitted pursuant to applicable law.

(c) Employment; Benefits. As of the Closing, the Surviving Corporation or one of its Subsidiaries will continue to employ the employees of the Company Group as of the Effective Time. From and after the Effective Time until the first anniversary of the Effective Time (or, if earlier, the termination date of an applicable Continuing Employee), the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) provide each Continuing Employee with an annual base salary or hourly wage rate (as applicable) and annual (or quarterly, if applicable) cash incentive compensation opportunities, in each case, that, in the aggregate for such Continuing Employee are no less favorable than the annual base salary or hourly wage rate (as applicable) and annual (or quarterly, if applicable) cash incentive compensation opportunities, in the aggregate of such Continuing Employee provided to such Continuing Employee immediately prior to the Effective Time. From and after the Effective Time until December 31, 2024 (or, if earlier, the termination date of an applicable Continuing Employee), the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) provide each Continuing Employee with all other employee compensation and benefits (other than defined benefit pension, nonqualified deferred compensation, post-employment or retiree health or welfare, or change in control, retention or equity-based benefits) that are substantially comparable in the aggregate to those provided to such Continuing Employees immediately prior to the Effective Time (subject to the same foregoing exclusions). From and after the Effective Time until the first anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) provide severance benefits to eligible employees in accordance with the Company’s severance plans, guidelines and practices as in effect on the

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date hereof that have been made available to Parent prior to the date hereof. Notwithstanding the foregoing, nothing in this Section 6.10 shall obligate the Surviving Corporation and its Subsidiaries to continue the employment of any Continuing Employee for any specific period.

(d) New Plans. To the extent that a benefit plan of Parent is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company Group prior to the Effective Time for purposes of eligibility to participate, vesting and for purposes of future vacation accrual and determining severance amounts, except that (i) such service need not be credited to the extent that it would result in duplication of coverage or benefits, (ii) such service shall only be credited to the same extent and for the same purpose as such service was credited under an analogous Employee Plan, and (iii) no service shall be required to be credited under any plan that provides for equity or equity-based defined benefit pension, deferred compensation or post-employment or retiree welfare benefits. In addition, and without limiting the generality of the foregoing, the Surviving Corporation shall use commercially reasonable efforts to ensure that (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries to the extent that coverage pursuant to any such plans (the “New Plan”) replaces coverage previously provided under a comparable Employee Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); and (ii) during the plan year in which the Closing Date occurs, for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, (x) the Surviving Corporation will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and (y) the Surviving Corporation will cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year ending on the Closing Date to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, and will not be subject to accrual limits or other forfeiture and will not limit future accruals (except to the extent that such limits or forfeitures applied under the Employee Plans in effect as of the date hereof).

(e) No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.10 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of its Subsidiaries to terminate any Continuing Employee for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan or other compensation or benefit plan or arrangement, or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any benefit plan, program, agreement or arrangement.

(f) Non-Qualified Deferred Compensation Plan. The Surviving Corporation shall pay (and Parent shall cause the Surviving Corporation to pay) all amounts that become payable under the Company’s Amended and Restated Deferred Compensation Plan (the “DCP”) in connection with the Closing, in accordance with the terms of the DCP and in accordance with Section 409A of the Code and the regulations thereunder.

(g) 401(k) Plan Termination. To the extent requested by Parent in writing no later than ten (10) Business Days prior to the Effective Time, The Company Board (or the appropriate committee thereof) shall take actions necessary to terminate the Company 401(k) Plan (the “401(k) Plan”), with such termination to be effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. If Parent provides such written notice to the Company, then no later than two (2) days prior to the Closing Date, the Company shall provide Parent with evidence that the 401(k) Plan has been terminated pursuant to resolutions of the Company Board (effective as of the day immediately preceding the Closing Date), the form and substance of which shall be subject to reasonable review and comment by Parent. Parent shall, effective as of the Closing Date, offer participation in Parent’s tax qualified defined contribution plan (the “Parent 401(k) Plan”) to each Continuing Employee who was an active participant in the Company 401(k) Plan as of the date of its termination and who satisfies the eligibility

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requirements of the Parent 401(k) Plan. If elected by such Continuing Employee in accordance with applicable Law, Parent shall permit the Parent 401(k) Plan to, following the Closing Date, accept a “direct rollover” to such Parent 401(k) Plan of the account balances (including any participant loans) of such Continuing Employee.

(h) Delivery of Materials Related to Employee Plans. Within 30 Business Days following the date of this Agreement, the Company shall provide or otherwise make available to Parent, with respect to each material Employee Plan, to the extent applicable, (A) true, correct and complete copies of the plan document (or, if unwritten, a written description of the material terms thereof), or summary plan description; (B) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (C) the most recent determination or opinion letter, if any, from the IRS for any Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code; (D) summary plan descriptions; and (E) any notices to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any material compliance issues in respect of any such Employee Plan during the past three years. Within thirty (30) Business Days following the date of this Agreement, the Company shall provide or otherwise make available to Parent, a copy of each Form 1095-B and Form 1095-C, as applicable, for the last three (3) years.

6.11 Delivery of Subsidiary Organizational Documents. Within 30 Business Days following the date of this Agreement, the Company shall provide or otherwise make available to Parent, true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended as of the date hereof.

6.12 Obligations of the Buyer Parties and the Company. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Each of the Buyer Parties will be jointly and severally liable for any breach of this Agreement by any Buyer Party (or, following the Closing, the Surviving Corporation) or any other failure by any Buyer Party (or, following the Closing, the Surviving Corporation) to perform and discharge any of its respective covenants, agreements and obligations pursuant to this Agreement.

6.13 Notification of Certain Matters.

(a) Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of the Buyer Parties to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of the Buyer Parties to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 6.13(a).

(b) Notification by Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by the Buyer Parties in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Buyer Parties to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Buyer Parties set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 6.13(b).

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(c) Impact of Non-Compliance. The Company’s or the Buyer Parties’ failure to comply with this Section 6.13 will not be taken into account for purposes of determining whether any conditions set forth in Article VII to consummate the Merger have been satisfied or whether any termination rights set forth in Article VIII are available.

6.14 Public Statements and Disclosure. The Company, Parent and Merger Sub shall consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby and shall not issue any such press release or other public statement or comment prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Authority; provided that the restrictions in this Section 6.13 shall not apply to (i) any Company communication regarding an Alternative Acquisition Agreement, Superior Proposal or Intervening Event or from and after a Recommendation Change, in each case, to the extent permitted by Section 5.3 or (ii) any press release, filings with the SEC or other public statement or comment the contents of which are substantially consistent with prior public statements and other communications made by the Company, Parent or Merger Sub in compliance with this Agreement. Parent and the Company agree to issue a joint press release as the first public disclosure of this Agreement.

6.15 Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.15, “participate” means that Parent will be kept apprised of proposed strategy and other material decisions and filings with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

6.16 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of Nasdaq to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.17 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.18 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent will cause the sole stockholder of Merger Sub to execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL. Parent shall consent to, in its capacity as holder of Company Preferred Stock, the adoption of this Agreement or actions required to be taken in connection therewith, in its capacity as the purchaser under the Agreement (and not, for the avoidance of doubt, under any Alternative Acquisition Agreement), or with respect to any Contracts by and between Parent and its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand. Parent shall vote or cause to be voted any shares of Company Capital Stock beneficially owned by it or any of its Subsidiaries or which it or any of its Subsidiaries has the power to cause to be voted, in favor of the adoption of this Agreement at the Company Stockholder Meeting or any other meeting of stockholders of the Company at which this Agreement shall be submitted for adoption, including all adjournments, recesses or postponements thereof; provided that, such agreement to vote in favor of the adoption of this Agreement shall terminate, and Parent and its Subsidiaries shall have no obligation with respect thereto, in the event that the Company Board effects a Company Board Recommendation Change.

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6.19 Company Credit Agreement. The Company shall use commercially reasonable efforts to (a) to deliver a draft of the Payoff Letter prior to the Closing Date, (b) to deliver or facilitate the delivery of the executed Payoff Letter at least two (2) Business Day prior to Closing Date and (c) cooperate with any back-stop, “roll-over” or termination of any existing letters of credit under the Company Credit Agreement.

ARTICLE VII
CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the Buyer Parties and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions:

(a) Requisite Stockholder Approval. The Company will have received the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b) HSR Clearance. The waiting period (and any extensions thereof) applicable to the Merger pursuant to the HSR Act will have expired or otherwise been terminated.

(c) No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction in the United States or other legal or regulatory restraint or prohibition in the United States preventing the consummation of the Merger will be in effect, nor will any action have been taken by any Governmental Authority of competent jurisdiction in the United States, and no statute, rule, regulation or order in the United States will have been enacted, entered, enforced or deemed applicable to the Merger, that, in each case, prohibits, makes illegal, or enjoins the consummation of the Merger. For the avoidance of doubt, the receipt of a Specified Letter by the Buyer Parties or the Company shall not be the basis for concluding that any conditions set forth in this Article VII to consummate the Merger have not been satisfied.

7.2 Conditions to the Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) Other than the representations and warranties listed in Section 7.2(a)(ii) and Section 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(ii) The representations and warranties set forth in Section 3.1 (Organization; Good Standing) (other than the second sentence thereof), Section 3.2 (Corporate Power; Enforceability), Section 3.3(d) (Anti-Takeover Laws), the last two sentences of Section 3.7(a) (Company Capitalization — Capital Stock), the last sentence of Section 3.7(b) (Company Capitalization — Stock Reservation), Section 3.7(c) (Company Capitalization — Company Securities) (other than the first sentence thereof), Section 3.7(d) (Company Capitalization — Other Rights), and 3.12(a)(ii) (Absence of Company Material Adverse Effect) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).

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(iii) The representations and warranties set forth in Section 3.7(a) (Company Capitalization — Capital Stock) (other than the last two sentences thereof), Section 3.7(b) (other than the last sentence thereof) (Company Capitalization — Stock Reservation), the first sentence of Section 3.7(c) (Company Capitalization — Company Securities) and Section 3.25 (Brokers), will be true and correct in all respects as of the Closing Date (in each case (A) without giving effect to any Company Material Adverse Effect or other materiality qualifications; and (B) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any inaccuracies that are de minimis in nature and amount.

(b) Performance of Obligations of the Company. The Company will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Officer’s Certificate. The Buyer Parties will have received a certificate of the Company, validly executed for and on behalf of the Company and in the name of the Company by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date hereof that is continuing.

7.3 Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer Parties set forth in this Agreement will be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except for (i) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement; and (ii) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

(b) Performance of Obligations of the Buyer Parties. The Buyer Parties will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Buyer Parties at or prior to the Closing.

(c) Officer’s Certificate. The Company will have received a certificate of the Buyer Parties, validly executed for and on behalf of the Buyer Parties and in the respective names of the Buyer Parties by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other judgment or order issued by a Governmental Authority of competent jurisdiction in the United States or other legal or regulatory restraint or prohibition imposed by a Governmental Authority in the United States preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction in the United States, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule, regulation or order in the United States will have

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been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party whose failure to comply with its obligations under Section 6.2 resulted in the failure to resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(c) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Closing has not occurred by 11:59 p.m., Eastern time, on November 30, 2024 (the “Termination Date”); provided that, the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) (A) Parent if the Company has the valid right to terminate this Agreement pursuant to Section 8.1(g); or (B) the Company if Parent has the valid right to terminate this Agreement pursuant to Section 8.1(e); and (ii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (1) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (2) the failure of the Closing to have occurred prior to the Termination Date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(d) by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the cause of, or resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof);

(e) by Parent (whether prior to or after the receipt of the Requisite Stockholder Approval), if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 45 days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to such termination and (ii) the right to terminate this Agreement pursuant to this Section 8.1(e) will not be available to Parent if it is then in breach of any provision of this Agreement or has failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, failure to perform or inaccuracy would give rise to the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b);

(f) by Parent at any time prior to the receipt of the Requisite Stockholder Approval if the Company Board (or a committee thereof) has effected a Company Board Recommendation Change;

(g) by the Company (whether prior to or after the receipt of the Requisite Stockholder Approval), if the Buyer Parties have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 45 days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to such termination and (ii) that the right to terminate this Agreement pursuant to this Section 8.1(g) will not be available to the Company if it is then in breach of any provision of this Agreement or has failed to perform or comply with,

Annex A-56

or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, failure to perform or inaccuracy would give rise to the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b); or

(h) by the Company, at any time prior to receiving the Requisite Stockholder Approval if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof), upon the recommendation of the Special Committee, has authorized the Company to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) and the Company has complied in all material respects with Section 5.3 with respect to such Superior Proposal; and (iv) concurrently with such termination the Company pays the Company Termination Fee due in accordance with Section 8.3(b).

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that the Confidentiality Agreement, Section 6.5(e), Section 6.5(f), Section 6.14, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing, nothing in this Agreement will relieve any Party from any liability for any Willful and Material breach of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3 or as otherwise expressly provided herein, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent.

(b) Company Payments.

(i) If (A) this Agreement is validly terminated pursuant to Section 8.1(d) or Section 8.1(e), (B) at the time of such termination, the Company is not then able to terminate this Agreement pursuant to Section 8.1(b), and the conditions set forth in Section 7.3(a) and Section 7.3(b) would be satisfied if the date of such termination was the Closing Date; (C) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(e), as applicable, an Acquisition Proposal for an Acquisition Transaction has been publicly announced or publicly disclosed and not withdrawn or otherwise abandoned; and (D) within twelve (12) months following the termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(e), as applicable, either such Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of such Acquisition Transaction which is ultimately consummated, then the Company will concurrently with the consummation of such Acquisition Transaction pay or cause to be paid to Parent (or as directed by Parent) an amount equal to $19,000,000 (the “Company Termination Fee”). For purposes of this Section 8.3(b)(i), all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.

(ii) If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within two Business Days) following such termination pay or cause to be paid to Parent (or as directed by Parent) the Company Termination Fee.

Annex A-57

(iii) If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must prior to or concurrently with such termination pay or cause to be paid to Parent (or as directed by Parent) the Company Termination Fee; provided, that if (A) such termination occurs prior to the No-Shop Period Start Date and (B) the Company has entered into a definitive Alternative Acquisition Agreement to consummate an Acquisition Transaction in connection with such termination, then the “Company Termination Fee” shall mean an amount equal to $9,500,000.

(c) Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay more than one termination fee, collectively, or be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(d) Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of this Agreement and the Merger, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof, the Company will pay to Parent (or as directed by Parent) its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable law. All payments under this Section 8.3 shall be made by the Company to Parent (or as directed by Parent) by wire transfer of immediately available funds to an account designated by Parent in writing to the Company.

(e) Acknowledgement Regarding Specific Performance. Notwithstanding the availability of monetary damages, it is agreed that the Buyer Parties and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.8(b), except that, although the Buyer Parties and the Company, in their respective sole discretion, may determine their choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 9.8(b), under no circumstances will the Buyer Parties or the Company be permitted or entitled to receive both specific performance that results in the occurrence of the Closing and any monetary damages, including, with respect to the Buyer Parties, the Company Termination Fee.

8.4 Amendment. Subject to applicable law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Buyer Parties and the Company (pursuant to authorized action by the Special Committee), except that (a) in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval and (b) the definition of the term “Unaffiliated Stockholder Approval” may not be amended, and the condition precedent set forth in Section 7.1(a) regarding the receipt the Unaffiliated Stockholder Approval may not be amended.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein; provided that the condition precedent set forth in Section 7.1(a) regarding the receipt the Unaffiliated Stockholder Approval may not be waived. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

8.6 Special Committee Approval. Notwithstanding anything to the contrary herein, prior to the Effective Time, no amendment or waiver of any provision of this Agreement and no action shall be taken by or on behalf of the Company under or with respect to this Agreement without first obtaining the approval of the Special Committee.

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ARTICLE IX
GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company and the Buyer Parties contained in this Agreement will terminate at the Closing, except that any covenants that by their terms survive the Closing will survive the Closing in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

(a) if to the Buyer Parties to:

Restaurant Brands International Inc.

130 King Street West, Suite 300

Toronto, Ontario

Canada, M5X 1E1

Attention:     Jill Granat, General Counsel

Email:          JGranat@rbi.com

with a copy (which will not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention:     Scott A. Barshay

Laura C. Turano

Email:          sbarshay@paulweiss.com

lturano@paulweiss.com

(b) if to the Company (prior to the Effective Time) to:

Carrols Restaurant Group, Inc.

968 James Street

Syracuse, NY 13203

Attention:     Jared Landaw, General Counsel

Email:          jlandaw@carrols.com

with a copy (which will not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, NY 10001-2163

Attention:     Derek Winokur

Iliana Ongun

Email:          dwinokur@milbank.com

IOngun@milbank.com

Any notice received by email at the addressee’s email address or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 9.2, except that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

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9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that (a) the Buyer Parties will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement, including by Parent transferring its interests in Merger Sub, (i) in connection with a merger or consolidation involving the Buyer Parties or other disposition of all or substantially all of the assets of the Buyer Parties or the Surviving Corporation; or (ii) to any of their respective Affiliates; and (b) the Buyer Parties will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement to the lenders party to Parent’s credit facilities from time to time (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of obtaining financing to consummate the transactions contemplated by this Agreement), it being understood that, in each case, such assignment will not impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Capital Stock and Company Equity Awards pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder.

9.4 Confidentiality. The Buyer Parties and the Company hereby acknowledge that Parent and the Company have executed that certain confidentiality agreement dated as of December 18, 2023 (the “Confidentiality Agreement”), that will continue in full force and effect in accordance with its terms. Each of the Buyer Parties and their respective Representatives will hold and treat all documents and information concerning the Company Group furnished or made available to the Buyer Parties or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of the Buyer Parties agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6 Third Party Beneficiaries. Except as set forth in Section 6.9 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.9; (b) if a court of competent jurisdiction has declined to grant specific performance and has instead granted an award of damages, then the Company may enforce such award and seek additional damages on behalf of the holders of shares of Company Common Stock and Company Equity Awards (which the Buyer Parties acknowledge and agree may include damages based on a decrease in share value or lost premium); (c) if any of the Buyer Parties wrongfully terminate or willfully breach this Agreement, then, following the termination of this Agreement, the Company may seek damages and other relief (including equitable relief) on behalf of the holders of shares of Company Common Stock and Company Equity Awards (which the Buyer Parties acknowledge and agree may include damages based on a decrease in share value or lost premium); and (d) from and after the Closing, the rights of the holders of shares of Company Common Stock and Company Equity Awards, to receive the consideration set forth in Article II. The rights granted pursuant to clause (c) of the second sentence of this Section 9.6 will only be enforceable on behalf of the holders of shares of Company Common Stock and Company Equity Awards by the Company, in its sole and absolute discretion, as agent for such holders, and it is understood and agreed that any and all interests in such claims will attach to such shares of the Company Common Stock and Company Equity Awards, and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith and) may, in the Company’s sole and absolute discretion, be (A) distributed, in whole or in part, by the Company to such holders as of any date determined by the Company; or (B) retained by the Company for the use and benefit of the Company Group in any manner that the Company deems fit.
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9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect, and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance).

(b) Specific Performance.

(i) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (B) the right of specific enforcement is an integral part of this Agreement and the Merger and without that right, neither the Company nor the Buyer Parties would have entered into this Agreement. It is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing the Buyer Parties’ obligations to consummate the Merger.

(ii) The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Buyer Parties pursuant to this Agreement. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance or any other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

9.9 Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules that would result in the application of the laws or statutes of limitations of a different jurisdiction.

9.10 Consent to Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a

Annex A-61

particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware (and any appellate court therefrom)) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the Buyer Parties and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, OR ANY TRANSACTION CONEMPLATED HEREBY (INCLUDING ANY FINANCING OBTAINED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT). EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.13 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.14 No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

Annex A-62

9.15 Non-Recourse. Each of the Company, its Subsidiaries, and the Affiliates, shareholders and representatives of the foregoing acknowledge and agree that (i) no financing institution providing Debt Financing (“Debt Financing Sources”) shall have any liability or obligations to the Company, its Subsidiaries or the Affiliates or representatives of the foregoing arising out of or relating to (A) this Agreement or any other agreement referenced herein or the transactions contemplated hereunder (including any Debt Financing), (B) the negotiation, execution or performance this Agreement or any other agreement referenced herein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement), (C) any breach or violation of this Agreement or any other agreement referenced herein and (D) any failure of the transactions contemplated hereunder or any other agreement referenced herein (including any agreement in respect of any Debt Financing); (ii) no recourse under this Agreement or any other agreement referenced herein or in connection with any transactions contemplated hereby (including any Debt Financing) shall be sought or had against any Debt Financing Sources for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related to the items in the clauses (A) through (D) of the immediately preceding clause (i), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related to the items in clauses (A) through (D) of the immediately preceding clause (i).

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

RESTAURANT BRANDS INTERNATIONAL INC.
By:	/s/ Joshua Kobza
	Name:	Joshua Kobza
	Title:	Chief Executive Officer
BK CHESHIRE CORP
By:	/s/ Thomas B. Curtis IV
	Name:	Thomas B. Curtis IV
	Title:	President

[Signature Page to Agreement and Plan of Merger]

Annex A-64

CARROLS RESTAURANT GROUP, INC.
By:	/s/ Deborah M. Derby
	Name:	Deborah M. Derby
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A-65

Annex B

Jefferies LLC
520 Madison Avenue
New York, NY 10022
tel 212.284.2300
Jefferies.com

January 15, 2024

The Special Transaction Committee of
the Board of Directors of
Carrols Restaurant Group, Inc.
968 James Street
Syracuse, NY 13203

Members of the Special Transaction Committee:

We understand that Carrols Restaurant Group, Inc. (the “Company”), Restaurant Brands International Inc. (“Parent”), and BK Cheshire Corp, a subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving corporation (the “Merger”), in a transaction in which each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than Owned Company Shares and Dissenting Shares (each as defined in the Merger Agreement), will be converted into the right to receive $9.55 in cash (the “Per Share Price”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

The Special Transaction Committee of the Board of Directors of the Company (the “Special Committee”) has asked for our opinion as to whether the Per Share Price to be received by the Unaffiliated Company Stockholders (as defined in the Merger Agreement) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated January 15, 2024 of the Merger Agreement;
(ii)	reviewed certain publicly available financial and other information about the Company;
(iii)

reviewed certain information furnished to us by the Company’s management and approved for our use by the Special Committee, including financial forecasts and analyses, relating to the business, operations and prospects of the Company (the “Company Forecasts”);

(iv)	held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above;
(v)	reviewed the share trading price history and valuation multiples for the Company Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;
(vi)	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and
(vii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

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In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to us by the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of the Company that it is not aware of any facts or circumstances that would make any of the foregoing information incomplete, inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did we conduct a physical inspection of any of the properties or facilities of, the Company, and we have not been furnished with and assume no responsibility to obtain, any such evaluations, appraisals or physical inspections. We have not evaluated the solvency or fair value of the Company or any other entity under any laws relating to bankruptcy, insolvency or similar matters.

With respect to the Company Forecasts provided to and reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. However, we have been advised, and we have assumed, that the Company Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. We express no opinion as to the Company Forecasts or the assumptions on which they are based.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of, and we express no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to the Company, and we have assumed the correctness in all respects material to our analyses and opinion of all legal, regulatory, accounting and tax advice given to the Company, its Board of Directors or the Special Committee including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting the Company or the Merger and legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement and related documents to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Company Common Stock. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger or that otherwise would be material in any respect to our analyses or opinion.

Our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company or the Special Committee to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein, including the form or structure of the Merger or any term, aspect or implication of any other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from the Merger or otherwise. Our opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote on the Merger or any matter related thereto. At your direction, we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. We express no opinion as to whether any alternative transaction might result in consideration more favorable to the Company’s stockholders than that contemplated by the Merger Agreement. We have not been asked to address, and our opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company or any other party, other than the Unaffiliated Company Stockholders. We express no view or opinion as to the price at which shares of Company Common Stock will trade or otherwise be transferrable at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount

Annex B-2

or nature of any compensation or other consideration payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Per Share Price to be received by the Unaffiliated Company Stockholders or otherwise. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

It is understood that our opinion is for the use and benefit of the Special Committee (in its capacity as such) in its consideration of the Merger.

We have been engaged by the Special Committee to act as its financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. The Company has also agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. As you are aware, we have, in the past, provided investment banking services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. As you are also aware, in the past two years we have not provided investment banking services to Parent or its affiliates for which we and our affiliates have received compensation. We maintain a market in the securities of the Company and Parent, and in the ordinary course of our business, we and our affiliates may trade or hold securities or financial instruments (including loans and other obligations) of the Company or Parent and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Special Committee and the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Per Share Price to be received by the Unaffiliated Company Stockholders pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

JEFFERIES LLC

Annex B-3

Annex C

VOTING AGREEMENT

This Voting Agreement (“Agreement”), dated as of January 16, 2024, is by and among Restaurant Brands International Inc., a corporation existing under the laws of Canada (“Parent”) and the persons listed on the attached Schedule A who are signatories to this Agreement (each, a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently herewith, Carrols Restaurant Group, Inc., a Delaware corporation (the “Company”), Parent and BK Cheshire Corp, a Delaware corporation and a subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, the Company has informed Parent and each Stockholder that the Company Board has, prior to the execution and delivery of this Agreement, taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the General Corporation Law of the State of Delaware and any other “takeover” Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the transactions contemplated hereby (the “203 Approval”);

WHEREAS, as of the date of this Agreement, each Stockholder is the record or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock set forth next to such Stockholder’s name on Schedule A hereto, being all of the shares of the Company Common Stock owned of record or beneficially by such Stockholder as of the date of this Agreement (collectively with respect to each Stockholder, the “Owned Shares” and, together with any additional Shares or other voting securities of the Company of which such Stockholder acquires record or beneficial ownership after the date of this Agreement, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, consolidation, reclassification, exchange or change of such shares, or other similar transaction, or upon exercise or conversion of any securities (including any Company Options, Company RSUs, Company PSUs, Company RSAs, Company PSAs or any other equity awards), such Stockholder’s “Covered Shares”);

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent and the Stockholders are entering into this Agreement; and WHEREAS, the Stockholders acknowledge that each of Parent and Merger Sub is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Merger Agreement if the Stockholders did not enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms have the following respective meanings:

(a) Constructive Disposition” means, with respect to a security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative, swap, “put-call”, margin, securities lending or other transaction that has or reasonably would be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership of such security.

(b) Termination Date” means the earlier to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the date on which any amendment to the Merger Agreement is effected, or any waiver of the Company’s rights under the Merger Agreement is granted, in each case, without the Stockholders’ prior written consent, that (A) diminishes the Per Share Price to be received by the stockholders of the Company, (B) changes the form in which the Per Share Price is payable to the stockholders of the Company, (C) extends the Termination Date (as defined in the Merger Agreement) or (D) imposes any additional conditions on the Stockholder’s right to receive the Per Share Price.

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(c) A person shall be deemed to have effected a “Transfer” of a security if such person, whether voluntarily or involuntarily, directly or indirectly (i) offers, sells, leases, assigns, gifts, grants an option with respect to, transfers, exchanges, tenders or disposes (by merger, by testamentary disposition, by operation of law or otherwise, including by way of Constructive Disposition) of such security or any interest in such security, (ii) creates or permits to exist any pledge, lien, charge, mortgage, encumbrance, hypothecation or security interest of any kind or nature whatsoever on such security, except, in the case of each item described in clause (ii), that would not reasonably be expected to, individually or in the aggregate, materially prevent, delay or impair or otherwise adversely impact the Stockholders’ ability to perform its obligations hereunder, (iii) deposits such security into a voting trust or enters into a voting agreement or arrangement or grants any proxy, power of attorney or other authorization with respect thereto that is inconsistent with this Agreement, or (iv) agrees or commits (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iii). For the avoidance of doubt, any direct or indirect transfer of equity or other interests in the Stockholder by its equityholders shall not constitute a Transfer.

2. Transfer Restrictions. From the date of this Agreement until the Termination Date, each Stockholder agrees not to Transfer (or cause or permit the Transfer of) any of the Covered Shares, or enter into any agreement relating thereto, except with Parent’s prior written consent; provided, however, that any Stockholder may Transfer any such Covered Shares to (a) any other Stockholder or any Affiliate of any such Stockholder or (b) any beneficial owner of the Stockholder, in each case only if the transferee of such Covered Shares evidences in writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions of this Agreement to the same effect as such transferring Stockholder. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2 shall be null and void and of no effect whatsoever. In furtherance and not in limitation of the foregoing, from the date of this Agreement until the Termination Date, no Stockholder shall make any demands to register any of its Covered Shares pursuant to the terms of that certain Registration Rights and Stockholders’ Agreement, dated as of April 30, 2019, by and between the Company and the persons listed on Schedule A attached thereto, as amended.

3. Agreement to Vote.

(a) From the date of this Agreement until the Termination Date, subject to the terms of this Agreement and the 203 Approval, at every meeting of the stockholders of the Company (and at every adjournment or postponement thereof) to vote on any matter contemplated by this Agreement or the Merger Agreement, each Stockholder shall vote, and shall cause or direct to be voted, all of such Stockholder’s Covered Shares:

(i) in favor of the adoption of the Merger Agreement and the Merger;

(ii) in favor of the approval of any proposal to adjourn the meeting to a later date, if there are not sufficient affirmative votes (in person or by proxy) to obtain the Stockholder Approval on the date on which such meeting is held and Parent proposes or requests such postponement or adjournment in accordance with the Merger Agreement;

(iii) against (A) any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company contained in the Merger Agreement or result in any condition set forth in Article VII of the Merger Agreement not being satisfied prior to the Termination Date, (B) any Acquisition Proposal or (C) approval of any other proposal, transaction, agreement or action that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger or any other transactions contemplated by the Merger Agreement; and

(iv) in favor of any other matter or action necessary for the consummation of the transactions contemplated by the Merger Agreement.

(b) From the date of this Agreement until the Termination Date, if requested by Parent, each Stockholder shall execute and deliver to Parent a written consent with respect to the Covered Shares approving any matter referenced in sub-clause (i), (ii), or (iv) of Section 3(a) and against the approval of any matter referenced in sub-clause (iii) of Section 3(a). Unless requested by Parent to execute and deliver a written consent in accordance with the first sentence of this Section 3(b), each Stockholder agrees not to execute or deliver a written consent with respect to any matter referenced in sub-clause (i), (ii) or (iii) of Section 3(a).

Annex C-2

(c) Each Stockholder shall appear, in person or by proxy, at each meeting of the stockholders of the Company or adjournment or postponement thereof (or otherwise cause its Covered Shares to be counted as present thereat) for purposes of calculating a quorum and to vote on any matter contemplated by this Agreement. Each Stockholder shall vote all of its Covered Shares in accordance with this Section 3.

(d) Notwithstanding anything in this Agreement to the contrary, each Stockholder shall remain free to vote (or execute proxies with respect to) the Covered Shares with respect to any matter not covered by Section 3(a) in any manner the Stockholder deems appropriate.

(e) Nothing in this Agreement, including this Section 3, shall limit or restrict any Stockholder, Affiliate or designee of any Stockholder who serves as a member of the Company Board in acting in his or her capacity as a director of the Company and exercising his or her fiduciary duties and responsibilities, it being understood that this Agreement applies to each Stockholder solely in its capacity as a stockholder of the Company and does not apply to, and shall not limit or affect in any manner, any such Stockholder, Affiliate or designee’s actions, judgments or decisions as a director of the Company.

4. Termination of Sales Plans. Upon public disclosure of the material terms of the transactions contemplated hereby and by the Merger Agreement, each Stockholder shall (a) terminate any trading plan established in accordance with Rule 10b5-1 under the Exchange Act, in respect of Company Common Stock, to which such Stockholder is a party (any such plan, a “Sales Plan”), (b) take all actions necessary to ensure the continued effectiveness of the termination of any Sales Plan and (c) not Transfer (or cause or permit the Transfer of) Company Common Stock pursuant to any Sales Plan at any time upon or after the execution of this Agreement.

5. Representations and Warranties of the Stockholders. Each Stockholder, solely with respect to such Stockholder and severally and not jointly, hereby represents and warrants to Parent as follows:

(a) Power; Organization; Binding Agreement. Such Stockholder has full power and authority (in the case of each Stockholder that is not a natural person) or capacity (in the case of each Stockholder that is a natural person) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. With respect to each Stockholder that is not a natural person, (i) the execution, delivery and performance by such Stockholder of this Agreement, and the consummation by such Stockholder of the transactions contemplated hereby, have been duly authorized by all necessary corporate, limited liability company, limited liability partnership or similar equivalent action on the part of such Stockholder and (ii) such Stockholder is duly organized, validly existing and in good standing under the applicable law of its jurisdiction of formation. This Agreement has been duly executed and delivered by such Stockholder, and, assuming due authorization, execution and delivery by Parent, this Agreement is enforceable against such Stockholder in accordance with its terms, except that such enforceability may be limited by Enforceability Limitations.

(b) No Conflicts. None of the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby will (i) require any consent or approval under, or result in a violation or breach of, any agreement to which such Stockholder is a party or by which such Stockholder may be bound, including any voting agreement or voting trust, (ii) result in the creation of any pledge, lien, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever (other than Permitted Liens or those created by this Agreement) on any of the assets or properties of such Stockholder, (iii) violate any applicable law or order or (iv) with respect to each Stockholder that is not a natural person, violate the organizational documents of such Stockholder.

(c) Ownership of Covered Shares. Such Stockholder is, as of the date hereof, the record or beneficial owner of such Stockholder’s Covered Shares. All such Stockholder’s Covered Shares are free and clear of any pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever (other than Permitted Liens or those created by this Agreement) and no person has a right to acquire any of such securities. As of the date of this Agreement, other than the Owned Shares, such Stockholder does not own beneficially or of record any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Annex C-3

(d) Voting Power. Such Stockholder has the requisite voting power, power of disposition, power to issue instructions with respect to the matters set forth herein, and power to agree to all of the matters set forth in this Agreement necessary to take all actions required under this Agreement, in each case with respect to all of the securities subject to this Agreement owned by such Stockholder, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and those arising under the terms of this Agreement.

(e) Reliance by Parent and Merger Sub. Such Stockholder understands and acknowledges that each of Parent and Merger Sub is entering into the Merger Agreement in reliance on such Stockholder’s execution and delivery of this Agreement.

(f) Consents and Approvals. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except in each case for filings with the SEC or where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings and notifications, would not, either individually or in the aggregate, prevent or delay the performance by such Stockholder of any of its obligations hereunder.

(g) No Inconsistent Agreements. Except as contemplated by this Agreement, such Stockholder (i) has not entered into any voting agreement or voting trust with respect to any of its Covered Shares and (ii) has not granted a proxy or power of attorney or entered into any other arrangement with respect to any of its Covered Shares, in each case, that is inconsistent with such Stockholder’s obligations pursuant to this Agreement.

(h) Absence of Litigation. As of the date hereof, there is no action, suit, investigation or proceeding pending against or, to the knowledge of the applicable Stockholder, threatened against or otherwise affecting, such Stockholder or any of its or his or her properties or assets (including the Covered Shares) that would reasonably be expected to materially impair or materially delay the ability of such Stockholder to perform its or his or her obligations hereunder.

6. Representations and Warranties of Parent.

(a) The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, excepts as such enforceability may be limited by Enforceability Limitations.

(b) Parent acknowledges and agrees that other than the representations expressly set forth in this Agreement, the Stockholder has not made, and is not making, any representations or warranties to Parent with respect to the Stockholder, the Merger Agreement or any other matter. Parent hereby specifically disclaims reliance upon any representations or warranties (other than the representations expressly set forth in this Agreement).

7. Certain Restrictions.

(a) From the date of this Agreement until the Termination Date, each Stockholder hereby agrees that such Stockholder shall not, shall cause its Subsidiaries (if any) and its and their respective directors, officers and employees not to, and shall not instruct, authorize or knowingly permit any of its other Representatives to, directly or indirectly: (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish to any Person (other than to Parent or any designees or Representatives of Parent) any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than Parent or any designees or Representatives of Parent), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend any proposal that constitutes, or could reasonably be expected to lead to, an

Annex C-4

Acquisition Proposal, or (v) enter into any agreement with respect to any Acquisition Proposal; provided, that this Section 7(a) shall not restrict a Stockholder from taking any action or doing anything that the Company is permitted to do in accordance with the terms of Section 5.3 of the Merger Agreement.

(b) Each Stockholder hereby agrees to notify Parent promptly (and, in any event, within 24 hours) of any inquiries, offers or proposals that constitute an Acquisition Proposal or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Stockholder or any of its Representatives with respect to an Acquisition Proposal. Such notice must include (i) the identity of the Person or “group” of Persons making such offers or proposals (unless, in each case, such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or “group” of Persons that is in effect on the date of this Agreement) and (ii) a summary of the material terms and conditions of such offers or proposals. Thereafter, the Stockholder must keep Parent reasonably informed, on a prompt basis (and, in any event, within 24 hours) of any modification of the terms of any inquiry, offer or proposal (including any amendments thereto) and any changes and developments in the status of any discussions or negotiations. No Stockholder shall, directly or indirectly, take any action that would make any of its representations or warranties contained herein untrue or incorrect in any respect.

(c) From the date of this Agreement until the Termination Date, in the event that any Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Shares or other voting interests with respect to the Company, such Shares or voting interests shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, the number of Shares held by such Stockholders shall be deemed amended accordingly, and such Shares or voting interests shall automatically become subject to the terms of this Agreement. Each Stockholder shall notify the Company of any such event.

(d) From the date of this Agreement until the Termination Date, no Stockholder shall enter into any voting agreement or voting trust with respect to any of its Covered Shares or grant a proxy or power of attorney with respect to any of its Covered Shares, in either case, that is inconsistent with such Stockholder’s obligations pursuant to this Agreement.

(e) Each Stockholder hereby agrees not to commence or voluntarily participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company, the Merger Sub or any of their respective successors (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Merger) or (ii) alleging a breach of any fiduciary duty of the Company’s Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby; provided, that the foregoing shall not limit any actions taken by the Stockholder in response to any claims commenced against the Stockholder or its Representatives; provided, further that this Section 7(e) shall not be deemed a waiver of any rights of the Stockholder or its Affiliates for any breach of (a) this Agreement, (b) the Merger Agreement or (c) any other Contract by and between such Stockholder or any of its Affiliates, on the one hand, and the Company or its Subsidiaries or Affiliates, on the other hand.

(f) Each Stockholder shall permit Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the Merger Agreement, such Stockholder’s identity and ownership of Covered Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement.

8. Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have under applicable law.

9. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Termination Date, in furtherance of this Agreement, each Stockholder hereby authorizes the Company or its counsel to impose stop orders to prevent the Transfer of any of the Covered Shares in violation of this Agreement.

10. Termination. This Agreement and all rights and obligations of the parties hereunder and thereunder, shall automatically terminate without further action and shall have no further force or effect as of the Termination Date; provided, that this Section 10 and Section 11 shall survive the termination of this Agreement. Notwithstanding the foregoing, nothing set forth in this Section 10 or elsewhere in this Agreement relieves either party hereto

Annex C-5

from liability, or otherwise limits the liability of either party hereto, for any willful and material breach of this Agreement that occurred prior to such termination. For the avoidance of doubt, this Agreement shall not terminate upon a Company Board Recommendation Change unless the Merger Agreement is terminated in accordance with its terms.

11. Miscellaneous.

(a) Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(b) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties and any purported assignment in violation hereof shall be null and void ab initio, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any affiliate of Parent, but no such assignment shall relieve Parent of its obligations under this Agreement if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

(c) Amendment and Modification; Waiver. This Agreement may be amended or waived by any party hereto only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law or in equity.

(d) Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that, (i) the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, and (ii) the right of specific enforcement is an integral part of this Agreement and the transactions contemplated hereby and without that right, neither the Stockholder nor Parent would have entered into this Agreement or the Merger Agreement. It is explicitly agreed that Parent shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing each Stockholder’s obligations hereunder.

(e) Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling Persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling Person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limitation the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for beach of this Agreement against, or seek to recover monetary damages for breach of this Agreement from, any Non-Recourse Party.

Annex C-6

(f) Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

If to the Stockholders, to the address for notice set forth on Schedule A hereto, with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
Three Brickell City Centre
98 S.E. 7th Street, Suite 700
Miami, FL 33131
Attention:	Matthew Arenson, P.C.
Email:	matthew.arenson@kirkland.com
and
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Willard S. Boothby, P.C.
Email:	willard.boothby@kirkland.com
if to Parent, to:
Restaurant Brands International Inc.
130 King Street West, Suite 300
Toronto, ON M5X 1E1
Attention:	General Counsel
Email:	jgranat@rbi.com
and with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Email:	sbarshay@paulweiss.com
lturano@paulweiss.com
Attention:	Scott A. Barshay
Laura C. Turano
if to the Company, to:
Carrols Restaurant Group, Inc.
968 James Street
Syracuse, NY 13203
Email:	jlandaw@carrols.com
Attention:	General Counsel
with a copy (which shall not constitute notice) to:
Milbank LLP
55 Hudson Yards
New York, NY 10001-2163
Attention:	Derek Winokur
Iliana Ongun
Email:	dwinokur@milbank.com
IOngun@milbank.com

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Any notice received by email at the addressee’s email address or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any party may provide notice to the other parties of a change in its address or email address through a notice given in accordance with this Section 11(f), except that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 11(f) will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 11(f).

(g) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to exercise any power or authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

(h) No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto (and their respective successors and permitted assigns) any rights (legal, equitable or otherwise) or remedies, whether as third-party beneficiaries or otherwise.

(i) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(j) Submission to Jurisdiction; Service of Process; Venue. Each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 11(f) or in such other manner as may be permitted by applicable law, and nothing in this Section 11(j) will affect the right of any party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware (and any appellate court therefrom)) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of Parent and each Stockholder agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(k) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE

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IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11(k).

(l) Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto.

(m) Entire Agreement. This Agreement, together with any schedule hereto, the Merger Agreement and any exhibit and schedule thereto, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

(n) Interpretation. Section 1.3 of the Merger Agreement shall apply to this Agreement, mutatis mutandis.

(o) Expenses. Except as otherwise expressly provided in this Agreement or the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

12. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

RESTAURANT BRANDS INTERNATIONAL INC.
/s/ Joshua Kobza
Name:	Joshua Kobza
Title:	Chief Executive Officer

[Signature Page to Voting Agreement]

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CAMBRIDGE FRANCHISE HOLDINGS, LLC
/s/ Matthew Perelman
Name:	Matthew Perelman
Title:	Co-President
ALEXANDER SLOANE
/s/ Alexander Sloane
MATTHEW PERELMAN
/s/ Matthew Perelman

[Signature Page to Voting Agreement]

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Schedule A

Stockholder Name	Owned Shares	Address
Cambridge Franchise Holdings, LLC	10,442,310	853 Broadway, Suite 1605 New York, NY 10003
Matthew Perelman	283,234	853 Broadway, Suite 1605 New York, NY 10003
Alexander Sloane	152,284	853 Broadway, Suite 1605 New York, NY 10003

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Annex D

SECTION 262 OF THE GENERAL CORPORATION LAW
OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)    Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a.   Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b.   Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

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c.   Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.   Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)    [Repealed.]

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2)    If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of

Annex D-2

such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3)    Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e)    Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a)  and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of

Annex D-3

the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f)     Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g)    At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)    After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the

Annex D-4

judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i)     The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j)     The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k)    Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l)     The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Annex D-5

CARROLS RESTAURANT GROUP, INC. ATTN: GENERAL COUNSEL 968 JAMES STREET SYRACUSE, NY 13203 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 13, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TAST2024SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 13, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V35815-TBD KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CARROLS RESTAURANT GROUP, INC. The Board of Directors recommends you vote FOR proposals 1 and 2: For Against Abstain 1. To approve the adoption of the Agreement and Plan of Merger, dated as of January 16, 2024, by and among Restaurant Brands International Inc., BK Cheshire Corp. and Carrols Restaurant Group, Inc. (as it may be amended from time to time, the “Merger Agreement”). 2. To approve, on an advisory (non-binding) basis, the compensation that will or may become payable by Carrols to its named executive officers in connection with the merger of BK Cheshire Corp. with and into Carrols Restaurant Group, Inc. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

CARROLS RESTAURANT GROUP, INC. SPECIAL MEETING OF STOCKHOLDERS May 14, 2024 9:00 a.m. Eastern Time Virtually at www.virtualshareholdermeeting.com/TAST2024SM Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. V35816-TBD CARROLS RESTAURANT GROUP, INC. PROXY FOR HOLDERS OF COMMON STOCK THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder hereby appoints David S. Harris and Jared L. Landaw, or either of them, as proxies, each with full power of substitution and revocation, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CARROLS RESTAURANT GROUP, INC. that the stockholder is entitled to vote at the Special Meeting of Stockholders to be held at 9:00 a.m. Eastern Time on May 14, 2024 virtually at www.virtualshareholdermeeting.com/TAST2024SM and any adjournment or postponement thereof. Only stockholders of record on April 8, 2024 may vote at the meeting or any adjournment thereof. The undersigned hereby authorizes and instructs the above named proxies to vote as specified herein and in the best judgment of the named proxies after consultation with the Board of Directors or, if no recommendation is given, in their own discretion for other matters that may properly be presented for action at the Special Meeting of Stockholders. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF CARROLS RESTAURANT GROUP, INC. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1 AND 2. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, THE PERSONS NAMED IN THE PROXY WILL VOTE IN THEIR DISCRETION ON SUCH MATTERS. Continued and to be signed on reverse side